     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2000


                                                      REGISTRATION NO. 333-33750

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         LIONBRIDGE TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        7389                    04-3398462
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
     of Incorporation or                Industrial           Identification Number)
        Organization)           Classification Code Number)

                               950 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 434-6000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 RORY J. COWAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               950 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 434-6000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                   COPIES TO:

      GEORGE W. LLOYD, ESQ.                  JONATHAN D. WASSERMAN, ESQ.
      KATHY A. FIELDS, ESQ.                     ROSS D. EMMERMAN, ESQ.
 Testa, Hurwitz & Thibeault, LLP               Neal, Gerber & Eisenberg
         125 High Street                      Two North La Salle Street
   Boston, Massachusetts 02110                        Suite 2200
                                               Chicago, Illinois 60602

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER DESCRIBED IN THIS REGISTRATION STATEMENT.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

To the Stockholders of Lionbridge and INT'L.com:

    The board of directors of Lionbridge Technologies, Inc. and of INT'L.com, Inc. have approved an amended and restated agreement and plan of reorganization that will result in INT'L.com becoming a wholly owned subsidiary of Lionbridge through the merger of INT'L.com with and into a wholly owned subsidiary of Lionbridge.

    If the merger is completed:

    - Lionbridge stockholders will continue to own their existing shares of Lionbridge common stock;

    - it is estimated that each outstanding share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock, will be exchanged for approximately 0.7485 of a share of Lionbridge common stock;

    - it is estimated that each outstanding share of INT'L.com Series C preferred stock will be exchanged for approximately 5.5753 shares of Lionbridge common stock;

    - it is estimated that each outstanding share of INT'L.com Series D preferred stock will be exchanged for approximately 0.5505 of a share of Lionbridge common stock;

    - it is estimated that the holders of the $5.0 million (estimated principal amount outstanding as of June 30, 2000) subordinated debt of INT'L.com will receive approximately 260,882 shares of Lionbridge common stock;

    - it is estimated that the holders of the $2.0 million convertible debt of INT'L.com will receive approximately 110,239 shares of Lionbridge common stock; and

    - Roger Jeanty will be elected to the Board of Directors of Lionbridge as a Class I director.

    The shares of Lionbridge common stock to be issued to holders of INT'L.com stock and convertible and subordinated debt will be determined by conversion formulas and, for purposes of calculating the conversion formulas, we have assumed the merger is completed on June 30, 2000. It is estimated that INT'L.com stockholders and holders of convertible and subordinated debt of INT'L.com will receive approximately 8,201,082 shares of Lionbridge common stock in the merger, or approximately 33.0% of the issued and outstanding shares of Lionbridge common stock following the merger. The outstanding options to purchase INT'L.com common stock will be assumed by Lionbridge following the merger and it is estimated that such options will be converted into options to purchase approximately 753,926 shares of Lionbridge common stock. A vote in favor of the merger and the agreement and plan of reorganization or the related issuance of Lionbridge common stock will be effective whether or not the actual shares of Lionbridge common stock to be issued in the merger or the actual conversion ratios differ from the estimated conversion ratios set forth above. Lionbridge common stock is quoted on the Nasdaq National Market under the symbol "LIOX." As of February 29, 2000, Lionbridge had 16,617,801 shares of common stock outstanding.

    The merger cannot be completed unless INT'L.com's stockholders approve the merger and the agreement and plan of reorganization and Lionbridge's stockholders approve the issuance of Lionbridge common stock pursuant to the agreement and plan of reorganization. We have scheduled special meetings for you to vote on the merger and the agreement and plan of reorganization and the related issuance of shares of Lionbridge common stock. The exact conversion formulas will not be determined by the date of the special meetings. Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

    The dates, times and places of the special meetings are as follows:



        For Lionbridge stockholders:                 For INT'L.com stockholders:
        Tuesday, May 16, 2000 at 10:00 a.m., at      Tuesday, May 16, 2000 at 10:00 a.m., at
        Testa, Hurwitz & Thibeault, LLP              INT'L.com, Inc.
        125 High Street                              492 Old Connecticut Path
        Boston, Massachusetts 02110.                 Framingham, Massachusetts 01701.


    This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 9 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER.

        Rory J. Cowan                            Roger O. Jeanty
   CHIEF EXECUTIVE OFFICER                   CHIEF EXECUTIVE OFFICER
Lionbridge Technologies, Inc.                    INT'L.com, Inc.

    NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE LIONBRIDGE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              Joint proxy statement/prospectus dated April , 2000 First mailed to stockholders on or about May 1, 2000

                         LIONBRIDGE TECHNOLOGIES, INC.
                         950 WINTER STREET, SUITE 2410
                          WALTHAM, MASSACHUSETTS 02451


                      NOTICE OF SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2000


To the Stockholders of Lionbridge:


    A special meeting in lieu of the annual meeting of stockholders of Lionbridge Technologies, Inc., a Delaware corporation, will be held on Tuesday, May 16, 2000, at 10:00 a.m., local time, at Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, to consider and act upon the following proposals:


    1. To consider and vote upon a proposal to approve the issuance of up to an estimated maximum of 8,201,082 shares of Lionbridge common stock to INT'L.com stockholders and holders of convertible and subordinated debt of INT'L.com as contemplated by the amended and restated agreement and plan of reorganization, dated as of March 30, 2000, among Lionbridge, LTI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Lionbridge, and INT'L.com, Inc., a Delaware corporation, pursuant to which LTI Acquisition Corp. will be merged with and into INT'L.com, with INT'L.com being the surviving corporation. If this proposal is approved, outstanding INT'L.com stock options will be assumed by Lionbridge and will convert into options to purchase up to an additional estimated maximum of 753,926 shares of Lionbridge common stock at various exercise prices.

    2. To elect one (1) member to the Board of Directors, to serve for a three-year term as a Class I Director.

    3. To ratify selection of the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the fiscal year ending December 31, 2000.

    4. To transact such other business as may properly come before the Lionbridge special meeting or any adjournment or postponement of the Lionbridge special meeting, including without limitation, potential adjournments or postponements of the Lionbridge special meeting for the purpose of soliciting additional proxies in order to approve the proposed issuance of Lionbridge common stock in connection with the merger.

    Lionbridge's board of directors has approved the merger, the amended and restated agreement and plan of reorganization and the proposals set forth above and recommends that you vote FOR approval of each of the proposals. A vote in favor of the proposed issuance of Lionbridge common stock will be effective whether or not the actual shares of Lionbridge common stock to be issued in the merger exceeds 8,201,082 shares. We have described the proposals in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the agreement and plan of reorganization is attached as Annex A to the accompanying joint proxy statement/prospectus.


    The close of business on April 14, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Lionbridge special meeting or any adjournment or postponement of the meeting. Only holders of record of Lionbridge common stock at the close of business on the record date may vote at the Lionbridge special meeting.


    In the election of directors, the nominee receiving the highest number of affirmative votes of the shares of Lionbridge common stock present in person or represented by proxy and entitled to vote at the Lionbridge special meeting shall be elected as a Class I Director of Lionbridge. For the issuance of Lionbridge common stock in connection with the merger and on all other matters being submitted to the stockholders of Lionbridge, the affirmative vote of the holders of a majority of the shares of

Lionbridge common stock present in person or represented by proxy and voting on each such matter is required for approval.

    The representation in person or by proxy of at least a majority of the outstanding shares of Lionbridge common stock entitled to vote at the Lionbridge special meeting is necessary to establish a quorum for the transaction of business at the Lionbridge special meeting. Votes withheld from any nominee for director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such other proposal. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

    All holders of Lionbridge common stock are cordially invited to attend the Lionbridge special meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE LIONBRIDGE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the Lionbridge special meeting. Any stockholder attending the Lionbridge special meeting may vote in person even if he or she has returned a proxy.

    Properly executed proxies will be voted in accordance with the specifications on the proxy card. Executed proxies with no instructions indicated thereon will be voted FOR approval of the issuance of Lionbridge common stock in connection with the merger, the election of Claude P. Sheer as a Class I Director of Lionbridge and the other matters set forth in this Notice of Special Meeting of Stockholders.

                                          By Order of the Lionbridge Board of
                                          Directors,

                                          Stephen J. Lifshatz
                                          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER, TREASURER AND SECRETARY


Waltham, Massachusetts
May 1, 2000


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                INT'L.COM, INC.
                            492 OLD CONNECTICUT PATH
                        FRAMINGHAM, MASSACHUSETTS 01701
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2000


To the Stockholders of INT'L.com:


    A special meeting of stockholders of INT'L.com, a Delaware corporation, will be held on Tuesday, May 16, 2000, at 10:00 a.m., local time at INT'L.com Inc., 492 Old Connecticut Path, Framingham, Massachusetts, for the following purposes:


    1. To approve and adopt the merger and the amended and restated agreement and plan of reorganization, dated as of March 30, 2000, among Lionbridge Technologies, Inc., a Delaware corporation, LTI Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Lionbridge, and INT'L.com, that will result in INT'L.com becoming a wholly owned subsidiary of Lionbridge.

    2. To approve the appointment of Steven L. Fingerhood, currently INT'L.com's Chairman of the Board and Chief Strategic Officer, as the indemnification representative to act on behalf of the INT'L.com stockholders in connection with the merger and the escrow agreement referred to in the amended and restated agreement and plan of reorganization.

    3. To transact such other business as may properly come before the INT'L.com special meeting or any adjournment or postponement of the INT'L.com special meeting, including without limitation, potential adjournments or postponements of the INT'L.com special meeting for the purpose of soliciting additional proxies in order to approve and adopt the amended and restated agreement and plan of reorganization.

    INT'L.com's board of directors has approved the merger, the amended and restated agreement and plan of reorganization and the proposals set forth above and recommends that you vote FOR approval and adoption of the merger and the amended and restated agreement and plan of reorganization and approval of the related appointment of Steven L. Fingerhood as the indemnification representative under the escrow agreement referred to in the amended and restated agreement and plan of reorganization. We have described the proposals in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the amended and restated agreement and plan of reorganization is attached as Annex A to the accompanying joint proxy statement/prospectus.


    The close of business on April 13, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the INT'L.com special meeting or any adjournment or postponement of the meeting. Only holders of record of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock at the close of business on the record date may vote at the INT'L.com special meeting. The board of directors of INT'L.com recommends that stockholders vote for approval and adoption of the merger and the amended and restated agreement and plan of reorganization.


    The affirmative vote of the holders of 90% of the votes represented by the outstanding shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock is required to approve the amended and restated agreement and plan of reorganization. The holders of shares of INT'L.com Series A common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock are each entitled to one vote per share. The holders of shares of INT'L.com Series B common stock are entitled to .6774 votes per share. The holders of shares of INT'L.com Series C preferred stock are not entitled to vote. Abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum.

    All holders of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are cordially invited to attend the INT'L.com special meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE INT'L.COM SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the INT'L.com special meeting. Any stockholder attending the INT'L.com special meeting may vote in person even if he or she has returned a proxy.

    Properly executed proxies will be voted in accordance with the specifications on the proxy card. Executed proxies with no instructions indicated thereon will be voted FOR approval and adoption of the merger and the amended and restated agreement and plan of reorganization and the transactions contemplated thereby.

                                          By Order of the INT'L.com Board of
                                          Directors,

                                          Steven L. Fingerhood
                                          CHAIRMAN, CHIEF STRATEGIC OFFICER
                                          AND SECRETARY


Framingham, Massachusetts
May 1, 2000


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY.....................................................       1

RISK FACTORS................................................       9

SELECTED FINANCIAL DATA OF LIONBRIDGE AND INT'L.COM.........      19

MARKET PRICE INFORMATION....................................      23

THE LIONBRIDGE SPECIAL MEETING..............................      24
  General...................................................      24
  Matters to be Considered..................................      24
  Lionbridge Board of Directors' Recommendation.............      24
  Record Date and Voting....................................      25
  Voting and Revocation of Proxies..........................      25

THE INT'L.COM SPECIAL MEETING...............................      27
  General...................................................      27
  Matters to be Considered..................................      27
  INT'L.com Board of Directors' Recommendation..............      27
  Record Date and Voting....................................      27
  Voting and Revocation of Proxies..........................      28

THE MERGER..................................................      30
  Background of the Merger..................................      30
  Joint Reasons for the Merger..............................      31
  Recommendation of the Board of Directors of Lionbridge;
    Lionbridge's Reasons for the Merger.....................      32
  Recommendation of the Board of Directors of INT'L.com;
    INT'L.com's Reasons for the Merger......................      32
  Opinion of Financial Advisor to Lionbridge................      33
  Interests of Executive Officers and Directors of INT'L.com
    in the Merger...........................................      36
  Treatment of INT'L.com Common Stock, Preferred Stock,
    Options, Warrants,
    Convertible Debt and Subordinated Debt..................      39
  Accounting Treatment of the Merger........................      41
  Regulatory Approvals......................................      41
  Material United States Federal Income Tax
    Considerations..........................................      41
  Nasdaq National Market Quotation..........................      43
  Resales of Lionbridge Common Stock Issued in Connection
    with the Merger; Affiliate Agreements...................      43

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
STATEMENTS..................................................      45

THE AGREEMENT AND PLAN OF REORGANIZATION....................      46
  General...................................................      46
  Exchange of Shares........................................      46
  Creation of Escrow........................................      47
  Treatment of INT'L.com Stock Options and Warrants.........      47
  Treatment of Convertible Debt.............................      48
  Treatment of Subordinated Debt............................      48
  Exchange of Stock Certificates............................      48
  Representations and Warranties............................      49

                                                                PAGE
                                                              --------
  Certain Covenants.........................................      50
  Related Matters After the Merger..........................      51
  Indemnification of Lionbridge by INT'L.com Stockholders...      52
  Conditions to Obligations to Effect Merger................      52
  Termination; Fees and Expenses............................      54
  Amendment and Waiver......................................      55

OTHER AGREEMENTS............................................      56
  Voting Agreements.........................................      56
  Affiliate Letters.........................................      56
  Escrow Agreement..........................................      56

DESCRIPTION OF LIONBRIDGE...................................      58
  Business..................................................      58
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations.....................      63
  Quantitative and Qualitative Disclosures About Market
    Risk....................................................      71
  Management................................................      71
  Executive Compensation....................................      73
  Section 16(a) Beneficial Ownership Reporting Compliance of
    Lionbridge..............................................      79
  Certain Relationships and Related Transactions............      79

DESCRIPTION OF INT'L.COM....................................      83
  Business..................................................      83
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations.....................      84
  Quantitive and Qualitative Disclosures About Market
    Risk....................................................      90
  Management................................................      90
  Executive Compensation....................................      91
  Certain Relationships and Related Transactions............      92

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................      97

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF LIONBRIDGE..................................     103

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF INT'L.COM...................................     106

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF LIONBRIDGE FOLLOWING THE MERGER.............     109

DESCRIPTION OF LIONBRIDGE CAPITAL STOCK.....................     112
  General...................................................     112
  Lionbridge Common Stock...................................     112
  Lionbridge Preferred Stock................................     112

APPRAISAL RIGHTS............................................     113

COMPARISON OF STOCKHOLDER RIGHTS............................     115
  General...................................................     115
  Capitalization............................................     115
  Voting Rights.............................................     115
  Number and Classification of Directors....................     115
  Removal of Directors......................................     116
  Filling Vacancies on the Board of Directors...............     116
  Charter Amendments........................................     116

                                                                PAGE
                                                              --------
  Amendments to By-Laws.....................................     116
  Action by Written Consent.................................     117
  Notice of Stockholder Actions.............................     117
  Right to Call Special Meeting of Stockholders.............     117
  Limitation of Personal Liability of Directors.............     117
  Dividends.................................................     118
  Conversion and Redemption.................................     118
  Liquidation...............................................     120

----------------------------------------------------------------------

ELECTION OF LIONBRIDGE DIRECTORS............................     121

RATIFICATION OF SELECTION OF LIONBRIDGE AUDITORS............     121

STOCK PERFORMANCE GRAPH OF LIONBRIDGE.......................     122

STOCKHOLDER PROPOSALS.......................................     123

LEGAL MATTERS...............................................     123

EXPERTS.....................................................     123

WHERE YOU CAN FIND MORE INFORMATION.........................     124

INDEX TO FINANCIAL STATEMENTS...............................     F-1

FINANCIAL STATEMENTS OF LIONBRIDGE TECHNOLOGIES, INC........     F-2

FINANCIAL STATEMENTS OF INT'L.COM AND SUBSIDIARIES..........    F-27

FINANCIAL STATEMENTS OF INTERNATIONAL LANGUAGE ENGINEERING
CORPORATION AND SUBSIDIARIES................................    F-52

INT'L.COM, INC. AND SUBSIDIARIES PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS..............................    F-69

ANNEXES

    A. Agreement and Plan of Reorganization.................     A-1

    B. Opinion of Prudential Securities Incorporated........     B-1

    C. Section 262 of the Delaware General Corporation
     Law....................................................     C-1

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON
PAGE 124. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

                                 THE COMPANIES

LIONBRIDGE TECHNOLOGIES, INC.
950 Winter Street, Suite 2410
Waltham, Massachusetts 02451-1291
(781) 434-6000

    Lionbridge provides testing, localization, internationalization and other globalization and multilingual Internet services to the world's leading technology companies, including Cisco, IBM, Microsoft, Motorola, Novell, Oracle, and Sun Microsystems. Lionbridge's multilingual eRelease, eSupport, eLearning and eCommerce services are based on its RAPID GLOBALIZATION METHODOLOGY-TM-. The RAPID GLOBALIZATION METHODOLOGY integrates engineering, linguistics, testing, and project management with automated workflow management to enable simultaneous worldwide release, via the Internet, of products as well as related customer support, training, and marketing materials.

INT'L.COM, INC.
492 Old Connecticut Path
Framingham, Massachusetts 01701
(508) 620-3900

    INT'L.com is a leading provider of technical and language services to more than 250 businesses based in the United States and abroad. INT'L.com's services include: (i) Web site design and programming for e-commerce companies seeking to transact business with corporate partners and customers on a multilingual basis;
(ii) development of multilingual intranets and extranets; (iii) localization of software code to maintain its functionality in languages other than English;
(iv) assistance with the design and positioning of global marketing campaigns to ensure their effectiveness in local markets; and (v) translation of printed catalogs, marketing materials, and product manuals from English into more than 30 languages. Significant INT'L.com clients as of December 31, 1999 included Hewlett-Packard, Microsoft, SAP, Ericsson Inc., General Dynamics, Cognos, Boston Scientific and L.L. Bean.

                                   THE MERGER
                                   (PAGE 30)

    Through the merger, INT'L.com will become a wholly owned subsidiary of Lionbridge. INT'L.com stockholders will receive Lionbridge common stock in exchange for their shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock. Holders of INT'L.com convertible debt will receive Lionbridge common stock in payment in full of all principal and interest amounts due under the INT'L.com convertible debt. The agreement and plan of reorganization, as amended and restated, is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the agreement and plan of reorganization as it is the legal document that governs the merger.

                      THE SPECIAL MEETINGS; VOTES REQUIRED
                               (PAGES 24 AND 27)

THE LIONBRIDGE SPECIAL MEETING


    Lionbridge will hold a special meeting in lieu of the annual meeting of its stockholders to:


    - approve the issuance of Lionbridge common stock pursuant to the agreement and plan of reorganization;

    - elect one (1) member to the Board of Directors, to serve for a three-year term as a Class I Director;

    - ratify selection of the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the fiscal year ending December 31, 2000; and

    - transact such other business as may properly come before the Lionbridge special meeting.

    Pursuant to applicable rules of the Nasdaq National Market, approval of the proposed issuance of Lionbridge common stock in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Lionbridge common stock present in person or represented by proxy at the Lionbridge special meeting because such issuance of shares of Lionbridge common stock may exceed 20% of the outstanding shares of Lionbridge common stock after the merger. The nominee receiving the highest number of affirmative votes of the shares of Lionbridge common stock present in person or represented by proxy and entitled to vote at the Lionbridge special meeting shall be elected as a Class I Director. The ratification of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2000 requires the affirmative vote of the holders of a majority of the shares of Lionbridge common stock present in person or represented by proxy at the Lionbridge special meeting.

    As of February 29, 2000, the directors and officers of Lionbridge and their affiliates who collectively beneficially own approximately 69% of the outstanding voting power of Lionbridge have already agreed under voting agreements to vote in favor of the issuance of the Lionbridge common stock in connection with the merger.

THE INT'L.COM SPECIAL MEETING

    INT'L.com will hold a special meeting of its stockholders to:

    - approve and adopt the merger and the agreement and plan of reorganization;

    - approve the appointment of Steven L. Fingerhood as the indemnification representative pursuant to the agreement and plan of reorganization; and

    - transact such other business as may properly come before the INT'L.com special meeting.

    The approval and adoption of the merger and the agreement and plan of reorganization will require the affirmative vote of the holders of 90% of the votes represented by the outstanding shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock, voting together as a single class. The appointment of Steven L. Fingerhood as the indemnification representative will require the affirmative vote of the holders of a majority of the votes represented by the shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock, voting together as a single class. The INT'L.com Series C preferred stock is not entitled to vote on the approval and adoption of the merger and the agreement and plan of reorganization.

    As of February 29, 2000, the directors, executive officers and 5% stockholders of INT'L.com and their affiliates who collectively beneficially own approximately 71.5% of the outstanding voting power of

INT'L.com have already agreed under voting agreements to vote in favor of approval and adoption of the merger and the agreement and plan of reorganization.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS
                                   (PAGE 32)

TO LIONBRIDGE STOCKHOLDERS:

    The Lionbridge board of directors voted unanimously to approve the merger and the agreement and plan of reorganization and the proposed issuance of Lionbridge common stock in connection with the merger. The Lionbridge board believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the proposed issuance of Lionbridge common stock in the merger.

    The Lionbridge board of directors nominated Mr. Claude P. Sheer as a Class I Director of Lionbridge and recommends that you vote FOR the election of Mr. Sheer as a Class I member of the Lionbridge board of directors. Shares represented by all proxies received by the board of directors and not so marked as to withhold authority to vote for the nominees will be voted FOR the election of the nominee.

    In addition, the Lionbridge board of directors voted unanimously to approve the other Lionbridge proposals, has declared their advisability and believes each of the other Lionbridge proposals is in your best interests and recommends that you vote FOR each such other Lionbridge proposals.

TO INT'L.COM STOCKHOLDERS:

    The INT'L.com board of directors voted unanimously to approve the merger and the agreement and plan of reorganization and the transactions contemplated thereby. The INT'L.com board believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the proposal to approve the merger and the agreement and plan of reorganization and the transactions contemplated thereby.

                           WHAT HOLDERS OF INT'L.COM
 STOCK, CONVERTIBLE DEBT, SUBORDINATED DEBT, OPTIONS AND WARRANTS WILL RECEIVE
                                   (PAGE 39)

    If the merger is completed, it is estimated that the holders of: (i) shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock will be entitled to receive approximately
0.7485 of a share of Lionbridge common stock for each such share of INT'L.com stock held at the effective time of the merger; (ii) shares of INT'L.com
Series C preferred stock will be entitled to receive approximately 5.5753 shares of Lionbridge common stock for each such share of INT'L.com stock held at the effective time of the merger, (iii) shares of INT'L.com Series D preferred stock will be entitled to receive approximately 0.5505 of a share of Lionbridge common stock for each such share of INT'L.com stock held at the effective time of the merger, (iv) the holders of $2.0 million of convertible debt of INT'L.com will be entitled to receive approximately 110,239 shares of Lionbridge common stock in payment in full of all principal and interest amounts due under such convertible debt at the effective time of the merger and (v) the holders of an estimated $5.0 million of subordinated debt of INT'L.com will be entitled to receive approximately 260,882 shares of Lionbridge common stock in payment in full of all principal and interest amounts due under such subordinated debt at the effective time of the merger. The holders of a majority of the shares of INT'L.com Series A preferred stock and Series B preferred stock have agreed to cause all shares of Series A preferred stock and Series B preferred stock to be converted into shares of INT'L.com Series A common stock immediately prior to the effective time of the merger. The holders of all outstanding warrants to purchase shares of INT'L.com common stock have indicated their intention to exercise their warrants prior to the effective time of the merger. In addition, each unexpired and unexercised outstanding option or warrant to purchase shares of INT'L.com common stock, whether currently exercisable or not, previously issued by INT'L.com will be assumed by Lionbridge and will become exercisable for options to purchase shares of Lionbridge common stock. The number of shares of Lionbridge common stock subject to the assumed INT'L.com stock options and warrants will be adjusted pursuant to the conversion ratio set forth in clause (i) above and the exercise price per share of Lionbridge common stock under the INT'L.com stock options and warrants will equal the exercise price per share of the INT'L.com common stock under the original stock options or warrants, as the case may be, divided by the same conversion ratio.

    In lieu of fractional shares, any holder of INT'L.com stock who would otherwise be entitled to a fraction of a share of Lionbridge common stock (after aggregating all fractional shares of Lionbridge common stock to be received by such holder) will be paid the cash value of such fraction (rounded down to the nearest whole cent), which will be equal to such fraction MULTIPLIED BY $19.7266 (the weighted-average closing price of Lionbridge common stock as calculated in accordance with the terms of the agreement and plan of reorganization).

    Based on 5,764,049 shares of INT'L.com Series A common stock, 133,372 shares of INT'L.com Series B common stock, 867,047 shares of INT'L.com Series A preferred stock, 2,621,477 shares of INT'L.com Series B preferred stock, 5,000 shares of INT'L.com Series C preferred stock and 936,991 shares of INT'L.com Series D preferred stock outstanding on February 29, 2000, warrants to purchase 348,553 shares of INT'L.com common stock, the estimated $2,174,648 in principal and accrued interest due and payable under the INT'L.com convertible debt as of June 30, 2000 and the estimated $5,146,311 in principal and accrued interest that will be due and payable under the INT'L.com subordinated debt as of June 30, 2000, it is estimated that INT'L.com stockholders and holders of convertible and subordinated debt of INT'L.com will receive approximately 8,201,082 shares of Lionbridge common stock in the merger, or approximately 33.0% of the issued and outstanding shares of Lionbridge common stock following the merger. The actual number of shares of Lionbridge common stock issued may not fall within these estimated ranges because the exact conversion ratios are dependent on a number of variables that cannot be calculated until shortly before the closing, including the date of closing, the number of shares of INT'L.com common stock outstanding at the closing and the amount of debt and expenses incurred by INT'L.com. Lionbridge had 16,617,801 shares of common stock outstanding as of February 29, 2000.

                            CONDITIONS TO THE MERGER
                                   (PAGE 52)

    The completion of the merger depends upon meeting a number of conditions, including the following:

    - the approval of the holders of at least 90% of the outstanding voting power of INT'L.com;

    - the approval of the stockholders of Lionbridge of the issuance of the shares of Lionbridge common stock to be issued to INT'L.com stockholders in connection with the merger and the listing on the Nasdaq National Market of such shares of Lionbridge common stock;

    - the termination by INT'L.com of its 401(k) plans;

    - the receipt of accountants' letters regarding the "poolability" of the merger;

    - the termination, waiver or satisfaction of any registration rights, rights of first refusal, voting rights, liquidation preference or redemption rights relating to any security of INT'L.com;

    - the signing by the affiliates of INT'L.com of the Third Amended and Restated Registration Rights Agreement among Lionbridge and the other parties thereto;

    - the receipt of a legal opinion regarding material tax consequences of the merger;

    - other customary contractual conditions specified in the agreement and plan of reorganization; and

    - the election of Roger O. Jeanty to Lionbridge's board of directors.

    Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

                                INDEMNIFICATION
                                   (PAGE 52)

    If the agreement and plan of reorganization is approved and the merger occurs, all stockholders of INT'L.com who have not perfected appraisal rights under the Delaware General Corporation Law, by receipt of Lionbridge common stock in the merger, will be deemed to have agreed to the terms of the escrow agreement referred to in the agreement and plan of reorganization and to indemnify Lionbridge against damages due to the misrepresentation or breach of any representation, warranty or covenant of INT'L.com contained in the agreement and plan of reorganization. To secure the indemnification obligations of the INT'L.com stockholders in the agreement and plan of reorganization, ten percent of the Lionbridge common stock that would otherwise be issuable at the closing will be held in escrow. If the INT'L.com stockholders approve his appointment, Steven L. Fingerhood, currently a director and officer of INT'L.com, will serve as the indemnification representative with respect to the escrow on behalf of all former INT'L.com stockholders. Except for indemnification obligations arising out of criminal activity or fraud or as set forth in the next paragraph below, the total liability of the INT'L.com stockholders for their indemnification obligations shall not exceed the value of the shares held in escrow which will be valued at $19.7266 per share, and the INT'L.com stockholders shall not be liable until the aggregate claim for damages exceeds $500,000, at which time the INT'L.com stockholders shall be liable for all damages, including the $500,000. The escrow and indemnification obligations will end one year following the closing. At that time, if Lionbridge has not made a claim for the escrowed property, the escrowed property will be released to the former INT'L.com stockholders.

    Each stockholder of INT'L.com will also be required to agree to indemnify Lionbridge against damages due to the breach of any representation, warranty or covenant of such stockholder relating to such stockholder's ownership and authority with respect to the INT'L.com stock. Such representations, warranties and covenants will be contained in the letter of transmittal to be used by such stockholder to submit their shares of INT'L.com stock in exchange for shares of Lionbridge common stock.

                          NO SOLICITATION BY INT'L.COM
                                   (PAGE 50)

    INT'L.com has agreed that it will not solicit, encourage, initiate or participate in any discussion regarding a business combination of INT'L.com with any other party. INT'L.com has further agreed to use its reasonable best efforts to ensure that none of its officers, directors, stockholders, agents, representatives and affiliates do any of these things.

            TERMINATION OF THE AGREEMENT AND PLAN OF REORGANIZATION
                                   (PAGE 54)

    The agreement and plan of reorganization may be terminated in the following ways at any time prior to the effective time of the merger:

    - Lionbridge and INT'L.com may terminate the agreement and plan of reorganization by mutual written consent;

    - Lionbridge may terminate the agreement and plan of reorganization if it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and INT'L.com is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization;

    - INT'L.com may terminate the agreement and plan of reorganization if it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and Lionbridge is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization; or

    - Either party may terminate the agreement and plan of reorganization by giving written notice to the other party if the effective time of the merger has not occurred on or before June 30, 2000.

    In addition, the agreement and plan of reorganization may be terminated by INT'L.com upon the payment of a termination fee, equal to 5% of the aggregate merger purchase price, to Lionbridge if it has complied with its obligation under the agreement and plan of reorganization and the stockholders of INT'L.com owning a majority of the voting power fail to approve and adopt the merger and the agreement and plan of reorganization.

                          OPINION OF FINANCIAL ADVISOR
                                   (PAGE 33)

    In deciding to approve the merger, Lionbridge's board of directors received an opinion from its financial advisor Prudential Securities Incorporated as to the fairness of the purchase price from a financial point of view. The full text of the opinion is attached as Annex B to this joint proxy statement/prospectus and should be read carefully in its entirety. THE OPINION OF PRUDENTIAL SECURITIES IS DIRECTED TO THE BOARD OF DIRECTORS OF LIONBRIDGE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO MATTERS RELATING TO THE MERGER.

                      INTERESTS OF EXECUTIVE OFFICERS AND
                      DIRECTORS OF INT'L.COM IN THE MERGER
                                   (PAGE 36)

    In considering the recommendation of the INT'L.com board of directors, you should be aware of the interests that the executive officers and directors of INT'L.com have in the merger. These interests include:

    - acceleration of the lapse of INT'L.com's repurchase right;

    - employment agreements;

    - indemnification of directors and officers; and

    - becoming officers and/or directors of Lionbridge.

    In discussing the fairness of the merger to stockholders of INT'L.com, INT'L.com's board of directors took these interests into account. These interests are different from and in addition to your interests as stockholders.

    As of February 29, 2000, executive officers and directors of INT'L.com held options to purchase 454,480 shares of INT'L.com Series A common stock, all of which are currently exercisable, and 2,650,286 shares of INT'L.com Series A common stock and Series B common stock, 466,038 shares of Series A preferred stock, 94,087 shares of Series B preferred stock and 4,447 shares of Series C preferred stock. All of these shares, as well as any shares acquired upon exercise of options, are subject to INT'L.com's right of repurchase at specified prices based upon whether certain vesting criteria have been satisfied.

    Lionbridge has entered into employment and noncompetition agreements with Roger O. Jeanty and Steven L. Fingerhood, which will become effective upon completion of the merger. These agreements provide for base salary, bonus plan participation, noncompetition provisions and other restrictive covenants and severance payments.

                              ACCOUNTING TREATMENT
                                   (PAGE 41)

    Lionbridge expects the merger to qualify as a pooling of interests under United States generally accepted accounting principles. This means that, for accounting and financial reporting purposes, Lionbridge will treat Lionbridge and INT'L.com as if they had always been a combined entity.

                              REGULATORY APPROVALS
                                   (PAGE 41)

    While no antitrust approvals are required to consummate the merger, at any time before the effective time of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause Lionbridge to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation of the merger.

                             MATERIAL UNITED STATES
                       FEDERAL INCOME TAX CONSIDERATIONS
                                   (PAGE 41)

    We have structured the merger so that no gain or loss generally will be recognized by INT'L.com stockholders for federal income tax purposes on the exchange of shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock or Series D preferred stock for shares of Lionbridge common stock.

    Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                            INT'L.COM STOCKHOLDERS'
                               RIGHT OF APPRAISAL
                                   (PAGE 113)

    Under Delaware law, INT'L.com stockholders who vote against the merger and comply with notice requirements and other procedures will have the right to receive the "fair value" of their shares in cash rather than the Lionbridge common stock specified in the agreement and plan of reorganization. "Fair value" will be determined by a Delaware court and may be more than, the same as, or less than the value of the consideration to be paid to other INT'L.com stockholders. In addition to reading "Appraisal Rights," see Annex C which sets forth Section 262 of the Delaware General Corporation Law.

                               HOW THE RIGHTS OF
                             INT'L.COM STOCKHOLDERS
                                WILL DIFFER AS A
                             LIONBRIDGE STOCKHOLDER
                                   (PAGE 115)

    The rights of investors as stockholders of Lionbridge after the merger will be governed by Lionbridge's charter and by-laws. Those rights differ from rights of INT'L.com stockholders under INT'L.com's charter and by-laws.

                           FORWARD-LOOKING STATEMENTS
                              MAY PROVE INACCURATE
                                    (PAGE 9)

    We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Lionbridge, including the anticipated cost savings and revenue enhancements from the merger. Also, when we use words such as "believes", "expects", "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of Lionbridge and INT'L.com, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

    - the risk that we are unable to achieve the anticipated cost savings and revenue enhancements;

    - the risk that we encounter greater than expected costs and difficulties related to the integration of the businesses of Lionbridge and INT'L.com;

    - the risk that customers of Lionbridge and INT'L.com may delay or cancel orders as a result of concerns over the merger

    - economic, political and competitive forces affecting our businesses; and

    - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                          LIONBRIDGE PRICE INFORMATION
                                   (PAGE 23)


    Shares of Lionbridge common stock are listed on the Nasdaq National Market. On January 19, 2000, the last full trading day prior to the public announcement of the proposed merger, Lionbridge common stock closed at $21.25 per share. On April 18, 2000, Lionbridge common stock closed at $8.875 per share.


    INT'L.com common stock is not publicly traded.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE MERGER BEFORE YOU DECIDE WHETHER TO VOTE TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION AND THE PROPOSED ISSUANCE OF LIONBRIDGE COMMON STOCK IN CONNECTION WITH THE MERGER. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ADDITIONAL INFORMATION IN LIONBRIDGE'S OTHER REPORTS ON FILE WITH THE SEC. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 124.

RISKS RELATING TO THE MERGER

    LIONBRIDGE MAY FACE CHALLENGES IN INTEGRATING LIONBRIDGE AND INT'L.COM AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER.

    Integrating the operations, technologies, services and personnel of Lionbridge and INT'L.com will be a complex process, and Lionbridge is uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. The successful integration of our companies will require, among other things, integration of our sales and marketing groups and our consulting and service delivery organizations. The diversion of the attention of our management and any difficulties encountered in the process of combining our companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining our companies could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. The inability to successfully integrate the operations and personnel of Lionbridge and INT'L.com, or any significant delay in achieving integration, could have a material adverse effect on the business, financial condition and operating results of the combined company after the merger.

    LIONBRIDGE'S STOCK PRICE IS VOLATILE AND THE VALUE OF THE LIONBRIDGE COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER, AND NO ADJUSTMENT WILL BE MADE AS A RESULT OF CHANGES IN THE MARKET PRICE OF LIONBRIDGE'S COMMON STOCK.

    Under the agreement and plan of reorganization, the conversion ratios used to determine the number of shares of Lionbridge's common stock that INT'L.com stockholders will receive is unaffected by the share price of Lionbridge's common stock. Increases in the value of Lionbridge's common stock will result in a higher price being paid by Lionbridge for INT'L.com and more value received by INT'L.com stockholders in the merger. Decreases in the value of Lionbridge's common stock will result in a lower price being paid by Lionbridge for INT'L.com and less value received by INT'L.com's stockholders in the merger. It is likely that you will not know the value of Lionbridge's common stock to be issued in the merger at the time of either the Lionbridge special meeting of stockholders or the INT'L.com special meeting of stockholders. Under the agreement and plan of reorganization, neither Lionbridge nor INT'L.com will have the right to terminate or renegotiate the agreement and plan of reorganization or to resolicit proxies as a result of any increase or decrease in the value of Lionbridge's common stock. The market price of Lionbridge's common stock, like that for the shares of many other high technology and Internet-related companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of software and Internet-related companies in particular have experienced significant price fluctuations. The market price may continue to fluctuate significantly in response to various factors, including:

    - quarterly variations in operating results;

    - the announcement of technological innovations;

    - the introduction of new services by Lionbridge and its competitors;

    - changes in estimates by securities analysts;

    - market conditions in the industry;

    - announcements and actions by competitors;

    - regulatory and judicial actions; and

    - general economic conditions.

    SIGNIFICANT MERGER-RELATED CHARGES AGAINST EARNINGS WILL INCREASE LIONBRIDGE'S LOSSES IN THE QUARTER IN WHICH WE CONSUMMATE THE MERGER AND DURING THE POST-MERGER INTEGRATION PERIOD.

    We expect to incur charges of approximately $1.5 million in connection with the merger which relates to financial advisory, legal and accounting services and other integration costs. These costs may be higher than we anticipate. In addition, we may incur other additional unanticipated merger costs. These costs may delay the anticipated benefits of the merger. Some of these nonrecurring costs will be charged to operations in the fiscal quarter in which the merger is consummated while others will be expensed as incurred during the post-merger integration period. The Unaudited Pro Forma Combined Condensed Balance Sheet reflects these estimated transaction costs, but the effects of these costs are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations.

    CUSTOMERS OF LIONBRIDGE AND INT'L.COM MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER.

    The announcement and closing of the merger could cause customers and potential customers of Lionbridge and INT'L.com to delay or cancel orders for services as a result of customer concerns and uncertainty over integration and support over the combined company's services. Such a delay or cancellation of orders could have a material adverse effect on the business, operating results and financial condition of Lionbridge or INT'L.com.

RISKS RELATING TO LIONBRIDGE

    LIONBRIDGE'S REVENUE COULD BE NEGATIVELY AFFECTED BY THE DELAY OF ONE OF ITS CLIENTS' PRODUCT RELEASES OR THE LOSS OF A MAJOR CLIENT.

    A significant portion of Lionbridge's revenue is linked to the product release cycle of its clients. As a result, Lionbridge performs varying amounts of work for specific clients from year to year based on their product development schedule. A major client in one year may not have use for a similar level of our services in another year. In addition, Lionbridge derives a significant portion of its revenues from large projects and programs for a limited number of clients. In 1999, IBM accounted for approximately 15% of Lionbridge's revenue and Lionbridge's five largest clients (including IBM) accounted for approximately 35% of its revenue. In 1998, IBM accounted for approximately 14% of Lionbridge's revenue and its five largest clients (including IBM) accounted for approximately 39% of its revenue. As a result, the loss of any major client or a significant reduction in a large project's scope could materially reduce its revenue and cash flow, and adversely affect its ability to achieve and maintain profitability.

    LIONBRIDGE GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS, WHICH MAKES REVENUE FORECASTING DIFFICULT.

    A majority of Lionbridge's revenue is derived from individual projects rather than long-term contracts. Lionbridge cannot assure you that a client will engage it for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. You should not predict or anticipate Lionbridge's future revenues based on the number of clients Lionbridge has or the size of its existing projects. The absence of long-term contracts makes it difficult to predict Lionbridge's future revenues.

    LIONBRIDGE HAS AN ACCUMULATED DEFICIT, IS NOT CURRENTLY PROFITABLE, AND ANTICIPATES FUTURE LOSSES.

    Lionbridge had an accumulated deficit of approximately $32.5 million as of December 31, 1999 and a net loss of $17.6 million for the year ended
December 31, 1999. Although Lionbridge's revenues have grown significantly since 1997, this growth may not be sustainable or indicative of future results of operations. Lionbridge intends to continue to invest in internal expansion, infrastructure, integration of its acquired companies into existing operations, select acquisitions, and sales and marketing efforts. In addition, Lionbridge's previous acquisitions have significantly increased its intangible assets, such as goodwill, and the charges it expects to incur in connection with the amortization of these intangible assets will have a material adverse impact on its ability to achieve and maintain profitability for the foreseeable future. Lionbridge cannot predict when it will operate profitably, if ever.

    IF LIONBRIDGE'S LOSSES CONTINUE, IT WILL NEED TO RAISE ADDITIONAL CAPITAL. IF IT IS UNABLE TO DO SO OR IT DOES SO ON UNFAVORABLE TERMS, THE VALUE OF LIONBRIDGE STOCK MAY DECLINE.

    If Lionbridge's losses continue, it will be unable to pay its expenses unless it raises additional capital. If Lionbridge needs to raise additional capital but is unable to do so, it may not be able to continue as a going concern. If Lionbridge needs to raise additional capital but is able to do so only on unfavorable terms, the value of Lionbridge stock may decline.

    POTENTIAL FLUCTUATIONS IN LIONBRIDGE'S QUARTERLY RESULTS MAKE FINANCIAL FORECASTING DIFFICULT AND COULD AFFECT ITS COMMON STOCK TRADING PRICE.

    As a result of fluctuations in Lionbridge's revenues tied to its clients' product release cycles, the length of its sales cycle, rapid growth, acquisitions, the emerging nature of the markets in which it competes, and other factors outside its control, Lionbridge believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. You should not rely on the results of any one quarter as an indication of Lionbridge's future performance. Lionbridge may not experience revenue increases in future years comparable to the revenue increases in prior years. If, in some future quarter, Lionbridge's results of operations were to fall below the expectations of securities analysts and investors, the trading price of Lionbridge stock would likely decline.

    IF LIONBRIDGE FAILS TO ATTRACT AND RETAIN PROFESSIONAL STAFF, ITS ABILITY TO COMPLETE ITS PROJECTS AND OBTAIN NEW PROJECTS COULD SUFFER.

    Lionbridge's failure to attract and retain qualified employees could impair its ability to complete existing projects and bid for or obtain new projects and, as a result, could have a material adverse effect on its business and revenues. Lionbridge's ability to grow and increase its market share largely depends on its ability to hire, train, retain, and manage highly skilled employees, including project managers and technical, translation, and sales and marketing personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services provided by Lionbridge. In addition, Lionbridge must make sure its employees maintain their technical expertise and business skills. Lionbridge cannot assure you that it will be able to attract a sufficient number of qualified employees or that Lionbridge will successfully train and manage the employees hired.

    LIONBRIDGE MAY BE UNABLE TO CONTINUE TO GROW AT ITS HISTORICAL GROWTH RATES OR TO MANAGE ITS GROWTH EFFECTIVELY.

    Continued, planned growth is a key component of increasing the value of Lionbridge's common stock. In the past three years, its business has grown significantly and Lionbridge anticipates future internal growth and growth through acquisitions. From December 31, 1996 to December 31, 1999, Lionbridge's staff increased from approximately 270 to approximately 480 employees. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, Lionbridge must implement and improve its operational systems and controls. Lionbridge could also be adversely affected by many other factors, including economic downturns. As a result of these concerns, Lionbridge cannot be sure that it will continue to grow, or, if it does grow, that it will be able to maintain its historical growth rate.

    LIONBRIDGE'S OUTSOURCE ACQUISITION STRATEGY MAY CAUSE IT TO LOSE MONEY.

    Part of Lionbridge's strategy is to acquire other companies' internal localization operations and then enter into multi-year contracts with the sellers of these operations to meet their globalization requirements on an outsourcing basis. As such, Lionbridge's strategy is to buy these operations with the objective of recouping its up-front purchase price out of future revenues from the sellers. If Lionbridge pays too much for these acquisitions or these contracts prove unprofitable, its revenues and profitability will suffer.

    LIONBRIDGE'S INTANGIBLE ASSETS REPRESENT A SIGNIFICANT PORTION OF ITS ASSETS; AMORTIZATION OF ITS INTANGIBLE ASSETS WILL ADVERSELY IMPACT LIONBRIDGE'S NET INCOME, AND LIONBRIDGE MAY NEVER REALIZE THE FULL VALUE OF ITS INTANGIBLE ASSETS.

    Lionbridge's original purchase of the business operations from Stream International together with subsequent acquisitions have resulted in the creation of significant goodwill and other intangible assets, which are being amortized over five-year periods. At December 31, 1999, Lionbridge had goodwill and other acquisition-related intangible assets of approximately $8.3 million, net of accumulated amortization, which represented approximately 23% of its total assets. The amount of goodwill associated with Lionbridge's acquisition of VeriTest may increase in the future as a result of the contingent purchase price that may become payable if the agreed-upon operating targets for VeriTest are fully met. Lionbridge will continue to incur non-cash charges in connection with the amortization of its intangible assets over their respective useful lives, and Lionbridge expects these charges will have a significant adverse impact on its ability to achieve and maintain profitability for the foreseeable future.

    Lionbridge cannot assure you that it will ever realize the value of these intangible assets. In the future, as events or changes in circumstances indicate that the carrying amount of its intangible assets may not be recoverable, Lionbridge will evaluate the carrying value of its intangible assets and may take an accelerated charge to its earnings. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on our ability to achieve and maintain profitability.

    LIONBRIDGE MAY HAVE DIFFICULTY IN IDENTIFYING AND COMPETING FOR ACQUISITION OPPORTUNITIES.

    Lionbridge's business strategy includes the pursuit of strategic acquisitions. From time to time, Lionbridge has engaged in discussions with third parties concerning potential acquisitions of niche expertise, businesses, and operations. Except for Lionbridge's January 2000 agreement, as amended and restated in March 2000, to acquire INT'L.com, its January 2000 acquisition of certain assets and operations of Nortel Networks and its March 2000 agreement to acquire Harvard Translations, Inc., Lionbridge currently does not have commitments or agreements with respect to any acquisitions. In executing its acquisition strategy, Lionbridge may be unable to identify suitable acquisition candidates. In addition, Lionbridge expects to face competition from other companies for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms.

    PURSUING AND COMPLETING POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.

    As part of its growth strategy, Lionbridge intends to pursue and make acquisitions of other complementary businesses. Lionbridge does not have specific personnel dedicated solely to pursuing and making acquisitions. As a result, if it pursues any acquisition, Lionbridge's management, in addition to their operational responsibilities, could spend a significant amount of time and management and financial resources to pursue and integrate the acquired business with Lionbridge's existing business. To pay for future acquisitions, Lionbridge might use capital stock, cash or a combination of both. Alternatively, Lionbridge may borrow money from a bank or other lender. If it uses capital stock, its stockholders will experience dilution. If Lionbridge uses cash or debt financing, its financial liquidity will be reduced. In addition, from an accounting perspective, an acquisition may involve nonrecurring charges or involve amortization of significant amounts of goodwill that could adversely affect Lionbridge's ability to achieve and maintain profitability.

    IF LIONBRIDGE FAILS TO KEEP PACE WITH CHANGING TECHNOLOGIES, IT MAY LOSE CLIENTS.

    Lionbridge's market is characterized by rapidly changing client requirements, and evolving technologies and industry standards. If Lionbridge cannot keep pace with these changes, its business could suffer. The Internet's recent growth and strong influence in Lionbridge's industry magnifies these characteristics. To achieve its goals, Lionbridge needs to develop strategic business solutions and methodologies that keep pace with continuing changes in industry standards, information technology, and client preferences.

    IF LIONBRIDGE LOSES THE SERVICES OF ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER, RORY J. COWAN, OR OTHER KEY PERSONNEL, ITS BUSINESS AND STOCK PRICE COULD SUFFER.

    In order to continue to provide quality services in its rapidly changing business, Lionbridge believes it is particularly important to retain personnel with experience and expertise relevant to its business. Lionbridge's future success, therefore, depends in large part on the continued services of a number of its key personnel, including its President and Chief Executive Officer, Rory
J. Cowan. The loss of the services of Mr. Cowan or any of Lionbridge's other key personnel could seriously impede its success. Lionbridge might not be able to prevent key personnel, who may leave Lionbridge's employ in the future, from disclosing or using Lionbridge's technical knowledge, practices or procedures. One or more of Lionbridge's key personnel might resign and join a competitor or form a competing company. As a result, Lionbridge might lose existing or potential clients.

    DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING, AND BUSINESS FACTORS COULD NEGATIVELY AFFECT LIONBRIDGE'S BUSINESS IN INTERNATIONAL MARKETS.

    A large component of Lionbridge's operations is its ability to conduct business in international markets, as evidenced by the fact that a majority of its current operations are outside of the United States. As a result, Lionbridge's business is subject to the political and economic fluctuations in various countries, including Japan and other Asian countries. For example, in the past, Lionbridge has experienced periods of slowdowns in revenue growth as its clients reassessed their strategies in China and Japan based on political and economic conditions.

    Lionbridge must employ and retain personnel throughout the world. Furthermore, employment laws vary widely from country to country where it operates. To date, Lionbridge has been able to successfully staff its international operations, but if Lionbridge continues to grow its operations, it may become more difficult to manage its business. If Lionbridge fails to manage these operations successfully, its ability to service its clients and grow our business will be seriously impeded.

    Lionbridge has experienced long payment cycles and occasional problems in collecting accounts receivable originating outside of the United States. Lionbridge has experienced foreign currency fluctuations and they may have a more significant impact on Lionbridge revenues, cash flow and ability to achieve and maintain profitability as it attempts to grow its business.

    LIONBRIDGE COMPETES IN A HIGHLY COMPETITIVE MARKET THAT HAS LOW BARRIERS TO ENTRY.

    The market for Lionbridge's services is very competitive and it faces many competitors. Lionbridge cannot assure you that it will compete successfully against these competitors in the future. Many of these companies have longer operating histories; significantly greater resources; and greater name recognition than Lionbridge. If Lionbridge fails to be competitive with these companies in the future, it may lose market share and its revenues could fail to grow or could decline.

    There are relatively few barriers preventing companies from competing with Lionbridge. Lionbridge does not own any patented technology that precludes or inhibits others from entering our market. As a result, new market entrants also pose a threat to Lionbridge's business. In addition to Lionbridge's existing competitors, it may face further competition in the future from companies that do not currently offer globalization services. Companies currently providing information technology services may choose to broaden their range of services to include globalization. While Lionbridge currently uses translation memory software and, to a lesser extent, machine translation software in its localization process, these technologies may improve and become sophisticated enough to enable more companies to offer localization services and thus to compete with Lionbridge. Lionbridge cannot assure you that it will be able to compete effectively with these potential future competitors.

    STOCKHOLDERS SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM LIONBRIDGE.

    Lionbridge's commercial credit facility and subordinated debt restrict its ability to pay dividends and it does not expect to declare or pay any cash dividends in the near future.

RISKS RELATING TO INT'L.COM

    INT'L.COM'S REVENUE COULD BE NEGATIVELY AFFECTED BY THE DELAY OF ONE OF ITS CLIENTS' PRODUCT RELEASES.

    A significant portion of INT'L.com's revenue is linked to the product release cycle of its clients. As a result, INT'L.com performs varying amounts of work for specific clients from year to year based on their product development schedule. A major client in one year may not have use for a similar level of INT'L.com's services in another year. Furthermore, INT'L.com often performs its services at the end of its clients' project release cycles. As a result, any delays caused by product cycles could delay revenues or a significant reduction in a large project's scope could materially reduce INT'L.com's revenue and cash flow, and adversely affect its ability to achieve and maintain profitability.

    INT'L.COM'S REVENUE COULD BE NEGATIVELY AFFECTED BY THE LOSS OF A MAJOR CLIENT.

    INT'L.com derives a significant portion of its revenues from large projects and programs for a limited number of clients. In 1999, Hewlett-Packard and Microsoft accounted for approximately 24% of INT'L.com's revenue. In 1999, INT'L.com's five largest clients (including Hewlett-Packard and Microsoft) accounted for approximately 37% of its revenue. In 1998, Microsoft accounted for approximately 16% of INT'L.com's revenue and INT'L.com's five largest clients (including Microsoft) accounted for approximately 32% of all its revenues. As a result, the loss of any major client could materially reduce INT'L.com's revenue and cash flow, and adversely affect its ability to achieve and maintain profitability.

    INT'L.COM GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS, WHICH MAKES REVENUE FORECASTING DIFFICULT.

    Historically, a majority of INT'L.com's revenue is derived from individual projects rather than long-term contracts. There can be no assurances that a client will engage INT'L.com for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. The absence of long-term contracts makes it difficult to predict INT'L.com's future revenues.

    INT'L.COM'S LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT ITS SUCCESS.

    INT'L.com was formed in August 1998 as a result of a merger and consolidation of the localization businesses and assets of Direct Language Communications, Inc. and International Communications, Inc. (which prior to the consolidation had acquired Sprache und Dokumentation GmbH). In 1999, INT'L.com acquired the localization businesses of International Language Engineering Corporation and Motus! S.A.R.L. As a result, INT'L.com has a brief operating history as a consolidated company upon which one can evaluate its business and prospects. As a result, INT'L.com's historical results of operations may not present an accurate indication of its future results of operations or prospects. INT'L.com, as a consolidated company, is in an early stage of development and the market for some of its services is new and rapidly evolving and changing. INT'L.com cannot be sure that it will be successful in meeting the challenges it faces. If it is unable to do so, INT'L.com's business may not be successful and the value of any investment in INT'L.com may decline.

    INT'L.COM IS CURRENTLY NOT PROFITABLE AND EXPECTS TO INCUR FUTURE LOSSES.

    INT'L.com experienced operating losses in 1999 due to integration issues associated with acquisitions, product introduction cycles and the delay of projects related to year 2000 issues. INT'L.com expects revenues to increase in fiscal 2000 as its web-integration initiatives accelerate. However, this growth may not occur and if INT'L.com's revenues do grow, the growth may not be sustainable or indicative of future results of operations. INT'L.com intends to continue to invest in internal expansion, infrastructure, technological growth, integration of its acquired companies into existing operations and sales and marketing efforts.

    INT'L.COM'S OPERATING RESULTS ARE LARGELY DEPENDENT UPON THE CONTINUED DEVELOPMENT AND ACCEPTANCE OF INTERNET COMMERCE.

    The market for Internet services and products is rapidly evolving and INT'L.com's industry had an increasing number of market entrants that have introduced and developed products and services for Internet commerce that compete with INT'L.com. INT'L.com's future operating results depend upon the development and growth of the market for Internet-based technical language services. The widespread acceptance of electronic commerce in general and, in particular, the Internet as a sales, marketing, order receipt and processing medium is highly uncertain and subject to a number of risks. The following critical issues remain unresolved and may impact the growth of Internet commerce: security, reliability, ease of use, quality, service and government regulation. If the Internet commerce market fails to continue to develop or develops more slowly than expected, INT'L.com's business, operating results and financial condition could be materially adversely affected.

    GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET MAY ADVERSELY AFFECT INT'L.COM'S ABILITY TO MARKET PRODUCTS FACILITATING INTERNET COMMERCE.

    INT'L.com is not currently subject to direct regulation by any U.S. government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet both in the U.S. and internationally, covering issues such as user privacy, taxation, the content of products and the nature of services. The adoption of any such laws or regulations may decrease the growth of the Internet or inhibit electronic commerce, which could in turn adversely affect INT'L.com's business, operating results or financial condition.

    INT'L.COM IS GROWING RAPIDLY AND MANAGING ITS GROWTH EFFECTIVELY MAY BE DIFFICULT.

    INT'L.com's business and its employee base have expanded significantly in the past two years through acquisitions. Continued, planned growth is a key component of INT'L.com's growth strategy. In the past year and a half, INT'L.com's business has grown significantly and INT'L.com anticipates future internal growth. From August 1998 to December 31, 1999, INT'L.com's staff increased from approximately 120 to approximately 450 employees. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, INT'L.com must implement and improve its operational systems and controls. INT'L.com could also be adversely affected by many other factors, including economic downturns. As a result of these concerns, there can be no assurance that INT'L.com will continue to grow, or, if it does grow, that it will be able to maintain its historical growth rate.

    INT'L.COM MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL IT NEEDS, AND ITS ABILITY TO COMPLETE ITS PROJECTS AND OBTAIN NEW PROJECTS COULD SUFFER.

    Qualified personnel are in great demand throughout the information technology industry. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services provided by INT'L.com. INT'L.com's success depends in large part upon its ability to attract, motivate, train and retain highly skilled employees, particularly senior personnel, project managers, research and development personnel and technical, translation, sales and marketing personnel. INT'L.com's failure to attract and retain qualified employees could impair its ability to complete existing projects and bid for or obtain new projects and, as a result, could have a material adverse effect on its business and revenues. In addition, INT'L.com must make sure its employees maintain their technical expertise and business skills. INT'L.com cannot assure you that it will be able to attract a sufficient number of qualified employees or that INT'L.com will successfully train and manage the employees hired.

    INT'L.COM WILL CONTINUE TO DEPEND ON INTELLECTUAL PROPERTY RIGHTS TO PROTECT ITS PRODUCTS AND SERVICES ALTHOUGH IT MAY NOT BE ABLE TO PROTECT SUCH RIGHTS.

    INT'L.com's success is dependent to a significant degree on its proprietary technology, including the Foreign Desk-Registered Trademark- Globalization Suite, and its ability to deploy new Webstream services for clients. INT'L.com provides its products and services to end users generally under non-exclusive, non-transferable licenses for the term of the agreement. INT'L.com's policy is to enter into confidentiality agreements with its employees, consultants and independent contractors and to use its best efforts to control access to, and distribution of, its documentation and other proprietary information. INT'L.com also uses patent, trademark, trade secret and copyright law, in addition to contractual restrictions to protect its technology. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use INT'L.com's proprietary information without authorization. Although INT'L.com holds three registered or pending United States patents and two registered or pending foreign patents covering certain aspects of its translation technology, it cannot be sure of the degree of intellectual property protection such patents will provide. Policing unauthorized use of INT'L.com's intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of data transmitted. The laws of other countries may afford INT'L.com little or no effective protection of its intellectual property. There can be no assurance that the steps taken by INT'L.com will prevent misappropriation of its technology and proprietary information or that agreements entered into for that purpose would be enforceable.

    OTHER PARTIES MAY CLAIM THAT INT'L.COM HAD INFRINGED THEIR INTELLECTUAL PROPERTY RIGHTS AND SUCH CLAIMS MAY INTERRUPT INT'L.COM'S REGULAR BUSINESS OPERATIONS.

    In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. INT'L.com could incur substantial costs to prosecute or defend any such litigation. Although INT'L.com is not currently involved in any intellectual property litigation, it may be a party to litigation in the future to protect its intellectual property or as a result of an alleged infringement of others intellectual property, forcing INT'L.com to do one or more of the following:

    - Cease using products or services that incorporate the challenged intellectual property;

    - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; and

    - Redesign those products or services that incorporate such intellectual property.

    If INT'L.com were to litigate to enforce its rights, it would be expensive, divert management resources and may not be adequate to protect its business.

    BECAUSE OF THE CRITICAL NATURE OF THE SERVICES INT'L.COM PROVIDES TO ITS CLIENTS, INT'L.COM MAY BE LIABLE FOR DEFECTS OR ERRORS IN THE SOLUTIONS IT DEVELOPS.

    Many of the services INT'L.com provides are critical to its clients' businesses. Any defects or errors in these solutions could result in any one or more of the following: delayed or lost client revenues; adverse reaction to INT'L.com's clients from their end users and, ultimately, toward INT'L.com; claims against INT'L.com; negative publicity; and additional expenditures to correct the problem.

    Liability claims could require INT'L.com to spend significant time and money in litigation or to pay significant damages. Although INT'L.com maintains general liability insurance, including coverage for errors and omissions, INT'L.com cannot assure you that this coverage will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any such claim.

    IF INT'L.COM FAILS TO KEEP PACE WITH CHANGING TECHNOLOGIES, PARTICULARLY CHANGES IN INTERNET TECHNOLOGY, IT MAY LOSE CLIENTS.

    INT'L.com's market is characterized by rapidly changing client requirements, and evolving technologies and industry standards. If INT'L.com cannot keep pace with these changes, its business could suffer. The Internet's recent growth and strong influence in INT'L.com's industry magnifies these characteristics. To achieve its goals, INT'L.com needs to develop strategic business solutions and methodologies that keep pace with continuing changes in industry standards, information technology, and client preferences. INT'L.com can not be certain that it will successfully develop and market new products and services, new product enhancements or new products compliant with present and emerging Internet technology standards. Any delays in developing and releasing enhanced or new products and services could have a material adverse effect on INT'L.com's business, operating results and financial condition.

    IF INT'L.COM LOSES THE SERVICES OF ITS KEY PERSONNEL, ITS BUSINESS COULD SUFFER.

    In order to continue to provide quality services in its rapidly changing business, INT'L.com believes it is particularly important to retain personnel with experience and expertise relevant to its business. INT'L.com's future success, therefore, depends in large part on the continued services of Roger O. Jeanty, its current Chief Executive Officer. The loss of the services of Mr. Jeanty or any of

INT'L.com's other key personnel could seriously impede its success. INT'L.com might not be able to prevent key personnel, who may leave INT'L.com's employ in the future, from disclosing or using INT'L.com's technical knowledge, practices or procedures. One or more of INT'L.com's key personnel might resign and join a competitor or form a competing company. As a result, INT'L.com might lose existing or potential clients.

    DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING, AND BUSINESS FACTORS COULD NEGATIVELY AFFECT INT'L.COM'S BUSINESS IN INTERNATIONAL MARKETS.

    A large component of INT'L.com's operations is its ability to conduct business in international markets. As a result, INT'L.com's business is subject to the political and economic fluctuations in various countries, including Japan and other Asian countries.

    INT'L.com must employ and retain personnel throughout the world. Employment laws vary widely from country to country where it operates. To date, INT'L.com has been able to successfully staff its international operations, but if INT'L.com continues to grow its operations, it may become more difficult to manage its business. If INT'L.com fails to manage these operations successfully, its ability to service its clients and grow its business will be seriously impeded.

    INT'L.com has experienced foreign currency fluctuations and currency conversion risks and they may have a more significant impact on INT'L.com revenues, cash flow and ability to achieve and maintain profitability as it attempts to grow its business.

    INT'L.COM COMPETES IN A HIGHLY COMPETITIVE MARKET THAT HAS LOW BARRIERS TO ENTRY.

    The market for INT'L.com's services is very competitive and INT'L.com faces many competitors. INT'L.com cannot be assured that it will compete successfully against these competitors in the future. Many of these companies have longer operating histories, significantly greater resources and greater name recognition than INT'L.com. If INT'L.com fails to be competitive with these companies in the future, its revenues could fail to grow or could decline.

    There are relatively few barriers preventing companies from competing with INT'L.com. In addition to INT'L.com's existing competitors, it may face further competition in the future from companies that do not currently offer globalization services. Companies currently providing information technology services may choose to broaden their range of services to include globalization. While INT'L.com currently uses translation memory software and, to a lesser extent, machine translation software in its localization process, these technologies may improve and become sophisticated enough to enable more companies to offer localization services and thus to compete with INT'L.com. INT'L.com cannot assure you that it will be able to compete effectively with these potential future competitors.

              SELECTED FINANCIAL DATA OF LIONBRIDGE AND INT'L.COM

    The following information is being provided to assist in analyzing the financial aspects of the merger.

    Lionbridge was incorporated on September 11, 1996 and commenced operations on December 23, 1996 through the acquisition of the localization businesses of Stream International in France, Ireland and The Netherlands. Until 1996, Stream did not maintain complete accounting records for those localization businesses. As a result, the accounting information required to prepare financial statements for any period prior to 1996 is not available and, therefore, selected financial data cannot be presented for 1995.

    The selected financial data presented for Lionbridge for the year ended December 31, 1996 relate to Stream's European localization businesses and have been derived from the combined financial statements of The Localization Businesses of Stream International Holdings, Inc. in Ireland, The Netherlands and France. These statements have been audited by PricewaterhouseCoopers LLP, independent public accountants. The selected financial data for Lionbridge as of December 31, 1999, 1998, 1997 and 1996, and for the years ended December 31, 1999, 1998 and 1997 have been derived from the consolidated financial statements of Lionbridge. These statements have been audited by PricewaterhouseCoopers LLP, independent public accountants. Lionbridge's audited consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 are included elsewhere in this joint proxy statement/prospectus. The results of operations of Lionbridge for the period from inception (September 11, 1996) to December 31, 1996 are immaterial, consisting of no revenues, general and administrative expenses of $158,000, interest expense of $1,000, and a net loss of $159,000. As a result, no selected financial data is presented for this period.

    The selected financial data presented for INT'L.com as of December 31, 1999, 1998, 1997 and 1996 and for the years then ended have been derived from INT'L.com's consolidated financial statements. These statements have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data presented for INT'L.com as of December 31, 1995 and for the year then ended have been derived from INT'L.com's unaudited financial statements. INT'L.com's audited consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 are included elsewhere in this joint proxy statement/ prospectus.

    The selected unaudited pro forma combined financial data gives effect to the merger as a pooling of interest. We present the selected unaudited pro forma combined financial information for illustrative purposes only. This information is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the periods presented. In addition, it does not necessarily represent or predict the future operating results or the financial position of the combined company.

               SELECTED CONSOLIDATED FINANCIAL DATA OF LIONBRIDGE
                (Amounts in thousands, except per share amounts)

                                                                   YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------
                                                            1999     1998 (2)   1997 (3)     1996
                                                          --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.................................................  $49,508    $38,412    $26,462    $28,134
Income (loss) from operations...........................   (9,070)    (3,404)    (6,909)        13
Basic and diluted net loss per share attributable to
  common stockholders (1)(4)(5).........................    (2.45)     (2.99)     (8.85)

                                                                        DECEMBER 31,
                                                          -----------------------------------------
                                                            1999       1998       1997       1996
                                                          --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Total assets............................................  $35,612    $22,402    $18,756    $28,576
Long-term debt..........................................    6,731         --         --         --
Redeemable convertible preferred stock..................       --     15,418     14,356     13,696
Stockholders' equity (deficit)..........................    7,403    (13,521)    (8,086)      (167)
Book value per common share.............................     0.45      (6.89)     (5.95)     (0.17)

------------------------

(1) Net loss for the year ended December 31, 1999 includes interest expense of $6.0 million relating to accretion of the original issue discount on subordinated notes with detachable warrants.

(2) Loss from operations for the year ended December 31, 1998 includes restructuring charges of $501,000 relating to reductions of Lionbridge's workforce.

(3) Loss from operations for the year ended December 31, 1997 includes restructuring charges of $541,000 relating to reductions of Lionbridge's workforce.

(4) See Note 2 to Lionbridge's consolidated financial statements for an explanation of the basis used to calculate net loss per share attributable to common stockholders.

(5) Income from operations in 1996 reflects the combined activities of a number of subsidiaries, branches and divisions of Stream International. As these entities had no common capital structure, net income per share cannot be presented.

               SELECTED CONSOLIDATED FINANCIAL DATA OF INT'L.COM
                (Amounts in thousands, except per share amounts)

                                                               YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------
                                                1999(1)    1998(3)      1997       1996       1995
                                                --------   --------   --------   --------   ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.......................................  $ 34,902   $ 17,317    $9,407     $8,679    $   6,247
Income (loss) from operations.................   (14,653)    (1,559)     (649)       968        1,038
Basic and diluted net income (loss) per share
  attributable to common stockholders (2).....     (3.39)     (0.53)    (0.24)      0.95     4,770.55
Cash dividends declared per common share......        --       0.89        --         --           --

                                                                    DECEMBER 31,
                                                -----------------------------------------------------
                                                  1999       1998       1997       1996       1995
                                                --------   --------   --------   --------   ---------
CONSOLIDATED BALANCE SHEET DATA:
Total assets..................................  $ 26,976   $ 11,113    $3,001     $3,144    $   2,282
Long-term debt................................     8,721      3,577        --         91           --
Redeemable preferred stock....................    17,976      6,536        --         --           --
Stockholders' equity (deficit)................   (13,673)    (3,570)    1,068      1,537          994
Book value per common share...................     (2.30)     (1.14)     0.53       0.77     9,940.00

------------------------

(1) Loss from operations for the year ended December 31, 1999 includes charges of $300,000 for in-process research and development acquired as part of the acquisition of International Language Engineering and $1.2 million for restructuring activities related to two separate workforce reductions.

(2) See Note 1 to INT'L.com's consolidated financial statements for an explanation of the basis used to calculate net loss per share attributable to common stockholders.

(3) In 1998, INT'L.com declared a cash dividend of $2.0 million, of which $1.6 million was paid in 1998 and $400,000 was paid in 1999.

                  SELECTED LIONBRIDGE AND INT'L.COM UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA
                (Amounts in thousands, except per share amounts)

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                           1999     1998(2)    1997(3)      1996
                                                         --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue................................................  $ 84,410   $55,729    $35,869    $36,813
Income (loss) from operations..........................   (23,723)   (4,963)    (7,558)       981
Basic and diluted net loss per share attributable to
  common stockholders (1)(4)...........................     (2.43)    (1.48)     (3.71)

                                                                       DECEMBER 31,
                                                         -----------------------------------------
                                                           1999       1998       1997       1996
                                                         --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Total assets...........................................  $ 62,588   $ 33,515   $21,757    $31,720
Long-term debt.........................................    15,452      3,577        --         91
Redeemable convertible preferred stock.................        --     15,418    14,356     13,696
Stockholders' equity (deficit).........................    10,206    (10,555)   (7,018)     1,370
Book value per common share............................      0.42      (1.50)    (2.40)      0.54

------------------------

(1) Net loss for the year ended December 31, 1999 includes (i) interest expense of $6.0 million relating to the accretion of the original issue discount on subordinated notes with detachable warrants issued by Lionbridge, (ii) a charge of $300,000 for in-process research and development acquired as part of INT'L.com's acquisition of International Language Engineering, and (iii) a charge of $1.2 million for restructuring activities related to two separate workforce reductions at INT'L.com.

(2) Loss from operations for the year ended December 31, 1998 includes restructuring charges of $501,000 relating to reductions of Lionbridge's workforce.

(3) Loss from operations for the year ended December 31, 1997 includes restructuring charges of $541,000 relating to reductions of Lionbridge's workforce.

(4) The unaudited pro forma combined per share data are based on INT'L.com stockholders receiving 0.7485 of a Lionbridge common share for each share of INT'L.com stock held.

                            MARKET PRICE INFORMATION

LIONBRIDGE

    Lionbridge common stock has traded on the Nasdaq National Market under the symbol "LIOX" since August 20, 1999.

    The table below sets forth, for the periods indicated, the reported high and low sale prices of Lionbridge common stock on the Nasdaq National Market since its initial public offering. The quotations represent interdealer quotations, without adjustments for retail mark ups, mark downs, or commissions, and may not necessarily represent actual transactions.


                                                                  LIONBRIDGE
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
CALENDAR 1999
August 20, 1999 through September 30, 1999..................  $37.3750   $10.3750
October 1, 1999 through December 31, 1999...................  $25.7500   $14.8125

CALENDAR 2000
January 1, 2000 through March 31, 2000......................  $28.0000   $14.3750



    On January 19, 2000, the last full trading day prior to the public announcement of the proposed merger, the last reported sale price of Lionbridge common stock on the Nasdaq National Market was $21.2500 per share. On April 18, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sale price of Lionbridge common stock on the Nasdaq National Market was $8.8750 per share. At the record date, there were 95 Lionbridge stockholders.


    Because the market price of Lionbridge common stock may fluctuate, the market price per share of the shares of Lionbridge common stock that holders of INT'L.com stock will receive in the merger may increase or decrease prior to the merger.

    Lionbridge has not paid any cash dividends on its common stock and currently intends to retain any future earnings for use in its business. In addition, the terms of its credit facility with Silicon Valley Bank prohibit the payment of cash dividends to Lionbridge by its European subsidiaries, and the terms of the subordinated notes held by Capital Resource Lenders and two Morgan Stanley limited partnerships prohibit Lionbridge from paying any dividends to its stockholders. Accordingly, Lionbridge does not anticipate that any cash dividends will be declared or paid on the common stock in the foreseeable future.

    WE URGE INT'L.COM STOCKHOLDERS TO OBTAIN A CURRENT MARKET QUOTATION FOR LIONBRIDGE COMMON STOCK.

INT'L.COM


    INT'L.com common stock is not publicly traded. At the record date, there were 71 INT'L.com stockholders. In 1998, INT'L.com declared a cash dividend of $2.0 million, of which $1.6 million was paid in 1998 and $400,000 was paid in 1999. INT'L.com has not paid any other dividends since its inception.

                         THE LIONBRIDGE SPECIAL MEETING

GENERAL


    This joint proxy statement/prospectus is being furnished to stockholders of Lionbridge Technologies, Inc., a Delaware corporation, as part of the solicitation of proxies by the Lionbridge board of directors for use at a special meeting in lieu of the annual meeting of stockholders of Lionbridge to be held on Tuesday, May 16, 2000, at 10:00 a.m., local time, at Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, and at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being mailed to stockholders of Lionbridge on or about May 1, 2000.


MATTERS TO BE CONSIDERED

    The purpose of the Lionbridge special meeting is:

    1. To consider and vote upon a proposal to approve the issuance of up to an estimated maximum of 8,201,082 shares of Lionbridge common stock to INT'L.com stockholders and holders of INT'L.com convertible and subordinated debt as contemplated by the amended and restated agreement and plan of reorganization, dated as of March 30, 2000, among Lionbridge, LTI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Lionbridge, and INT'L.com, Inc., a Delaware corporation, pursuant to which LTI Acquisition Corp. will be merged with and into INT'L.com, with INT'L.com being the surviving corporation. If this proposal is approved, outstanding INT'L.com stock options will be assumed by Lionbridge and will convert into options to purchase up to an additional estimated maximum of 753,926 shares of Lionbridge common stock at various exercise prices.

       A vote in favor of the proposed issuance of Lionbridge common stock will be effective whether or not the actual number of shares to be issued in the merger and options to be assumed by Lionbridge exceeds the above estimated maximums.

    2. To elect one (1) member to the Board of Directors, to serve for a three-year term as a Class I Director.

    3. To ratify selection of the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the fiscal year ending December 31, 2000.

    4. To transact such other business as may properly come before the Lionbridge special meeting or any adjournment or postponement of the Lionbridge special meeting, including without limitation, potential adjournments or postponements of the Lionbridge special meeting for the purpose of soliciting additional proxies in order to approve the proposed issuance of Lionbridge common stock in connection with the merger.

LIONBRIDGE BOARD OF DIRECTORS' RECOMMENDATION

    The Lionbridge board of directors, after careful consideration, has unanimously approved the agreement and plan of reorganization and the merger and recommends a vote FOR the proposed issuance of Lionbridge common stock in connection with the merger. The Lionbridge board of directors has nominated
Mr. Claude P. Sheer as a Class I Director of Lionbridge and recommends that you vote FOR the election of Mr. Sheer to the Lionbridge board of directors as a Class I member. In addition, the Lionbridge board of directors has appointed Roger O. Jeanty, INT'L.com's Chief Executive Officer, as a Class I Director effective upon the consummation of the merger. The Lionbridge board of directors has approved the selection of the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors of Lionbridge for the fiscal year ending December 31, 2000 and recommends a vote FOR the ratification of this selection of PricewaterhouseCoopers LLP as auditors of Lionbridge.

RECORD DATE AND VOTING


    Holders of record of shares of Lionbridge common stock at the close of business on April 14, 2000, referred to in this joint proxy statement/prospectus as the Lionbridge record date, are entitled to notice of and to vote at the Lionbridge special meeting. On the record date, there were 16,617,630 outstanding shares of Lionbridge common stock, each of which will be entitled to one vote. The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of common stock entitled to vote at the Lionbridge special meeting is necessary to constitute a quorum at the Lionbridge special meeting.


    Pursuant to applicable rules of the Nasdaq National Market, the proposed issuance of Lionbridge common stock in connection with the merger will require the affirmative vote of the holders of a majority of the shares of Lionbridge common stock present in person or represented by proxy at the Lionbridge special meeting because such issuance of shares of Lionbridge common stock in the merger may exceed 20% of the outstanding shares of Lionbridge common stock after the merger. Ratification of the selection of PricewaterhouseCoopers LLP as Lionbridge's auditors also requires the affirmative vote of the holders of a majority of the shares of Lionbridge common stock present in person or represented by proxy at the Lionbridge special meeting. In the election of directors, the nominee receiving the highest number of affirmative votes of the shares of Lionbridge common stock present in person or represented by proxy and entitled to vote at the Lionbridge special meeting shall be elected as a Class I Director of Lionbridge.

    Shares of Lionbridge common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Lionbridge special meeting. Votes withheld from any nominee for director, abstentions and broker "non-votes" are counted as present or represented and entitled to vote at the Lionbridge special meeting for purposes of determining the presence or absence of a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such other proposal. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

    As of February 29, 2000, the directors and executive officers of Lionbridge, and their affiliates, who collectively beneficially own approximately 69% of the outstanding shares of Lionbridge common stock have agreed to vote their shares in favor of the issuance of Lionbridge common stock in connection with the merger. See "Other Agreements--Voting Agreements."

VOTING AND REVOCATION OF PROXIES

    All shares of Lionbridge common stock which are entitled to vote and are represented at the Lionbridge special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than broker non-votes), such proxies will be voted FOR approval of the proposed issuance of Lionbridge common stock in connection with the merger, the election of Claude P. Sheer as a Class I Director of Lionbridge and the ratification of PricewaterhouseCoopers LLP as Lionbridge's auditors.

    The Lionbridge board of directors does not know of any matters other than those described in the notice of the Lionbridge special meeting that are to come before such meeting. If any other matters are properly presented at the Lionbridge special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place

(including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Lionbridge, at or before the taking of the vote at the Lionbridge special meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Lionbridge before the taking of the vote at the Lionbridge special meeting or (3) attending the Lionbridge special meeting and voting in person (although attendance at the Lionbridge special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Lionbridge Technologies, Inc., 950 Winter Street, Waltham, Massachusetts 02451, Attention:
Secretary, or hand delivered to the Secretary of Lionbridge at or before the taking of the vote at the Lionbridge special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Lionbridge special meeting.

    All expenses of Lionbridge's solicitation of proxies for the Lionbridge special meeting will be borne by Lionbridge. In addition to solicitation by use of the mails, proxies may be solicited from Lionbridge stockholders by directors, officers and employees of Lionbridge in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Lionbridge will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                         THE INT'L.COM SPECIAL MEETING

GENERAL


    This joint proxy statement/prospectus is being furnished to stockholders of INT'L.com, Inc., a Delaware corporation, as part of the solicitation of proxies by the INT'L.com board of directors for use at a special meeting of stockholders of INT'L.com to be held on Tuesday, May 16, 2000, at 10:00 a.m., local time, at INT'L.com, Inc., 492 Old Connecticut Path, Framingham, Massachusetts, and at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being mailed to stockholders of INT'L.com on or about May 1, 2000.


MATTERS TO BE CONSIDERED

    The purpose of the INT'L.com special meeting is:

    1. To approve and adopt the merger and the amended and restated agreement and plan of reorganization, dated as of March 30, 2000, among Lionbridge Technologies, Inc., a Delaware corporation, LTI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Lionbridge, and INT'L.com, that will result in INT'L.com becoming a wholly owned subsidiary of Lionbridge.

    2. To approve the appointment of Steven L. Fingerhood, currently the Chairman of the Board and Chief Strategic Officer of INT'L.com, as the indemnification representative to act on behalf of the INT'L.com stockholders in connection with the merger and the escrow agreement referred to in the agreement and plan of reorganization.

    3. To transact such other business as may properly come before the INT'L.com special meeting or any adjournment or postponement of the INT'L.com special meeting, including without limitation, potential adjournments or postponements of the INT'L.com special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger and the agreement and plan of reorganization.

INT'L.COM BOARD OF DIRECTORS' RECOMMENDATION

    The INT'L.com board of directors, after careful consideration, has unanimously approved the merger and the agreement and plan of reorganization and the appointment of the indemnification representative and has determined that the merger and the agreement and plan of reorganization are advisable and in the best interests of INT'L.com and its stockholders. The INT'L.com board of directors recommends a vote FOR the approval and adoption of the merger and the agreement and plan of reorganization and the approval of the related appointment of Steven L. Fingerhood as the indemnification representative under the escrow agreement referred to in the agreement and plan of reorganization.

RECORD DATE AND VOTING


    Holders of record of shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock at the close of business on April 13, 2000, referred to in this joint proxy statement/prospectus as of the INT'L.com record date, are entitled to notice of and (except for holders of Series C preferred stock), to vote at the INT'L.com special meeting. Holders of Series C preferred stock are not entitled to vote on any matter at the INT'L.com special meeting. At the INT'L.com record date, there were 3,151,040, 2,790,292, 867,047, 2,621,477, 5,000 and 936,991 outstanding shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, respectively. Each share of INT'L.com Series A common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock will entitle the holder to one vote per share. Each share of Series B common stock will entitle the holder to 0.6774 votes per share. The shares of Series C preferred stock are not entitled to vote. The representation, in person or by properly executed proxy of the holders of a majority in number of all of the outstanding shares of Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock entitled to vote at the INT'L.com special meeting is necessary to constitute a quorum at the INT'L.com special meeting.


    The approval and adoption of the merger and the agreement and plan of reorganization will require the affirmative vote of the holders of a majority of the votes represented by the shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock, voting together as a single class, for purposes of Delaware General Corporation law. In addition, the agreement and plan of reorganization requires the affirmative vote of the holders of at least 90% of the votes represented by the shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock voting together as a single class. The appointment of Steven L. Fingerhood as the indemnification representative will require the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock voting together as a class.

    Shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the INT'L.com special meeting. All shares with respect to which holders abstain from voting as to the proposal to adopt the agreement and plan of reorganization will be treated as shares that are present and entitled to vote at the INT'L.com special meeting for the purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger and the agreement and plan of reorganization.

    As of February 29, 2000, the directors, executive officers and 5% stockholders of INT'L.com and their affiliates who collectively beneficially own approximately 71.5% of the outstanding shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock have agreed to vote their shares in favor of the approval and adoption of the merger and the agreement and plan of reorganization. See "Other Agreements--Voting Agreements."

VOTING AND REVOCATION OF PROXIES

    All shares of INT'L.com Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock which are entitled to vote and are represented at the INT'L.com special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR each proposal.

    The INT'L.com board does not know of any matters other than those described in the notice of the INT'L.com special meeting that are to come before such meeting. If any other matters are properly presented at the INT'L.com special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of INT'L.com, at or before the taking of the vote at the INT'L.com special meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of INT'L.com before the taking of the vote at the INT'L.com special meeting or (3) attending the INT'L.com special meeting and voting in person (although attendance at the INT'L.com special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to INT'L.com, Inc., 492 Old Connecticut Path, Framingham, Massachusetts 01701,
Attention: Secretary, or hand delivered to the Secretary of INT'L.com at or before the taking of the vote at the INT'L.com special meeting.

    All expenses of INT'L.com's solicitation of proxies for the INT'L.com special meeting will be borne by INT'L.com. In addition to solicitation by use of the mails, proxies may be solicited from INT'L.com stockholders by directors, officers and employees of INT'L.com in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Lionbridge regularly reviews private and public companies which it may acquire to further its objectives in the globalization services market. Lionbridge was made aware of the potential for a transaction with INT'L.com by Michael Najjar, a partner of Cornerstone Equity Investors IV, L.P., a leveraged buy-out firm, in a discussion on September 13, 1999 with Rory J. Cowan, Lionbridge's President and Chief Executive Officer. Stephen J. Lifshatz, Lionbridge's Chief Financial Officer, also had a discussion with Mr. Najjar to review financial matters regarding INT'L.com.

    Mr. Lifshatz and Mr. Najjar met at Lionbridge's offices in Waltham, Massachusetts on September 17, 1999. The discussion focused on an introduction of INT'L.com's strategy, products, customers and financial results.

    Mr. Cowan met with Roger O. Jeanty, INT'L.com's Chief Executive Officer on September 24, 2000. At this meeting Mr. Cowan and Mr. Jeanty discussed the possibility of Lionbridge acquiring INT'L.com.

    On September 28, 1999, Mr. Cowan sent a letter to Mr. Jeanty expressing an interest in exploring a potential acquisition. On October 7, 1999, Lionbridge and INT'L.com entered into a confidentiality agreement providing for the exchange of certain confidential information.

    Between the dates of September 28, 1999 and December 13, 1999,
Messrs. Cowan, Lifshatz and Jeanty, along with Steven L. Fingerhood, Chairman and Chief Strategic Officer of INT'L.com, negotiated a letter of intent related to the potential acquisition. Lionbridge's legal advisors, Testa, Hurwitz & Thibeault, LLP and INT'L.com's legal advisors, Gundersen Dettmer Stough Villeneuve Franklin & Hachigian, LLP, participated in some of the negotiations.

    On December 15, 1999 Lionbridge and INT'L.com executed a non-binding letter of intent which broadly defined the terms of a potential acquisition of INT'L.com by Lionbridge in the form of a tax free, pooling of interests transaction.

    On December 22, 1999, Lionbridge retained the services of Prudential Securities Incorporated as financial advisors to Lionbridge related to the potential acquisition.

    On December 23, 1999, Mr. Lifshatz met with Messrs. Jeanty and Fingerhood, Christoph A. Heck, John Arcari and various other executives and managers of INT'L.com at INT'L.com's offices to initiate the due diligence process. During the period December 23, 1999 to January 19, 2000, due diligence teams representing Lionbridge met with representatives of INT'L.com and due diligence teams representing INT'L.com met with representatives of Lionbridge. The teams focused on an in-depth analysis of the financial results, customer relationships, organizational processes and business operations of both Lionbridge and INT'L.com.

    On December 13, 1999, INT'L.com retained the services of Neal, Gerber & Eisenberg as special mergers and acquisitions legal advisors to INT'L.com related to the potential acquisition. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP continued as INT'L.com's general legal counsel.

    On December 9, 1999, January 12, 2000 and January 14, 2000, the Lionbridge board of directors met telephonically and discussed the potential acquisition. During these discussions, the board of directors of Lionbridge reviewed the strategic fit between the companies, the results of the due diligence and the status of the negotiations.

    Between the dates of December 13, 1999 and January 19, 2000, Messrs. Cowan, Lifshatz, Jeanty and Fingerhood, as well as representatives of Cornerstone Equity Investors and Dakota/EGI, L.L.C., two of INT'L.com's stockholders, and the respective financial and legal advisors for Lionbridge and INT'L.com negotiated the terms of the agreement and plan of reorganization.

    On January 19, 2000, at a special meeting of the Lionbridge board of directors, management reported on the status of the merger discussions with INT'L.com, and the Lionbridge board of directors

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
discussed various issues relating to the proposed business combination. The board considered and voted upon the proposed agreement and plan of reorganization and related transactions. At such meeting, Prudential Securities, Lionbridge's financial advisor, presented their opinion regarding the fairness to Lionbridge, from a financial point of view, of the purchase price. Additionally, Lionbridge's outside legal counsel made a presentation regarding the significant terms of the merger and the agreement and plan of reorganization and the voting agreement to be entered into by certain stockholders of Lionbridge. Following such presentations and further discussion, the execution of such documents and related matters were approved by the Lionbridge board.

    On January 19, 2000, at a special meeting of the INT'L.com board of directors, the management of INT'L.com reported on the business terms of the proposed merger, Neal, Gerber & Eisenberg, legal counsel to INT'L.com, reviewed the material terms of the agreement and plan of reorganization, and the INT'L.com board of directors, after further discussion, approved the merger and agreement and plan of reorganization and related matters.

    On January 19, 2000, following final approval by the Lionbridge board of directors and the INT'L.com board of directors, the agreement and plan of reorganization was executed by both companies.

    On January 20, 2000, before the opening of trading on the Nasdaq National Market, Lionbridge and INT'L.com issued a joint press release announcing the merger.

    Between March 24, 2000 and March 30, 2000, Messrs. Cowan, Lifshatz, Jeanty, Najjar and Fingerhood reviewed the audited consolidated financial results of INT'L.com and its acquired subsidiaries for the period ended December 31, 1999 and the implications of the debt covenants in the agreement and plan of reorganization. Changes to these covenants, the consideration to be paid and representations were also discussed.

    On March 30, 2000, following approval by the Lionbridge board of directors and the INT'L.com board of directors, the amended and restated agreement and plan of reorganization was executed by both companies.

JOINT REASONS FOR THE MERGER

    The Lionbridge board of directors and the INT'L.com board of directors each believe that the combined company will have potential for greater financial strength, market power and growth than either Lionbridge or INT'L.com would have on its own. The Lionbridge board of directors and the INT'L.com board of directors identified a number of potential benefits to the merger which they believe could contribute to the success of the combined company and thus benefit stockholders of both companies, including the following:

    - the merger may enhance the opportunity for the potential realization of the strategic objective of the combined company to expand its market share and increase the combined company's ability to compete effectively in the highly competitive globalization services market;

    - the merger may provide the combined company with the financial resources and expanded service offerings to expand the scope of the combined company's services and to obtain efficiencies in the marketing, selling and provision of its service offerings;

    - the combined experience, financial resources, size, and breadth of service offerings of the combined company may allow it to respond more quickly and effectively to technological change, increased competition, and market demands in an industry experiencing rapid innovation and change;

    - combined financial, technological and personnel resources may allow the combined company to compete more effectively in a rapidly consolidating market by providing the combined company with enhanced ability to develop and offer new services.

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
RECOMMENDATION OF THE BOARD OF DIRECTORS OF LIONBRIDGE; LIONBRIDGE'S REASONS FOR THE MERGER

    THE LIONBRIDGE BOARD HAS APPROVED THE MERGER AND AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, LIONBRIDGE AND ITS STOCKHOLDERS. THE LIONBRIDGE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED ISSUANCE OF LIONBRIDGE COMMON STOCK IN CONNECTION WITH THE MERGER.

    In reaching its conclusion to approve the merger and agreement and plan of reorganization, the Lionbridge board of directors considered the factors described above under "Joint Reasons for the Merger," as well as the opportunity of the Lionbridge stockholders to participate in the potential growth of the combined company after the merger.

    The Lionbridge board of directors also considered and reviewed with management the additional reasons listed below in reaching its decision to approve the merger and the agreement and plan of reorganization and to recommend that Lionbridge's stockholders vote to approve the proposed issuance of Lionbridge common stock in connection with the merger:

    - acquiring INT'L.com may enable Lionbridge to strengthen its industry leadership position and global presence by capitalizing on INT'L.com's language expertise and personnel resources, thereby increasing the solutions available to Lionbridge's customers;

    - INT'L.com's research and development staff may enable Lionbridge to accelerate its product and service development activities, and INT'L.com's professional services staff will enable Lionbridge to accelerate its product and service offerings to Lionbridge's clients;

    - the combined businesses may bring Lionbridge additional geographic coverage, management depth, language and project management resources to address larger client projects, and economies of scale;

    - the technologies in INT'L.com's Foreign Desk-Registered Trademark-language management product and Lionbridge's LIONTRACK process management product fit together to provide a more robust suite of language management and process management solutions for the localization process; and

    - owning INT'L.com will enhance Lionbridge's technical and sales staff with experienced INT'L.com technical and sales personnel.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF INT'L.COM; INT'L.COM'S REASONS FOR THE MERGER

    THE INT'L.COM BOARD HAS APPROVED THE MERGER AND THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, INT'L.COM AND ITS STOCKHOLDERS. THE INT'L.COM BOARD RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AND THE AGREEMENT AND PLAN OF REORGANIZATION.

    In addition to the anticipated joint benefits described above, the INT'L.com board believes that the following are additional reasons the merger will be beneficial to INT'L.com and its stockholders:

    - the merger may enable INT'L.com to attain industry leadership, strengthen the company's global presence and capitalize on Lionbridge's sales and marketing expertise and personnel resources;

    - Lionbridge's research and development staff may enable INT'L.com to accelerate its product and service development activities and Lionbridge's professional services staff should enable INT'L.com to accelerate its product and service implementation activities;

    - the merger should provide INT'L.com with immediate access to additional financial resources to accelerate its growth; and

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
    - the consideration to be paid to INT'L.com stockholders in the merger will be shares of Lionbridge common stock, securities that are traded on the Nasdaq National Market and are more readily marketable than shares of INT'L.com stock.

OPINION OF FINANCIAL ADVISOR TO LIONBRIDGE

    THE FULL TEXT OF THE OPINION OF PRUDENTIAL SECURITIES INCORPORATED, DATED JANUARY 19, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS DOCUMENT. LIONBRIDGE STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PRUDENTIAL SECURITIES OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    On January 19, 2000, Prudential Securities delivered its oral opinion to the Lionbridge board of directors, which opinion was confirmed in writing as of such date, to the effect that, as of such date, the conversion ratio was fair to Lionbridge from a financial point of view. Prudential Securities presented the financial analysis underlying its opinion at a meeting of the board of directors on January 19, 2000.

    A copy of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. Lionbridge stockholders are urged to read the Prudential Securities opinion in its entirety.

    THE PRUDENTIAL SECURITIES OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION RATIO TO LIONBRIDGE FROM A FINANCIAL POINT OF VIEW. IT DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

    In conducting its analysis and arriving at the Prudential Securities opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including the following:

 (i) a draft, dated January 18, 2000, of the agreement and plan of reorganization;

 (ii) certain publicly available historical financial and operating data for Lionbridge including, but not limited to (a) the Registration Statement on Form S-1, as amended, filed on August 20, 1999 and (b) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;

 (iii) certain information relating to Lionbridge, including projected balance sheets, income statements and statements of cash flow for the fiscal years ending December 31, 1998 through December 31, 2002, prepared by the management of Lionbridge;

 (iv) historical stock market prices and trading volumes for Lionbridge's common stock;

 (v) certain information relating to INT'L.com, including a projected income statement for the fiscal year ending December 31, 2000, prepared by the management of INT'L.com and adjusted by the management of Lionbridge;

 (vi) certain information relating to INT'L.com, including projected balance sheets, income statements and statements of cash flow for the fiscal years ending December 31, 2001 and December 31, 2002, prepared by the management of INT'L.com;

 (vii) certain historical pro forma financial statements relating to INT'L.com and its subsidiaries for the calendar years ended December 31, 1997 through December 31, 1999 and for the nine-month periods ended
       September 30, 1998 and September 30, 1999, prepared by the management of INT'L.com;

(viii) audited consolidated balance sheets, statements of operations and statements of cash flows for INT'L.com and its subsidiaries as of December 31, 1997 and February 28, 1999;

 (ix) audited consolidated balance sheets, statements of operations and statements of cash flows for International Language Engineering Corporation and its subsidiaries as of December 28, 1997 and December 27, 1998;

 (x) audited and compiled balance sheets, income statements and statements of cash flow for Direct Language Communications, Inc. for the years ended February 28, 1997 and February 28, 1998, respectively;

 (xi) publicly available financial, operating and stock market data concerning certain companies engaged in business that Prudential Securities deemed reasonably similar to INT'L.com and Lionbridge;

 (xii) the financial terms of certain recent transactions that Prudential Securities deemed relevant to their inquiry;

(xiii) the pro forma financial impact of the merger on Lionbridge's earnings for the calendar year ending December 31, 2000; and

 (xiv) such other financial studies, analyses and investigations as Prudential Securities deemed relevant to their inquiry.

    Prudential Securities assumed, with Lionbridge's consent, that the draft of the agreement and plan of reorganization that they reviewed would conform in all material respects to the agreement and plan of reorganization when in final form. Prudential Securities discussed with the senior management of Lionbridge and INT'L.com: (1) the past and current operating and financial condition of their respective businesses, (2) the prospects for their respective businesses,
(3) their estimates of the respective companies' future financial performance, and (4) such other matters as Prudential Securities deemed relevant.

    In connection with their review and analysis and in the preparation of the Prudential Securities opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly available or provided to them by Lionbridge and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Lionbridge. With respect to certain financial forecasts Lionbridge's management provided to Prudential Securities for Lionbridge, Prudential Securities assumed that such information, and the assumptions and bases therefor, represented Lionbridge's management's best then available estimate as to the future financial performance of Lionbridge. Further, the Prudential Securities opinion was based on economic, financial and market conditions as they existed on the date thereof and can only be evaluated as of the date of the Prudential Securities opinion, and Prudential Securities assumes no responsibility to update or revise the Prudential Securities opinion based upon events or circumstances occurring after such date.

    The Prudential Securities opinion, including Prudential Securities' presentation of such opinion to the Lionbridge board of directors, was one of the many factors that the Lionbridge board of directors took into consideration in making its determination to recommend adoption of the agreement and plan of reorganization. Consequently, Prudential Securities' analyses described below should not be viewed as determinative of the opinion of the Lionbridge board of directors with respect to the conversion ratio. The Prudential Securities opinion does not address nor should it be construed to address the relative merits of the merger or alternative business strategies that may be available to Lionbridge. In addition, the Prudential Securities opinion does not in any manner address the prices at which Lionbridge common stock will trade following consummation of the merger.

    In arriving at the Prudential Securities opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the Lionbridge board of directors at the January 19, 2000 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lionbridge. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the board of directors on January 19, 2000 in connection with the delivery of the Prudential Securities opinion.

    COMPARABLE COMPANIES ANALYSIS FOR GLOBALIZATION SERVICE PROVIDERS. A comparable companies analysis of globalization service providers was employed by Prudential Securities to establish a range of implied conversion ratios. Prudential Securities analyzed publicly available historical and projected financial results, including:

    - current unlevered market value as a multiple of: revenues for the latest twelve months ended September 30, 1999 ("LTM Revenues"), projected revenues for calendar year 1999 ("1999 Revenues"), projected revenues for calendar year 2000 ("2000 Revenues") and projected earnings before interest and taxes for calendar year 2000 ("2000 EBIT") of certain companies considered by Prudential to be reasonably similar to INT'L.com. The companies included Alpnet, Inc., Lernout & Hauspie and Lionbridge (the "GSP Comparable Companies").

    The GSP Comparable Companies were found to have a range of unlevered market values as a multiple of LTM Revenues of 3.4x to 10.6x; as a multiple of 1999 Revenues of 7.3x to 9.9x; as a multiple of 2000 Revenues of 5.1x to 6.8x; and as a multiple of 2000 EBIT of 25.8x to 284.2x. Applying such multiples to INT'L.com's LTM Revenues, 1999 Revenues, 2000 Revenues and 2000 EBIT resulted in an implied range of equity value per share of $15.12 to $36.62 with a mean of $24.09 and median of $24.54, which resulted in implied conversion ratios ranging from 0.7329 to 1.5817. The Conversion Ratio of 0.7485 falls within the range of implied conversion ratios, which Prudential Securities believes supports its opinion.

    COMPARABLE COMPANIES ANALYSIS FOR INTERNET PROFESSIONAL SERVICE PROVIDERS. A comparable companies analysis of Internet Professional Service Providers was employed by Prudential Securities to establish a range of implied conversion ratios. Prudential Securities analyzed publicly available historical and projected financial results, including:

    - current unlevered market value as a multiple of: LTM Revenues, 1999 Revenues, 2000 Revenues and 2000 EBIT of certain companies considered by Prudential to be reasonably similar to INT'L.com. The companies included Braun Consulting, Inc., Cysive, Inc., Luminant Worldwide Corp., Modem Media, Poppe Tyson, Inc., Rare Medium Group, Inc., Tanning Technology Corporation and US Interactive Inc. (the "IPS Comparable Companies").

    The IPS Comparable Companies were found to have a range of unlevered market values as a multiple of LTM Revenues of 10.7x to 75.1x; as a multiple of 1999 Revenues of 9.4x to 44.2x; as a multiple of 2000 Revenues of 6.0x to 23.5x; and as a multiple of 2000 EBIT of 65.3x to 327.6x. Applying such multiples to INT'L.com's LTM Revenues, 1999 Revenues, 2000 Revenues and 2000 EBIT resulted in an implied range of equity value per share of $25.98 to $148.08 with a mean of $74.88 and median of $65.47, which resulted in implied conversion ratios ranging from 1.2594 to 7.1797. The Conversion Ratio of 0.7485 falls below the range of implied conversion ratios, which Prudential Securities believes supports its opinion.

    COMPARABLE TRANSACTIONS ANALYSIS. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions that Prudential Securities deemed to be reasonably similar to the merger, and considered the multiple of the acquired entity's unlevered market value to its LTM Revenues based upon publicly available information for such transactions. The transactions considered were the combinations of: (1) Tessera Enterprise Systems, Inc. and iXL Enterprises, Inc., (2) Think New Ideas, Inc. and AnswerThink Consulting Group, (3) Conduit Communications Ltd. and International Integration, Inc., (4) Century Computing, Inc. and Appnet Systems Inc.,
(5) Software Services Corporation and Appnet Systems Inc., and
(6) Globalink, Inc. and Lernout & Hauspie (the "Comparable Transactions"). The Comparable Transactions were found to imply for each acquired entity a range of equity value as a multiple of LTM Revenues of 1.7x to 5.5x. Applying such multiples to INT'L.com's LTM revenues resulted in an implied range of equity value per share of $4.43 per share to $18.63 with a mean of $12.12 and a median of $13.50, which resulted in implied conversion ratios of 0.2150 to 0.9033. The Conversion Ratio of 0.7485 falls within the range of implied conversion ratios, which Prudential Securities believes supports its opinion.

    None of the acquired entities used in the comparable transactions analysis or the GSP Comparable Companies or IPS Comparable Companies in the above analyses for comparative purposes is, of course, identical to INT'L.com. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the GSP Comparable Companies, the IPS Comparable Companies and the acquired entities and other factors that could affect the operating results for each of the GSP Comparable Companies and the IPS Comparable Companies and the consideration paid for each of the acquired entities as well as that of INT'L.com.

    The board of directors selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions and because it has substantial experience in transactions similar to the merger. Upon execution of an engagement letter with Prudential Securities, Lionbridge paid Prudential Securities a retainer of $50,000. Pursuant to the engagement letter with Prudential Securities, Lionbridge also paid Prudential Securities $250,000 upon the delivery of the Prudential Securities opinion. An additional fee of $200,000 will be payable upon the consummation of the merger. In addition, the engagement letter with Prudential Securities provides that Lionbridge will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the merger or its engagement. In the ordinary course of business, Prudential Securities may actively trade shares of Lionbridge common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Prudential Securities lead managed Lionbridge's initial public offering on August 20, 1999 and provides equity research coverage on Lionbridge.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF INT'L.COM IN THE MERGER

    You should be aware of the interests that executive officers and directors of INT'L.com have in the merger. These interests are different from and in addition to your and their interests as stockholders. These include:

    - acceleration of the lapse of INT'L.com's repurchase right;

    - employment agreements; and

    - indemnification of directors and officers; and

    - an invitation to Roger O. Jeanty to join the Lionbridge board of directors and be appointed as the President of Lionbridge upon the completion of the merger.

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
    In discussing the fairness of the merger to the stockholders of INT'L.com, the INT'L.com board of directors took into account these interests. These interests are summarized below:

STOCK OPTIONS; LAPSE OF INT'L.COM REPURCHASE RIGHT

    INT'L.com has adopted the INT'L.com 1998 Stock Plan (formerly known as the IC Global Services, Inc. 1998 Stock Plan). The 1998 Stock Plan provides for the discretionary grant of stock options to employees and other eligible persons to purchase up to a total of 1,899,729 shares of INT'L.com Series A common stock. As of February 29, 2000, options to purchase a total of 881,316 shares of INT'L.com common stock were outstanding under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire 10 years from the date of grant. The exercise prices of options granted under the 1998 Stock Plan range from $1.30 per share to $13.30 per share.

    Under the 1998 Stock Plan, as amended to date, grantees of options are permitted to exercise their options and purchase the underlying shares of INT'L.com common stock at any time after the date of grant. However, the shares of INT'L.com common stock are subject to a repurchase right in favor of INT'L.com exercisable upon termination of the grantee's employment. The repurchase price for any unvested shares of INT'L.com common stock is equal to the grantee's cost therefore, and the repurchase price for any vested shares of INT'L.com common stock is equal to the greater of the grantee's cost therefore and fair market value. This repurchase right generally lapses over five years. In addition, all unvested shares subject to the repurchase right become vested shares upon the occurrence of a change in control if the successor corporation does not assume the options. Lionbridge has agreed to assume all of these options as part of the merger and convert them into options to purchase Lionbridge common stock. Also, upon the occurrence of a change in control, the repurchase right with respect to vested shares terminates.

    On April 6, 1999, INT'L.com granted Roger O. Jeanty, INT'L.com's Chief Executive Officer, options to purchase a total of 180,000 shares of INT'L.com common stock under the 1998 Stock Plan for an exercise price of $3.72 per share. In addition, on April 6, 1999, INT'L.com granted Steven L. Fingerhood, INT'L.com's Chairman and Chief Strategic Officer, options to purchase a total of 220,000 shares of INT'L.com common stock under the 1998 Stock Plan for an exercise price of $3.72 per share. All of these options will be assumed by Lionbridge in the merger and converted into options to purchase Lionbridge common stock, and Lionbridge will retain INT'L.com's repurchase right. Of these options, a total of 50,000 options for each of Mr. Jeanty and Mr. Fingerhood vest over five years and INT'L.com's repurchase right thereto will not lapse as a result of the consummation of the merger. The remaining 130,000 options granted to Mr. Jeanty and the remaining 170,000 options granted to Mr. Fingerhood generally vest only after the expiration of seven years. However, INT'L.com's repurchase right with respect to all or a portion of the underlying shares of INT'L.com common stock may lapse upon consummation of the merger depending upon the valuation of INT'L.com's shares in the merger. If INT'L.com's repurchase right with respect to the underlying shares of INT'L.com common stock does not fully lapse upon consummation of the merger, the repurchase right for the balance of the underlying shares will lapse at the end of the seven year period or at such time as the price of Lionbridge common stock attains specified levels, which ever occurs earlier. The specified levels which must be attained for the repurchase right to lapse are levels which equate to a value of INT'L.com common stock (before conversion for the merger) of $10.00, $14.00, $18.00 and $22.00 per share of INT'L.com common stock.

EMPLOYMENT AGREEMENTS

    In August 1998, INT'L.com entered into an employment agreement with each of Roger O. Jeanty and Steven L. Fingerhood. Each of these employment agreements provides for a three-year term, an annual base salary of $150,000, an annual incentive bonus in an amount to be determined by INT'L.com's board of directors, and the participation by Mr. Jeanty and Mr. Fingerhood in

INT'L.com's employee benefit plans. In the event that INT'L.com's employment of Mr. Jeanty or Mr. Fingerhood is terminated due to death or disability, the employment agreements provide that the base salary will be continued for twelve months, and in the event that INT'L.com's employment of Mr. Jeanty or Mr. Fingerhood is terminated without cause, the employment agreements provide that the base salary will be continued for 24 months. Under the employment agreements, each of Messrs. Jeanty and Fingerhood is subject to certain covenants, including a covenant restricting competition and a covenant restricting disclosure of confidential information, and a work-made-for-hire provision.

    Upon consummation of the merger, Mr. Jeanty will be appointed the President of Lionbridge. Mr. Jeanty has entered into a new employment agreement with Lionbridge, which will become effective upon the consummation of the merger, and will supersede his employment agreement with INT'L.com. This new employment agreement provides for a one-year term with automatic one-year renewals, an annual base salary of $200,000, subject to increase from time to time by the Lionbridge board of directors in its sole discretion, an annual discretionary bonus, and the participation by Mr. Jeanty in Lionbridge's employee benefit plans. Pursuant to his employment agreement, Lionbridge intends to issue
Mr. Jeanty an option to purchase shares of its common stock at the first meeting of the Lionbridge board of directors following the effective time of the merger. The option will have an exercise price equal to the fair market value of Lionbridge common stock at the time of the option grant, vest over a four-year period and be for such number of shares of Lionbridge common stock as is commensurate with Mr. Jeanty's position as President of Lionbridge. If Lionbridge terminates Mr. Jeanty's employment other than for cause, he is entitled to receive twelve monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12th of Mr. Jeanty's base salary). If Mr. Jeanty is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

    Mr. Jeanty has also entered into a non-competition agreement with Lionbridge, which will become effective upon the consummation of the merger. The agreement provides that Mr. Jeanty will not, during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's in connection with any business activity which would be in violation of the non-competition agreement.

    Mr. Fingerhood has entered into an Amended and Restated Employment Agreement with Lionbridge, which will become effective upon the consummation of the merger, and will supersede his employment agreement with INT'L.com. This amended and restated employment agreement contemplates that Mr. Fingerhood will not be an officer of Lionbridge, and will provide a reduced level of services to the business. This agreement also provides for a three-year term, an annual base salary of $100,000, and the participation by Mr. Fingerhood in Lionbridge's employee benefit plans. In the event that Mr. Fingerhood's employment is terminated for any reason, Mr. Fingerhood will be entitled to his base salary for the remainder of the three-year term, payable over a period not to exceed the shorter of 24 months or the remainder of the three-year term. Under the amended and restated employment agreement, Mr. Fingerhood will continue to be subject to certain covenants in his existing agreement, including a covenant restricting competition and a covenant restricting disclosure of confidential information.

INDEMNIFICATION

    The agreement and plan of reorganization provides that all rights to indemnification and all limitations on liability in effect for the benefit of present and former officers and directors of INT'L.com with respect to actions taken in such capacities will continue in effect after the merger.

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TREATMENT OF INT'L.COM COMMON STOCK, PREFERRED STOCK, OPTIONS, WARRANTS,
CONVERTIBLE DEBT AND SUBORDINATED DEBT

    TREATMENT OF INT'L.COM SERIES A COMMON STOCK, SERIES B COMMON STOCK,
SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. At the effective time of the merger, each issued and outstanding share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock other than shares held by INT'L.com, shares held by Lionbridge or LTI Acquisition Corp. or dissenting shares, will be converted into the right to receive a number of shares of Lionbridge common stock equal to the conversion ratio. The holders of shares of INT'L.com Series A preferred stock and Series B preferred stock will convert such shares of Series A preferred stock and Series B preferred stock into shares of INT'L.com Series A common stock immediately prior to the effective time of the merger. The conversion ratio will equal the number determined by dividing (a) the difference between
(1) 8,150,000 and (2) the sum of the number of shares of Lionbridge common stock to be issued to the holders of $2.0 million of convertible debt, as described below, and the number of shares of Lionbridge common stock related to any additional debt (other than up to $2.0 million in subordinated debt issued pursuant to the terms of the agreement and plan of reorganization, incurred by INT'L.com after March 30, 2000 and expenses to be borne by the stockholders of INT'L.com by (b) the sum of (1) the number of shares of Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock of INT'L.com issued and outstanding and (2) the number of shares of common stock of INT'L.com issuable upon exercise of outstanding options and warrants whether vested, unvested or subject to repurchase by INT'L.com following the exercise. Lionbridge will reduce the number of shares of common stock to be issued in the merger if INT'L.com incurs indebtedness in excess of the amounts prescribed in the agreement and plan of reorganization without the written consent of Lionbridge. The number by which the shares of common stock will be reduced will be equal to the number determined by dividing (a) the amount of such debt and any accrued interest by (b) $19.7266. Lionbridge will also reduce the number of shares of common stock to be issued in the merger if the expenses incurred by INT'L.com in connection with the merger exceed $400,000. The number by which the shares of common stock will be reduced will be equal to the number determined by dividing (a) the amount by which the expenses incurred exceeds $400,000 by
(b) $19.7266.

    TREATMENT OF INT'L.COM SERIES C PREFERRED STOCK AND SERIES D PREFERRED STOCK. At the effective time of the merger, each issued and outstanding share of INT'L.com Series C preferred stock, other than shares held in the treasury of INT'L.com, shares held by Lionbridge or LTI Acquisition Corp. or dissenting shares, will be converted into the right to receive a number of shares of Lionbridge common stock equal to the Series C conversion ratio. The Series C conversion ratio will equal the number determined by dividing the quotient obtained by dividing (a) (1) the aggregate accrued liquidation preference of the Series C preferred stock at that time by (2) $19.7266 by (b) the number of shares of INT'L.com Series C preferred stock issued and outstanding. At the effective time of the merger, each issued and outstanding share of INT'L.com Series D preferred stock, other than shares held in the treasury of INT'L.com, shares held by Lionbridge or LTI Acquisition Corp. or dissenting shares, will be converted into the right to receive a number of shares of Lionbridge common stock equal to the Series D conversion ratio. The Series D conversion ratio will equal the number determined by dividing the quotient obtained by dividing
(a) (1) the aggregate accrued liquidation preference of the Series D preferred stock at that time by (2) $19.7266 by (b) the number of shares of INT'L.com Series D preferred stock issued and outstanding.

    For the purposes of estimating the conversion ratios, Lionbridge has assumed the merger will occur June 30, 2000 and that INT'L.com has not incurred debt in excess of the amounts permitted by the agreement and plan of reorganization. It is estimated that each share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock outstanding immediately prior to the effective time of the merger will be exchanged for approximately 0.7485 of a share of Lionbridge common stock. Based on the estimated conversion ratio and assuming the exercise of warrants to purchase 348,553 shares of Series A common stock, approximately 7,286,273 shares of Lionbridge common stock will be issued to the holders of Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock in the merger. It is estimated that each share of INT'L.com Series C preferred stock outstanding immediately prior to the effective time of the merger will be exchanged for approximately 5.5753 shares of Lionbridge common stock. Based on the estimated Series C conversion ratio, approximately 27,877 shares of Lionbridge common stock will be issued to the holders of Series C preferred stock in the merger. It is estimated that each share of INT'L.com Series D preferred stock outstanding immediately prior to the effective time of the merger will be exchanged for approximately 0.5505 of a share of Lionbridge common stock. Based on the estimated Series D conversion ratio, approximately 515,814 shares of Lionbridge common stock will be issued to the holders of Series D preferred stock of INT'L.com in the merger. The actual number of shares of Lionbridge common stock issued may differ because the exact conversion ratios are dependent on a number of variables that cannot be calculated until shortly before the closing, including the date of closing, the number of shares of INT'L.com common stock outstanding at the closing and the amount of debt and expenses incurred by INT'L.com.

    TREATMENT OF INT'L.COM OPTIONS. At the effective time of the merger, each unexpired and unexercised outstanding option to purchase shares of INT'L.com common stock, whether vested or unvested, previously granted by INT'L.com will be assumed by Lionbridge and converted into options to purchase approximately 753,926 shares of Lionbridge common stock based on options to purchase 1,007,249 shares of INT'L.com common stock outstanding as of February 29, 2000. At the effective time of the merger, each unexpired and unexercised outstanding warrant, if any, to purchase shares of INT'L.com common stock, whether currently exercisable or not, previously issued by INT'L.com will be assumed by Lionbridge and will become exercisable to purchase shares of Lionbridge common stock. The holders of warrants to purchase 348,553 shares of INT'L.com common stock, representing all outstanding warrants to purchase INT'L.com capital stock as of February 29, 2000, have indicated their intention to exercise such warrants prior to the effective time of the merger. The number of shares of Lionbridge common stock subject to the assumed INT'L.com stock options and warrants will be adjusted pursuant to the conversion ratio. Any fractional shares of Lionbridge common stock resulting from such adjustment will be rounded down to the nearest share. The exercise price per share of Lionbridge common stock under the INT'L.com stock options and warrants will equal the exercise price per share of the INT'L.com common stock under the original stock options or warrants, as the case may be, divided by the conversion ratio. The exercise prices will be rounded up to the next highest whole cent.

    TREATMENT OF INT'L.COM CONVERTIBLE DEBT. At the effective time of the merger, the $2.0 million of convertible debt of INT'L.com issued on August 20, 1999 and any accrued interest shall be paid in full by the receipt of a number of shares of Lionbridge common stock determined by dividing (a) $2.0 million plus any accrued interest by (b) $19.7266. Assuming the effective time of the merger is June 30, 2000, the holders of the convertible debt of INT'L.com will be issued approximately 110,239 shares of Lionbridge common stock as payment in full of such convertible debt.

    TREATMENT OF INT'L.COM SUBORDINATED DEBT. At the effective time of the merger, the $3.0 million of subordinated debt of INT'L.com issued during the first quarter of 2000, and up to $2.0 million of subordinated debt to be issued during the second quarter of 2000 and any accrued interest shall be paid in full by the receipt of a number of shares of Lionbridge common stock determined by dividing (a) $5.0 million plus any accrued interest by (b) $19.7266. Assuming the effective time of the merger is June 30, 2000, and that $5.0 million of subordinated debt is outstanding on June 30, 2000, the holders of the subordinated debt of INT'L.com will be issued approximately 260,882 shares of Lionbridge common stock as payment in full of such subordinated debt.

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
ACCOUNTING TREATMENT OF THE MERGER

    The merger is intended to qualify as a pooling of interests for financial reporting purposes under United States general accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of INT'L.com will be carried forward to Lionbridge at their recorded amounts, the operating results of Lionbridge will include the operating results of INT'L.com for the entire year in which the combination occurs and the reported operating results of the separate companies for periods prior to the year in which the combination occurs will be combined and restated as the operating results of Lionbridge.

REGULATORY APPROVALS

    While no antitrust approvals are required to consummate the merger, at any time before the effective time of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause Lionbridge to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Lionbridge will prevail. See "The Agreement and Plan of Reorganization--Conditions to Obligations to Effect Merger."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    GENERALLY. In the opinion of Neal, Gerber & Eisenberg, counsel to INT'L.com, the material United States federal income tax considerations generally applicable to United States holders of INT'L.com common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock who, pursuant to the merger, exchange their INT'L.com common stock or INT'L.com preferred stock solely for Lionbridge common stock, are described below. The discussion is based on and subject to the Internal Revenue Code of 1986, as amended, Treasury Regulations under the Internal Revenue Code, existing administrative interpretations and court decisions as of the date of this joint proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The discussion does not address the effects of the merger under any state, local or foreign tax laws.

    The discussion below and the opinion of Neal, Gerber & Eisenberg do not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and they do not address any tax consequences for stockholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons who are not citizens or residents of the United States or foreign entities (as defined for United States federal income tax purposes), stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders with a "functional currency" other than the United States dollar, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee stock options or otherwise as compensation). The discussion below and such opinion do not address any of the tax consequences associated with the issuance, holding or surrender of promissory notes or other debt instruments of INT'L.com including, but not limited to, the surrender of such debt instruments in exchange for shares of Lionbridge common stock or the effect of the issuance, holding or surrender of such debt instruments or the tax consequences of the merger otherwise applicable to a holder of such promissory notes or other debt instruments. In addition, the discussion below and such opinion do not consider the effect of any applicable state, local or foreign laws. EACH INT'L.COM STOCKHOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECT OF UNITED STATES FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

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
    It is a condition to the obligation of INT'L.com to effect the merger that INT'L.com receive an opinion from its counsel, Neal, Gerber & Eisenberg, to the effect that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes. Assuming the merger qualifies as a reorganization, there are the following United States federal income tax consequences:

    TAX CONSEQUENCES TO LIONBRIDGE, LTI ACQUISITION CORP. AND INT'L.COM. For United States federal income tax purposes, no gain or loss will be recognized by Lionbridge, LTI Acquisition Corp. or INT'L.com upon the exchange of shares of INT'L.com stock for shares of Lionbridge common stock pursuant to the merger.

    TAX CONSEQUENCES TO INT'L.COM STOCKHOLDERS. For United States federal income tax purposes, (1) no gain or loss will be recognized by the stockholders of INT'L.com upon the exchange of their shares of INT'L.com stock for shares of Lionbridge common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of Lionbridge common stock, (2) the aggregate tax basis of the shares of Lionbridge common stock received in exchange for shares of INT'L.com stock pursuant to the merger (including a fractional share of Lionbridge common stock for which cash is received) will be the same as the aggregate tax basis of such shares of INT'L.com stock, (3) the holding period for shares of Lionbridge common stock received in exchange for shares of INT'L.com stock will include the holder's holding period for such shares of INT'L.com stock, provided that the INT'L.com stock so surrendered is held as a capital asset at the time of the merger, and (4) a stockholder of INT'L.com who receives cash in lieu of a fractional share of Lionbridge common stock will be treated as if such fractional share of Lionbridge common stock had been issued in the merger and then redeemed by Lionbridge. An INT'L.com stockholder receiving such cash generally will recognize capital gain or loss (provided that the shares surrendered are held as capital assets immediately prior to the merger) equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (2) above) and the amount of cash received and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

    The opinion described above does not apply to stockholders who exercise appraisal rights. A holder of INT'L.com stock who exercises appraisal rights with respect to the merger and receives cash in exchange for shares of INT'L.com stock will generally recognize capital gain or loss measured by the difference between the amount of cash received and the stockholder's basis in those shares, provided that the payment is not treated as a dividend pursuant to Section 302 of the Internal Revenue Code or otherwise. A sale of shares based on an exercise of appraisal rights generally will not be treated as a dividend if the stockholder exercising appraisal rights owns no shares of Lionbridge immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Internal Revenue Code. A sale based on appraisal rights will generally result in capital gain or loss (provided that the shares surrendered are held as capital assets immediately prior to such sale) and such gain or loss will be long-term capital gain or loss if the holder's holding period in the shares is more than one year. Different rules may apply with respect to any interest paid in connection with the exercise of such appraisal rights. Any payment in respect of an exercise of appraisal rights may be subject to backup withholding where required by the Internal Revenue Code.

    Moreover, the opinion described above will be based on certain assumptions, and Neal, Gerber & Eisenberg will receive and rely upon representations, unverified by counsel, contained in certificates of Lionbridge, INT'L.com and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinion rendered. Such opinion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting positions contrary to those expressed above, and no assurance can be given that contrary positions will not be asserted successfully by the Internal Revenue Service or adopted by a court if the issues are litigated.

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
Neither Lionbridge nor INT'L.com intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

    If the IRS were to successfully challenge the "reorganization" status of the merger, each INT'L.com stockholder would recognize taxable gain or loss with respect to the INT'L.com stock surrendered, measured by the difference between
(1) the fair market value, as of the time of the merger, of the Lionbridge common stock received in the merger and (2) the stockholder's tax basis in the INT'L.com stock surrendered therefor in the merger. In such event, a stockholder's aggregate basis in the Lionbridge common stock so received would equal its fair market value as of the time of the merger and the holding period for such stock would begin the day after the merger.

    Under the agreement and plan of reorganization, each INT'L.com stockholder (other than a stockholder validly asserting appraisal rights) will receive outright, upon surrender of its shares of INT'L.com stock, shares of Lionbridge common stock equal to 90% of the whole number of shares of Lionbridge common stock into which the shares of INT'L.com stock surrendered by the stockholder are to be exchanged. The remaining 10% of the whole number of shares of Lionbridge common stock for which the INT'L.com stock are to be exchanged will be placed in escrow as security for indemnification obligations incurred by the INT'L.com stockholders pursuant to the agreement and plan of reorganization. Each INT'L.com stockholder will be credited with the number of shares placed in escrow on its behalf. See "The Agreement and Plan of Reorganization--Indemnification of Lionbridge by Stockholders." This discussion does not address any of the tax consequences associated with the escrow arrangement including, but not limited to, the deposit of the Lionbridge common stock in the escrow account, the release of the Lionbridge common stock to former INT'L.com stockholders or to other persons, the payment or accrual of dividends with respect to the Lionbridge common stock or the use of the Lionbridge common stock to make indemnification payments to Lionbridge. These tax consequences are complex, and INT'L stockholders subject to the terms of the escrow arrangement should consult their own tax advisors as to the consequences to them of participation in the escrow.

    INT'L.com stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's INT'L.com stock and a description of the Lionbridge common stock received therefor. INT'L.COM STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THIS STATEMENT AND ANY OTHER TAX REPORTING REQUIREMENTS.

    WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT ADDRESS CERTAIN CATEGORIES OF STOCKHOLDERS, AND WE DO NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, WE DO NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

NASDAQ NATIONAL MARKET QUOTATION

    It is a condition to the closing of the merger that the shares of Lionbridge common stock to be issued pursuant to the agreement and plan of reorganization be listed on the Nasdaq National Market.

RESALES OF LIONBRIDGE COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

    Lionbridge common stock issued in connection with the merger will be freely transferable, except that shares of Lionbridge common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act of 1933, of INT'L.com at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. The executive officers, the directors and persons who may be affiliates of INT'L.com have executed a written affiliate agreement providing, among other things, that such person may not take a number of actions that would jeopardize the accounting treatment of the merger as a pooling of interests. The executive officers and directors and persons who may be affiliates of Lionbridge have executed a written agreement providing that the affiliate covered by such agreement may not take actions that would jeopardize the accounting treatment of the merger as a pooling of interests.

    Securities and Exchange Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of Lionbridge and INT'L.com by their affiliates. The pooling of interests method of accounting will generally not be challenged by the Securities and Exchange Commission on the basis of sales by affiliates if they do not dispose of any of the shares of Lionbridge or INT'L.com during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of Lionbridge have been published.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Lionbridge and INT'L.com believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Lionbridge and INT'L.com, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Lionbridge set forth:

    - under "Summary," "Selected Financial Data of Lionbridge and INT'L.com," "Risk Factors" "--Background of the Merger," "--Recommendation of the Board of Directors of Lionbridge; Lionbridge's Reasons for the Merger," "--Recommendation of the Board of Directors of INT'L.com; INT'L.com's Reasons for the Merger," "--Opinion of Financial Advisor to Lionbridge," "Business" of Lionbridge and INT'L.com, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Lionbridge and INT'L.com and "Unaudited Pro Forma Combined Condensed Financial Statements."

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Lionbridge or INT'L.com may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 9. In addition to the risk factors and other important factors discussed elsewhere in the documents which are incorporated by reference into this joint proxy statement/ prospectus, you should understand that the following important factors could affect the future results of Lionbridge and could cause results to differ materially from those suggested by the forward-looking statements:

    - increased competitive pressures, both domestically and internationally, which may affect sales of Lionbridge's services and impede Lionbridge's ability to maintain its market share and pricing goals;

    - changes in United States, global or regional economic conditions which may affect sales of the combined company's services and increase costs associated with providing such services;

    - changes in United States and global financial and equity markets, including significant interest rate fluctuations, which may increase the cost of external financing for Lionbridge's operations, and currency fluctuations, which may negatively impact Lionbridge's reportable income;

    - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies which may adversely affect Lionbridge's business or ability to compete; and

    - other risks and uncertainties as may be detailed from time to time in Lionbridge's public announcements and Securities and Exchange Commission filings.

    This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                    THE AGREEMENT AND PLAN OF REORGANIZATION

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED AND RESTATED, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE INTO THIS SUMMARY. THE SUMMARY IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT AND PLAN OF REORGANIZATION. WE URGE ALL STOCKHOLDERS OF LIONBRIDGE AND INT'L.COM TO READ THE AGREEMENT AND PLAN OF REORGANIZATION IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

GENERAL

    Following the adoption of the agreement and plan of reorganization by the stockholders of INT'L.com, the approval of the issuance of shares of Lionbridge common stock as contemplated by the agreement and plan of reorganization by the stockholders of Lionbridge and the satisfaction or waiver of the other conditions to the merger, a wholly owned subsidiary of Lionbridge, named "LTI Acquisition Corp.," will be merged into INT'L.com. INT'L.com will survive the merger as a wholly owned subsidiary of Lionbridge. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

EXCHANGE OF SHARES

    TREATMENT OF INT'L.COM SERIES A COMMON STOCK, SERIES B COMMON STOCK,
SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. At the effective time of the merger, each issued and outstanding share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock other than shares held by INT'L.com, shares held by Lionbridge or LTI Acquisition Corp. or dissenting shares, will be converted into the right to receive a number of shares of Lionbridge common stock equal to the conversion ratio. The conversion ratio will equal the number determined by dividing
(a) the difference between (1) 8,150,000 and (2) the sum of the number of shares of Lionbridge common stock to be issued to the holders of $2.0 million of convertible debt of INT'L.com and the number of shares of Lionbridge common stock related to any additional debt (other than up to $2.0 million in subordinated debt pursuant to the terms of the agreement and plan of reorganization) incurred by INT'L.com after March 30, 2000 and expenses to be borne by the stockholders of INT'L.com by (b) the sum of (1) the number of shares of Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock of INT'L.com issued and outstanding and (2) the number of shares of common stock of INT'L.com issuable upon exercise of outstanding options and warrants whether vested, unvested or subject to repurchase by INT'L.com following the exercise. Lionbridge will reduce the number of shares of common stock to be issued in the merger if INT'L.com incurs indebtedness without the written consent of Lionbridge. The holders of a majority of the shares of INT'L.com Series A preferred stock and Series B preferred stock have agreed to cause all shares of Series A preferred stock and Series B preferred stock to be converted into shares of INT'L.com Series A common stock immediately prior to the effective time of the merger. The number by which the shares of common stock will be reduced will be equal to the number determined by dividing (a) the amount of such debt and any accrued interest by
(b) $19.7266. Lionbridge will also reduce the number of shares of common stock to be issued in the merger if the expenses incurred by INT'L.com in connection with the merger exceed $400,000. The number by which the shares of common stock will be reduced will be equal to the number determined by dividing (a) the amount by which the expenses incurred exceeds $400,000 by (b) $19.7266.

    TREATMENT OF INT'L.COM SERIES C PREFERRED STOCK AND SERIES D PREFERRED STOCK. At the effective time of the merger, each issued and outstanding share of INT'L.com Series C preferred stock, other than shares held in the treasury of INT'L.com, shares held by Lionbridge or LTI Acquisition Corp. or dissenting shares, will be converted into the right to receive a number of shares of Lionbridge common stock equal to the Series C conversion ratio. The Series C conversion ratio will equal the number determined by dividing the quotient obtained by dividing (a)
(1) the aggregate accrued liquidation preference of the Series C preferred stock at that time by (2) $19.7266 by (b) the number of shares of INT'L.com Series C preferred stock issued and outstanding. At the effective time of the merger, each issued and outstanding share of INT'L.com Series D preferred stock, other than shares held in the treasury of INT'L.com, shares held by Lionbridge or LTI Acquisition Corp. or dissenting shares, will be converted into the right to receive a number of shares of Lionbridge common stock equal to the Series D conversion ratio. The Series D conversion ratio will equal the number determined by dividing the quotient obtained by dividing (a) (1) the aggregate accrued liquidation preference of the Series D preferred stock at that time by
(2) $19.7266 by (b) the number of shares of INT'L.com Series D preferred stock issued and outstanding.

    It is estimated that each share of INT'L.com Series A common stock (including the 348,553 shares of INT'L.com Series A common stock issuable upon the exercise of warrants), Series B common stock, Series A preferred stock and Series B preferred stock outstanding immediately prior to the effective time of the merger will be exchanged for approximately 0.7485 of a share of Lionbridge common stock. Based on the estimated conversion ratio, approximately 7,286,273 shares of Lionbridge common stock will be issued to the holders of Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock in the merger. It is estimated that each share of INT'L.com Series C preferred stock outstanding immediately prior to the effective time of the merger will be exchanged for approximately 5.5753 shares of Lionbridge common stock. Based on the estimated Series C conversion ratio, approximately 27,877 shares of Lionbridge common stock will be issued to the holders of Series C preferred stock in the merger. It is estimated that each share of INT'L.com Series D preferred stock outstanding immediately prior to the effective time of the merger will be exchanged for approximately 0.5505 of a share of Lionbridge common stock. Based on the estimated Series D conversion ratio, approximately 515,814 shares of Lionbridge common stock will be issued to the holders of Series D preferred stock of INT'L.com in the merger. The actual number of shares of Lionbridge common stock issued may differ because the exact conversion ratios are dependent on a number of variables that cannot be calculated until shortly before the closing, including the date of closing, the number of shares of INT'L.com common stock outstanding at the closing and the amount of debt and expenses incurred by INT'L.com.

CREATION OF ESCROW

    By approving the merger, the INT'L.com stockholders will authorize the creation of the escrow, the terms of the escrow agreement and the appointment of Steven L. Fingerhood as their representative with respect to indemnification matters.

TREATMENT OF INT'L.COM STOCK OPTIONS AND WARRANTS

    At the effective time of the merger, each unexpired and unexercised outstanding option to purchase shares of INT'L.com common stock, whether vested or unvested, previously granted by INT'L.com will be assumed by Lionbridge and converted into options to purchase approximately 753,926 shares of Lionbridge common stock based on options to purchase 1,007,249 shares of INT'L.com common stock outstanding as of February 29, 2000. At the effective time of the merger, each unexpired and unexercised outstanding warrant to purchase shares of INT'L.com common stock, whether currently exercisable or not, previously issued by INT'L.com will be assumed by Lionbridge and will become exercisable to purchase shares of Lionbridge common stock. The holders of outstanding warrants to purchase 348,553 shares of INT'L.com common stock have indicated their intention to exercise such warrants prior to the effective time of the merger. The number of shares of Lionbridge common stock subject to the assumed INT'L.com stock options and warrants will be adjusted pursuant to the conversion ratio. Any fractional shares of Lionbridge common stock resulting from such adjustment will be rounded down to the nearest share. The exercise price per share of Lionbridge common stock under the INT'L.com stock options and warrants will equal the exercise price per share of the INT'L.com common stock under the original stock options or warrants, as the case may be, divided by the conversion ratio. The exercise prices will be rounded up to the next highest whole cent.

TREATMENT OF CONVERTIBLE DEBT

    At the effective time of the merger, the $2.0 million of convertible debt of INT'L.com issued on August 20, 1999 and any accrued interest shall be paid in full by the receipt of a number of shares of Lionbridge common stock determined by dividing (a) $2.0 million plus any accrued interest by (b) $19.7266. Assuming the effective time of the merger is June 30, 2000, the holders of the convertible debt of INT'L.com will be issued approximately 110,239 shares of Lionbridge common stock as payment in full of such convertible debt.

TREATMENT OF SUBORDINATED DEBT

    At the effective time of the merger, up to $5.0 million of subordinated debt of INT'L.com issued during the first and second quarters of 2000 and any accrued interest shall be paid in full by the receipt of a number of shares of Lionbridge common stock determined by dividing (a) the principal amount of such subordinated debt plus any accrued interest by (b) $19.7266. Assuming the effective time of the merger is June 30, 2000 and $5.0 million of subordinated debt is outstanding on June 30, 2000, the holders of the subordinated debt of INT'L.com will be issued approximately 260,882 shares of Lionbridge common stock as payment in full of such subordinated debt.

EXCHANGE OF STOCK CERTIFICATES

    FRACTIONAL SHARES. Lionbridge will not issue any fractional shares of Lionbridge common stock in the merger. Instead, each holder of shares of INT'L.com common stock or INT'L.com preferred stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Lionbridge common stock will be entitled to receive cash (without interest) in an amount equal to the product of such fractional part of Lionbridge common stock multiplied by $19.7266.

    SURRENDER OF SHARES OF INT'L.COM STOCK; STOCK TRANSFER BOOKS. Prior to the effective time of the merger, Lionbridge will mail a notice and letter of transmittal to each record holder of certificates representing INT'L.com stock advising the holders of the anticipated effectiveness of the merger and the instructions for surrendering the certificates for Lionbridge common stock and for the payment in lieu of fractional shares. Holders of certificates who properly surrender their certificates in accordance with the instructions in the notice will receive certificates representing the number of shares of Lionbridge common stock (other than the shares placed in the escrow), cash in lieu of any fractional shares of Lionbridge common stock and any dividends or distributions to which they are entitled. The surrendered certificates will be cancelled.

    NO FURTHER REGISTRATION OR TRANSFER OF INT'L.COM COMMON STOCK AND INT'L.COM PREFERRED STOCK. At the effective time of the merger, the stock transfer books of INT'L.com will be closed and there will be no further transfers of shares of INT'L.com common stock or INT'L.com preferred stock on the records of INT'L.com. After the effective time of the merger, the holders of INT'L.com stock certificates will cease to have any rights with respect to such shares of INT'L.com common stock and INT'L.com preferred stock except as otherwise provided for in the agreement and plan of reorganization or by applicable law.

    DIVIDENDS AND DISTRIBUTIONS. No dividends or other distributions declared or made on or after the closing date of the merger with respect to shares of Lionbridge common stock will be paid to the holder of any unsurrendered INT'L.com certificate with respect to the shares of Lionbridge common stock that the holder thereof is entitled to receive until the holder surrenders such INT'L.com certificate as provided above and provides such customary representations and certifications as are requested in the transmittal form sent to each holder. Upon such surrender, Lionbridge will pay to the person in whose name the INT'L.com certificates representing such shares of Lionbridge common stock will be issued, without interest, any dividends or distributions with respect to the shares of Lionbridge common stock which have a record date on or after the closing date of the merger and have become payable between the effective time of the merger and the time of such surrender.

    LOST CERTIFICATES. If any INT'L.com certificates are lost, stolen or destroyed, an INT'L.com stockholder must provide an appropriate affidavit of that fact. Lionbridge may require the owner of such lost, stolen or destroyed INT'L.com certificates to deliver a bond as indemnity against any claim that may be made against Lionbridge with respect to the INT'L.com certificates alleged to have been lost, stolen or destroyed.

    HOLDERS OF INT'L.COM COMMON STOCK OR INT'L.COM PREFERRED STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM LIONBRIDGE.

REPRESENTATIONS AND WARRANTIES

    The agreement and plan of reorganization contains representations and warranties of Lionbridge, INT'L.com and LTI Acquisition Corp. These relate to:

    - their organization, standing and power;

    - their capitalization;

    - their authorization, execution and delivery of, and the enforceability of, the agreement and plan of reorganization and related matters;

    - compliance with laws and the absence of conflicts, violations and defaults under their corporate charters and by-laws and other agreements and documents;

    - accounting matters and financial statements;

    - brokers and finders; and

    - the accuracy of information provided to the other party.

    INT'L.com has also represented and warranted as to:

    - its licenses and permits;

    - required governmental and third-party consents;

    - its subsidiaries;

    - the absence of certain changes and events;

    - the absence of undisclosed liabilities;

    - litigation;

    - the absence of restrictions on its business activities;

    - its employee benefit plans;

    - its material contracts;

    - insurance and banking facilities;

    - intellectual property;

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
    - its employees and consultants;

    - environmental, health and safety matters;

    - accounts receivable;

    - its customers;

    - its suppliers;

    - business relationships with affiliates; and

    - its books and records.

    Lionbridge has also represented and warranted as to the validity of the shares of common stock to be issued in connection with the merger and as to the accuracy and completeness of documents and reports filed by Lionbridge with the SEC.

CERTAIN COVENANTS

    CONDUCT OF BUSINESS PRIOR TO THE MERGER. INT'L.com has agreed that it will carry on its business in the ordinary course in substantially the same manner as previously conducted, except as contemplated by the agreement and plan of reorganization. Specifically, INT'L.com has agreed not to, without the prior written consent of Lionbridge:

    - with certain exceptions, issue or sell any shares of capital stock or other securities, except pursuant to the conversion or exercise of convertible securities, options or warrants;

    - repurchase or acquire any shares of its capital stock;

    - effect a stock split or declare or make any dividends or other distribution on its shares of capital stock;

    - with certain exceptions, enter into any material commitment or transaction;

    - with certain exceptions, create, incur or assume indebtedness other than existing agreements, guarantee the obligations of any other person or entity or make any loans or investments in any other person or entity;

    - enter into, adopt or amend any employee benefit plan or employment or severance arrangement or increase the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees generally, or pay any benefit not required by any existing employee benefit plan;

    - acquire, sell, lease, encumber or otherwise dispose of any assets or property other than in the ordinary course of business;

    - amend its charter or by-laws;

    - with certain exceptions, commence a lawsuit or settle any claim, action or proceeding;

    - take or fail to take any action with the knowledge that the action or failure to take action would cause or constitute a breach of any of its representations and warranties in the agreement and plan of reorganization;

    - with certain exceptions, enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, or is granted distribution rights of any type or scope with respect to any products of INT'L.com;

    - with certain exceptions, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to INT'L.com;

    - modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of INT'L.com's products or services in a manner adverse to INT'L.com; or

    - grant any bonus, severance or termination pay.

    Lionbridge and INT'L.com have each agreed to use its reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the agreement and plan of reorganization.

    INT'L.COM IS RESTRICTED FROM TRYING TO SELL TO ANOTHER PARTY. INT'L.com has agreed that it will not, and will use its reasonable best efforts to ensure that none of its officers, directors, stockholders, agents, representatives or affiliates (1) solicit, encourage, initiate or participate in discussions, inquiries or negotiations with respect to any offer or proposal to acquire all or a significant part of INT'L.com's business, assets or capital stock whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise; (2) provide any non-public information concerning the business, properties or assets of INT'L.com to any person or entity (other than Lionbridge) in connection with any proposal relating to any such acquisition, (3) enter into any agreement relating to a transaction described in (1); or (4) make or authorize any public statement in support of any transaction described in (1). Lionbridge has agreed that INT'L.com may take actions inconsistent with this agreement if the INT'L.com board concludes in good faith that such actions are necessary or appropriate because failure to take such actions would be inconsistent with the fiduciary duties owed by the INT'L.com board to the INT'L.com stockholders under applicable law. INT'L.com has agreed that it will immediately notify Lionbridge about inquiries, discussions or negotiations of the nature described above.

    DIRECTOR AND OFFICER INDEMNIFICATION. Lionbridge has agreed that all rights to indemnification and exculpation existing on the date of the agreement and plan of reorganization in favor of the present officers and directors of INT'L.com with respect to actions taken in their capacities as such as provided in INT'L.com's certificate of incorporation or by-laws prior to the effective time of the merger shall continue in full force and effect.

    THIRD-PARTY APPROVALS. INT'L.com and Lionbridge have agreed to use their respective reasonable best efforts to obtain all consents, and make all filings with governmental entities, which are necessary to be obtained by them to consummate the merger. They have also agreed to advise and consult with each other regarding material events.

    DIRECTOR. Lionbridge has agreed that Roger O. Jeanty will become a Class I director as of the effective time of the merger.

RELATED MATTERS AFTER THE MERGER

    At the time of the merger, LTI Acquisition Corp. will be merged into INT'L.com and INT'L.com will become the surviving corporation in the merger and a wholly owned subsidiary of Lionbridge. Each share of LTI Acquisition Corp. common stock issued and outstanding immediately prior to the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. The certificate of incorporation of LTI Acquisition Corp., as in effect immediately prior to the time of the merger, will become the certificate of incorporation of the surviving corporation, except that the name shall be changed to the name of INT'L.com. The by-laws of LTI Acquisition Corp. will become the by-laws of the surviving corporation, except that the name shall be changed to the name of INT'L.com.

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
INDEMNIFICATION OF LIONBRIDGE BY INT'L.COM STOCKHOLDERS

    The agreement and plan of reorganization provides that the INT'L.com stockholders who receive Lionbridge common stock in the merger will indemnify Lionbridge for any and all damages, subject to the limitations described below, Lionbridge may suffer as a result of a misrepresentation or breach of any representation, warranty or covenant contained in the agreement and plan of reorganization. The representations, warranties and obligations contained in the agreement and plan of reorganization continue in effect for one year following the closing.

    To secure the indemnification obligations of the INT'L.com stockholders in the agreement and plan of reorganization, ten percent of the Lionbridge common stock that would otherwise be issuable at the closing will be held in escrow. Pursuant to the agreement and plan of reorganization, Steven L. Fingerhood has been designated as the representative of the INT'L.com stockholders with respect to indemnification matters. The escrow will terminate on the earlier of (i) publication of Lionbridge's audited financial results for the year ended December 31, 2000 and (ii) one year after the closing of the merger.

    Except for indemnification obligations arising out of criminal activity or fraud or under the letters of transmittal set forth below, the total liability of the INT'L.com stockholders for their indemnification obligations shall not exceed the value of the shares held in escrow which will be valued at $19.7266 per share and the INT'L.com stockholders shall not be liable until the aggregate claim for damages exceeds $500,000, at which time the INT'L.com stockholders shall be liable for all damages, including the $500,000.

    No INT'L.com stockholder shall have a right of contribution against INT'L.com with respect to any breach by INT'L.com of any representation, warranty, covenant or agreement.

    Each stockholder of INT'L.com will also be required to agree to indemnify Lionbridge against damages due to the breach of any representation, warranty or covenant of such stockholder relating to such stockholder's ownership and authority with respect to the INT'L.com stock. Such representations, warranties and covenants will be contained in the letter of transmittal to be used by such stockholder to submit their shares of INT'L.com stock in exchange for shares of Lionbridge common stock.

CONDITIONS TO OBLIGATIONS TO EFFECT MERGER

    The respective obligations of Lionbridge and INT'L.com to effect the merger are subject to the satisfaction or waiver of the following conditions: (1) the authorization of the issuance of shares of Lionbridge common stock in connection with the merger must have been approved by the stockholders of Lionbridge and those shares must have been approved for quotation on the Nasdaq National market, subject to notice of issuance; (2) INT'L.com must receive a letter from Arthur Andersen LLP that it is "poolable" for accounting purposes under Accounting Principles Board Opinion No. 16 and (3) Lionbridge must receive a letter from PricewaterhouseCoopers LLP as to the appropriateness of accounting for the merger as a pooling of interests under Accounting Principles Board Opinion No. 16.

    In addition, the obligations of Lionbridge and LTI Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

    - INT'L.com must have obtained all waivers, permits, consents, approvals or other authorizations required by Lionbridge except where the failure to obtain such consent would not have a material adverse effect on the business condition of INT'L.com;

    - the representations and warranties of INT'L.com in the agreement and plan of reorganization must be true and correct in all material respects as of the date of the original agreement and plan of reorganization and at the effective time of the merger except to the extent that the inaccuracy of any representation or warranty (i) is contemplated by the agreement and plan of reorganization; (ii) relates to a representation or warranty specifically limited to an earlier date; (iii) results from actions taken or not taken pursuant to the agreement and plan of reorganization or with the written concurrence of Lionbridge or (iv) would not, alone or in the aggregate, have a material adverse effect on the business conditions of INT'L.com;

    - INT'L.com shall have performed all agreements and covenants required to be performed under the agreement and plan of reorganization at or prior to the effective time of the merger, except (i) as otherwise contemplated by the agreement and plan of reorganization; (ii) as a result of actions taken or not taken with the written concurrence of Lionbridge; or
      (iii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the business condition of INT'L.com;

    - Lionbridge shall have received certificates executed on behalf of INT'L.com regarding representations and performance as required by the agreement and plan of reorganization;

    - no action, suit or proceeding shall be pending or threatened in writing where an unfavorable judgment, order, decree, stipulation or injunction would prevent or cause the recision of the merger or have a material adverse effect on the business conditions of INT'L.com;

    - Lionbridge shall have received an opinion from counsel to INT'L.com in a form satisfactory to Lionbridge;

    - the indemnification representative and the escrow agent must have entered into the escrow agreement;

    - Lionbridge must have received a letter from Arthur Andersen LLP containing statements and information of the type ordinarily included in accountants' "comfort letters";

    - stockholders of INT'L.com representing at least 90% of the outstanding voting power of INT'L.com shall have approved and adopted the merger and the agreement and plan of reorganization;

    - INT'L.com shall have terminated its 401(k) plans;

    - any registration rights, rights of first refusal, voting rights, liquidation preference or redemption rights relating to any security of INT'L.com shall be terminated, waived or satisfied;

    - the $2.0 million of convertible promissory notes dated August 20, 1999 and the subordinated promissory notes up to $5.0 million issued by INT'L.com during the first and second quarters of 2000 shall have been cancelled;

    - the affiliates of INT'L.com must have entered into the Third Amended and Restated Registration Rights Agreement among Lionbridge and the other parties; and

    - the agreements and arrangements previously identified by Lionbridge must have been terminated with no liability to INT'L.com.

    In addition, the obligation of INT'L.com to effect the merger is subject to the satisfaction or waiver of the following conditions:

    - INT'L.com must have received an opinion from counsel to Lionbridge in a form satisfactory to INT'L.com;

    - Lionbridge must have entered into the escrow agreement;

    - INT'L.com shall have received an opinion from its counsel to the effect the merger is a reorganization for United States federal income tax purposes under Section 368 of the Internal Revenue Code;

    - the representations and warranties of Lionbridge and LTI Acquisition Corp. in the agreement and plan of reorganization must be true and correct in all material respects as of the date of the original agreement and plan of reorganization and at the effective time of the merger except to the extent that the inaccuracy of any representation or warranty (i) is contemplated by the agreement and plan of reorganization; (ii) relates to a representation or warranty specifically limited to an earlier date;
      (iii) results from actions taken or not taken pursuant to the agreement and plan of reorganization or (iv) would not, alone or in the aggregate, have a material adverse effect on the business conditions of Lionbridge;

    - Lionbridge and LTI Acquisition Corp. shall have performed all agreements and covenants required to be performed under the agreement and plan of reorganization at or prior to the effective time of the merger, except (i) as otherwise contemplated by the agreement and plan of reorganization; or
      (ii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the business condition of Lionbridge;

    - no action, suit or proceeding shall be pending or threatened in writing where an unfavorable judgment, order, decree, stipulation or injunction would prevent or cause the recision of the merger or have a material adverse effect on the business conditions of Lionbridge;

    - at least a majority of the stockholders of LTI Acquisition Corp. shall have approved and adopted the merger and the agreement and plan of reorganization;

    - Lionbridge must have entered into the Third Amended and Restated Registration Rights Agreement among Lionbridge and the other parties; and

    - Roger O. Jeanty shall have been elected to Lionbridge's board of directors.

TERMINATION; FEES AND EXPENSES

    The agreement and plan of reorganization may be terminated in the following ways at any time prior to the time of the merger:

    (1) Lionbridge and INT'L.com may terminate the agreement and plan of reorganization by mutual written consent;

    (2) Lionbridge may terminate the agreement and plan of reorganization if it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and INT'L.com is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization if such breach would, in Lionbridge's reasonable opinion, render it impossible for INT'L.com to satisfy the closing conditions and such breach is not remedied within 20 business days of notice;

    (3) INT'L.com may terminate the agreement and plan of reorganization if it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and Lionbridge is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization if such breach would, in INT'L.com's reasonable opinion, render it impossible for Lionbridge to satisfy the closing conditions and such breach is not remedied within 20 business days of notice; or

    (4) Either party may terminate the agreement and plan of reorganization by giving written notice to the other party if the effective time of the merger has not occurred on or before June 30, 2000 except that such right to terminate the agreement and plan of reorganization is not available to any party whose failure to fulfill any obligation under the agreement and plan of reorganization has been a significant cause of, or resulted in, the failure of the effective time of the merger to occur by such date.

    If either Lionbridge or INT'L.com terminates the agreement and plan of reorganization pursuant to the reasons above, all obligations of the parties under the agreement and plan of reorganization shall terminate and there will be no liability, except for any liability of a party for willful breaches of the agreement and plan of reorganization, on the part of Lionbridge, INT'L.com, LTI Acquisition Corp.

    In addition, the agreement and plan of reorganization may be terminated by INT'L.com upon the payment of the termination fee described below to Lionbridge if it has complied with its obligation under the agreement and plan of reorganization to prepare the joint proxy statement/prospectus and the stockholders of INT'L.com owning a majority of the voting power fail to approve and adopt the agreement and plan of reorganization. The termination fee will be equal to 5% of the number determined by multiplying (a) $19.7266 by (b) the number of shares of Lionbridge common stock that would have been issued if the closing had occurred on the date of the termination assuming no shares were excluded and that all options were exercised immediately prior to that date.

    Except as described below, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the agreement and plan of reorganization and the transactions contemplated thereby shall be paid by the party incurring the expenses. Lionbridge shall pay all expenses incurred in relation to the printing of this proxy statement/prospectus, and the stockholders of INT'L.com shall pay all expenses incurred by INT'L.com in excess of $400,000, by means of a reduction in the number of shares of Lionbridge common stock issued in the merger.

    INT'L.com does not have a right to terminate the agreement and plan of reorganization because of a decline in the share price of Lionbridge common stock.

AMENDMENT AND WAIVER

    Generally, the boards of directors of Lionbridge and INT'L.com may amend the agreement and plan of reorganization at any time prior to the effective time. However, after the stockholders of INT'L.com approve the merger, any amendment will be restricted by the Delaware corporation statute. Amendments must be in writing and signed by all parties.

                                OTHER AGREEMENTS

VOTING AGREEMENTS

    In connection with the execution of the original agreement and plan of reorganization, Lionbridge entered into voting agreements with certain officers, directors, and 5% stockholders of INT'L.com and their affiliates owning approximately 71.5% of the combined voting power of the outstanding capital stock of INT'L.com as of February 29, 2000. Pursuant to the voting agreements, each such stockholder has agreed to vote all shares of INT'L.com common stock and INT'L.com preferred stock in favor of approval and adoption of the agreement and plan of reorganization and the merger and has agreed to grant Lionbridge an irrevocable proxy to vote his or her shares in favor of approval and adoption of the agreement and plan of reorganization and the merger. The voting agreements will terminate upon the earliest to occur of (1) the effective time of the merger or (2) any termination of the agreement and plan of reorganization in accordance with the terms thereof.

    In connection with the execution of the original agreement and plan of reorganization, INT'L.com entered into voting agreements with the executive officers and directors of Lionbridge and their affiliates owning approximately 69% of the outstanding common stock of Lionbridge as of February 29, 2000. Pursuant to the voting agreements, each executive officer and director and affiliate thereof has agreed to vote all of his, her or its shares of Lionbridge common stock in favor of approval of the issuance of Lionbridge common stock in connection with the merger and has granted INT'L.com an irrevocable proxy to vote his or her shares in favor of approval of the issuance of Lionbridge common stock in connection with the merger. The voting agreements will terminate upon the earliest to occur of (1) the effective time of the merger or (2) any termination of the agreement and plan of reorganization in accordance with the terms thereof.

AFFILIATE LETTERS

    In connection with the execution of the original agreement and plan of reorganization, INT'L.com entered into affiliate letters with those Lionbridge directors, officers and stockholders who are "affiliates" within the meaning of Securities and Exchange Commission rules. Pursuant to these affiliate letters, each Lionbridge affiliate has agreed not to dispose of his, her or its shares of Lionbridge common stock and any shares INT'L.com capital stock held by such affiliate in a manner that would preclude the merger qualifying for pooling of interests accounting treatment. Lionbridge may place appropriate legends on any certificates representing Lionbridge common stock held by such affiliates and may issue appropriate stop transfer instructions to the transfer agent for Lionbridge with regard to such Lionbridge common stock, consistent with the terms of the affiliate letters.

    In connection with the execution of the original agreement and plan of reorganization, Lionbridge entered into affiliate letters with those INT'L.com directors, officers and stockholders who are "affiliates" within the meaning of Securities and Exchange Commission rules. Pursuant to these affiliate letters, each INT'L.com affiliate has agreed not to dispose of his, her or its shares of INT'L.com capital stock and any shares of Lionbridge common stock to be received in the merger in a manner that would preclude the merger qualifying for pooling of interests accounting treatment. Lionbridge may place appropriate legends on the certificates representing any Lionbridge common stock to be received by such affiliates pursuant to the terms of the agreement and plan of reorganization and may issue appropriate stop transfer instructions to the transfer agent for Lionbridge with regard to such Lionbridge common stock, consistent with the terms of the affiliate letters.

ESCROW AGREEMENT

    Lionbridge will deposit in escrow with the escrow agent certificates, together with stock powers signed in blank with guaranteed signatures, representing ten percent of the Lionbridge common stock that would otherwise be issuable at the closing to each of the INT'L.com stockholders for the purpose

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of securing the indemnification obligations of the INT'L.com stockholders pursuant to the agreement and plan of reorganization. The escrow shares to be deposited with the escrow agent will be issued in the name of such INT'L.com stockholders.

    During the term of the escrow agreement, each holder of escrow shares shall have the right to vote such escrow shares held in escrow.

    Under the escrow agreement, the indemnification representative may authorize delivery to Lionbridge of Lionbridge common stock held in the escrow in satisfaction of indemnification claims and agree, negotiate and enter into settlements and compromises of, and otherwise resolve, indemnification claims. Steven L. Fingerhood, currently a director and executive officer of INT'L.com, is the initial indemnification representative.

    The escrow will terminate on the earlier of (i) publication of Lionbridge's audited financial results for the year ended December 31, 2000 and (ii) one year after the closing of the merger.

    Promptly following the termination of the escrow, the escrow agent will deliver to the INT'L.com stockholders entitled to receive them the number of shares remaining in escrow; provided, however, that the escrow agent will retain such number of escrow shares as is necessary to satisfy the remaining indemnity obligations of the INT'L.com stockholders relating to any pending or contested indemnification claims. Once any such pending or contested claim is resolved, the escrow agent will then deliver any remaining escrow shares (taking into account any escrow shares delivered to Lionbridge in connection with the resolution of such claim) relating to such resolved claim to the INT'L.com stockholders entitled to receive them.

    The escrow agent will distribute any cash dividends or property (other than securities) distributed with respect to the shares to the INT'L.com stockholders.

    Lionbridge shall be liable for the fees and expenses of the escrow agent.

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                           DESCRIPTION OF LIONBRIDGE

BUSINESS

GENERAL

    Lionbridge is a leading provider of globalization services to industry-leading software publishers, computer hardware manufacturers, and telecommunications companies. Globalization is the process of adapting products or services to meet the demands of local cultures. Since 1996, Lionbridge has focused primarily on globalization services, including localization, internationalization, and testing, that enable simultaneous worldwide release and ongoing maintenance of products and related technical support, training materials, and sales and marketing information in multiple languages. As product releases, technical support and training have evolved toward a Web-based business model, Lionbridge has in turn begun to offer multilingual Internet services. While the Internet has been an integral part of its operations and its customer relationships for several years, in the last year Lionbridge has developed new multilingual Internet service offerings that are focused on this rapidly changing business opportunity.

    Lionbridge provides a complete globalization and multilingual Internet offering to businesses, particularly industry-leading software publishers, computer hardware manufacturers, and telecommunications companies. Lionbridge's full suite of services improve the quality, consistency, and timeliness of its clients' international product releases, technical support, training materials, and sales and marketing information. Lionbridge serves as a globalization partner throughout a client's product development and support lifecycle by offering:

    - localization, translation, and internationalization services,

    - compliance, compatibility, and localization testing of software and hardware, and

    - project management throughout the globalization process.

    Lionbridge invested in the development of its proprietary RAPID GLOBALIZATION METHODOLOGY, a process which is at the heart of each client engagement. The RAPID GLOBALIZATION METHODOLOGY standardizes processes, defines key activities, and specifies goals for each project. This approach to a project benefits Lionbridge's clients by enabling Lionbridge to provide consistent quality and timely delivery of localized versions of products and related materials across multiple geographies and languages. Lionbridge's RAPID GLOBALIZATION METHODOLOGY emphasizes the integration of process and technology into the globalization process to achieve operational efficiencies and predictable, measurable results. This methodology also facilitates the identification, capture, and sharing of valuable knowledge and best practices throughout the organization, enabling Lionbridge to continuously improve the quality and efficiency of its services. The RAPID GLOBALIZATION METHODOLOGY is generally supported by Lionbridge's proprietary internal LIONTRACK-TM- workflow system.

    LIONTRACK can answer the demanding localization requirements of large, complex Web sites that are subject to continuous updating. LIONTRACK, which became operational in July 1999, connects directly to clients' Web sites, automatically detecting and extracting required changes through its Web-crawling technology. LIONTRACK routes these changes for translation and localization, and automatically inserts the localized material into the client's multilingual Web sites. LIONTRACK enables Lionbridge's clients to maintain continuously updated multilingual Web sites without disruption, freeing them to focus on content development. LIONTRACK also enables its clients to submit files and translation instructions via the Internet for automated routing throughout the localization process. Clients can then use LIONTRACK to monitor the real-time progress of individual components of an assignment, which allows them to plan their product release schedule more effectively.

    Lionbridge, through its predecessor and current wholly owned subsidiary, Lionbridge America, Inc., was incorporated in Delaware in September, 1996. Lionbridge's principal executive offices are located

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at 950 Winter Street, Waltham, Massachusetts 02451, its telephone number is
(781) 434-6000, and its web site is www.lionbridge.com.

LIONBRIDGE SERVICES

    Lionbridge provides a full suite of globalization and multilingual Internet services to businesses--primarily technology businesses--to improve the quality, consistency, and timeliness of their international product releases, technical support, training materials, and sales and marketing information. Lionbridge's globalization services consist of the following:

    - SOFTWARE LOCALIZATION. Lionbridge creates foreign language versions of software products and applications, including the user interface, online help systems, and documentation. Lionbridge provides its clients with re-engineered, fully tested, and culturally adapted multilingual versions of their products and applications.

    - INTERNATIONALIZATION. Lionbridge provides source code analysis and engineering services that enable software to be compatible with country-specific operating systems and localized software. Through a complex and highly specialized process, Lionbridge re-engineers code to support the "double-byte" character set requirements of the Japanese, Chinese, and Korean languages.

    - TRANSLATION. Lionbridge uses a combination of internal and external translators, as well as translation software, for its projects. Lionbridge has approximately 35 translators who are employees and also has established relationships with a global network of over 2,000 in-country translators, including independent agencies and freelance professionals. A majority of its translation costs are attributable to outsourcing these services to in-country translators. Lionbridge develops and applies glossaries to ensure consistent terminology across projects for a specific company or industry. Lionbridge also use translation memory software to identify previously translated material for re-use. Lionbridge's project editors review translated material to ensure that it meets internal standards for quality and accuracy. Historically, a majority of Lionbridge's revenue from translation services has involved translating information from English to various foreign languages.

    - LOCALIZATION AND INTERNATIONALIZATION TESTING. Lionbridge provides both localization testing, and software, hardware, and telecommunications internationalization testing through its global network of VeriTest labs. Testing provides an opportunity to uncover errors before the product is placed into production and into the hands of end users. The goal of localization testing is to ensure that local language versions of the product perform consistently with the source language version. Internationalization testing is necessary to ensure that localized products function properly in the local hardware and software environment, including local operating systems, peripheral devices, and networking and communications standards.

    - LOGO CERTIFICATION. Lionbridge, under its VeriTest services brand, provides logo certification programs for many of the leading software companies, including Autodesk, BMC Software, Microsoft, and Oracle. These sponsoring companies retain Lionbridge to develop and administer test criteria that independent software vendors must satisfy before they may display the sponsor's logo (such as Microsoft's CERTIFIED FOR WINDOWS 2000-TM-) on their products. The logo is an indication of software quality and compatibility for end users. Other Lionbridge logo programs include BUILT WITH OBJECT ARX-TM- (Autodesk), BMC CERTIFIED FOR PATROL-TM-, DESIGNED FOR MICROSOFT WINDOWS NT AND WINDOWS 98-TM-, and ORACLE E-CERTIFIED WAREHOUSE-TM-.

    - MULTILINGUAL TECHNICAL PUBLISHING. Lionbridge localizes user manuals, marketing and training materials, and other product support information using a variety of desktop publishing and graphics software. Using workflow technology, multiple language versions are simultaneously delivered to its clients in formats ready for printing or Internet delivery.

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    Lionbridge's revenues from services, excluding non-multilingual compatibility testing and logo certification, were approximately 90%, 100% and 100% of consolidated revenues for the years ended December 31, 1999, 1998 and 1997, respectively.

    As its clients increasingly use the Internet to deliver products, technical support, training materials, and sales and marketing information, Lionbridge is continuously adapting its service offerings to support its clients' Web-based initiatives. Lionbridge organizes its multilingual Internet services in four key areas:

    eRELEASE

    Lionbridge localizes software products and Web applications into multiple languages. With the emergence of the Internet, Lionbridge's clients are redesigning their software products as Web components and applications, then releasing them and providing continuous updates over the Internet. Lionbridge provides the methodology and workflow systems to support continuous release of multilingual products and updates via the Web.

    eSUPPORT

    Lionbridge offers localization and maintenance of technical support Web sites, including frequently asked questions, product specifications, white papers, and technical support databases. As its clients continuously update this Web-based information, Lionbridge automatically updates the multilingual versions as well. Lionbridge also assists its clients in providing local language responses to technical support questions through e-mail.

    eLEARNING

    Lionbridge's multilingual eLearning services enable its clients to provide updated training materials on the Web in multiple languages and culturally appropriate formats as they move from instructor-led classroom training to Internet distance learning.

    eCOMMERCE

    Lionbridge localizes Web-based sales and marketing materials for its clients who sell their products via the Internet. Lionbridge's services support continuous updates and revisions to these materials. As corporate Web sites become an integrated global resource, Lionbridge believes that its multilingual Internet services will assist multinational corporations in maintaining the quality and consistency of their Web-based products and content in multiple languages.

    See Note 13 to Consolidated Financial Statements of Lionbridge for financial information relating to Lionbridge's operating segments and geographic areas of operation.

SALES AND MARKETING

    Substantially all of Lionbridge's revenue has been generated through its dedicated direct sales force. As of February 29, 2000, Lionbridge had 25 direct sales professionals based in the United States, Europe, and Asia who sell the full range of Lionbridge globalization and multilingual Internet services. Lionbridge's sales approach is highly consultative and often involves planning for an organization's ongoing requirements, including future versions of products, and ongoing support, maintenance, and training, related to both traditional and Web deployment. There are often several different functional areas within the same organization that require one or more of our services. Many of its clients do not coordinate these purchases but buy these services at the department head level. As a result, Lionbridge's sales professionals may call on several functional departments and at various management levels within the same client organization. The sales cycle varies significantly, but typically takes six to twelve months.

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    Lionbridge's marketing efforts are designed to create brand recognition and demand for Lionbridge services throughout the world. Lionbridge's corporate marketing team is supplemented by marketing representatives in each country in order to provide a consistent global message. Marketing programs include targeted industry and solution-specific advertising campaigns, trade show participation, speaking engagements, and promotion of customer success stories. Lionbridge plans to continue expanding its sales and marketing activities.

CLIENTS

    Lionbridge customers are generally large multinational organizations in the software, hardware and telecommunications industries. The following companies are representative of Lionbridge's clients in 1999:

Autodesk
Baan
Bentley Systems
Bull
Candle
Cisco Systems
Corel
Hewlett-Packard

IBM
Kodak
Microsoft
Motorola
Network Associates
Nokia
Nortel Networks
Novell

Oce
Oracle
Page Factory
Parametric Technology
Sonic Foundry
Sun Microsystems
Sybase
Symantec

    In 1999, Lionbridge's largest client, IBM, accounted for approximately 15% of total revenue. In 1999 and 1998, its five largest clients accounted for approximately 35% and 39%, respectively, of revenue.

COMPETITION

    Lionbridge provides a broad range of globalization and multilingual Internet service offerings to its clients. The market for its services is highly fragmented, and Lionbridge has many competitors. Lionbridge's current competitors include the following:

    - localization or translation services providers such as Berlitz International, Bowne & Co., Lernout and Hauspie, and regional vendors of translation services specializing in specific languages in particular geographic areas,

    - companies providing outsourcing of technical support call centers including Stream International and Sykes Enterprises, and

    - independent testing labs providing testing and logo certification services such as National Software Testing Laboratories (a division of CMP Media), and Keylabs (a subsidiary of Exodus Communications).

    Lionbridge also faces competition from internal localization departments in large multinational companies. Although many companies are finding that simultaneous global release and ongoing maintenance of Web-based applications require new skill sets that are not available in-house, many companies may still perform these services in-house rather than outsourcing them.

    Lionbridge may also face competition from companies that provide outsourcing of technical support call centers. As businesses shift from telephonic support centers to Web-based support, companies such as Stream International, Sykes Enterprises and others that currently provide traditional outsourcing services may decide to provide comparable services over the Internet.

    Lionbridge believes that the principal competitive factors in providing its services include project management expertise, quality, speed of service delivery, vertical industry knowledge, the ability to provide clients end-to-end localization solutions, expertise in certain geographic areas, corporate reputation, and expertise in Internet-related services.

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    Lionbridge believes that it competes favorably with respect to these factors. Lionbridge has developed significant expertise in project management which has allowed it to provide high-quality and quick service in its clients' particular industries and geographic regions. Lionbridge has been able to successfully provide its customers with a one-stop globalization service and, in 1999, began offering Internet-related services. As a result, Lionbridge has developed a strong reputation in its industry.

    There are relatively few barriers preventing companies from competing with Lionbridge. In addition to its existing competitors, Lionbridge may face further competition in the future from companies that do not presently offer globalization services. Companies currently providing information technology services may choose to broaden their range of services to include globalization. While Lionbridge presently uses translation memory software licensed from third parties and, to a lesser extent, machine translation software also licensed from third parties in its localization process, these technologies may improve and become sophisticated enough to compete with Lionbridge's localization service offering. Lionbridge cannot assure you that it will be able to compete effectively with these potential future competitors.

INTELLECTUAL PROPERTY RIGHTS

    Lionbridge's success is dependent, in part, upon its proprietary RAPID GLOBALIZATION METHODOLOGY, its LIONTRACK workflow system, and other intellectual property rights. Lionbridge does not have any patents or patent applications pending. Lionbridge relies on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws to protect its proprietary rights. Existing trade secret and copyright laws afford Lionbridge only limited protection. Lionbridge enters into confidentiality agreements with its employees, requires that its consultants and generally its clients enter into these agreements, and limits access to and distribution of Lionbridge's proprietary information. Lionbridge cannot assure you that these arrangements will be adequate to deter misappropriation of its proprietary information or that it will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

EMPLOYEES

    As of December 31, 1999, Lionbridge had 480 employees. Of these, 349 were consulting and service delivery professionals and 131 were management and administrative personnel performing marketing, sales, operations, process and technology, research and development, finance, accounting, and administrative functions. Lionbridge's employees in Paris, France are represented by a labor union, and Lionbridge has a works council in The Netherlands. Lionbridge has never experienced a work stoppage. Lionbridge believes that its employee relations are good.

PROPERTIES

    Lionbridge maintains offices in the United States, Ireland, France, The Netherlands, China, Japan, and South Korea. Lionbridge also maintains sales offices in Charlotte, North Carolina and the metropolitan areas of Chicago, Seattle, Houston, Los Angles, and San Francisco in the United States; Dublin, Ireland; Paris, France; and Tokyo, Japan.

    Lionbridge's headquarters and principal administrative, finance, legal, and marketing operations are located in leased office space in Waltham, Massachusetts. Lionbridge's lease is for a term of 3 years and expires on August 31, 2002. Lionbridge maintains a facility in metropolitan Dublin, Ireland and leases three floors under three separate leases expiring between September 14, 2025 and March 1, 2026. Lionbridge also leases office space in Santa Monica, California; Monterey, California; Ballina, Ireland; Velizy, France; Sophia Antipolis, France; Amsterdam, The Netherlands; Seoul, South Korea; Beijing, China; and Tokyo, Japan. Lionbridge expects to close its Monterey, California office by March 31, 2000. Lionbridge expects that it will need additional space as it expands its business and believes that it will be able to obtain additional space as needed on commercially reasonable terms.

LEGAL PROCEEDINGS

    Lionbridge is not a party to any material legal proceedings.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. LIONBRIDGE MAKES SUCH FORWARD-LOOKING STATEMENTS UNDER THE PROVISION OF THE "SAFE HARBOR" SECTION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ANY FORWARD-LOOKING STATEMENTS SHOULD BE CONSIDERED IN LIGHT OF THE FACTORS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SEE "RISK FACTORS." ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PROJECTED, ANTICIPATED OR INDICATED IN ANY FORWARD-LOOKING STATEMENTS. IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, THE WORDS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE," "COULD," AND SIMILAR WORDS OR EXPRESSIONS (AS WELL AS OTHER WORDS OR EXPRESSIONS REFERENCING FUTURE EVENTS, CONDITIONS, OR CIRCUMSTANCES) IDENTIFY FORWARD-LOOKING STATEMENTS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA OF LIONBRIDGE AND INT'L.COM" AND THE CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS, AND THE RELATED NOTES THERETO, OF LIONBRIDGE PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION."

OVERVIEW

    Lionbridge is a provider of globalization and multilingual Internet services to industry-leading software publishers, computer hardware manufacturers, and telecommunications companies. Since 1996, Lionbridge has focused primarily on globalization services, including localization, internationalization, and testing, that enable simultaneous worldwide release and ongoing maintenance of products and product-related technical support, training materials, and sales and marketing information in multiple languages. More recently, as product release, technical support, and training have evolved toward a Web-based business model, Lionbridge has offered multilingual Internet services.

    Lionbridge's revenues are generally derived from fees for services generated on a project-by-project basis. Projects are generally billed on a time and expense basis. Revenue is recognized using the percentage of completion method of accounting, based on management's estimate of progress against the project plan. The agreements entered into in connection with projects are generally terminable by clients upon 30 days' prior written notice. If a client terminates an agreement, it is required to pay Lionbridge for time and expenses incurred through the termination date. If clients terminate existing projects or if Lionbridge is unable to enter into new engagements, its financial condition and results of operations could be materially and adversely affected.

    Lionbridge has experienced operating losses, as well as net losses, for each year of its operations and, as of December 31, 1999, had an accumulated deficit of $32.5 million.

ACQUISITIONS

    Lionbridge has grown its business through a combination of acquisitions and organic growth. Since its inception, Lionbridge has acquired the following businesses and assets.

    In 1996, Lionbridge acquired the localization businesses of Stream International in Ireland, The Netherlands, and France by acquiring all of the capital stock of five subsidiaries of Stream--two subsidiaries incorporated in The Netherlands and one each in Belgium, France and Ireland. The Belgian subsidiary was inactive and was subsequently dissolved by Lionbridge. Stream's business was formed as the result of a combination of R.R. Donnelley's localization business with the business of another company, Corporate Software. R.R. Donnelley owned a majority interest in Stream. Lionbridge acquired these businesses on December 23, 1996 for $11.3 million in cash and the assumption of $100,000 of liabilities. Lionbridge's acquisition of the businesses was recorded as though the purchase had occurred on December 31, 1996, as the results of operations and changes in financial position between the actual date of the purchase (December 23, 1996) and this date were immaterial. In connection with this acquisition, Lionbridge recorded $9.2 million of goodwill, which is being amortized

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over five years. Additionally, during 1997, Lionbridge renegotiated an earlier agreement with Stream and purchased assets, including cash, property and equipment, rights under contracts, and accounts receivable, from three subsidiaries of Stream International which represented the localization businesses of Stream in Japan, China, South Korea and Taiwan. Lionbridge paid approximately $100,000 in cash and assumed liabilities of $317,000 in exchange for these assets. Following this transaction, we expanded our business in Asia.

    In June 1998, Lionbridge entered into an agreement with Stream settling outstanding intercompany balances as well as claims that it had made that Stream had breached some of the representations, warranties and covenants that Stream had made in connection with our acquisition of the European businesses. Lionbridge's principal claim was that, in connection with this acquisition, Lionbridge had assumed more liabilities and fewer assets than Stream had previously disclosed to it. Under the terms of the settlement agreement, our purchase price for the European business was reduced by $531,000.

    In January 1998, Lionbridge acquired Japanese Language Services, a company specializing in Japanese localization services with operations in the United States and Japan, for total initial consideration of $2.3 million consisting of cash of $2.2 million and 286,959 shares of common stock valued at $86,000. The shares of common stock may be redeemed, at the option of the holder, at a price of $1.35 per share at any time from July 2001 to September 2001. Subsequent to the acquisition date, Lionbridge paid a further $449,000 and issued 24,268 shares of common stock, valued at approximately $35,000, in connection with the purchase. In connection with this acquisition, Lionbridge has recorded
$2.7 million of goodwill. The goodwill is being amortized over five years.

    In April 1998, Lionbridge acquired the business and assets of the Monterey, California-based localization services division of Lucent Technologies for $1.0 million in cash. In connection with this acquisition, Lionbridge recorded $470,000 of goodwill, which is being amortized over five years. The purchase of assets from the former Lucent business provided Lionbridge with a West Coast, U.S.-based operation to enable it to further penetrate U.S.-based customers.

    In January 1999, Lionbridge acquired all of the stock of VeriTest, a California-based provider of contract and logo certification testing services. Lionbridge paid $3.3 million in cash and issued notes totaling $750,000 and 66,668 shares of its common stock valued at $344,000. Lionbridge may also be required to pay up to an additional $1.0 million in cash dependent upon future operating performance of VeriTest through December 2000. In connection with this acquisition, Lionbridge initially recorded $3.2 million of goodwill, not including any additional contingent amounts that may be paid in the future. The goodwill is being amortized over five years.

    In January 2000, Lionbridge acquired certain assets and operations of the Language Services Operation of Nortel Networks Corporation in Montreal and Ottawa, Canada; Beijing, China; Sao Paulo, Brazil; and Bogota, Columbia for total initial consideration of $2.5 million. In connection with the acquisition, Nortel Networks awarded a preferred vendor designation to Lionbridge as part of a three-year services agreement. The purchase agreement provides for certain contingent payments to be made by Lionbridge during the first three years of the services agreement, dependent on the level of revenues generated under the services agreement during those periods.

    In January 2000, Lionbridge entered into an agreement to acquire
INT'L.com, Inc., a company based in Framingham, Massachusetts, with operations in the United States, France, The Netherlands, Germany and China. The agreement was amended and restated on March 30, 2000. The transaction is intended to be a tax-free, stock-for-stock transaction, accounted for as a pooling of interests. Lionbridge will issue approximately 8,201,082 shares of its common stock in exchange for all of the capital stock and convertible and subordinated debt of INT'L.com. The acquisition is expected to be consummated in the second quarter of 2000.

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    In March 2000, Lionbridge entered into an agreement to acquire Harvard
Translations, Inc., a company based in Cambridge, Massachusetts, with operations in the United States. The transaction is intended to be a tax-free, stock-for-stock transaction, accounted for as a pooling of interests. Lionbridge will issue approximately 387,000 shares of its common stock in exchange for all the capital stock of Harvard Translations, Inc. The acquisition is expected to be consummated in the second quarter of 2000.

    Lionbridge believes that its acquisitions contributed to its growth by rapidly expanding its employee base, geographic coverage, client base, industry expertise, and technical skills. Lionbridge anticipates that a material portion of its future growth will be accomplished by acquiring existing businesses. Most of Lionbridge's growth in personnel to date has been through acquisitions. The success of this plan depends upon, among other things, Lionbridge's ability to integrate acquired personnel, operations, products, and technologies into its organization effectively; to retain and motivate key personnel of acquired businesses; and to retain customers of acquired businesses. Lionbridge cannot guarantee that it will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms to finance any acquisitions, consummate any acquisitions, or successfully integrate acquired personnel and operations.

RESTRUCTURING CHARGES

    During the fourth quarter of 1997, the first quarter of 1998, and the fourth quarter of 1998, Lionbridge recorded restructuring charges of $541,000, $451,000 and $50,000, respectively, in operating expenses. These charges related to reductions to its workforce in France, where Lionbridge reduced its technical staff by 9 and 5 employees in 1997 and 1998, respectively, as a result of a decrease in resources required on a specific customer contract. These reductions in workforce were completed to correspond with the anticipated lower volume of work orders under the contract. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded and have now left Lionbridge. The liabilities recorded in relation to the cost of these reductions were matched by corresponding expenditures in 1998, and Lionbridge does not anticipate any future costs related to these actions nor does it anticipate any further resource reductions associated with the customer contract. Lionbridge does not anticipate any significant net effect on operating results from these actions.

NON-CASH CHARGES

DEFERRED COMPENSATION

    Lionbridge recorded deferred compensation of approximately $3.8 million in 1999, representing the difference between the exercise price of stock options granted to employees and the fair market value for accounting purposes of the underlying common stock at the date of the grant. The deferred compensation is being amortized over the four-year vesting period of the applicable options. Of the total deferred compensation amount, $730,000 had been amortized and $236,000 had been reversed due to forfeitures of the underlying options at December 31, 1999. The amortization of deferred compensation is recorded as an operating expense. Lionbridge currently expects to amortize the following remaining amounts of deferred compensation as of December 31, 1999 in the fiscal periods ending:

December 31, 2000...........................................  $860,000
December 31, 2001...........................................  $860,000
December 31, 2002...........................................  $860,000
December 31, 2003...........................................  $257,000

ORIGINAL ISSUE DISCOUNT ON SUBORDINATED NOTES

    Interest expense for the year ended December 31, 1999 includes approximately $6.0 million for the accretion of the original issue discount on $12.0 million of subordinated notes issued in that period. This discount represents the $6.0 million value attributable to detachable warrants to purchase 1,533,260 shares of common stock, at an exercise price of $0.015 per share, granted in connection with this debt financing. As Lionbridge was previously required to repay the subordinated notes in full upon the closing of its initial public offering, it recorded the expense of this discount on a straight-line basis over a six-month period from date of debt issuance to the date by which it expected the initial public offering to occur. Pursuant to an amendment of the debt agreements effective August 19, 1999, Lionbridge was required to redeem only $6.0 million of the subordinated notes upon the closing of its initial public offering of securities on August 25, 1999.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated financial data as a percentage of total revenues.

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1999         1998         1997
                                                              --------     --------     --------
Revenue.....................................................   100.0%       100.0%       100.0%
Cost of revenue.............................................    67.6         66.5         71.5
                                                               -----        -----        -----
  Gross profit..............................................    32.4         33.5         28.5
Operating expenses:
  Sales and marketing.......................................    11.2          7.1          4.9
  General and administrative................................    28.6         28.4         31.1
  Research and development..................................     3.0           --           --
  Amortization of acquisition-related intangible assets.....     6.4          5.6         16.6
  Restructuring charges.....................................      --          1.3          2.0
  Stock-based compensation..................................     1.5           --           --
                                                               -----        -----        -----
    Total operating expenses................................    50.7         42.4         54.6

Loss from operations........................................   (18.3)        (8.9)       (26.1)
Interest expense:
  Interest on outstanding debt..............................    (3.0)        (1.6)        (0.5)
  Accretion of discount on subordinated notes payable.......   (12.1)          --           --
Other income (expense), net.................................    (0.7)         0.1         (1.9)
                                                               -----        -----        -----
Loss before income taxes....................................   (34.1)       (10.4)       (28.5)
Provision for income taxes..................................     1.4          0.7          0.4
                                                               -----        -----        -----
  Net loss..................................................   (35.5)%      (11.1)%      (28.9)%
                                                               =====        =====        =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUE. In 1999, revenue increased 28.9% to $49.5 million from $38.4 million in 1998. This increase results from additional project volume during 1999 as compared to 1998, reflecting the continued impact of a strengthened sales organization. Additionally, the 1999 results reflect the impact of the VeriTest acquisition, which accounted for approximately
$5.7 million of revenue in 1999.

    COST OF REVENUE. Cost of revenue consists primarily of expenses incurred for translation services provided by third parties as well as salaries and associated employee benefits for personnel related to client projects. As a percentage of revenue, cost of revenue was 67.6% in 1999, remaining relatively consistent compared with 66.5% during 1998. However, Lionbridge's fixed cost of revenue as a percentage of revenue was impacted in fiscal 1999 compared to fiscal 1998 by the acquisition in January 1999 of VeriTest, which had a higher ratio of fixed cost to revenue.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and associated employee benefits, travel expenses of sales and marketing personnel, and promotional expenses. Sales and marketing costs increased 103.1% to $5.6 million in 1999 from $2.7 million in 1998. This increase was primarily due to expenses associated with the continued hiring of additional direct sales personnel in fiscal 1999, as well as expanded marketing activities including advertising and public relations initiatives. As a percentage of revenue, sales and marketing expenses increased to 11.2% from 7.1% during 1998. Sales and marketing expenses are expected to continue to increase in absolute dollars as Lionbridge continues to expand its marketing programs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of salaries of the management, purchasing, process and technology, finance and administrative groups, and associated employee benefits; facilities costs including related depreciation and amortization; information systems costs; professional fees; travel; and all other site and corporate costs. General and administrative costs increased 29.9% to $14.1 million in 1999 from $10.9 million in 1998 as a result of higher depreciation, the hiring of additional employees and other personnel-related costs, as well as the additional infrastructure costs of adding the VeriTest facilities. As a percentage of revenue, general and administrative expenses were 28.6% in 1999 compared to 28.4% in 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses relate to LIONTRACK, Lionbridge's proprietary internal workflow system, and include salaries and associated employee benefits, equipment depreciation and third-party contractor expenses. Research and development expense totaled
$1.5 million for the year ended December 31, 1999. No research and development expense was incurred in 1998. Lionbridge expects that research and development expense relating to LIONTRACK will increase in absolute dollars in the foreseeable future.

    AMORTIZATION OF ACQUISITION-RELATED INTANGIBLE ASSETS. Amortization of acquisition-related intangible assets consists of amortization of goodwill and other intangible assets resulting from acquired businesses. Amortization increased 47.8% to $3.2 million in 1999 from $2.1 million in 1998. This increase is primarily attributable to the amortization of goodwill and other intangible assets from the acquisition of VeriTest in 1999.

    INTEREST EXPENSE. Interest expense represents interest paid or payable on debt and the accretion of original issue discount on subordinated notes with detachable warrants. Interest expense increased 1,054% to $7.5 million in 1999 from $648,000 in 1998. The increase is principally due to the accretion of $6.0 million of original issue discount on subordinated notes issued in 1999 and to increased interest as a result of greater borrowings through notes issued and our commercial credit facility.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of foreign currency translation gains or losses arising from exchange rate fluctuations on transactions denominated in currencies other than the local currencies of the countries in which the transactions are recorded. As a percentage of revenue, other income (expense), net, decreased to (0.7%) from 0.1% for the years ended December 31, 1999 and 1998, respectively.

    PROVISION FOR INCOME TAXES. The provision for income taxes for the years ended December 31, 1999 and 1998 represents taxes generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain. The benefit from Lionbridge's utilization of net operating loss carryforwards in Europe during these periods was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time Lionbridge acquired Stream International's localization businesses. Lionbridge recorded no tax benefit for losses generated during these periods due to the uncertainty of realizing any benefit.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE. In 1998, revenue increased 45.2% to $38.4 million from $26.5 million in 1997. This increase results from additional project volume during 1998 as compared to 1997, reflecting the impact of a more established sales and marketing organization in 1998. Additionally, 1998 results reflect the impact of the Japanese Language Services acquisition, which accounted for approximately $4.0 million of revenue in 1998.

    COST OF REVENUE. As a percentage of revenue, cost of revenue decreased to 66.5% during 1998 as compared to 71.5% during 1997 due to improved utilization of employees as Lionbridge realized increased operating leverage from its services personnel.

    SALES AND MARKETING. Sales and marketing costs increased 109.4% to $2.7 million in 1998 from $1.3 million in 1997. This increase was primarily due to expenses associated with the hiring of additional direct sales personnel in fiscal 1998 as Lionbridge continued to establish its sales and marketing organization. As a percentage of revenue, sales and marketing expenses increased to 7.1% from 4.9% during 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative costs increased 32.6% to $10.9 million in 1998 from $8.2 million in 1997 as a result of the hiring of additional employees and other personnel-related costs as well as the additional infrastructure costs of adding the Japanese Language Services, Monterey and Ballina facilities. As a percentage of revenue, general and administrative expenses decreased to 28.4% in 1998 from 31.1% in 1997 as Lionbridge began to realize the operating leverage from its infrastructure.

    AMORTIZATION OF ACQUISITION-RELATED INTANGIBLE ASSETS. Amortization decreased 51.3% to $2.1 million in 1998 from $4.4 million in 1997. This decrease is due to the amortization of a six-month non-compete agreement between Lionbridge and Stream International, valued at $2.6 million, which was fully amortized in 1997. Partially offsetting this decrease is amortization expense attributable to goodwill on the acquisition of the Japanese Language Services and Lucent businesses in 1998.

    INTEREST EXPENSE. Interest expense increased 410.2% to $648,000 in 1998 from $127,000 in 1997. The increase is due to additional interest incurred on our commercial credit facility during 1998 as outstanding borrowings rose from $2.2 million at December 31, 1997 to $7.7 million at December 31, 1998 to support Lionbridge's growth.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net, was $49,000 for the twelve months ended December 31, 1998 as compared to $(506,000) for the twelve months ended December 31, 1997, or 0.1% and (1.9)% of revenue, respectively.

    PROVISION FOR INCOME TAXES. The provision for income taxes for the years ended December 31, 1998 and 1997 represents taxes generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain. The benefit from Lionbridge's utilization of net operating loss carryforwards in Europe during these periods was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time Lionbridge acquired Stream International's localization businesses. Lionbridge recorded no tax benefit for losses generated during these periods due to the uncertainty of realizing any benefit.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Lionbridge has relied upon sales of equity securities and borrowings to fund operations. On August 25, 1999, Lionbridge completed its initial public offering of 3,500,000 shares of common stock. After deducting expenses, Lionbridge received approximately $31.8 million in cash proceeds from this transaction.

    Lionbridge has incurred significant losses since its inception and, at December 31, 1999, had an accumulated deficit of $32.5 million. Lionbridge conducts its business through its wholly owned subsidiaries in the United States and overseas.

    Lionbridge has a commercial credit facility with Silicon Valley Bank that was amended in March 2000 to borrow up to $8.0 million, expiring on May 20, 2000. The facility requires Lionbridge to maintain financial ratios and restricts the payment of dividends. The facility bears interest at the bank's prime rate plus 1% (9.5% at December 31, 1999) and is collateralized by worldwide accounts receivable and work in process. As of December 31, 1999, $6.6 million was outstanding under the facility.

    In the first quarter of 1999, Lionbridge entered into subordinated loan agreements with Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P., existing stockholders of Lionbridge, and Capital Resource Lenders III, L.P. Under the terms of the agreements, Lionbridge issued $12.0 million of subordinated notes with detachable warrants to purchase 1,533,260 shares of its common stock at an exercise price of $0.015 per share. The agreements require Lionbridge to comply with several operating and financial covenants, including a prohibition on the payment of dividends to its stockholders. In connection with its initial public offering, Lionbridge repaid $6.0 million of the subordinated notes and Capital Resource Lenders and the Morgan Stanley-sponsored limited partnerships agreed to defer the repayment of the remaining $6.0 million of the subordinated notes that would otherwise have been due upon the completion of its initial public offering in order to enable it to meet its anticipated liquidity needs over the next 18 months with reasonable liquidity reserves to meet unanticipated contingencies. The
$6.0 million of notes bear interest at 12% per year and are due upon the earlier of August 25, 2001 or the completion of an underwritten public offering of securities (other than Lionbridge's initial public offering) with aggregate gross proceeds of at least $10.0 million. As of March 31, 1999, Lionbridge was not in compliance with one of the covenants common to each of the above loan agreements. Lionbridge subsequently obtained waivers from the Morgan Stanley-sponsored limited partnerships and Capital Resource Lenders which released it from the requirement to comply with that covenant for the quarter ended March 31, 1999 and for the quarters ended June 30 and September 30, 1999. As of December 31, 1999, Lionbridge was in compliance with all of the required covenants.

    Net cash used in operations was $3.5 million in 1999, $1.7 million in 1998, and $1.4 million in 1997. Cash used in these periods was primarily to fund the net losses of $17.6 million, $4.3 million and $7.7 million incurred during these years, respectively, offset in part by depreciation, amortization and other non-cash expenses, and movements in operating assets and liabilities. Movements in operating assets and liabilities were largely the result of the growth of business operations during these periods. Lionbridge has not experienced any significant trends in accounts receivable other than changes relative to increases in sales. Fluctuations in accounts receivable from period to period relative to changes in sales are a result of the timing of customer invoicing and receipt of milestone payments from customers.

    Net cash used in investing activities was $5.6 million in 1999, $4.5 million in 1998, and $426,000 in 1997. Investing activities for these periods were primarily purchases of equipment and the acquisitions of Japanese Language Services and the localization services division of Lucent Technologies in 1998 and VeriTest in 1999.

    Net cash provided by financing activities was $20.3 million in 1999, $5.9 million in 1998, and $1.3 million in 1997. The primary financing activity was the completion of Lionbridge's initial public offering in 1999, with additional resources being provided by borrowings against its bank line of credit in each year as well as the issuance of the subordinated debt in 1999.

    As of December 31, 1999, Lionbridge's other significant financial commitments consisted of $750,000 of notes payable as well as obligations under operating leases.

    Lionbridge has an agreement with the Irish Industrial Development Agency regarding financial grants to its Irish subsidiary from this agency. Under the agreement, the Irish subsidiary may not pay dividends or otherwise distribute its cash, including any distributions to Lionbridge. In addition, Lionbridge's European subsidiaries, including its Irish subsidiary, are restricted from paying dividends to it under the terms of its commercial credit facility with Silicon Valley Bank. These restrictions have not had a material impact on Lionbridge or any of its subsidiaries and Lionbridge does not expect that these restrictions will have a material impact in the future.

    As of December 31, 1999, Lionbridge had cash and cash equivalents of $11.5 million and an additional $1.4 million available for borrowing under the bank line of credit. Lionbridge's future financing requirements will depend upon a number of factors, including its operating performance and increases in operating expenses associated with growth in its business. Lionbridge anticipates that its present cash position and available financing should provide adequate cash to fund its currently anticipated cash needs through at least the next 12 months. It cannot be assured that additional financing, if needed, will be available to Lionbridge at terms acceptable to it, if at all.

CONVERSION TO THE EURO

    On January 1, 1999, 11 European countries began using the euro as their single currency, while still continuing to use their own notes and coins for cash transactions. Banknotes and coins denominated in euros are expected to be in circulation by 2002, at which time local notes and coins will cease to be legal tender. Lionbridge conducts a significant amount of business in these countries. The introduction of the euro has not resulted in any material adverse impact upon our operations, although Lionbridge continues to monitor the effects of the conversion.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended on July 7, 1999 by the issuance of Statement of Financial Accounting Standards No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FAS Statement
No. 133." SFAS No. 137 defers the implementation of SFAS No. 133 by one year. SFAS No. 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for Lionbridge, and Lionbridge does not expect its adoption to have a material impact on its financial position or results of operations.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." This bulletin summarized certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. Lionbridge believes that its current revenue recognition policy complies with the Commission's guidelines.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Lionbridge is exposed to market risk related to changes in interest rates and foreign currency exchange rates. Lionbridge does not use derivative financial instruments for speculative or trading purposes.

    INTEREST RATE RISK. Lionbridge is exposed to market risk from changes in interest rates primarily through its investing activities. In addition, its ability to finance future acquisition transactions may be impacted if it is unable to obtain appropriate financing at acceptable rates. Its investment portfolio consists solely of investments in high-grade commercial bank money market accounts.

    FOREIGN CURRENCY EXCHANGE RATE LOSSES. The majority of Lionbridge's contracts with clients are denominated in U.S. dollars. However, 59% of its costs and expenses in 1999 and 73% of its costs and expenses in 1998 were denominated in foreign currencies. 52% and 59% of our assets were recorded in foreign currencies as of December 31, 1999 and 1998, respectively. 29% and 48% of its liabilities were recorded in foreign currencies as of December 31, 1999 and 1998, respectively. Therefore, Lionbridge is exposed to foreign currency exchange risks. Lionbridge has not historically tried to reduce its exposure to exchange rate fluctuations by using hedging transactions. However, it may choose to do so in the future. It may not be able to do this successfully. Accordingly, Lionbridge may experience economic loss and a negative impact on earnings and equity as a result of foreign currency exchange rate fluctuations.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table presents information about each of Lionbridge's executive officers and directors as of February 29, 2000.

NAME                                          AGE                       POSITION
----                                        --------                    --------
Rory J. Cowan.............................  47         Chairman of the Board, Chief Executive
                                                       Officer, President and
                                                       Class III Director
Stephen J. Lifshatz.......................  41         Senior Vice President, Chief Financial
                                                       Officer, Treasurer and Secretary
Myriam Martin-Kail........................  46         Senior Vice President, Operations
Peter H. Wright...........................  38         Senior Vice President, Sales
Guy L. de Chazal..........................  52         Class II Director
Marcia J. Hooper..........................  45         Class II Director
Paul Kavanagh.............................  58         Class III Director
Claude P. Sheer...........................  49         Class I Director

    RORY J. COWAN founded Lionbridge in September 1996. Mr. Cowan served as Chairman and Chief Executive Officer of Stream International, Inc., a software and services provider, from May 1995 to June 1996. Mr. Cowan was also the Chief Executive Officer of Interleaf, Inc. from October 1996 to January 1997. He was an Executive Vice President of R.R. Donnelley & Sons, a provider of commercial print and print-related services, from January 1991 to June 1996. Mr. Cowan also serves as a director of NewsEdge Corporation and Interleaf, Inc.

    STEPHEN J. LIFSHATZ joined Lionbridge in January 1997. Mr. Lifshatz served as the Chief Financial Officer of The Dodge Group from May 1996 to
January 1997. He served in a number of senior financial roles, including Chief Financial Officer of Marcam Corporation, a publicly traded software company, from May 1984 to May 1996.

    MYRIAM MARTIN-KAIL joined Lionbridge in December 1996. Ms. Martin-Kail served as European Director for Localization of Stream International, Inc. from April 1995 to December 1996 and Operations Manager, Dublin from September 1994 to September 1995. She was Internationalization Manager for Digital Equipment Corporation in Europe from January 1992 to November 1994.

    PETER H. WRIGHT joined Lionbridge in January 1997. Mr. Wright was previously the Sales Director at Berlitz International, Inc. for their localization business from August 1991 to November 1996.

    GUY L. DE CHAZAL has been a director of Lionbridge since February 1998. Mr. de Chazal has been with Morgan Stanley since 1984, most recently as a managing director of Morgan Stanley and the President and a general partner of Morgan Stanley Dean Witter Venture Partners. Mr. de Chazal is a director of Weblink Wireless, Inc. and several private companies.

    MARCIA J. HOOPER has been a director of Lionbridge since December 1996. Since May 1996, Ms. Hooper has been a partner with the Information Technology Group of Advent International Corporation, a venture capital company. From July 1994 to April 1996, she served as a partner of Viking Capital Group, a venture capital company focused on early stage investments. Ms. Hooper was a partner of Paine Webber/Ampersand Ventures, a venture capital company, from September 1985 to June 1994. Ms. Hooper is also a director of Wang Laboratories, Inc., Interleaf, Inc., Worldgate Communications, Inc. and PolyMedica Corporation.

    PAUL KAVANAGH has been a director of Lionbridge since December 1996.
Mr. Kavanagh has served as an industry consultant since January 1998.
Mr. Kavanagh served as President Europe, Middle East and Africa of Stream International, Inc. from August 1995 to January 1998. From April 1992 to August 1995, Mr. Kavanagh was Managing Director Europe, Middle East and Africa of R.R. Donnelley & Sons.

    CLAUDE P. SHEER has been a director of Lionbridge since March 1999.
Mr. Sheer has served as Senior Advisor to and Chief Internet Strategist of Ziff Davis since November 1998. From 1980 to November 1998, Mr. Sheer served in a number of executive roles for Ziff Davis, including President, ZD Publishing; President, US Publications; and President, Business Media Group.

    Lionbridge's executive officers are elected by and serve at the discretion of the board of directors. There are no family relationships among any of its executive officers and directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The board of directors is currently fixed at six and has five elected members. Lionbridge's second amended and restated certificate of incorporation divides the board of directors into three classes. The members of each class of directors serve for staggered three-year terms. The board of directors is composed of (i) two Class I directors (Mr. Sheer and an open position), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2000, (ii) two Class II directors (Mr. de Chazal and Ms. Hooper), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001, and
(iii) two Class III directors (Messrs. Cowan and Kavanagh), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2002. The board of directors has appointed Roger O. Jeanty as a Class I director effective upon the closing of the merger. The board of directors met nine times and took action by unanimous written consent nine times during the fiscal year ended December 31, 1999.

    Lionbridge has a standing compensation committee and audit committee of the board of directors. The members of the compensation committee consist of Messrs. de Chazal, Kavanagh and Sheer. The compensation committee's duties are to review and evaluate the salaries and incentive compensation of Lionbridge's management and employees and administer its 1998 Stock Plan and its 1999 Employee

Stock Purchase Plan. The compensation committee met one time during the fiscal year ended December 31, 1999.

    The members of the audit committee consist of Mr. Kavanagh and Ms. Hooper. The audit committee is responsible for the selection of and determination of fees paid to Lionbridge's independent public accountants, reviewing the scope and results of audits and other services provided by Lionbridge's independent public accountants and reviewing Lionbridge's system of internal accounting and financial controls. The audit committee also reviews other matters with respect to Lionbridge's accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The audit committee met one time during the fiscal year ended December 31, 1999.

    Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he or she served during fiscal year ended December 31, 1999.

COMPENSATION OF DIRECTORS

    Lionbridge does not currently compensate its directors. Each director is reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors or of any committee of the Board. Non-employee directors are eligible to receive options to purchase shares of common stock under Lionbridge's 1998 Stock Plan.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION SUMMARY

    The following Summary Compensation Table sets forth certain information with respect to the annual and long-term compensation of Lionbridge's Chief Executive Officer and each of Lionbridge's other highly compensated executive officers (the "named executive officers") whose total compensation exceeded $100,000 for the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                        ANNUAL COMPENSATION                COMPENSATION
                                           ---------------------------------------------   ------------
                                                                               OTHER        SECURITIES
                                                                               ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION                  YEAR      SALARY     BONUS     COMPENSATION   OPTIONS/SARS
---------------------------                --------   --------   --------   ------------   ------------
Rory J. Cowan............................    1999     $259,875   $ 65,000         --           66,667
Chairman, Chief Executive Officer            1998     $249,144   $175,725         --               --
and President                                1997     $225,000   $112,500         --               --

Stephen J. Lifshatz......................    1999     $190,575   $ 47,500         --           50,000
Senior Vice President and Chief Financial    1998     $182,705   $ 64,433         --           36,667
Officer                                      1997     $158,125   $ 41,250         --          259,082

Myriam Martin-Kail.......................    1999     $167,679   $ 40,000         --           50,000
Senior Vice President, Operations            1998     $147,585   $ 37,815         --           20,000
                                             1997     $143,624   $ 34,739         --          323,886

Peter H. Wright..........................    1999     $151,250   $ 37,750         --           50,000
Senior Vice President, Sales                 1998     $137,863   $ 47,410         --           33,334
                                             1997     $124,218   $ 30,000         --          130,500

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to the stock options granted during the fiscal year ended December 31, 1999 to each named executive officer of Lionbridge listed in the Summary Compensation Table above. Lionbridge did not grant any stock appreciation rights in 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE VALUE
                                                   PERCENT OF                               AT ASSUMED ANNUAL RATE
                                    NUMBER OF        TOTAL       EXERCISE                       OF STOCK PRICE
                                    SECURITIES    OPTIONS/SARS   PRICE IN                      APPRECIATION FOR
                                    UNDERLYING     GRANTED TO     DOLLARS                       OPTION TERM (2)
                                   OPTIONS/SARS   EMPLOYEES IN      PER      EXPIRATION   ---------------------------
NAME                                 GRANTED      FISCAL YEAR    SHARE (1)      DATE          5%              10%
----                               ------------   ------------   ---------   ----------   ----------       ----------
Rory J. Cowan....................     66,667           7.2%        $1.65       3/11/04      $69,179         $175,313
Stephen J. Lifshatz..............     50,000           5.4%        $1.50       3/11/09      $47,167         $119,531
Myriam Martin-Kail...............     50,000           5.4%        $1.50       3/11/09      $47,167         $119,531
Peter H. Wright..................     50,000           5.4%        $1.50       3/11/09      $47,167         $119,531

------------------------

(1) The exercise price equals the fair market value of the common stock as of the grant date as determined by Lionbridge's board of directors.

(2) Amounts reported in these columns represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of Lionbridge's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of Lionbridge's common stock. Lionbridge cannot assure that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation in the price of the common stock since the date of grant.

AGGREGATE OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information with respect to the options exercised by each named executive officer of Lionbridge listed in the Summary Compensation Table above during the year ended December 31, 1999 or held by such persons at December 31, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                   VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                           SHARES                             AT DECEMBER 31, 1999            AT DECEMBER 31, 1999 (2)
                        ACQUIRED ON         VALUE        -------------------------------   -------------------------------
NAME                    EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE       UNEXERCISABLE   EXERCISABLE       UNEXERCISABLE
----                    ------------   ---------------   -----------       -------------   -----------       -------------
Rory J. Cowan.........    375,383         $2,049,588       187,691            442,048      $3,425,376         $8,067,363
Stephen J. Lifshatz...     78,522         $  421,391            --            170,075              --         $3,103,869
Myriam Martin-Kail....         --                 --       209,926            183,960      $3,831,150         $3,357,270
Peter H. Wright.......     94,060         $  798,642            --            119,774              --         $2,185,876

------------------------

(1) Amounts calculated by subtracting the aggregate exercise price of the options from the market value of the underlying common stock on the date of exercise, and do not reflect amounts actually received by the named executive officers.

(2) Amounts calculated by subtracting the exercise price of the options from the fair market value of the underlying common stock as quoted on The NASDAQ Stock Market of $18.25 per share on December 31, 1999, multiplied by the number of shares underlying the options, and do not reflect amounts that may be actually received by the named executive officers upon exercise of options.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

    Rory J. Cowan entered into an employment agreement with Lionbridge on December 23, 1996. Mr. Cowan's employment agreement provides for a two-year term with automatic one-year renewals. Under the terms of his employment agreement, Mr. Cowan receives a base salary of $225,000, subject to increase from time to time by the Lionbridge board of directors in its sole discretion, and an annual discretionary bonus in an amount up to Mr. Cowan's then current base salary. Pursuant to his employment agreement, Lionbridge also issued Mr. Cowan options to purchase up to 1,501,529 shares of its common stock at an exercise price of $0.15 per share. Mr. Cowan's options vest over a four-year period and 50% of any unvested options held by Mr. Cowan will vest and become immediately exercisable upon a merger or sale of all or substantially all of the assets of Lionbridge or upon the disposition by Advent International and Morgan Stanley Dean Witter Venture Partners of more than 50% of the aggregate amount of our capital stock owned by them. If Lionbridge terminates Mr. Cowan's employment other than for cause, he is entitled to receive twelve monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12th of Mr. Cowan's base salary). If Mr. Cowan is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

    Mr. Cowan entered into a non-competition agreement with Lionbridge on December 23, 1996. The agreement provides that Mr. Cowan will not during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge, (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of

Lionbridge's in connection with any business activity which would be in violation of the non-competition agreement.

    Stephen J. Lifshatz entered into an employment agreement with Lionbridge on February 11, 1997. Mr. Lifshatz's employment agreement provides for a one-year term with automatic one-year renewals. Under the terms of his employment agreement, Mr. Lifshatz receives a base salary of $165,000 subject to increase from time to time by the Lionbridge board of directors in its sole discretion, and an annual discretionary bonus in an amount up to 50% of his then current base salary. In connection with his employment agreement, Lionbridge also issued Mr. Lifshatz options to purchase up to 259,082 shares of its common stock at an exercise price of $0.15 per share. Mr Lifshatz's options vest over a four-year period. If, during the six-month period following a change in control of Lionbridge, Mr Lifshatz ceases to be the Chief Financial Officer of the parent of the surviving entity or suffers a substantial diminuation of his responsibilities, 50% of any unvested options then held by Mr. Lifshatz shall vest and become immediately exercisable. If Lionbridge terminates
Mr. Lifshatz's employment other than for cause, he is entitled to receive six monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12th of Mr. Lifshatz's base salary). If Mr. Lifshatz is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

    Mr. Lifshatz entered into a non-competition agreement with Lionbridge on February 11, 1997. The agreement provides that Mr. Lifshatz will not, during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's in connection with any business activity which would be in violation of the non-competition agreement.

    Myriam Martin-Kail entered into an employment agreement with Lionbridge on February 24, 1997, effective as of January 1, 1997. Under the terms of her employment agreement, Ms. Martin-Kail receives a base salary of 650,000 French Francs, subject to increase from time to time by the Lionbridge board of directors in its sole discretion, and an annual discretionary bonus in an amount up to 50% of her then current base salary. Ms. Martin-Kail is also entitled to a car allowance of up to 63,000 French Francs per year. In connection with her employment agreement, Lionbridge also issued Ms. Martin-Kail options to purchase up to 323,885 shares of its common stock at an exercise price of $0.15 per share. Ms. Martin-Kail's options vest over a four-year period. If Lionbridge terminates Ms. Martin-Kail's employment, she is entitled to receive twelve monthly severance payments, each in an amount equal to her then current monthly base compensation (i.e., 1/12th of Ms. Martin-Kail's base salary).

    Ms. Martin-Kail entered into a non-competition agreement with Lionbridge on February 24, 1997. The agreement provides that Ms. Martin-Kail will not, during the course of her employment and the twelve months following the date of the termination of her employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's which would be in violation of the non-competition agreement.

    Peter H. Wright entered into an employment agreement with Lionbridge on February 28, 1997. Mr. Wright's employment agreement provides for a one-year term with automatic one-year renewals. Under the terms of his employment agreement, Mr. Wright receives a base salary of $125,000 subject to increase from time to time by the Lionbridge board of directors in its sole discretion, and an annual discretionary bonus in an amount up to 50% of his then current base salary. In connection with his employment agreement, Lionbridge issued Mr. Wright options to purchase up to 97,166 shares of its common stock at an exercise price of $0.15 per share.
Mr. Wright's options vest over a four-year period. If Lionbridge terminates
Mr. Wright's employment other than for casue, he is entitled to receive six monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12th of Mr. Wright's base salary). If Mr. Wright is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

    Mr. Wright entered into a non-competition agreement with Lionbridge on February 28, 1997. The agreement provides that Mr. Wright will not, during the course of his employment and the six months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's which would be in violation of the non-competition agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report is submitted by the compensation committee. The compensation committee during fiscal year 1999 was comprised of Messrs. de Chazal, Kavanagh and Sheer, all of whom are non-employee directors. Pursuant to authority delegated by the board of directors, the compensation committee is responsible for reviewing and administering Lionbridge's 1998 Stock Plan and 1999 Employee Stock Purchase Plan and reviewing and approving salaries and other incentive compensation of Lionbridge's officers and employees, including the grant of stock options to officers and employees.

COMPENSATION PHILOSOPHY

    The goal of Lionbridge is to attract and retain qualified executives in a competitive industry. To achieve this goal, the compensation committee applies the philosophy that compensation of executive officers, specifically including that of the the Chief Executive Officer and President, should be linked to revenue growth, operating results and earnings per share performance.

    Under the supervision of the compensation committee, Lionbridge has developed and implemented compensation policies. The compensation committee's executive compensation policies are designed to (i) enhance profitability of Lionbridge and stockholder value, (ii) integrate compensation with Lionbridge's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, and (v) assist Lionbridge in attracting and retaining qualified executive officers. Currently, compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary, bonus, and long-term incentive compensation in the form of stock options.

BASE SALARY

    In setting cash compensation for the Chief Executive Officer and President and reviewing and approving the cash compensation for all other officers, the compensation committee reviews salaries annually. The compensation committee's policy is to fix base salaries at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of Lionbridge. In addition, the base salaries take into account Lionbridge's relative performance as compared to comparable companies.

    The salary compensation for the executive officers is based upon their qualifications, experience and responsibilities, as well as the attainment of planned objectives. The Chief Executive Officer and President makes recommendations to the compensation committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the compensation committee on an annual basis. During 1999, the Chief Executive Officer and President made recommendations for salary increases for the executive group, and the compensation committee approved salary increases ranging from 5% to 10% to Lionbridge's executive officers. These increases reflect the impact of promotions as well as incentive changes.

BONUS COMPENSATION

    In addition to salary compensation, the compensation committee recommended the continuation of the bonus program adopted by the Board of Directors in the previous year, whereby senior executives recommended by the Chief Executive Officer and President and approved by the compensation committee for inclusion in the program receive bonus compensation based on a percentage of base salary. Bonuses paid under this program in 1999 were a percentage of base salary for calendar 1998 and were based on attainment of target annualized contract levels and operating expenses for 1998.

STOCK OPTIONS

    The compensation committee relies on incentive compensation in the form of stock options to retain and motivate executive officers and employees. Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with Lionbridge and to enable them to develop and maintain a stock ownership position in Lionbridge's common stock.

    Lionbridge's 1998 Stock Plan permits the compensation committee to administer the granting of stock options to eligible employees, including executive officers. Options generally become exercisable based upon a vesting schedule tied to years of future service to Lionbridge. The value realizable from exercisable options is dependent upon the extent to which Lionbridge's performance is reflected in the market price of Lionbridge's common stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees. The compensation committee approves the granting of options in order to motivate these employees to maximize shareholder value. Generally, options are granted to officers and employees at fair market value on the date of grant and vest over a four-year period.

    Option grants to employees are based on such factors as initiative, achievement and performance. In administering grants to executive officers, the compensation committee evaluates each officer's total equity compensation package. The compensation committee generally reviews the option holdings of each of the executive officers, including their vesting and exercise prices and the then current value of any unvested options. The compensation committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of Lionbridge's stockholders.

MR. COWAN'S COMPENSATION

    The cash compensation program for the Chief Executive Officer and President of Lionbridge is designed to reward performance that enhances shareholder value. Mr. Cowan's compensation package is comprised of base pay, bonus and stock options, and is in part based on Lionbridge's revenue growth, profitability, and growth in earnings per share. In 1999, Mr. Cowan's annual base salary was increased to $247,500. The compensation committee believes that Mr. Cowan's compensation is now comparable to the salary of Chief Executive Officers in other globalization services companies, considering the size and rate of profitability of those companies.

    The compensation committee is satisfied that the executive officers of Lionbridge are dedicated to achieving significant improvements in the long-term financial performance of Lionbridge and that the compensation policies and programs implemented and administered have contributed and will continue to contribute toward achieving this goal.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), Lionbridge cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Lionbridge has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is Lionbridge's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

                                          Respectfully Submitted by the
                                          Compensation Committee:

                                          Guy L. de Chazal
                                          Paul Kavanagh
                                          Claude P. Sheer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. de Chazal, Kavanagh and Sheer comprised the compensation committee for fiscal year 1999. No member of the compensation committee was at any time during the past year an officer or employee of Lionbridge or any of its subsidiaries, was formerly an officer of Lionbridge or any of its subsidiaries, or had any relationship with Lionbridge requiring disclosure herein.

    No executive officer of Lionbridge served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the compensation committee. No executive officer of Lionbridge served as a director of another corporation, one of whose executives served on the compensation committee. No executive officer of Lionbridge served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of Lionbridge.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF LIONBRIDGE

    Section 16(a) of the Securities Exchange Act of 1934 requires Lionbridge's executive officers and directors, and holders of more than 10% of Lionbridge's common stock (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of Lionbridge. Such persons are required by regulations of the Commission to furnish Lionbridge with copies of all such filings. Based solely a review of the forms and written representations received by Lionbridge pursuant to Section 16(a) of the Securities Exchange Act of 1934, Lionbridge believes that all Reporting Persons complied with Section 16(a) filing requirements in the period ended December 31, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In December 1996, Lionbridge America, Inc., Lionbridge's predecessor holding company and current wholly owned subsidiary, acquired the localization businesses of Stream International in Ireland,

The Netherlands and France for $11,300,000 in cash and the assumption of $100,000 of liabilities through its acquisition of all of the capital stock of the following five foreign subsidiaries of Stream: R.R. Donnelley Language Solutions International B.V., INK Nederland B.V., R.R. Donnelley Language Solutions Belgium N.V., R.R. Donnelley Language Solutions France SARL, and Stream International Language Solutions. Rory J. Cowan was an executive officer of Stream International until June 1996 and our director Paul Kavanagh was an executive officer of Stream International and R.R. Donnelley & Sons until January 1998. As a result of this transaction, R.R. Donnelley Language Solutions International B.V. became a subsidiary of Lionbridge America and is now known as Lionbridge Technologies Holdings, B.V. and each of INK Nederland B.V. (now known as Lionbridge Technologies B.V.), R.R. Donnelley Language Solutions France SARL (now known as Lionbridge Technologies (France)), and Stream International Language Solutions (now known as Lionbridge Technologies Ireland) became subsidiaries of Lionbridge Technologies Holdings, B.V. R.R. Donnelley Language Solutions Belgium N.V. was an inactive subsidiary and was subsequently dissolved by Lionbridge. All subsidiaries of Lionbridge are, directly or indirectly, wholly owned by Lionbridge.

    In July 1997, Lionbridge America, through its Lionbridge Technologies Holdings, B.V. subsidiary, acquired assets from the localization businesses of Stream International in Japan, China, South Korea and Taiwan for $100,000 in cash and the assumption of $317,000 of liabilities.

    In June 1998, Lionbridge and Stream International entered into an agreement to settle indemnity claims of Lionbridge against Stream under the December 1996 purchase agreement. Under the terms of the settlement agreement, Lionbridge's purchase price for the European businesses acquired from Stream International was reduced by $531,000.

    The purchase price for and terms of these acquisitions and the terms of the settlement agreement described above were the result of arms-length negotiations.

    In December 1996, Lionbridge America issued 701,454 shares of its Series A convertible preferred stock at a purchase price of $1.00 per share, for an aggregate of $701,454, and an option to purchase up to 1,501,529 shares of its common stock at an exercise price of $0.15 per share to Mr. Cowan.

    In December 1996, Lionbridge America issued an aggregate of 1,000 shares of its Series AA preferred stock to five limited partnerships sponsored by Advent International Corporation, at a purchase price of $0.01 per share, for an aggregate purchasing price of $10.00. In December 1996, Lionbridge Technologies Holdings, B.V., a subsidiary of Lionbridge, issued an aggregate of 248 of its ordinary shares to the Advent-sponsored limited partnerships at a purchase price of $24,193.55 per share, for an aggregate of $6,000,000. Marcia J. Hooper, a partner of Advent International, has served as a member of the Board of Directors of Lionbridge since December 1996.

    In December 1996, Lionbridge America issued an aggregate of 6,000,000 shares of its Series A convertible preferred stock to Morgan Stanley Venture Capital Fund II Annex, L.P and Morgan Stanley Venture Investors Annex, L.P. at a purchase price of $1.00 per share, for an aggregate of $6,000,000. Guy
L. de Chazal, the managing general partner of Morgan Stanley Venture
Partners II, L.P., the general partner of each of the Morgan Stanley-sponsored limited partnerships, has served as a member of the Board of Directors of Lionbridge since February 1998.

    In December 1996, Lionbridge America issued 971,654 shares of its Series A convertible preferred stock to Stream International at a purchase price of $1.00 per share, for an aggregate of $971,654. The shares issued to Stream International were subject to a stock option agreement providing a call option to the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships and Lionbridge America to purchase the shares from Stream and a put option to Stream to sell the shares to the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships and Lionbridge America at Stream's original purchase price. In September 1997, Stream International exercised its put option and sold the shares to Lionbridge America at a purchase price of $1.00 per share, for an aggregate of $971,654.

    In July 1997, Lionbridge America issued 100,000 shares of its Series A convertible preferred stock to Paul Kavanagh at a purchase price of $1.00 per share, for an aggregate of $100,000. Mr. Kavanagh has served as a member of the Board of Directors of Lionbridge since December 1996.

    In February 1998, Lionbridge America became a subsidiary of Lionbridge. We accomplished this by issuing an aggregate of 1,359,993 shares of our common stock, 13,271,314 shares of our Series A convertible preferred stock and 140 shares of our Series D nonvoting convertible preferred stock to Mr. Cowan, the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships, and the other stockholders of Lionbridge America in exchange for all of the outstanding shares of capital stock of Lionbridge America held by these stockholders and the outstanding ordinary shares of Lionbridge Technologies Holdings, B.V. held by the Advent-sponsored limited partnerships. Lionbridge America also redeemed all of the outstanding shares of its Series AA preferred stock held by the Advent-sponsored limited partnerships at the original purchase price of $0.01 per share, for an aggregate of $10.00.

    In January 1999, Lionbridge borrowed $4.0 million from Capital Resource Lenders, III, L.P. under a 12% senior subordinated convertible note due
January 8, 2000. In connection with the issuance of the note to Capital Resource Lenders, many of Lionbridge's subsidiaries executed guarantees in favor of Capital Resource Lenders. In February 1999, Lionbridge borrowed an additional $2.0 million from Capital Resource Lenders under an amended and restated 12% senior subordinated note due February 26, 2006 in the aggregate principal amount of $6.0 million and issued to Capital Resource Lenders and an affiliated entity of Capital Resource Lenders common stock purchase warrants exercisable for an aggregate of 1,277,716 shares of its common stock at an exercise price of $0.015 per share. In August 1999, Capital Resource Lenders and the affiliated entity exercised the common stock purchase warrants in full.

    In February 1999, Lionbridge's indirect wholly owned subsidiary, Lionbridge Technologies Holdings, B.V. borrowed $4.0 million from Capital Resource Lenders under a 12% senior subordinated note due February 26, 2006. In connection with Lionbridge Technologies Holdings, B.V.'s issuance of the note to Capital Resource Lenders, many of Lionbridge's subsidiaries executed guarantees in favor of Capital Resource Lenders. Stephen M. Jenks, a member of Capital Research Partners III, L.L.C. which is the general partner of Capital Resource Lenders, served as a member of Lionbridge's board of directors from March 1999 to August 1999 and Capital Resource Lenders holds 7.7% of the outstanding shares of Lionbridge common stock as of January 31, 2000.

    In March 1999, Lionbridge and Lionbridge Technologies Holdings, B.V. borrowed an aggregate of $2.0 million from two certain limited partnerships sponsored by Morgan Stanley (the "Morgan Stanley-sponsored limited partnerships") under 12% senior subordinated notes due March 9, 2006 and issued to the Morgan Stanley-sponsored limited partnerships common stock purchase warrants exercisable for an aggregate of 255,544 shares of Lionbridge's common stock at an exercise price of $0.015 per share. In connection with the issuance of the notes to the Morgan Stanley-sponsored limited partnerships, many of Lionbridge's subsidiaries executed guarantees in favor of the Morgan Stanley-sponsored limited partnerships. In November 1999, the Morgan Stanley-sponsored limited partnerships exercised the common stock purchase warrants in full. Guy L. de Chazal, the Chairman of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P. which is the general partner of each of the Morgan Stanley-sponsored limited partnerships, has served as a member of the Board of Directors of Lionbridge since February 1998.

    In August 1999, Capital Resource Lenders and the Morgan Stanley-sponsored limited partnerships agreed to defer, until the earlier of August 25, 2001 and the completion of an underwritten public offering (other than Lionbridge's initial public offering) with aggregate gross proceeds of at least

$10.0 million, Lionbridge's repayment of $5.0 million and $1.0 million, respectively, of the principal amount of the subordinated notes due in 2006. These notes had previously required all of the principal amount to be repaid upon the closing of Lionbridge's initial public offering in August 1999.

    In connection with the closing of Lionbridge's initial public offering in August 1999, the following transactions occurred:

    - 50% of the principal amount of the $12.0 million notes issued to Capital Resource Lenders and the Morgan Stanley-sponsored limited partnerships were paid in full;

    - the 13,271,314 outstanding shares of its Series A convertible preferred stock and 140 outstanding shares of its Series D nonvoting convertible preferred stock held by its preferred stockholders including Mr. Cowan, Mr. Kavanagh, five certain limited partnerships sponsored by Advent International Corporation (the "Advent-sponsored limited partnerships") and the Morgan Stanley-sponsored limited partnerships were exchanged for an aggregate of 132.7145 shares of its Series B redeemable preferred stock and 8,847,649 shares of its Series C convertible preferred stock.
      Ms. Hooper, a partner of Advent International Corporation, which is the general partner of Advent International Limited Partnership, the general partner of the Advent-sponsored entities, has served as a member of the Board of Directors of Lionbridge since December 1996;

    - the 132.7145 outstanding shares of Lionbridge's Series B redeemable preferred stock was redeemed for $100,000 per share plus an 8% annual premium. The redemption amount paid to Mr. Cowan, the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships, and Mr. Kavanagh was $150,000, $1.3 million, $1.3 million, and $21,000, respectively.

    - the 8,847,649 outstanding shares of Lionbridge's Series C convertible preferred stock held by its preferred stockholders including Mr. Cowan, Mr. Kavanagh, the Advent-sponsored limited partnerships and the Morgan Stanley-sponsored limited partnerships were converted into 8,847,649 shares of its common stock.

    In addition, the Advent-sponsored limited partnerships and the Morgan Stanley-sponsored limited partnerships each purchased 364,000 shares of Lionbridge common stock for $10.00 per share as part of Lionbridge's initial public offering.

    Lionbridge has entered into a Second Restated Registration Rights Agreement dated as of February 26, 1999 with Mr. Cowan, Mr. Kavanagh, the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships, Capital Resource Lenders and certain other stockholders of Lionbridge. This registration rights agreement provides these holders with rights with respect to the registration by Lionbridge of their shares of Lionbridge common stock under the Securities Act of 1933, as amended.

    Lionbridge believes that all transactions described above were made on terms no less favorable to it than would have been obtained from unaffiliated third parties. All future transactions, if any, with its executive officers, directors and affiliates will be on terms no less favorable to it than could be obtained from unrelated third parties and will be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

                            DESCRIPTION OF INT'L.COM

BUSINESS

    INT'L.com is a leading provider of technical and language services, globalization services and multilingual Internet solutions to more than 250 enterprises based in the U.S., Europe and Asia which are conducting business in markets where the dominant language is other than English. The services and solutions provided by INT'L.com help clients solve issues related to operating globally including: technical product issues, linguistic and translation issues, product and corporate marketing issues and issues surrounding the building and maintenance of an international Web presence for companies involved in e-commerce and e-services. INT'L.com's services include: (1) Web site design, development, programming and real-time Web site maintenance for e-commerce companies seeking to transact business with corporate partners and customers on a multilingual basis; (2) the development of multilingual intranets and extranets; (3) localization of software codes to maintain their functionality in languages other than English; (4) assistance with the design and positioning of global marketing campaigns to ensure their effectiveness in local markets; and
(5) translation of printed catalogs, marketing materials, and product manuals from English into more than 30 languages.

    INT'L.com focuses its activity in four principal market sectors, which it has defined as: information technology and telecommunications, enterprise solutions, global direct media and life sciences.

    For clients in the information technology and telecommunications industries, INT'L.com provides cost-effective service and technology solutions for localization of software and hardware products, multilingual Web sites and localization of marketing materials, technical publications and on-line learning and help systems. Key clients in these industries include: Hewlett Packard, Microsoft, Ericsson Inc., General Dynamics, Parametric Technologies, Pervasive Software and Cognos.


    For clients in industries focused on enterprise solutions, INT'L.com provides service and technology solutions that enable these companies and their clients to automate, integrate, analyze and process information in their end-user's language. Key clients in this sector include: SAP, Vantive (PeopleSoft) and Saleslogix.


    For clients engaged in traditional and Web-enabled direct marketing activities for business-to-business or business-to-consumer sales, INT'L.com provides service and technology solutions to meet their multilingual requirements and enable them to communicate in the local language of their customers. Key clients in this sector include: Hewlett-Packard and L.L. Bean.

    For clients in life science industries, such as pharmaceuticals, healthcare providers, biotechnology firms and manufacturers of medical devices and medical instrumentation, INT'L.com provides service and technology solutions, including specialized terminology and quality processes that enable them to engage in product marketing, regulatory and product usage activities across multiple languages. Key clients in these industries include: Boston Scientific, ATL Ultrasound, Target Therapeutics and United Healthcare.

    As of December 31, 1999, INT'L.com had 38 sales and marketing personnel. INT'L.com's marketing efforts are geared primarily to the purchasers of its services. In addition to sales personnel, INT'L.com account and client service managers participate in the structuring and management of client engagements, which can be both complex and very specific for each client.

    INT'L.com believes that it has developed a unique technological approach to meeting the globalization requirements of its customers. INT'L.com does not impose a single tool or a single data architecture on a client's requirements, but works with a client's existing technologies and Web structures to provide cost-effective, efficient and accurate solutions for the long-term maintenance of multilingual information. INT'L.com has supported this approach by developing pioneering technologies in a few select areas and incorporating third-party tools and technologies.

    A core component of INT'L.com pioneering technology is the ForeignDesk-Registered Trademark- Globalization Suite. ForeignDesk was originally developed in 1996 and includes a powerful translation memory engine for the recycling of existing translations and a translator work environment with the following key features: (1) the ability to process large volumes of files at very high speed; (2) the ability to work natively on most file formats (Word, HTML, XML) through a customization language; (3) the ability to interact through APIs with other third-party tools, including machine translation technologies and Web-based content authoring systems; (4) a series of extensions that enable the detection of changes in source material, their extraction for translation, and the reinsertion of translated text into traditional or web-enable client data repositories.

    Other INT'L.com technology includes Webstream-TM-, which provides a continuous Web-based localization solution for streaming content; OpenTag, an encoding technology, and ChinaConnect-TM-, a Web integration service and Web site focused on multilingual Web sites for the Chinese-speaking market. INT'L.com believes its advanced and unique web-enabled technologies allow INT'L.com to offer its clients automated, leading-edge globalization and localization services.

    Along with its technology, INT'L.com believes a strong global presence allows INT'L.com to provide comprehensive globalization services and monitor client companies to ensure services are culturally appropriate. At December 31, 1999, INT'L.com had approximately 460 employees in offices located in Framingham, Massachusetts; San Francisco, California; Boulder, Colorado and overseas in The Netherlands, Germany, France, China and Taiwan. INT'L.com has developed strategic alliances and joint ventures in overseas locations where INT'L.com does not maintain an office, including Spain, Italy, Brazil and Japan. INT'L.com's workforce is comprised of highly skilled professionals with expertise in engineering, information systems, linguistic and language translation, Web design, management and publishing, and baseline corporate functions (marketing, human resources, finance). INT'L.com regularly utilizes independent contractors and subcontractors to support its permanent workforce.

    INT'L.com's headquarter offices are located at 492 Old Connecticut Path, Framingham, Massachusetts 01701. Its telephone number is (508) 620-3900. ForeignDesk is a registered U.S. and foreign trademark of INT'L.com. INT'L.com has two registered patents (U.S. and foreign), two pending U.S. patents and one pending foreign patent associated with the elements of ForeignDesk's structure.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    INT'L.com's predecessor, International Communications, Inc., was incorporated in January 1988. Since its organization, INT'L.com has completed the following material acquisitions and transactions:

    - In May 1998, International Communications acquired substantially all of the assets of Sprache und Dokumentation GmbH, and merged the entity into International Communications' wholly owned subsidiary, International Communications Europe GmbH.

    - In August 1998, International Communications acquired Direct Language Communications, Inc. and merged with and into a newly formed entity, IC Global Services, Inc.

    - In April 1999, IC Global Services acquired International Language Engineering Corporation.

    - In September 1999, IC Global Services acquired MOTUS!

    - In November 1999, IC Global Services changed its name to INT'L.com, Inc.

    - In December 1999, INT'L.com obtained a license to operate a subsidiary in China under the name HongQui TongLian Software Technology Services
      Co., Ltd.

    - In January 2000, INT'L.com signed a definitive agreement to be acquired by Lionbridge. The agreement was amended and restated on March 30, 2000.

    INT'L.com's acquisitions have increased its customer base, technical capabilities and employee base, as well as INT'L.com's ability to fully service the demands of customers on a global basis. The future success of INT'L.com's acquisition strategy depends primarily on the ability of INT'L.com to effectively integrate acquired operations and to leverage its operations to increase future financial performance.

    INT'L.com has a diversified revenue stream derived from several industries. Approximately 66% of INT'L.com's revenues are from clients in the information technology and telecommunications industries. Approximately 15% of INT'L.com's revenues are generated from the enterprise solutions industry. Approximately 10% of INT'L.com's revenues are generated from clients engaged in traditional and web-enabled direct marketing activities that involve multilingual requirements, e-retailers, traditional direct mail and catalog marketers, airlines, travel and leisure companies and other enterprises engaged in multilingual commerce. Approximately 9% of INT'L.com's revenues are generated from clients in the life sciences industry such as pharmaceutical companies, medical instrument manufacturers and distributors and other biotechnology enterprises.

    Historically, INT'L.com performed services for clients on a fixed-price, project-by-project basis. Fixed-price contracts continue to represent a majority of INT'L.com's revenues. During 1998 and 1999, INT'L.com has performed an increasing portion of services under pricing agreements having terms of approximately one to three years, such that approximately 30% of INT'L.com's revenue is generated pursuant to these agreements. In addition, approximately 20% of INT'L.com's revenue is generated pursuant to time and materials based engagements, particularly in recently developing areas requiring significant consulting, re-engineering and internationalization services. INT'L.com anticipates that its revenue generated by these time and materials based engagements will increase as a percentage of overall revenue.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated financial data as a percentage of total revenues.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Revenues....................................................    100.0%     100.0%     100.0%
Cost of revenues............................................     90.9       80.7       74.0
                                                               ------     ------     ------
  Gross profit..............................................      9.1       19.3       26.0
Operating expenses:
  General and administrative................................     21.5       12.4       19.1
  Selling and marketing.....................................     14.2       12.3       11.2
  Research and development..................................      2.6        1.9        2.6
  Amortization of goodwill and other intangibles............      8.5        1.7         --
  Reorganization............................................      3.4         --         --
  Acquired in-process research and development..............      0.9         --         --
                                                               ------     ------     ------
    Total operating expenses................................     51.1       28.3       32.9

Loss from operations........................................    (42.0)      (9.0)      (6.9)
Interest and other income (expense), net:
  Interest expense, net.....................................     (2.4)      (0.9)      (0.1)
  Other income (expense), net...............................       --        0.1        0.3
                                                               ------     ------     ------
    Total interest and other income (expense), net..........     (2.4)      (0.8)       0.2
Loss before benefit from income taxes.......................    (44.4)      (9.8)      (6.7)
Benefit from income taxes...................................       --        3.2        1.6
                                                               ------     ------     ------
  Net loss..................................................    (44.4)%     (6.6)%     (5.1)%
                                                               ======     ======     ======

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    For the year ended December 31, 1999, INT'L.com recognized revenues of $34.9 million compared to $17.3 million for the year ended December 31, 1998, an increase of approximately 101.5%. This increase is primarily due to INT'L.com's acquisition of International Language Engineering Corporation in April 1999, which provided revenues of $13.0 million subsequent to its acquisition, increased revenues from existing customers as well as revenues attributable to new strategic global customers.

    Cost of revenues increased from $14.0 million in 1998 to $31.7 million in 1999, an increase of 127.0%. Cost of revenue as a percentage of revenues increased from 80.7% in 1998 to 90.9% in 1999. This increase in cost of revenues as a percentage of revenues is primarily due to the increased compensation and other costs associated with the increase in INT'L.com's employee base as a result of the acquisitions which were completed during the year, as well as an increased reliance on outsourcing of certain services. In addition, cost of revenues increased due to increased service levels in order to meet anticipated revenue growth as well as customer timing requirements.

    General and administrative expenses consist primarily of compensation expense for management, finance, administrative and executive personnel; depreciation costs; communication costs; merger and integration expense; professional fees and other general corporate costs. General and administrative expenses increased approximately 250.4% from $2.1 million in 1998 to $7.5 million in 1999. As a percentage of revenues, general and administrative expenses increased from 12.4% for 1998 to 21.5% for 1999. This increase was primarily due to the full year impact of the 1998 acquisitions, partial year impact of the 1999 acquisitions, integration expenses of acquisitions which were consummated in the second half of 1998 and the first half of 1999 and initial increased headcount in INT'L.com's management and support functions caused by the integration process associated with these acquisitions.

    Selling and marketing expenses, which consist principally of compensation paid to sales and marketing personnel and related travel costs increased 133.0%, from $2.1 million in 1998 to $5.0 million in 1999. This increase is the result of expanding INT'L.com's direct sales organization in anticipation of revenue growth and an expansion of marketing programs. Total sales and marketing personnel increased to 38 individuals at December 31, 1999 from 22 individuals at December 31, 1998. As a percentage of revenues, sales and marketing expenses increased from 12.3% for 1998 to 14.2% for 1999.

    Research and development expenses consist primarily of compensation paid for developers and independent consultant costs associated with the development of translation memory tools. Research and development expense increased approximately 180.2%, from $321,000 in 1998 to $900,000 in 1999. As a percentage of revenues, research and development expense increased to 2.6% for 1999 from 1.9% for 1998. This increase is due primarily to increased personnel costs relating to the expansion of INT'L.com's development staff during the year.

    Amortization of goodwill and other intangibles consists of amortization of goodwill and other intangible assets resulting from acquired businesses. Amortization expense increased 880.4% from $300,000 in 1998 to $2.9 million in 1999. This increase was primarily due to the amortization of goodwill and other intangible assets recognized in connection with INT'L.com's acquisition of International Language Engineering Corporation in April 1999, which are being amortized over periods of two to five years, and a full year of amortization of goodwill recognized in connection with INT'L.com's 1998 acquisition of Sprache und Dokumentation GmbH and Direct Language Communications, Inc., which is being amortized over five years.

    Reorganization expenses of $1.2 million in 1999 consist of severance and outplacement benefits provided to approximately 50 employees terminated in connection with two workforce reductions during the year, of which $357,000 is in accrued expenses at December 31, 1999. These workforce reductions were completed to more properly size the workforce after integrating companies acquired in 1999.

    Acquired in-process research and development expense of $300,000 in 1999 represents a portion of the International Language Engineering Corporation acquisition purchase price which was allocated to projects to be continued by INT'L.com that had no alternative future use and had not yet reached technological feasibility, and therefore was charged to operations at the acquisition date.

    Interest expense, net increased 422.9% from $161,000 in 1998 to $841,000 in 1999. This increase is due to higher average borrowings under INT'L.com's bank line of credit, the assumption of a $3.25 million note from the acquisition of International Language Engineering Corporation and the issuance of $2.0 million of convertible promissory notes in August 1999.

    Other income (expense), net in 1999 consists of losses from foreign exchange transactions and in 1998 consists of a gain from INT'L.com's equity in the earnings of an affiliate which is accounted for under the equity method of accounting.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    For the year ended December 31, 1998, INT'L.com recognized revenues of $17.3 million compared to $9.4 million for the year ended December 31, 1997, an increase of 84.1%. This increase is primarily due to an increase in the number of new strategic global customers added during the year and increased project volume from existing customers. This increase is also due to the acquisition of Sprache und Dokumentation GmbH and Direct Language Communications Corporation in May 1998 and August 1998, respectively.

    Cost of revenues increased from $7.0 million in 1997 to $14.0 million in 1998, an increase of 100.7%. Cost of revenues as a percentage of revenues increased from 74.0% in 1997 to 80.7% in 1998. The increase in cost of revenues is primarily due to the increased compensation and other costs associated with the increased level of INT'L.com's employee base which occurred during the year, as well as an increased reliance on outsourcing of certain services. In addition, costs of revenues increased due to increased service levels in order to meet anticipated revenue growth as well as customer timing requirements. Cost of revenues as a percentage of revenue increased due to the two acquisitions by INT'L.com in 1998. These two businesses had a higher cost of revenues percentage than that of INT'L.com's and are indicative of a different cost structure for services provided to customers in the life sciences, enterprise-wide solutions and multimedia sectors as compared to the information technology and telecommunications sector.

    General and administrative expense increased 19.4%, from $1.8 million in 1997 to $2.1 million in 1998. This increase is due to the addition of finance and management personnel to manage INT'L.com's planned growth. As a percentage of revenues, general and administrative expense decreased to 12.4% for 1998 from 19.1% for 1997.

    Selling and marketing expense increased 102.3%, from $1.1 million in 1997 to $2.1 million in 1998. As a percentage of revenues, selling and marketing expense increased to 12.3% for 1998 from 11.2% for 1997. This increase reflects the payroll and related costs of an increased number of sales personnel believed necessary to generate revenue growth in INT'L.com's existing operations as well as sales and marketing personnel added in connection with INT'L.com's 1998 acquisitions.

    Research and development expense increased 33%, from $242,000 in 1997 to $321,000 in 1998. This increase is due to the addition of personnel to support increased Internet focused development efforts. As a percentage of revenues, research and development expense decreased to 1.9% for 1998 from 2.6% for 1997.

    Amortization expense resulting from acquisition-related intangible assets was $300,000 in 1998. This expense was due to the goodwill and other intangible assets recognized in connection with INT'L.com's acquisitions of Sprache und Dokumentation GmbH and Direct Language Communications, Inc. in May 1998 and August 1998, respectively, which is being amortized over a periods of two to five years.

    Interest expense, net increased from $13,000 in 1997 to $161,000 in 1998. This increase was due primarily to the incurrence of bank debt to support growing working capital needs and an increase in subordinated debt during the year.

    Other income (expense), net for 1998 consists of income in 1998 from INT'L.com's equity in the earnings of an affiliate which is accounted for under the equity method of accounting. Other income (expense), net for 1997, consists of income from miscellaneous services.

    INT'L.com recorded a tax benefit of $151,000 in 1997 and $565,000 in 1998 as a result of losses being carried back to prior profitable periods.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, INT'L.com has funded its operations from the combined proceeds of private sales of equity securities, private sales of subordinated notes and bank borrowings.

    During the years ended December 31, 1999, 1998 and 1997, cash (used in) provided by operating activities was $(6.8) million, $(647,000) and $201,000, respectively. Cash used in operating activities in 1999 and 1998 was primarily to fund net losses of $15.3 million and $1.1 million, respectively, offset in part by depreciation and amortization and increases in operating liabilities. Increases in operating liabilities were the result of growth in business operations during the periods. Cash provided by operations in 1997 was primarily the result of non-cash items such as depreciation and amortization expense and enhanced collections of accounts receivable in the period.

    During the years ended December 31, 1999, 1998 and 1997, net cash provided by (used in) investing activities was $439,000, $(3.1) million and $(615,000), respectively. Cash provided by investing activities in 1999 was primarily attributable to the sale of $2.2 million of marketable securities offset by the purchases of property and equipment of $1.3 million. Cash used in investing activities in 1998 and 1997 was primarily for the purchase or property and equipment and the purchase of $2.2 million of marketable securities.

    During the years ended December 31, 1999, 1998 and 1997, net cash provided by financing activities was $6.9 million, $4.0 million and $422,000, respectively. Net cash provided by financing activities was primarily from the issuance of $8.9 million of Series B preferred stock, of which $3.9 million and $5.0 million was issued in 1999 and 1998, respectively; the issuance of $2.0 million of convertible promissory notes in 1999; and increased borrowings against a bank line of credit of $1.1 million, $503,000 and $638,000 in 1999, 1998 and 1997, respectively, offset by the payment of $2.0 million in cash dividends, of which $400,000 was paid in 1999 and $1.6 million was paid in 1998.

    INT'L.com maintains a credit facility with Silicon Valley Bank that allows INT'L.com to borrow up to $5.0 million on a formula basis. The lending commitment under this credit agreement terminates on January 19, 2001 and requires INT'L.com to maintain a minimum tangible net worth and restricts the payment of dividends. Amounts outstanding under the credit agreement bear interest at the prime rate publicly announced by Silicon Valley Bank plus 2.5% (11.0% at December 31, 1999). INT'L.com's obligations under this credit facility are secured by a security interest in all of INT'L.com's assets. At
December 31, 1999, $3.0 million was outstanding under a prior credit facility and at February 29, 2000, $3.1 million was outstanding under this credit facility.

    At December 31, 1999, INT'L.com's other significant financial commitments consisted of $8.75 million of promissory notes as well as obligations under operating leases. These notes bear interest at rates ranging from 6.0% to 10.0% and mature from January 2001 to April 2005. Of these notes, convertible promissory notes having a principal amount of $2.0 million are being repaid in connection with the merger by the delivery of shares of Lionbridge common stock.

    At December 31, 1999, INT'L.com had cash on hand of $741,000. In addition, assuming lending conditions were satisfied, an additional $2.1 million was available for borrowing under INT'L.com's credit facility. However, this additional borrowing capacity could only be accessed by INT'L.com if INT'L.com's accounts receivable were increased by approximately $2.5 million. Since
December 31, 1999, INT'L.com has borrowed an aggregate of $3.0 million through the issuance of notes to certain of its existing investors. These notes are being repaid in connection with the merger by the delivery of shares of Lionbridge common stock. If these borrowings and cash generated from INT'L.com's operations are insufficient to satisfy INT'L.com's working capital needs, INT'L.com will seek additional debt financing and/or equity financing from its existing investors and third parties.

    At December 31, 1999, INT'L.com had approximately $12.3 million of net operating loss carryforwards that are available to offset future taxable income through 2019. In the event of a change in ownership of INT'L.com, the ability to utilize these tax carryforwards may be limited under certain circumstances. Due to the current and projected future operating losses of INT'L.com, a full valuation allowance has been recorded to offset the otherwise recognizable net operating loss carryforwards.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters beginning with the quarter ending September 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. INT'L.com will adopt SFAS No. 133 in its quarter ending September 30, 2000 and does not expect that such adoption to have an impact on INT'L.com's consolidated results of operations, financial position or cash flows.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." This bulletin summarized certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. INT'L.com believes that its current revenue recognition policy complies with the Commission's guidelines.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    PRIMARY MARKET RISK EXPOSURES. INT'L.com is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. INT'L.com's investment portfolio of cash equivalents is subject to interest rate fluctuations, but INT'L.com believes this risk is immaterial due to the short-term nature of these investments. The majority of INT'L.com's contracts with clients are denominated in U.S. dollars. However, 10% of INT'L.com's costs and expenses in 1999 and 8% of INT'L.com's costs and expenses in 1998 were denominated in foreign currencies. Approximately 16% and 12% of INT'L.com's assets were recorded in foreign currencies as of December 31, 1999 and December 31, 1998, and 12% and 7% of INT'L.com's liabilities were recorded in foreign currencies as of December 31, 1999 and December 31, 1998, respectively. Therefore, INT'L.com is exposed to foreign currency exchange risks. INT'L.com has not historically reduced its exposure to exchange rate fluctuations by using hedging transactions. However, INT'L.com may choose to do so in the future.

    DERIVATIVE FINANCIAL INSTRUMENTS. INT'L.com does not invest in derivative financial instruments, other financial instruments or derivative commodity instruments for trading or speculative purposes. All of INT'L.com's investments are in investment grade securities with high credit ratings of relatively short duration that trade in highly liquid markets and are carried at fair value on INT'L.com's books. Accordingly, INT'L.com has no quantitative information concerning the market risk of participating in such investment.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table presents information about each person who will become a director or executive officer of Lionbridge following the merger:

NAME                                                  AGE                               POSITION
----                                        ------------------------                    --------
Roger O. Jeanty...........................  49                         Chief Executive Officer and Director
Christoph A. Heck.........................  47                         Vice President of Operations

    ROGER O. JEANTY, a founder of one of INTL.com's predecessors, has been employed by INT'L.com and its predecessors since 1984 and has served as a director of INT'L.com since 1998. Prior thereto, Mr. Jeanty held a number of management positions in international and technical areas, including Software Localization manager at Data General and Executive Vice President of the International Software Center.

    CHRISTOPH A. HECK has been employed by INT'L.com as Vice President of Operations since April 1999. Prior thereto, Mr. Heck was Director of International Production and Marketing for Disney Interactive from April 1997 to March 1999 and Director of Worldwide Localization and the European Software Center for Autodesk from April 1993 to March 1997.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the total compensation paid or accrued for the year ended December 31, 1999 for INT'L.com's chief executive officer and the other executive officer who was employed by INT'L.com at December 31, 1999 and who will be executive officers of Lionbridge after the merger (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                             ANNUAL COMPENSATION                COMPENSATION
                                      ----------------------------------   -----------------------
                                                                              AWARDS      PAYOUTS
                                                                           ------------   --------
                                                               OTHER        SECURITIES
                                                               ANNUAL       UNDERLYING      LTIP       ALL OTHER
    NAME AND PRINCIPAL POSITION        SALARY     BONUS     COMPENSATION   OPTIONS/SARS   PAYOUTS    COMPENSATION
    ---------------------------       --------   --------   ------------   ------------   --------   -------------
Roger O. Jeanty, Chief Executive
  Officer...........................  $150,000      --              --        180,000        --              --
Christoph A. Heck(1)................  $ 92,920      --              --         25,000        --         $64,498

------------------------

(1) Mr. Heck joined INT'L.com in April 1999. All other compensation consists of reimbursed relocation costs.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding stock options granted in 1999 to the named executive officers. Each option listed in the table below was granted under the INT'L.com 1998 Stock Plan, as amended. INT'L.com has not granted any stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                                   VALUE AT
                                                  PERCENT OF                                 ASSUMED ANNUAL RATES
                                   NUMBER OF        TOTAL                                          OF STOCK
                                   SECURITIES    OPTIONS/SARS    EXERCISE OR                  PRICE APPRECIATION
                                   UNDERLYING     GRANTED TO     BASE PRICE                   FOR OPTION TERM (2)
                                  OPTIONS/SARS   EMPLOYEES IN    IN DOLLARS     EXPIRATION   ---------------------
NAME                                GRANTED      FISCAL YEAR    PER SHARE (1)      DATE         5%         10%
----                              ------------   ------------   -------------   ----------   --------   ----------
Roger O. Jeanty.................     180,000         32.6%          $3.72        04/08/09    $421,200   $1,067,400
Christoph A. Heck...............      25,000          4.5%          $1.30        02/03/09    $ 20,500   $   51,750

------------------------

(1) The exercise price equals the fair market value of the common stock as of the grant date as determined by INT'L.com's board of directors.

(2) Potential realizable values are net of exercise price, but before payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities Commission and do not represent INT'L.com's estimate or projection of its future common stock prices. These amounts represent assumed rates of appreciation in the value of the INT'L.com common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of INT'L.com common stock and overall market conditions. The amounts reflected in the table may not necessarily be achieved.

                AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth information regarding exercisable and unexercisable stock options held as of December 31, 1999 by each of the named executive officers of INT'L.com.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                                                NUMBER OF SECURITIES        IN-THE-MONEY
                                                               UNDERLYING UNEXERCISED        OPTIONS AT
                                                                     OPTIONS AT             DECEMBER 31,
                                                                 DECEMBER 31, 1999           1999(1)(2)
                                                               ----------------------   --------------------
                              SHARES ACQUIRED      VALUE            EXERCISABLE/            EXERCISABLE/
NAME                          ON EXERCISE (#)   REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE
----                          ---------------   ------------   ----------------------   --------------------
Roger O. Jeanty.............         --              --               180,000/0             $1,854,360/$0
Christoph A. Heck...........         --              --                25,000/0               $318,050/$0

------------------------

(1) There was no public trading market for the INT'L.com common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the implied price of the INT'L.com common stock in the merger as if the merger were consummated on December 31, 1999, less the applicable exercise price per share, multiplied by the number of underlying shares.

(2) Unvested shares issuable upon exercise of options are subject to a repurchase right in favor of INT'L.com in certain circumstances. This repurchase right lapses at specified dates or over specified time periods, and such lapse may accelerate in whole or in part upon completion of the merger. As of December 31, 1999, 0 and 5,833 shares underlying the options held by Messrs. Jeanty and Heck, respectively, were vested.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    Since January 1, 1997, there has not been, nor is there proposed, any transaction where INT'L.com was or will be a party in which the amount involved, exceeded or will exceed $60,000 and in which Roger O. Jeanty or Christoph A. Heck, or any member of the immediate family of either of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and transactions which are described in "Description of INT'L.com--Management" and the transaction described below. Since January 1, 1998, there has not been, nor is there proposed, any transaction where INT'L.com was or will be a party in which the amount involved exceeded, or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of any class of INT'L.com voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and transactions which are described in "Description of INT'L.com--Management" and the transactions described below. These related party transactions were each negotiated on an arms' length basis and were on no less favorable terms to INT'L.com than would have been given to a third party. Furthermore, for each sale or other issuance of securities to a related party, the shares were sold at the then current fair market value determined in good faith by the INT'L.com Board of Directors.

SALE OF EQUITY SECURITIES

    In connection with the closing of the merger of Direct Language Communications, Inc. with and into INT'L.com in August 1998, INT'L.com issued the following number of shares of common stock to certain individuals and entities in exchange for the surrender of their shares of Direct Language Communications or International Communications capital stock:

    - 606,934 shares of INT'L.com common stock were issued to Steven L. Fingerhood, the founder of Direct Language Communications and the current Chairman of the board of directors, Chief

      Strategic Officer and a director of INT'L.com, in his capacity as Trustee under a voting trust agreement. Of that amount, 307,771 shares were issued for the beneficial account of Steven L. Fingerhood, 285,692 were issued for the beneficial account of Barry Traub and the remaining 13,471 shares were issued for the beneficial account of Dogwood Corporation, in each case in exchange for shares of Direct Language Communication common stock.

    - INT'L.com also issued 1,500,000 shares of common stock to Roger O. Jeanty, founder and chief executive officer of International Communications and current Chief Executive Officer and a director of INT'L.com and 500,000 shares of common stock to Tracy A. Jeanty, Mr. Jeanty's wife and then Controller of International Communications, in exchange for their shares of International Communications common stock.

    - INT'L.com issued an aggregate of 54,191 shares of Series A preferred stock to Steven L. Fingerhood in exchange for the surrender of his Direct Language Communications Series A preferred shares.

    - INT'L.com issued 1,424,876 shares of Series B preferred stock to Dakota/EGI, L.L.C. Of that amount, 1,277,045 shares were issued at a purchase price of $3.72 per share and 147,831 shares were issued to Dakota/EGI in exchange for the surrender of its Direct Language Communications Series B preferred shares. Dakota/EGI is the owner of more than five percent of INT'L.com's total combined voting power. Rod Dammeyer, one of INT'L.com's directors, is Managing Partner of Equity Group Corporate Investments, an affiliate of Dakota/EGI. Jeffrey
      A. Wellek, one of INT'L.com's directors, is a member of Dakota Capital Partners, L.L.C., the Managing Member of Dakota/EGI.

    - INT'L.com also issued 2,688 shares of Series B preferred stock to Steven
      L. Fingerhood in exchange for the surrender of his Direct Language Communications Series B preferred shares.

    - INT'L.com issued 3,335 shares of Series C preferred stock to Roger O. Jeanty and 1,112 shares of Series C preferred stock to Tracy A. Jeanty in exchange for their International Communications shares.

    In connection with the closing of INT'L.com's acquisition of International Language Engineering Corporation in April 1999, the following transactions occurred:

    - The shares of common stock issued to each of Steven L. Fingerhood, in his capacity as Trustee, Roger O. Jeanty and Tracy A. Jeanty in connection with the 1998 merger with Direct Language Communications were cancelled and exchanged for an equal number of shares of Series A common stock of INT'L.com.

    - INT'L.com issued 2,462,690 shares of Series B common stock to Cornerstone Equity Investors IV, L.P. Cornerstone owns more than five percent of the shares of a class of INT'L.com voting stock. Dana J. O'Brien and Michael Najjar, two of INT'L.com's directors, are the Senior Managing Director and Managing Director, respectively, of Cornerstone. In July 1999, pursuant to the terms of a settlement agreement, the amount of shares issued to Cornerstone was adjusted and reduced to 2,083,007. As of August 19, 1999, Cornerstone's shares of Series B common stock were reclassified as Series A common stock.

    - INT'L.com issued an aggregate of 268,817 shares of Series B preferred stock to each of Dakota/ EGI and Cornerstone at a purchase price of $3.72 per share pursuant to a Series B preferred stock purchase agreement.

    - INT'L.com issued an aggregate of 887,096 shares of its Series D preferred stock at a value of $6.22 per share to Cornerstone. In July 1999, pursuant to the terms of a settlement agreement, the number of shares of Series D preferred stock issued to Cornerstone was adjusted and reduced to 752,368.

    In connection with INT'L.com's sale of Series B preferred stock in August 1999, INT'L.com issued an aggregate of 511,118 shares of Series B preferred stock at a purchase price of $3.72 a share. Of that amount, 13,441 shares were issued to Roger O. Jeanty, 6,721 shares were issued to Steven L. Fingerhood and 6,721 shares were issued to Steven L. Fingerhood's father, Stanford Fingerhood.

    In September 1999, INT'L.com issued 43,352 shares of Series A common stock to Steven L. Fingerhood at a purchase price of $1.30 per share upon his exercise of stock options.

    In connection with these financings, INT'L.com entered into various agreements with the purchasers of its securities, including an investment, information and registration agreement and a stockholders agreement. Each of these agreements will be terminated immediately prior to the consummation of the merger.

ISSUANCE OF WARRANTS

    In connection with the closing of the merger of Direct Language Communications with and into INT'L.com in August 1998, the following transactions occurred:

    - INT'L.com issued warrants to Steven L. Fingerhood to purchase in the aggregate 260,114 shares of INT'L.com common stock at an exercise price of $1.08 per share in exchange for the surrender of his warrants to purchase shares of Direct Language Communications common stock.

    - INT'L.com issued warrants to Dakota Capital Partners, L.L.C. to purchase in the aggregate 13,439 shares of INT'L.com common stock at an exercise price of $3.72 per share in exchange for the surrender of its warrants to purchase shares of Direct Language Communications common stock. Dakota Capital Partners, L.L.C. is the Managing Member of Dakota/EGI, the owner of more than five percent of INT'L.com's total combined voting power. Jeffrey A. Wellek, one of INT'L.com's directors, is a member of Dakota Capital Partners, L.L.C., the Managing Member of Dakota/EGI.

    In connection with the closing of INT'L.com's Note and Warrant financing in August 1999, the following transactions occurred:

    - INT'L.com issued a warrant to Cornerstone to purchase in the aggregate 37,500 shares of INT'L.com common stock at an exercise price of $1.10 per share. Cornerstone owns more than five percent of the shares of a class of INT'L.com voting stock. Dana J. O'Brien and Michael Najjar, two of INT'L.com's directors, are the senior managing director and managing director, respectively, of Cornerstone.

    - INT'L.com issued a warrant to Dakota/EGI to purchase in the aggregate 37,500 shares of INT'L.com common stock at an exercise price of $1.10 per share. Rod Dammeyer, one of INT'L.com's directors, is the Managing Partner of Equity Group Corporate Investments, an affiliate of Dakota/EGI. Jeffrey
      A. Wellek, one of INT'L.com's directors, is a member of Dakota Capital Partners, L.L.C., the Managing Member of Dakota/EGI.

    Each of these warrants will be exercised prior to the consummation of the merger in accordance with each of their terms.

ISSUANCE OF DEBT SECURITIES

    In connection with the closing of the merger of Direct Language Communications with and into INT'L.com in August 1998, the following transactions occurred:

    - INT'L.com issued two subordinated promissory notes in an aggregate original principal amount of $2.3 million to Roger O. Jeanty. In
      April 1999 in connection with the International Language Corporation acquisition, these promissory notes were amended to extend the maturity date to April 9, 2005, subject to acceleration upon the occurrence of specified events.

    - INT'L.com issued two subordinated promissory notes in an aggregate original principal amount of $778,000 to Tracy A. Jeanty. In April 1999 in connection with the International Language Corporation acquisition, these promissory notes were amended to extend the maturity date to April 9, 2005, subject to acceleration upon the occurrence of specified events.

    In connection with the closing of INT'L.com's Note and Warrant financing in August 1999, the following transactions occurred:

    - INT'L.com issued a convertible promissory note in favor of Cornerstone in the original principal amount of $1.0 million.

    - INT'L.com issued a convertible promissory note in favor of Dakota/EGI in the original principal amount of $1.0 million.

    At the holder's option, the principal and interest on each of the convertible notes become immediately due and payable upon the consummation of the merger. Pursuant to the terms of the reorganization agreement, each of these notes shall be paid in full by delivery of shares of Lionbridge common stock.

    In January 2000, INT'L.com issued a subordinated promissory note in favor of Cornerstone in the original principal amount of $1.0 million, which note matures on July 14, 2000.

    In January 2000, INT'L.com issued a subordinated promissory note in favor of SZ Investments, L.L.C., an affiliate of Dakota/EGI, in the original principal amount of $1.0 million, which note matures on July 14, 2000.

    In March 2000, INT'L.com issued a subordinated promissory note in favor of Cornerstone in the original principal amount of $500,000, which note matures on July 14, 2000.

    In March 2000, INT'L.com issued a subordinated promissory note in favor of SZ Investments in the original principal amount of $500,000, which note matures on July 14, 2000.

ISSUANCE OF OPTIONS UNDER THE 1998 STOCK PLAN

    Pursuant to the 1998 Stock Plan, in April 1999, INT'L.com issued options to purchase 180,000 shares of INT'L.com common stock at an exercise price of $3.72 per share to Roger O. Jeanty.

    Pursuant to the 1998 Stock Plan, in April 1999, INT'L.com issued options to purchase 220,000 shares of INT'L.com common stock at an exercise price of $3.72 per share to Steven L. Fingerhood.

    Pursuant to the 1998 Stock Plan, in October 1999, INT'L.com issued options to purchase 50,000 shares of INT'L.com common stock at an exercise price of $13.30 per share to John Arcari, the current Chief Financial Officer of INT'L.com.

    See "The Merger--Interests of Executive Officers and Directors of INT'L.com in the Merger" for a description of the terms and conditions of options granted under the 1998 Stock Plan.

EMPLOYMENT AGREEMENTS

    In August 1998, INT'L.com entered into employment agreements with each of Roger O. Jeanty and Steven L. Fingerhood. Each of Mr. Jeanty's and
Mr. Fingerhood's employment agreement provides for a three-year employment term, an annual base salary of $150,000, an annual incentive bonus in an amount to be determined by INT'L.com's board, and certain confidentiality, non-compete and work-for-hire provisions.

    In April 1999, INT'L.com entered into an employment agreement with Christoph
A. Heck, which employment agreement provides for an annual base salary of $132,500, incentive bonuses pursuant to INT'L.com's bonus plan, an option grant to purchase 25,000 shares of INT'L.com's Series A common stock and certain confidentiality and non-compete provisions.

    Effective upon the consummation of the merger, Mr. Jeanty will enter into a new employment agreement with Lionbridge superseding this employment arrangement and Mr. Fingerhood will have executed an Amended and Restated Employment Agreement. See "The Merger--Interests of Executive Officers and Directors of INT'L.com in the Merger" for a description of the terms and conditions of these employment agreements.

OTHER AGREEMENTS AND RELATED MATTERS

    In connection with the closing of the merger of Direct Language Communications with and into INT'L.com in August 1998, INT'L.com and Interlingual Technologies, Inc., the owner of the patents, underlying technology and source code related to ForeignDesk-Registered Trademark- executed an Amended and Restated License Agreement whereby Interlingual granted INT'L.com an exclusive, fully-paid, royalty-free, perpetual worldwide license for ForeignDesk. Roger O. Jeanty and Tracy A. Jeanty own 51% of the outstanding capital stock of Interlingual Technologies. In January 2000, INT'L.com and Interlingual executed a patent and technology assignment agreement whereby Interlingual transferred the patents and underlying technology related to ForeignDesk in accordance with the terms of the License Agreement to INT'L.com.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The merger is to be accounted for in accordance with the pooling of interests method of accounting pursuant to APB Opinion No. 16. Accordingly, the accompanying unaudited pro forma combined condensed financial information gives effect to the transaction in accordance with the pooling of interests method of accounting.

    The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and the related notes thereto of Lionbridge and INT'L.com which are presented in this joint proxy statement/prospectus. See "Where You can Find More Information." The unaudited pro forma combined condensed balance sheet combines Lionbridge's December 31, 1999 consolidated balance sheet with INT'L.com's December 31, 1999 consolidated balance sheet. The unaudited pro forma combined condensed statements of operations combine Lionbridge's operating results for the years ended December 31, 1999, 1998 and 1997 with the operating results of INT'L.com for the corresponding periods.

    Lionbridge expects to incur merger-related pre-tax charges covering the costs of the merger principally in the quarter in which the merger is consummated. Such pre-tax charges, which are currently estimated be approximately $1.5 million, will primarily consist of fees to financial advisors, legal counsel and independent accountants, and printing and other fees and expenses relating to holding a meeting of stockholders and preparing this joint proxy statement/prospectus. However, additional unanticipated expenses may be incurred in connection with this transaction. The unaudited pro forma combined condensed balance sheet reflects these estimated transaction costs, but the effect of these costs is not reflected in the unaudited pro forma combined condensed statements of operations.

    The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of future operating results or financial position of the combined company.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA      PRO FORMA
                                                   LIONBRIDGE   INT'L.COM   ADJUSTMENTS(2)   COMBINED
                                                   ----------   ---------   --------------   ---------
Revenue..........................................   $ 49,508    $ 34,902                     $ 84,410
Cost of revenue..................................     33,486      31,739       $ (5,069)       60,156
                                                    --------    --------       --------      --------
    Gross profit.................................     16,022       3,163          5,069        24,254
                                                    --------    --------       --------      --------

Operating expenses:
  Sales and marketing............................      5,554       4,962           (777)        9,739
  General and administrative.....................     14,147       7,514          6,022        27,683
  Research and development.......................      1,491         900           (176)        2,215
  Amortization of acquisition-related intangible
    assets.......................................      3,170       2,943                        6,113
  Restructuring charges..........................         --       1,197                        1,197
  Acquired in-process research and development...         --         300                          300
  Stock-based compensation.......................        730          --                          730
                                                    --------    --------       --------      --------
    Total operating expenses.....................     25,092      17,816          5,069        47,977
                                                    --------    --------       --------      --------
Loss from operations.............................     (9,070)    (14,653)            --       (23,723)

Interest expense:
  Interest on outstanding debt...................     (1,511)       (841)                      (2,352)
  Accretion of discount on subordinated notes
    payable......................................     (5,967)         --                       (5,967)
Other income (expense), net......................       (339)        (14)                        (353)
                                                    --------    --------       --------      --------
Loss before income taxes.........................    (16,887)    (15,508)            --       (32,395)
Provision for income taxes.......................        699          --                          699
                                                    --------    --------       --------      --------
Net loss.........................................    (17,586)    (15,508)            --       (33,094)
Accrued dividends on preferred stock.............       (687)     (1,709)         1,709 (6)      (687)
                                                    --------    --------       --------      --------
Net loss attributable to common stockholders.....   $(18,273)   $(17,217)      $  1,709      $(33,781)
                                                    ========    ========       ========      ========
Basic and diluted net loss per share attributable
  to common stockholders.........................   $  (2.45)   $  (3.39)                    $  (2.43)
Shares used in computing basic and diluted net
  loss per share attributable to common
  stockholders...................................      7,450       5,072                       13,914

   See accompanying notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA      PRO FORMA
                                                   LIONBRIDGE   INT'L.COM   ADJUSTMENTS(2)   COMBINED
                                                   ----------   ---------   --------------   ---------
Revenue..........................................    $38,412     $17,317                      $55,729
Cost of revenue..................................     25,546      13,980       $(1,724)        37,802
                                                     -------     -------       -------        -------
    Gross profit.................................     12,866       3,337         1,724         17,927
                                                     -------     -------       -------        -------
Operating expenses:
  Sales and marketing............................      2,735       2,130          (223)         4,642
  General and administrative.....................     10,889       2,145         2,004         15,038
  Research and development.......................         --         321           (57)           264
  Amortization of acquisition-related intangible
    assets.......................................      2,145         300                        2,445
  Restructuring charges..........................        501          --                          501
                                                     -------     -------       -------        -------
    Total operating expenses.....................     16,270       4,896         1,724         22,890
                                                     -------     -------       -------        -------
Loss from operations.............................     (3,404)     (1,559)           --         (4,963)

Interest on outstanding debt.....................       (648)       (161)                        (809)
Other income (expense), net......................         49          20                           69
                                                     -------     -------       -------        -------
Loss before income taxes.........................     (4,003)     (1,700)           --         (5,703)
Provision for (benefit from) income taxes........        259        (565)                        (306)
                                                     -------     -------       -------        -------
Net loss.........................................     (4,262)     (1,135)           --         (5,397)
Accrued dividends on preferred stock.............     (1,062)       (185)          185 (6)     (1,062)
                                                     -------     -------       -------        -------
Net loss attributable to common stockholders.....    $(5,324)    $(1,320)      $   185        $(6,459)
                                                     =======     =======       =======        =======
Basic and diluted net loss per share attributable
  to common stockholders.........................    $ (2.99)    $ (0.53)                     $ (1.48)
Shares used in computing basic and diluted net
  loss per share attributable to common
  stockholders...................................      1,782       2,489                        4,351

   See accompanying notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA      PRO FORMA
                                                   LIONBRIDGE   INT'L.COM   ADJUSTMENTS(2)   COMBINED
                                                   ----------   ---------   --------------   ---------
Revenue..........................................    $26,462     $9,407                       $35,869
Cost of revenue..................................     18,914      6,964                        25,878
                                                     -------     ------                       -------
    Gross profit.................................      7,548      2,443                         9,991
                                                     -------     ------                       -------
Operating expenses:
  Sales and marketing............................      1,306      1,053         $ (144)         2,215
  General and administrative.....................      8,210      1,797            187         10,194
  Research and development.......................         --        242            (43)           199
  Amortization of acquisition-related intangible
    assets.......................................      4,400         --                         4,400
  Restructuring charges..........................        541         --                           541
                                                     -------     ------         ------        -------
    Total operating expenses.....................     14,457      3,092             --         17,549
                                                     -------     ------         ------        -------
Loss from operations.............................     (6,909)      (649)            --         (7,558)

Interest expense.................................       (127)       (13)                         (140)
Other income (expense), net......................       (506)        30                          (476)
                                                     -------     ------         ------        -------
Loss before income taxes.........................     (7,542)      (632)            --         (8,174)
Provision for (benefit from) income taxes........        112       (151)                          (39)
                                                     -------     ------         ------        -------
Net loss.........................................     (7,654)      (481)            --         (8,135)
Accrued dividends on preferred stock.............     (1,062)        --                        (1,062)
                                                     -------     ------         ------        -------
Net loss attributable to common stockholders.....    $(8,716)    $ (481)        $   --        $(9,197)
                                                     =======     ======         ======        =======
Basic and diluted net loss per share attributable
  to common stockholders.........................    $ (8.85)    $(0.24)                      $ (3.71)
Shares used in computing basic and diluted net
  loss per share attributable to common
  stockholders...................................        985      2,000                         2,482

   See accompanying notes to unaudited pro forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                                              PRO FORMA      PRO FORMA
                                                   LIONBRIDGE   INT'L.COM   ADJUSTMENTS(2)   COMBINED
                                                   ----------   ---------   --------------   ---------
                     ASSETS
Current assets:
    Cash and cash equivalents....................    $11,537     $   741                      $12,278
    Accounts receivable, net.....................      8,918       5,368                       14,286
    Work in process..............................      3,705       1,372                        5,077
    Other current assets.........................        634         731                        1,365
                                                     -------     -------                      -------
      Total current assets.......................     24,794       8,212                       33,006
Property and equipment, net......................      2,171       3,874                        6,045
Goodwill and other intangible assets, net........      8,288      14,831                       23,119
Other assets.....................................        359          59                          418
                                                     -------     -------                      -------
      Total assets...............................    $35,612     $26,976                      $62,588
                                                     =======     =======                      =======
LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Short-term debt..............................    $ 6,593     $ 3,690                      $10,283
    Accounts payable.............................      4,667       4,736                        9,403
    Deferred income taxes........................         --         224                          224
    Other current liabilities....................      7,694       3,947       $ 1,500 (4)     13,141
    Deferred revenue.............................      2,524       1,085                        3,609
                                                     -------     -------       -------        -------
      Total current liabilities..................     21,478      13,682         1,500         36,660
                                                     -------     -------       -------        -------
Long-term liabilities............................      6,731       8,991                       15,722

Redeemable preferred stock.......................         --      17,976       (17,976)(6)         --

Accumulated deficit..............................    (32,495)    (23,489)          394 (4)    (55,590)
Other stockholders' equity.......................     39,898       9,816        16,082 (6)     65,796
                                                     -------     -------       -------        -------
      Total stockholders' equity (deficit).......      7,403     (13,673)       16,476         10,206
                                                     -------     -------       -------        -------
        Total liabilities, redeemable preferred
          stock and stockholders' equity
          (deficit)..............................    $35,612     $26,976       $    --        $62,588
                                                     =======     =======       =======        =======

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The unaudited pro forma combined per share amounts are based on the combined weighted-average number of Lionbridge common shares and INT'L.com common shares outstanding for all periods presented based on INT'L.com stockholders receiving 0.7485 of a Lionbridge common share for each share of INT'L.com common stock held. The actual exchange ratio may not be 0.7485 because the ratio is dependent on a number of variables that cannot be calculated until shortly before the closing, including the date of closing, the number of shares of INT'L.com common stock outstanding at the closing and the amount of debt and expenses incurred by INT'L.com.

(2) Certain reclassifications, none of which affect loss from operations, have been made to the INT'L.com statements of operations in the unaudited pro forma combined condensed statements of operations to classify certain expense items on a basis consistent with the Lionbridge presentation.

(3) There were no financial transactions between Lionbridge and INT'L.com during any of the periods presented.

(4) Total transaction costs to be incurred by Lionbridge and INT'L.com in connection with the merger are estimated to be approximately $1.5 million. These costs, related to legal, printing, accounting, financial advisory services and other expenses, will be charged to operations upon consummation of the merger. These costs were not considered in the unaudited pro forma combined condensed statements of operations.

(5) A restructuring charge to operations is expected to be recognized in connection with the merger to reflect the combination of the two companies. Such charge, which has not yet been estimated, may include amounts with respect to the elimination of excess facilities, the write-off of certain fixed assets, employee severance costs and the satisfaction of certain liabilities. The effects of these costs have not been reflected in the unaudited pro forma combined condensed financial statements.

(6) Net loss attributable to common stockholders has been adjusted to remove the accretion of dividends on INT'L.com preferred stock, as such preferred stock is automatically redeemable on the consummation of the merger and will be settled in shares of Lionbridge common stock. The unaudited pro forma combined net loss per share amounts give effect to the merger between Lionbridge and INT'L.com as though it had occurred at the beginning of the earliest period presented. The number of shares used in computing pro forma basic and diluted net loss per share attributable to common stockholders is determined based upon the sum of (i) the weighted-average number of common shares outstanding of Lionbridge (7,450,000 shares, 1,782,000 shares and 985,000 shares for the years ended December 31, 1999, 1998 and 1997, respectively), (ii) the weighted-average number of common shares outstanding of INT'L.com (5,072,000 shares, 2,489,000 shares and 2,000,000 shares for the years ended December 31, 1999, 1998 and 1997, respectively), adjusted to reflect an assumed conversion factor of 0.7485 on consummation of the merger, (iii) the weighted-average number of shares of INT'L.com Series A and Series B preferred stock (3,025,000 shares and 929,000 shares for the years ended December 31, 1999 and 1998, respectively), which will convert into common shares of INT'L.com on a one-for-one basis immediately prior to consummation of the merger, adjusted to reflect an assumed conversion factor of 0.7485 on consummation of the merger, and (iv) the weighted-average number of shares of Lionbridge common stock expected to be issued to redeem the INT'L.com Series C and Series D preferred stock on consummation of the merger (404,000 shares and 11,000 shares for the years ended December 31, 1999 and 1998, respectively). In addition, redeemable preferred stock has been removed from the balance sheet at December 31, 1999 with a corresponding adjustment to accumulated deficit and other stockholders' equity.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF LIONBRIDGE

    The following table sets forth certain information regarding the beneficial ownership of Lionbridge's common stock as of February 29, 2000 for (i) each person who is known by Lionbridge to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of Lionbridge,
(iii) each named executive officer of Lionbridge and (iv) all of the directors and executive officers of Lionbridge as a group.

    Except as noted below, the address of each person listed on the table is c/o Lionbridge Technologies, Inc., 950 Winter Street, Waltham, Massachusetts 02451.

                                                                 AMOUNT AND      PERCENT OF
                                                                 NATURE OF         COMMON
                                                                 BENEFICIAL         STOCK
NAME OF BENEFICIAL OWNER                                      OWNERSHIP (1)(2)   OUTSTANDING
------------------------                                      ----------------   -----------
Rory J. Cowan (3)...........................................      2,376,363         14.1%

Marcia J. Hooper (4)........................................      4,364,004         26.3%
c/o Advent International Corporation
75 State Street
Boston, MA 02109

Guy L. de Chazal (5)........................................      4,619,340         27.8%
c/o Morgan Stanley Dean Witter Venture Capital 1221
Avenue of the Americas, 33(rd) Floor
New York, New York 10020

Paul Kavanagh (6)...........................................         72,000            *
"Arcachon"
Strathmore Road
Killiney, Co. Dublin, Ireland

Claude P. Sheer (7).........................................          3,333            *
240 Main Street
Boxford, MA 01921

Myriam Martin-Kail (8)......................................        252,913          1.5%

Stephen J. Lifshatz (9).....................................        174,764          1.0%

Peter H. Wright (10)........................................         76,660            *

Morgan Stanley-sponsored limited partnerships (11)..........      4,619,340         27.8%
1221 Avenue of the Americas, 33(rd) Floor
New York, New York 10020

Advent-sponsored limited partnerships (12)..................      4,364,004         26.3%
75 State Street
Boston, MA 02109

Capital Resource Lenders III, L.P. (13).....................      1,277,712          7.7%
85 Merrimac Street, Suite 200
Boston, MA 02114

All executive officers and directors as a group (8 persons)
(14)........................................................     11,939,377         69.7%

------------------------

*   Less than 1% of the outstanding shares.

(1) The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.

(2) The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3) Includes an aggregate of 286,160 shares held by affiliated trusts and an affiliated foundation of Mr. Cowan. Includes 187,691 shares deemed to be beneficially owned by Mr. Cowan pursuant to options exercisable within 60 days of February 29, 2000.

(4) Includes 357,849 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II-Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-PGGM Limited Partnership. Ms. Hooper is a partner of Advent International Corporation, which is the general partner of Advent International Limited Partnership, the general partner of the Advent-sponsored entities.
     Ms. Hooper may be deemed to beneficially own the shares held by the Advent-sponsored entities. Ms. Hooper disclaims beneficial ownership of all such shares, except to the extent of her pecuniary interest therein.

(5) Includes 4,063,671 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 555,669 shares held by Morgan Stanley Venture Investors Annex, L.P. Mr. de Chazal is the Chairman of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P., which is the general partner of each of the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal may be deemed to beneficially own the shares held by the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

(6) Includes 5,333 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to options exercisable within 60 days of February 29, 2000.

(7) Represents 3,333 shares deemed to be beneficially owned by Mr. Sheer pursuant to options exercisable within 60 days of February 29, 2000.

(8) Represents 252,913 shares deemed to be beneficially owned by Ms. Martin-Kail pursuant to options exercisable within 60 days of February 29, 2000.

(9) Includes 36,968 shares deemed to be beneficially owned by Mr. Lifshatz pursuant to options exercisable within 60 days of February 29, 2000.

(10) Includes an aggregate of 6,668 shares held in trusts for the benefit of Mr. Wright's children and 20,479 shares deemed to be beneficially owned by Mr. Wright pursuant to options exercisable within 60 days February 29, 2000.

(11) Includes 4,063,671 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 555,669 shares held by Morgan Stanley Venture Investors Annex, L.P. The general partner of each of the Morgan Stanley-sponsored limited partnerships is Morgan Stanley Venture Partners II, L.P. Morgan Stanley Venture Capital II, Inc. is the managing general partner of Morgan Stanley Venture Partners II, L.P. and exercises sole voting and investment power with respect to all shares held of record by the Morgan Stanley-sponsored limited partnerships; individually, no stockholder, director or officer of Morgan Stanley Venture Capital II, Inc. is deemed to have or share such voting or investment power.

(12) Includes 357,849 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by

      Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II-Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-PGGM Limited Partnership. The general partner of the Advent-sponsored limited partnerships is Advent International Limited Partnership. Advent International Corporation is the general partner of Advent International Limited Partnership and exercises sole voting and investment power with respect to all shares held of record by the Advent-sponsored limited partnerships; individually, no stockholder, director or officer of Advent International Corporation is deemed to have or share such voting or investment power.

(13) Includes 3,510 shares held by CRP Investment Partners III, L.L.C., an affiliated company of Capital Resource Lenders III, L.P.

(14) The group is comprised of the named executive officers of Lionbridge and those persons who were directors of Lionbridge on February 29, 2000. Includes 506,717 shares of common stock which the directors and executive officers as a group have the right to acquire pursuant to options exercisable within 60 days of February 29, 2000. Includes 4,364,004 shares held by the Advent-sponsored entities that Ms. Hooper may be deemed to beneficially own and 4,619,340 shares held by the Morgan Stanley-sponsored limited partnerships that Mr. de Chazal may be deemed to beneficially own.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF INT'L.COM

    The following table sets forth certain information as to the number of shares of each class of INT'L.com capital stock owned as of February 29, 2000 by
(i) each person that beneficially owns more than 5% of the outstanding shares of any class of INT'L.com capital stock; (ii) each director of INT'L.com;
(iii) the chief executive officer and each of the other named executive officers of INT'L.com; and (iv) all INT'L.com executive officers and directors as a group.

    Except as noted below, the address of each person listed on the table is 492 Old Connecticut Path, Framingham, Massachusetts 01707.

                                                                SERIES A                    SERIES B
                                   COMMON STOCK              PREFERRED STOCK             PREFERRED STOCK
                              -----------------------   -------------------------   -------------------------
                                 SHARES      PERCENT       SHARES                      SHARES
                              BENEFICIALLY      OF      BENEFICIALLY   PERCENT OF   BENEFICIALLY   PERCENT OF
NAME OF SHAREHOLDER             OWNED(1)      CLASS        OWNED         SERIES        OWNED         SERIES
-------------------           ------------   --------   ------------   ----------   ------------   ----------
5% BENEFICIAL HOLDERS

Cornerstone Equity Investors
  IV, L.P. (2)..............   2,120,507       35.7%            0            *          268,817       10.3%

Dakota/EGI, L.L.C. (3)......      37,500          *             0            *        1,693,693       64.6%

DIRECTORS AND NAMED
  EXECUTIVE OFFICERS

Steven L. Fingerhood (4)....   1,130,400       17.7%       54,191          6.3%           9,409          *

Roger O. Jeanty (5).........   2,180,000       35.9%            0            *           13,441          *

Rod Dammeyer (6)............      37,500          *             0            *        1,693,693       64.6%

Jeffrey A. Wellek (7).......      37,500          *             0            *        1,693,693       64.6%

Mark S. Hauser (8)..........      29,480          *       411,847         47.5%          71,237        2.7%

Alex McDonnell..............           0          *             0            *                0          *

Dana J. O'Brien (9).........   2,120,507       35.7%            0            *          268,817       10.3%

Michael Najjar (10).........   2,120,507       35.7%            0            *          268,817       10.3%

Christoph A. Heck (11)......      25,000          *             0            *            2,500          *

ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP
  (12)......................   5,522,887       82.6%      466,038         53.8%       2,059,097       78.5%

                                      SERIES C                    SERIES D
                                   PREFERRED STOCK             PREFERRED STOCK
                              -------------------------   -------------------------   PERCENT OF    PERCENT OF
                                 SHARES                      SHARES                   OUTSTANDING   OUTSTANDING
                              BENEFICIALLY   PERCENT OF   BENEFICIALLY   PERCENT OF     COMMON        VOTING
NAME OF SHAREHOLDER              OWNED         SERIES        OWNED         SERIES      STOCK(13)       POWER
-------------------           ------------   ----------   ------------   ----------   -----------   -----------
5% BENEFICIAL HOLDERS
Cornerstone Equity Investors
  IV, L.P. (2)..............         0             *        752,368         80.3%        25.4%         30.5%
Dakota/EGI, L.L.C. (3)......         0             *              0            *         18.4%         16.8%
DIRECTORS AND NAMED
  EXECUTIVE OFFICERS
Steven L. Fingerhood (4)....         0             *              0            *         12.1%         11.1%
Roger O. Jeanty (5).........     4,447          88.9%             0            *         22.9%         21.0%
Rod Dammeyer (6)............         0             *              0            *         18.4%         16.8%
Jeffrey A. Wellek (7).......         0             *              0            *         18.4%         16.8%
Mark S. Hauser (8)..........         0             *              0            *          5.4%          5.0%
Alex McDonnell..............         0             *              0            *            *             *
Dana J. O'Brien (9).........         0             *        752,368         80.3%        25.4%         30.5%
Michael Najjar (10).........         0             *        752,368         80.3%        25.4%         30.5%
Christoph A. Heck (11)......         0             *              0            *            *             *
ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP
  (12)......................     4,447          88.9%       752,368         80.3%        79.1%         79.5%

------------------------------

*   Less than 1% of total.

(1) Gives effect to the shares of common stock issuable within 60 days of February 29, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2) The address of Cornerstone Equity Investors IV, L.P. is 717 Fifth Avenue, Suite 1100, New York, New York 10022. Includes 37,500 shares of common stock issuable upon exercise of presently exercisable warrants. Excludes shares issuable upon conversion of certain convertible notes.

(3) The address of Dakota/EGI, L.L.C. is 225 West Washington Street, Suite 1600, Chicago, Illinois 60606. Includes 37,500 shares of common stock issuable upon exercise of presently exercisable warrants. Excludes shares issuable upon conversion of certain convertible notes and presently exercisable warrants to purchase 13,439 shares of INT'L.com common stock held by Dakota Capital Partners L.L.C. the Managing Member of Dakota/EGI L.L.C.

(4) Includes 260,114 shares of common stock issuable upon exercise of warrants, 220,000 shares of common stock issuable upon exercise of options which are exercisable within 60 days of February 29, 2000, 13,471 and 285,692 shares of common stock held in trust for the beneficial account of Dogwood Corporation and Barry Traub, respectively, pursuant to a voting trust agreement. Mr. Fingerhood is the trustee of such voting trust and may be deemed to have voting and investment power with respect to all shares held in trust for the benefit of Dogwood Corporation and Barry Traub.
    Mr. Fingerhood disclaims beneficial ownership of all such shares except with respect to his pecuniary interest.

(5) Includes 180,000 shares of common stock issuable upon exercise of options which are exercisable within 60 days of February 29, 2000, and 500,000 shares of common stock and 1,112 shares of Series C preferred stock held by Tracy A. Jeanty, Mr. Jeanty's wife.

(6) Includes 1,693,693 shares of Series B Preferred Stock and presently exercisable warrants to acquire 37,500 shares of common stock held by Dakota/EGI, L.L.C. Mr. Dammeyer is the Managing Partner of Equity Group Corporate Investments, an affiliate of Dakota/EGI, L.L.C. and may be deemed to have voting and investment power with respect to all shares held by Dakota/EGI, L.L.C. Mr. Dammeyer disclaims beneficial ownership of all such shares except with respect to his pecuniary interest. Excludes warrants to purchase 13,439 shares of common stock of INT'L.com held by Dakota Capital Partners L.L.C. the Managing Member of Dakota/EGI L.L.C.

(7) Includes 1,693,693 shares of Series B Preferred Stock and presently excercisable warrants to acquire 37,500 shares of common stock held by Dakota/EGI, L.L.C. Mr. Wellek is a Member of Dakota Capital Partners, L.L.C., the Managing Member of Dakota/EGI, L.L.C. and may be deemed to have voting and investment power with respect to all shares held by Dakota/EGI, L.L.C. Mr. Wellek disclaims beneficial ownership of all such shares except with respect to his pecuniary interest. Excludes presently exercisable warrants to purchase 13,439 shares of common stock of INT'L.com held by Dakota Capital Partners L.L.C. the Managing Member of Dakota/ EGI L.L.C.

(8) The address of Mark S. Hauser is Tamarix Capital, 444 Madison Avenue, New York, New York 10002. Includes 29,480 shares of common stock issuable upon exercise of options which are exercisable within 60 days of February 29, 2000 and 2,688 shares of Series B Preferred Stock. Includes 411,847 shares of Series A Preferred Stock and 68,549 shares of Series B Preferred Stock held by DL Partners, LP. Mr. Hauser is a General Partner of DL Partners, LP and may be deemed to have voting and investment power with respect to all shares held by DL Partners, LP. Mr. Hauser disclaims beneficial ownership of all such shares except with respect to his pecuniary interest.

(9) Includes 2,083,007 shares of common stock, 268,817 shares of Series B Preferred Stock, 752,368 shares of Series D, Preferred Stock, and presently exercisable warrants to acquire 37,500 shares of common stock held by Cornerstone Equity Investors IV, L.P. Mr. O'Brien is the Senior Managing Director of Cornerstone Equity Investors IV, L.P. and may be deemed to have voting and investment power with respect to all shares held by Cornerstone Equity Investors IV, L.P. Mr. O'Brien disclaims beneficial ownership of all such shares except with respect to his pecuniary interest.

(10) Includes 2,083,007 shares of common stock, 268,817 shares of Series B Preferred Stock, 752,368 shares of Series D, Preferred Stock, and presently exercisable warrants to acquire 37,500 shares of common stock held by Cornerstone Equity Investors IV, L.P. Mr. Najjar is the Managing Director of Cornerstone Equity Investors IV, L.P. and may be deemed to have voting and investment power with respect to all shares held by Cornerstone Equity Investors IV, L.P. Mr. Najjar disclaims beneficial ownership of all such shares except with respect to his pecuniary interest.

(11) Includes 25,000 shares of common stock issuable upon exercise of options which are exercisable within 60 days of February 29, 2000.

(12) Includes warrants to acquire 335,114 shares of common stock and an aggregate of 454,480 shares of INT'L.com common stock which may be acquired upon the exercise of options within 60 days of February 29, 2000.

(13) Gives effect to conversion of INT'L.com Series A Preferred Stock and INT'L.com Series B Preferred Stock.

      SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
                        LIONBRIDGE FOLLOWING THE MERGER

    The following table sets forth certain information regarding the beneficial ownership of Lionbridge's common stock as of February 29, 2000 for (i) each person who is known by Lionbridge to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of Lionbridge,
(iii) each named executive officer of Lionbridge and (iv) all of the directors and executive officers of Lionbridge as a group assuming the merger had been consummated on February 29, 2000.

    Except as noted below, the address of each person listed on the table is c/o Lionbridge Technologies, Inc., 950 Winter Street, Waltham, Massachusetts 02451.

                                                                 AMOUNT AND        PERCENT OF
                                                                 NATURE OF           COMMON
                                                                 BENEFICIAL           STOCK
NAME OF BENEFICIAL OWNER                                      OWNERSHIP (1)(2)   OUTSTANDING (3)
------------------------                                      ----------------   ---------------
Rory J. Cowan (4)...........................................      2,376,363            9.5%

Marcia J. Hooper (5)........................................      4,364,004           17.6%
c/o Advent International Corporation
75 State Street
Boston, MA 02109

Guy L. de Chazal (6)........................................      4,619,340           18.6%
c/o Morgan Stanley Dean Witter Venture Capital
1221 Avenue of the Americas, 33(rd) Floor
New York, New York 10020

Paul Kavanagh (7)...........................................         72,000              *
"Arcachon"
Strathmore Road
Killiney, Co. Dublin, Ireland

Claude P. Sheer (8).........................................          3,333              *
240 Main Street
Boxford, MA 01921

Roger O. Jeanty (9).........................................      1,666,583            6.7%

Myriam Martin-Kail (10).....................................        252,913            1.0%

Stephen J. Lifshatz (11)....................................        174,764              *

Peter H. Wright (12)........................................         76,660              *

Christoph A. Heck (13)......................................         20,583              *

Morgan Stanley-sponsored limited partnerships (14)..........      4,619,340           18.6%
1221 Avenue of the Americas, 33(rd) Floor
New York, New York 10020

Advent-sponsored limited partnerships (15)..................      4,364,004           17.6%
75 State Street
Boston, MA 02109

Capital Resource Lenders III, L.P. (16).....................      1,277,712            5.1%
85 Merrimac Street, Suite 200
Boston, MA 02114

                                                                 AMOUNT AND        PERCENT OF
                                                                 NATURE OF           COMMON
                                                                 BENEFICIAL           STOCK
NAME OF BENEFICIAL OWNER                                      OWNERSHIP (1)(2)   OUTSTANDING (3)
------------------------                                      ----------------   ---------------
Cornerstone Equity Investors IV, L.P. (17)..................      2,388,148            9.6%

Dakota/EGI, L.L.C. (18).....................................      1,350,917            5.4%

All executive officers and directors as a group (10 persons)     13,626,543           54.9%
(19)........................................................

------------------------

*   Less than 1% of the outstanding shares.

(1) The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.

(2) The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3) Assumes the issuance of 8,201,082 shares of Lionbridge common stock in the merger, which is the estimated maximum number of shares issuable under the conversion formulas described in the agreement and plan of reorganization.

(4) Includes an aggregate of 286,160 shares held by affiliated trusts and an affiliated foundation of Mr. Cowan. Includes 187,691 shares deemed to be beneficially owned by Mr. Cowan pursuant to options exercisable within 60 days of February 29, 2000.

(5) Includes 357,849 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II-Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-PGGM Limited Partnership. Ms. Hooper is a partner of Advent International Corporation, which is the general partner of Advent International Limited Partnership, the general partner of the Advent-sponsored entities.
    Ms. Hooper may be deemed to beneficially own the shares held by the Advent-sponsored entities. Ms. Hooper disclaims beneficial ownership of all such shares, except to the extent of her pecuniary interest therein.

(6) Includes 4,063,671 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 555,669 shares held by Morgan Stanley Venture Investors Annex, L.P. Mr. de Chazal is the Chairman of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P., which is the general partner of each of the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal may be deemed to beneficially own the shares held by the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

(7) Includes 5,333 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to options exercisable within 60 days of February 29, 2000.

(8) Represents 3,333 shares deemed to be beneficially owned by Mr. Sheer pursuant to options exercisable within 60 days of February 29, 2000.

(9) Includes 134,730 shares deemed to be beneficially owned by Mr. Jeanty pursuant to options exercisable within 60 days of February 29, 2000 and 380,449 shares held by Tracy A. Jeanty, Mr. Jeanty's wife. Mr. Jeanty disclaims beneficial ownership of all such shares held by Mrs. Jeanty.

(10) Represents 252,913 shares deemed to be beneficially owned by Ms. Martin-Kail pursuant to options exercisable within 60 days of February 29, 2000.

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(11) Includes 36,968 shares deemed to be beneficially owned by Mr. Lifshatz pursuant to options exercisable within 60 days of February 29, 2000.

(12) Includes an aggregate of 6,668 shares held in trusts for the benefit of Mr. Wright's children and 20,479 shares deemed to be beneficially owned by Mr. Wright pursuant to options exercisable within 60 days February 29, 2000.

(13) Includes 18,712 shares deemed to be beneficially owned by Mr. Heck pursuant to options exercisable within 60 days of February 29, 2000.

(14) Includes 4,063,671 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 555,669 shares held by Morgan Stanley Venture Investors Annex, L.P. The general partner of each of the Morgan Stanley-sponsored limited partnerships is Morgan Stanley Venture Partners II, L.P. Morgan Stanley Venture Capital II, Inc. is the managing general partner of Morgan Stanley Venture Partners II, L.P. and exercises sole voting and investment power with respect to all shares held of record by the Morgan Stanley-sponsored limited partnerships; individually, no stockholder, director or officer of Morgan Stanley Venture Capital II, Inc. is deemed to have or share such voting or investment power.

(15) Includes 357,849 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II-Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-PGGM Limited Partnership. The general partner of the Advent-sponsored limited partnerships is Advent International Limited Partnership. Advent International Corporation is the general partner of Advent International Limited Partnership and exercises sole voting and investment power with respect to all shares held of record by the Advent-sponsored limited partnerships; individually, no stockholder, director or officer of Advent International Corporation is deemed to have or share such voting or investment power.

(16) Includes 3,510 shares held by CRP Investment Partners III, L.L.C., an affiliated company of Capital Resource Lenders III, L.P.

(17) The address of Cornerstone Equity Investors IV, L.P. is 717 Fifth Avenue, Suite 1100, New York, New York 10022.

(18) The address of Dakota/EGI, L.L.C. is 225 West Washington Street, Suite 1600, Chicago, Illinois 60606. Excludes 10,059 shares held by Dakota Capital Partners L.L.C., the Managing Member of Dakota/EGI.

(19) The group is comprised of the named executive officers of Lionbridge, those persons who were directors of the Corporation on February 29, 2000, Roger O. Jeanty, Lionbridge's President upon the closing of the merger and Christoph A. Heck. Includes 660,159 shares of common stock which the directors and executive officers as a group have the right to acquire pursuant to options exercisable within 60 days of February 29, 2000. Includes 4,364,004 shares held by the Advent-sponsored entities that Ms. Hooper may be deemed to beneficially own and 4,619,340 shares held by the Morgan Stanley-sponsored limited partnerships that Mr. de Chazal may be deemed to beneficially own.

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                    DESCRIPTION OF LIONBRIDGE CAPITAL STOCK

    THE FOLLOWING IS A SUMMARY OF CERTAIN MATTERS WITH RESPECT TO THE CAPITAL STOCK OF LIONBRIDGE. BECAUSE IT IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL INFORMATION THAT MAY BE IMPORTANT TO YOU. THEREFORE, YOU SHOULD READ THE MORE DETAILED PROVISIONS OF LIONBRIDGE'S AMENDED AND RESTATED CHARTER AND AMENDED AND RESTATED BY-LAWS CAREFULLY.

GENERAL

    As of the date of this joint proxy statement/prospectus, Lionbridge's authorized capital stock consists of 100,000,000 shares of Lionbridge common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. No other classes of capital stock are authorized under the Lionbridge charter. The issued and outstanding shares of Lionbridge common stock are duly authorized, validly issued, fully paid and nonassessable.

LIONBRIDGE COMMON STOCK

    Holders of Lionbridge common stock have no preemptive, redemption or conversion rights. The holders of Lionbridge common stock are entitled to receive dividends when and as declared by the Lionbridge board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. Upon Lionbridge's liquidation, dissolution or winding up, the holders of Lionbridge common stock may share ratably in Lionbridge's net assets after payment of liquidating distributions to holders of Lionbridge preferred stock, if any. Each holder of Lionbridge common stock is entitled to one vote per share of Lionbridge common stock held of record by such holder.

    The registrar and transfer agent for the Lionbridge common stock is American Stock Transfer & Trust Co.

LIONBRIDGE PREFERRED STOCK

    The Lionbridge board of directors has the power, without further vote of stockholders, to authorize the issuance of up to 5,000,000 shares of Lionbridge preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Lionbridge preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. There are no shares of Lionbridge preferred stock currently outstanding.

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                                APPRAISAL RIGHTS

    If the merger is consummated, a holder of record of INT'L.com stock on the date of making a demand for appraisal, as described below, who (1) continues to hold those shares through the time of the merger; (2) strictly complies with the procedures set forth under Section 262 of the Delaware corporation statute; and
(3) has not voted in favor of the merger will be entitled to have those shares appraised by the Delaware General Court of Chancery under Section 262 and to receive payment for the "fair value" of these shares in lieu of the consideration provided for in the agreement and plan of reorganization. This joint proxy statement/prospectus is being sent to all holders of record of INT'L.com stock on the record date for the INT'L.com special meeting and constitutes notice of the appraisal rights available to those holders under
Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262. The following summary is not a complete statement of Section 262 of the Delaware corporation statute, and is qualified in its entirety by reference to Section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this joint proxy statement/prospectus. A copy of Section 262 is attached as Annex C to this joint proxy statement/prospectus.

    A holder of INT'L.com stock electing to exercise appraisal rights under
Section 262 must deliver a written demand for appraisal of such stockholder's shares of INT'L.com prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his or her shares. All demands should be delivered to INT'L.com, Attention: Steven L. Fingerhood, Secretary, 301 Mission Street, Suite 350, San Francisco, California, 94105, telephone: (415) 546-6885.

    Only a holder of shares of INT'L.com stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of INT'L.com stock. If INT'L.com stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if INT'L.com stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

    A record holder such as a broker who holds shares of INT'L.com stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of INT'L.com stock, held for those beneficial owners. In that case, the written demand for appraisal should set forth the number of shares of INT'L.com stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of INT'L.com stock held in the name of the record owner.

    BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE INT'L.COM SPECIAL MEETING.

    Within 10 days after the time of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each stockholder who prior to the time of the merger complies with the requirements of
Section 262.

    Within 120 days after the time of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of INT'L.com stock held by all stockholders

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seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE
THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN
APPRAISAL TO CEASE.

    Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of INT'L.com stock not voted in favor of the merger with respect to which demands for appraisal have been received by INT'L.com and the number of holders of those shares. The statement must be mailed within 10 days after the written request has been received by INT'L.com or within 10 days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

    If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of INT'L.com stock owned by those stockholders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.

    Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the agreement and plan of reorganization without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) to be charged PRO RATA against the value of all shares of INT'L.com stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the time of the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the INT'L.com stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

    A stockholder may withdraw a demand for appraisal and accept the INT'L.com common stock at any time within 60 days after the time of the merger, or thereafter may withdraw such a demand with the written approval of the surviving corporation. If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned upon such terms as the Court of Chancery deems just. If, after the merger, a holder of INT'L.com stock who had demanded appraisal for the holder's shares fails to perfect or loses his right to appraisal, those shares will be treated under the agreement and plan of reorganization as if they had been converted as of the time of the merger into Lionbridge common stock.

    IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATE LAW, ANY INT'L.COM STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

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                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

    Both Lionbridge and INT'L.com are corporations organized under the laws of Delaware and are therefore subject to the Delaware corporation statute. However, there are differences in the charters and by-laws of Lionbridge and INT'L.com.

CAPITALIZATION

    LIONBRIDGE. Lionbridge is authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. On February 29, 2000, 16,617,801 shares of Lionbridge common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Lionbridge's board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of Lionbridge common stock.

    INT'L.COM. INT'L.com is authorized to issue 11,077,953 shares of Series A common stock, 3,450,000 shares of Series B common stock, 867,047 shares of Series A preferred stock, 3,500,000 shares of Series B preferred stock, 5,000 shares of Series C preferred stock and 1,100,000 shares of Series D preferred stock. As of February 29, 2000, 5,764,049, 133,372, 867,047, 2,621,477, 5,000,
and 936,991 of the authorized shares of Series A common stock, Series B common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, respectively, were issued and outstanding.

VOTING RIGHTS

    LIONBRIDGE. Each holder of Lionbridge common stock is entitled to one vote for each share and may not cumulate votes. Except as otherwise required by law or provided in the Lionbridge charter, the holders of Lionbridge common stock and Lionbridge preferred stock vote together as a single class on all matters voted on by the Lionbridge stockholders.

    INT'L.COM. Each holder of INT'L.com capital stock is entitled to the following vote for each share of capital stock:

Series A common                        one vote per share
Series B common                        .6774 votes per share
Series A preferred                     one vote per share
Series B preferred                     one vote per share
Series C preferred                     no voting rights
Series D preferred                     one vote per share

NUMBER AND CLASSIFICATION OF DIRECTORS

    LIONBRIDGE. Lionbridge's by-laws provide that the number of directors may not be less than three. Lionbridge's by-laws and charter provide that its board of directors will be comprised of three classes with no one class having more than one director more than any other class. Each class is elected for three years and a different class of directors stands for election each year.

    INT'L.COM. INT'L.com's by-laws provide that the number of directors may not be less than seven. INT'L.com's by-laws further provide that the directors shall be elected at an annual meeting of stockholders and hold office until the next annual meeting or until their successors are elected and qualified or until their earlier resignation or removal.

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REMOVAL OF DIRECTORS

    LIONBRIDGE. Lionbridge's by-laws and charter provide that the stockholders may remove a director for cause by the affirmative vote of the holders of at least a majority of the shares of the capital stock of Lionbridge outstanding and entitled to vote or without cause by the affirmative vote of holders of at least 75% of the shares of the capital stock of Lionbridge outstanding and entitled to vote.

    INT'L.COM. INT'L.com's by-laws and charter provide that the stockholders may remove a director with or without cause by the affirmative vote of the holders of at least a majority of the shares of the capital stock of INT'L.com outstanding and entitled to vote.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    LIONBRIDGE. Lionbridge's by-laws and charter provide that the directors will fill a vacancy on the board, including a vacancy caused by an enlargement of the board, by a vote of the majority of the directors then in office, even if they constitute less than a quorum or by a sole remaining director. A director elected to fill a vacancy will be elected to hold office until the next election of the class for which the director was elected and until a successor is elected and qualified.

    INT'L.COM. INT'L.com's by-laws and charter provide that the directors may fill a vacancy on the board for any reason, including a vacancy caused by an enlargement of the board, by a vote of the majority of the directors then in office, even if they constitute less than a quorum or by a sole remaining director or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors. A director elected to fill a vacancy will be elected to hold office until the next election of the class for which the director was elected and until a successor is elected and qualified.

CHARTER AMENDMENTS

    LIONBRIDGE. Lionbridge's charter provides that any proposal amending Lionbridge's charter to reduce or eliminate the number of its authorized shares of common stock or preferred stock, or relating to Lionbridge's perpetual existence, the board of directors generally, stockholder action and special meetings of stockholders, personal liability of directors, indemnification, factors the board may consider in connection with mergers and acquisitions or amending the charter requires the affirmative vote of at least 75% of the shares of capital stock of Lionbridge outstanding and entitled to vote.

    INT'L.COM. INT'L.com's charter provides that any proposal amending INT'L.com's charter to alter or waive any rights, preferences or privileges of or change the number of authorized shares of any series of common stock or preferred stock requires the approval of not less than a majority of the total number of shares of the relevant series of common stock or preferred stock then outstanding.

AMENDMENTS TO BY-LAWS

    LIONBRIDGE. Lionbridge's by-laws provide that the directors may amend the by-laws by the affirmative vote of a majority of the directors present at any regular or special meeting at which a quorum is present. In addition, Lionbridge's by-laws also provide that the stockholders may amend the by-laws by the affirmative vote of 75% of the shares of Lionbridge capital stock outstanding and entitled to vote at any regular or special meeting of stockholders.

    INT'L.COM. INT'L.com's by-laws provide that the directors may amend the by-laws by the affirmative vote of a majority of the directors present at any regular or special meeting at which a quorum is present. In addition, INT'L.com's by-laws also provide that the stockholders may amend or repeal the by-laws adopted by the board of directors, and the stockholders may provide that such changed or new by-laws shall not be altered, amended or repealed by the board of directors.

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ACTION BY WRITTEN CONSENT

    LIONBRIDGE. Lionbridge's charter and by-laws provide that the stockholders may not take any action by written consent in lieu of a meeting.

    INT'L.COM. INT'L.com's by-laws provide that, unless otherwise restricted by the INT'L.com charter or applicable law, any action required to be taken by stockholders may be taken by written consent. To approve an action by written consent, holders of at least 80% of votes that would be necessary to authorize or take such action at a meeting must give written consent. Written notice of stockholder action must be given to those stockholders who have not consented in writing.

NOTICE OF STOCKHOLDER ACTIONS

    LIONBRIDGE. Lionbridge's by-laws provide that to nominate directors or bring business before an annual meeting, stockholders must give written notice to the Secretary of Lionbridge at least 120 days, but not more than 150 days, prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. However, if the annual meeting is more than 30 days before or 60 days after such anniversary date or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, stockholders must give written notice not more than 90 days prior to such annual meeting and not less than the later of 60 days prior to such annual meeting and 10 days after Lionbridge makes the first public announcement of the date of such meeting.

    INT'L.COM. Neither INT'L.com's charter nor its by-laws require advance notice of stockholder nominations of directors of any other business to be brought by stockholders before a meeting of stockholders.

RIGHT TO CALL SPECIAL MEETING OF STOCKHOLDERS

    LIONBRIDGE. Lionbridge's by-laws provide that the chairman of the board of directors, a majority of the board of directors or the President may call a special meeting of stockholders at any time.

    INT'L.COM. INT'L.com's by-laws provide that the board of directors or a majority of the stockholders entitled to vote at the meeting may call a special meeting at any time.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    The Delaware General Corporation Law, or the DGCL, provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

    - willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

    - any transaction from which the director devised an improper personal benefit.

    LIONBRIDGE. The Lionbridge charter provides that no director shall be personally liable to Lionbridge or its stockholders for monetary damages for breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except:

    - for any breach of the director's duty of loyalty to Lionbridge or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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
    - under Section 174 of the General Corporation Law of the State of Delaware; or

    - for any transaction from which the director derived an improper personal benefit.

    INT'L.COM. INT'L.com's charter provides that no director of INT'l.com shall be personally liable to INT'L.com or to its stockholders for monetary damages for any breach of fiduciary duty as a director (notwithstanding any provision of law imposing such liability), except to the extent the DGCL prohibits the limitation or elimination of liability.

DIVIDENDS

    LIONBRIDGE. Lionbridge's charter provides that Lionbridge's board may declare and pay dividends upon shares of Lionbridge common stock, but only out of funds available for the payment of dividends as provided by law, and subject to any preferential rights of any outstanding preferred stock. The terms of Lionbridge's credit facility with Silicon Valley Bank prohibit the payment of cash dividends to Lionbridge by its European subsidiaries and the terms of Lionbridge's subordinated notes held by Capital Resource Lenders and the Morgan Stanley limited partnerships prohibit Lionbridge from paying any dividends to the Lionbridge stockholders.

    INT'L.COM. INT'L.com's charter provides that dividends on its capital stock shall be paid as follows:

    Series D preferred stock: The holders of Series D preferred stock are entitled to receive, as a preference before all other dividend payments, cumulative dividends at a rate of $0.70 per share per annum, payable when, as, and if declared by INT'L.com's board. A majority of the holders of Series D preferred can vote to waive any dividend preference. If and when dividends are declared and paid to holders of INT'L.com common stock, the same dividends shall be paid contemporaneously to Series D preferred stockholders as if each share of Series D preferred had been convertible into 7.69 shares of common stock.

    Common stock, Series A preferred stock, Series B preferred stock and Series D preferred stock: Subject to certain limitations, INT'L.com's board may declare and pay dividends upon shares of its Series A common stock and Series B common stock so long as the same dividends are paid contemporaneously to the holders of Series A preferred stock, Series B preferred stock and Series D preferred stock. For this purpose, each share of Series A preferred stock and Series B preferred stock shall be treated as if converted to one share of common stock and each share of Series D preferred stock shall be treated as if it was converted into 7.69 shares of common stock.

    Series C preferred stock: The holders of Series C preferred are not entitled to receive dividends.

CONVERSION AND REDEMPTION

    LIONBRIDGE. Holders of Lionbridge common stock have no right to convert their shares into any other shares of capital stock of Lionbridge or any other securities. Holders of Lionbridge common stock are not entitled to any redemption rights.

    INT'L.COM.

    CONVERSION

    (A) VOLUNTARY CONVERSION:

    Common stock: Holders of Series A common stock and Series B common stock have no right to convert their shares into any other shares of capital stock of INT'L.com or any other securities.

    Series A preferred stock: Holders of Series A preferred stock have the right to convert each share of Series A preferred stock into one (1) share of Series A common stock, subject to customary adjustments, at any time at the option of the holder. INT'L.com is not required to make any payment or adjustment on account of any declared or unpaid dividends on converted shares.

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    Series B preferred stock: Holders of Series B preferred stock have the right to convert each share of Series B preferred stock into one (1) share of Series A common stock, subject to customary adjustments, at any time at the option of the holder. INT'L.com is not required to make any payment or adjustment on account of any declared or unpaid dividends on converted shares.

    Series C preferred stock and Series D preferred stock: Holders of Series C preferred stock and Series D preferred stock have no right to convert their shares into any other shares of common stock or any other securities of INT'L.com.

    (B) AUTOMATIC CONVERSION:

    Series A preferred stock: All outstanding shares of Series A preferred stock shall be automatically converted into an equal number of shares of Series A common stock upon (1) a public offering of INT'L.com's Series A common stock, meeting certain requirements or (2) election by INT'L.com and a majority of the holders of Series A preferred stock.

    Series B preferred stock: All outstanding shares of Series B preferred stock shall automatically convert into an equal number of shares of Series A common stock upon (1) a public offering of INT'L.com's Series A common stock, meeting certain requirements or (2) election by INT'L.com and a majority of the holders of Series B preferred stock.

    Series B common stock: All outstanding shares of Series B common stock shall automatically convert into an equal number of shares of Series A common stock if INT'L.com fully redeems all outstanding shares of Series D preferred stock.

    MANDATORY REDEMPTION:

    Subject to certain limitations, the Series B preferred stock, the Series C preferred stock and the Series D preferred stock is entitled to the following redemption rights:

    Series B preferred stock: On August 10, 2006, INT'L.com is required to redeem all outstanding shares of Series B preferred stock at a redemption price equal to the original purchase price per share plus 8% interest compounded annually from the date of issue.

    Series C preferred stock: Subject to the satisfaction of certain conditions which have not been satisfied, INT'L.com is required to redeem shares of its Series C preferred stock as follows:

    - On August 9, 2005, INT'L.com is required to redeem all outstanding shares of Series C preferred stock at a redemption price equal to $100.00 per share plus 6% interest compounded annually, which interest rate increases for each subsequent 12-month period until a date specified in the charter.

    - INT'L.com is required to redeem all outstanding shares of Series C preferred stock at the redemption price in the event of a public offering of INT'L.com's Series A common stock raising at least $20.0 million.

    - Subject to certain financial conditions, INT'L.com shall redeem 17.5% (or more at INT'L.com's option) of the outstanding shares of Series C preferred stock at the redemption price in the event of a public offering of INT'L.com's Series A common stock raising less than $20.0 million but greater than $2.0 million.

    Series D preferred stock: INT'L.com is required to redeem all outstanding shares of its Series D preferred stock at a redemption price equal to $10.00 per share plus accumulated dividends, less dividends paid on the earlier of:

    - April 9, 2004; or

    - A public offering meeting certain requirements; or

    - A change of control.

LIQUIDATION

    LIONBRIDGE. Lionbridge's charter provides that upon the dissolution or liquidation of Lionbridge, holders of Lionbridge common stock will be entitled to receive all assets of Lionbridge available for distribution to Lionbridge's stockholders, subject to any preferential rights of any then outstanding preferred stock.

    INT'L.COM. INT'L.com's charter provides that upon the dissolution, liquidation, sale, transfer or other disposition of all or substantially all of the assets of INT'L.com (defined in the charter as a liquidation event), holders of INT'L.com capital stock will be entitled to receive the following liquidation preference out of the assets of INT'L.com available for distribution to INT'L.com's stockholders in the following order of priority:

    - Series D preferred stock: $10.00 per share plus accumulated dividends, less dividends paid;

    - Series B preferred stock: original purchase price per share plus 8% interest compounded annually from the date of issue, less dividends paid;

    - Series C preferred stock: $100.00 per share plus 6% interest compounded annually, which interest rate increases for each subsequent 12-month period until a date specified in the charter;

    - Series A preferred stock: original purchase price per share plus 5% interest compounded annually from November 24, 1993 and

    - Common stockholders: receive 100% of remaining distributions pro rata.

                        ELECTION OF LIONBRIDGE DIRECTORS

    The Lionbridge board of directors is currently fixed at six members and divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the directors in Class I expires at the special meeting of the stockholders of Lionbridge.

    The Lionbridge board of directors has appointed Roger O. Jeanty as a Class I director effective upon the closing of the merger. Mr. Jeanty is the current Chief Executive Officer of INT'L.com. Upon the closing of the merger, Mr. Jeanty will become the President of Lionbridge. The board of directors has nominated and recommended that Mr. Claude P. Sheer be elected as a Class I director of Lionbridge. Mr. Sheer, who is currently serving as a director of Lionbridge, was appointed by the board of directors as a director in March 1999 and appointed as a Class I director effective August 1999. If elected, the Class I nominee and, upon closing of the merger, Mr. Jeanty, will hold office until the annual meeting of Lionbridge stockholders to be held in 2003, and until their successors shall have been elected and shall have been qualified. Shares represented by all proxies received by the board of directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) FOR the election of the Class I nominee. The board of directors knows of no reason why the nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the board of directors will fix the number of directors at a lesser number.

    The following table sets forth the nominee to be elected at the special meeting and the year the nominee was first appointed or elected a director of Lionbridge.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     A VOTE "FOR" THE NOMINEE LISTED BELOW

                 DIRECTOR'S NAME AND YEAR                   POSITION(S) WITH   CURRENT TERM EXPIRES AT
             DIRECTOR FIRST BECAME A DIRECTOR                  LIONBRIDGE      ANNUAL MEETING HELD IN
             --------------------------------               ----------------   -----------------------
NOMINEE:
Claude P. Sheer...........................................  Director                    2000

                RATIFICATION OF SELECTION OF LIONBRIDGE AUDITORS

    Subject to ratification by the stockholders, the Lionbridge board of directors has selected the firm of PricewaterhouseCoopers LLP, independent public accountants, to serve as auditors for the fiscal year ending
December 31, 2000. It is expected that a member of the firm of PricewaterhouseCoopers LLP will be present at the special meeting with an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the stockholders of Lionbridge. The ratification of this selection is not required under the laws of the State of Delaware, where Lionbridge is incorporated, but the results of this vote will be considered by the board of directors in selecting auditors for future fiscal years.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                 VOTE "FOR" THE RATIFICATION OF THIS SELECTION

                     STOCK PERFORMANCE GRAPH OF LIONBRIDGE

    The following graph compares the percentage change in the cumulative total stockholder return on Lionbridge's common stock during the period from Lionbridge's initial public offering on August 20, 1999 through December 31, 1999, with the cumulative total return of the NASDAQ Composite Index and the Media General Business and Software Services Index ("Business and Software Services Index"). The comparison assumes $100 was invested on August 20, 1999 at the $10.00 initial public offering price in Lionbridge's common stock and in each of the foregoing indices and assumes dividends, if any, were reinvested.

   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LIONBRIDGE TECHNOLOGIES, INC.,
       NASDAQ MARKET INDEX AND BUSINESS AND SOFTWARE SERVICES INDEX(1)(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS   LIONBRIDGE TECHNOLOGIES, INC.  NASDAQ COMPOSITE INDEX  THE MEDIA GENERAL BUSINESS & SOFTWARE SERVICES INDEX
8/20/99                         $100.00                 $100.00                                               $100.00
8/31/99                         $115.35                 $102.22                                               $100.00
9/30/99                         $123.27                 $103.12                                               $105.65
10/31/99                        $136.63                 $111.00                                               $122.75
11/30/99                        $167.33                 $123.87                                               $144.77
12/31/99                        $144.55                 $151.78                                               $183.32

                                                                             MONTHS ENDING
                                                    ----------------------------------------------------------------
                                         8/20/99    8/31/99       9/30/99       10/31/99      11/30/99      12/31/99
                                         --------   --------      --------      --------      --------      --------
Lionbridge Technologies, Inc...........   100.00     115.35        123.27        136.63        167.33        144.55
The Media General Business and Software
  Services Index.......................   100.00     100.00        105.65        122.75        144.77        183.32
NASDAQ Composite Index.................   100.00     102.22        103.12        111.00        123.87        151.78

------------------------

(1) Prior to August 20, 1999, Lionbridge's common stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Lionbridge under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price information shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Inc., a source believed to be reliable, but Lionbridge is not responsible for any errors or omissions in such information.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for inclusion in proxy material for Lionbridge's 2000 Annual Meeting of Stockholders must be submitted to the Secretary of Lionbridge in writing and received at the executive offices of Lionbridge by December 31, 2000. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals and must satisfy the notice procedures for stockholder proposals set forth in the Lionbridge by-laws.

    The Lionbridge by-laws require that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof, containing the information required by the Lionbridge by-laws, to the Secretary of Lionbridge. To be timely, a stockholder's notice containing the information required by the Lionbridge by-laws must be delivered to the Secretary at the principal executive offices of Lionbridge at least 120 days, but not more than 150 days, prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. However, if the annual meeting is more than 30 days before or 60 days after such anniversary date or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, stockholders must give written notice not more than 90 days prior to such annual meeting and not less than the later of 60 days prior to such annual meeting and 10 days after Lionbridge makes the first public announcement of the date of such meeting.

                                 LEGAL MATTERS

    The validity of the shares of Lionbridge common stock to be issued in connection with the merger will be passed upon for Lionbridge by Testa, Hurwitz & Thibeault, LLP. Attorneys at Testa, Hurwitz & Thibeault, LLP owned 16,667 shares of Lionbridge common stock as of February 29, 2000.

                                    EXPERTS

    The consolidated financial statements of Lionbridge as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this joint proxy statement/ prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of INT'L.com as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in this joint proxy statement/prospectus have been audited by of Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

    The financial statements of International Language Engineering Corporation as of December 27, 1998 and December 28, 1997, and for each of the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Lionbridge files annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Lionbridge at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Lionbridge's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    Lionbridge filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, to register with the Securities and Exchange Commission the Lionbridge common stock issuable pursuant to the agreement and plan of reorganization. This joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to Lionbridge, INT'L.com and the Lionbridge common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

    Lionbridge has supplied all information contained in this joint proxy statement/prospectus relating to Lionbridge, and INT'L.com has supplied all information contained in this joint proxy statement/ prospectus relating to INT'L.com.

                         LIONBRIDGE TECHNOLOGIES, INC.
                         Attention: Stephen J. Lifshatz
                               950 Winter Street
                                   Suite 2410
                       Waltham, Massachusetts 02451-1291
                           Telephone: (781) 434-6000


    If you would like to request documents from Lionbridge, please do so by May 5, 2000 to receive them before the special meeting.



    You should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated
April   , 2000. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than
April   , 2000, and neither the mailing of the joint proxy statement/prospectus to stockholders nor the issuance of Lionbridge common stock in the merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
LIONBRIDGE TECHNOLOGIES, INC.:
Report of Independent Accountants...........................
                                                              F-2
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................
                                                              F-3
Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................
                                                              F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit) for the years
  ended December 31, 1999, 1998 and 1997....................
                                                              F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................
                                                              F-6
Notes to Consolidated Financial Statements..................
                                                              F-7

INT'L.COM, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants....................
                                                              F-27
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................
                                                              F-28
Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................
                                                              F-29
Consolidated Statements of Redeemable Preferred Stock,
  Stockholders' Equity (Deficit) and Comprehensive Loss for
  the years ended December 31, 1999, 1998 and 1997..........
                                                              F-30
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................
                                                              F-31
Notes to Consolidated Financial Statements..................
                                                              F-32

INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND
  SUBSIDIARIES:
Independent Auditors' Report................................
                                                              F-52
Consolidated Balance Sheets as of December 27, 1998 and
  December 28, 1997.........................................
                                                              F-53
Consolidated Statements of Operations for the years ended
  December 27, 1998 and December 28, 1997...................
                                                              F-54
Consolidated Statements of Stockholders' Deficit for the
  years ended December 27, 1998 and December 28, 1997.......
                                                              F-55
Consolidated Statements of Cash Flows for the years ended
  December 27, 1998 and December 28, 1997...................
                                                              F-56
Notes to Consolidated Financial Statements..................
                                                              F-57
Consolidated Balance Sheet as of March 31, 1999
  (Unaudited)...............................................
                                                              F-65
Consolidated Statement of Operations for the three months
  ended March 31, 1999 (Unaudited)..........................
                                                              F-66
Consolidated Statement of Cash Flows for the three months
  ended March 31, 1999 (Unaudited)..........................
                                                              F-67
Notes to Consolidated Financial Statements (Unaudited)......
                                                              F-68

INT'L.COM, INC. AND SUBSIDIARIES PRO FORMA COMBINED
  CONDENSED FINANCIAL STATEMENTS:
Overview....................................................
                                                              F-69
Pro Forma Combined Condensed Statement of Operations for the
  year ended December 31, 1999 (Unaudited)..................
                                                              F-71
Notes to Pro Forma Combined Condensed Statement of
  Operations for the year ended December 31, 1999
  (Unaudited)...............................................
                                                              F-72

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lionbridge Technologies, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the consolidated financial position of Lionbridge Technologies, Inc. (the "Company") at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2000

                         LIONBRIDGE TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 11,537   $    732
  Accounts receivable, net of allowances of $698 and $573 at
    December 31, 1999 and 1998, respectively................     8,918      7,321
  Work in process...........................................     3,705      3,929
  Other current assets......................................       634        805
                                                              --------   --------
    Total current assets....................................    24,794     12,787
Property and equipment, net.................................     2,171      1,840
Goodwill and other intangible assets, net...................     8,288      7,370
Other assets................................................       359        405
                                                              --------   --------
      Total assets..........................................  $ 35,612   $ 22,402
                                                              ========   ========

  LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                    (DEFICIT)
Current liabilities:
  Amounts owed to banks.....................................  $     --   $    416
  Short-term debt...........................................     6,593      7,693
  Accounts payable..........................................     4,667      3,964
  Accrued compensation and benefits.........................     2,985      2,356
  Other accrued expenses....................................     4,709      5,664
  Deferred revenue..........................................     2,524        412
                                                              --------   --------
    Total current liabilities...............................    21,478     20,505
                                                              --------   --------
Long-term debt..............................................     6,731         --

Redeemable convertible preferred stock, $0.01 par value:
  Series A convertible preferred stock, 0 and 17,271,314
    shares authorized at December 31, 1999 and 1998,
    respectively; 0 and 13,271,314 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................        --     15,418
  Series D nonvoting convertible preferred stock, 0 and 200
    shares authorized at December 31, 1999 and 1998,
    respectively; 0 and 140 shares issued and outstanding at
    December 31, 1999 and 1998, respectively................        --         --

Commitments (Note 7)

Stockholders' equity (deficit):
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized at December 31, 1999; no shares issued and
    outstanding.............................................        --         --
  Common stock, $0.01 par value; 100,000,000 and 25,950,867
    shares authorized at December 31, 1999 and 1998,
    respectively; 16,561,705 and 1,963,614 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................       166         20
  Additional paid-in capital................................    42,085        300
  Accumulated deficit.......................................   (32,495)   (14,222)
  Deferred compensation.....................................    (2,837)        --
  Accumulated other comprehensive income....................       484        381
                                                              --------   --------
    Total stockholders' equity (deficit)....................     7,403    (13,521)
                                                              --------   --------
      Total liabilities, redeemable convertible preferred
       stock and stockholders' equity (deficit).............  $ 35,612   $ 22,402
                                                              ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Revenue.....................................................  $ 49,508     $38,412     $26,462
Cost of revenue.............................................    33,486      25,546      18,914
                                                              --------     -------     -------
      Gross profit..........................................    16,022      12,866       7,548
                                                              --------     -------     -------

Operating expenses:
  Sales and marketing.......................................     5,554       2,735       1,306
  General and administrative................................    14,147      10,889       8,210
  Research and development..................................     1,491          --          --
  Amortization of acquisition-related intangible assets.....     3,170       2,145       4,400
  Restructuring charges.....................................        --         501         541
  Stock-based compensation..................................       730          --          --
                                                              --------     -------     -------
      Total operating expenses..............................    25,092      16,270      14,457
                                                              --------     -------     -------
Loss from operations........................................    (9,070)     (3,404)     (6,909)

Interest expense:
  Interest on outstanding debt..............................    (1,511)       (648)       (127)
  Accretion of discount on subordinated notes payable.......    (5,967)         --          --
Other income (expense), net.................................      (339)         49        (506)
                                                              --------     -------     -------

Loss before income taxes....................................   (16,887)     (4,003)     (7,542)
Provision for income taxes..................................       699         259         112
                                                              --------     -------     -------

Net loss....................................................   (17,586)     (4,262)     (7,654)
Accrued dividends on preferred stock........................      (687)     (1,062)     (1,062)
                                                              --------     -------     -------

Net loss attributable to common stockholders................  $(18,273)    $(5,324)    $(8,716)
                                                              ========     =======     =======

Basic and diluted net loss per share attributable to common
  stockholders..............................................  $  (2.45)    $ (2.99)    $ (8.85)

Shares used in computing basic and diluted net loss per
  share attributable to common stockholders.................     7,450       1,782         985

   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                          REDEEMABLE
                                         CONVERTIBLE
                                       PREFERRED STOCK            COMMON STOCK         ADDITIONAL
                                    ----------------------   -----------------------    PAID-IN      ACCUMULATED       DEFERRED
                                      SHARES       AMOUNT      SHARES     PAR VALUE     CAPITAL        DEFICIT       COMPENSATION
                                    -----------   --------   ----------   ----------   ----------   -------------   --------------
Balance at December 31, 1996......   13,673,098   $13,696       984,608      $ 10       $     5       $   (182)
Stock options exercised...........                              375,385         4            52
Issuance of Series A convertible
  preferred stock.................      570,010       570
Repurchase of Series A convertible
  preferred stock to be retired...     (971,654)     (972)
Accrual of dividends on preferred
  stock...........................                  1,062                                               (1,062)
Comprehensive loss:
    Net loss......................                                                                      (7,654)
    Other comprehensive income:
      Translation adjustment......
    Comprehensive loss............
                                    -----------   -------    ----------      ----       -------       --------
Balance at December 31, 1997......   13,271,454    14,356     1,359,993        14            57         (8,898)
Issuance of common stock in
  connection with the Acquisition
  of Japanese Language Services,
  Inc.............................                              286,959         3            83
Stock options exercised...........                              316,662         3            39
Accrual of dividends on preferred
  stock...........................                  1,062                                               (1,062)
Accretion of common stock to
  redemption value................                                                          121
Comprehensive loss:
    Net loss......................                                                                      (4,262)
    Other comprehensive loss:
      Translation adjustment......
    Comprehensive loss............
                                    -----------   -------    ----------      ----       -------       --------
Balance at December 31, 1998......   13,271,454    15,418     1,963,614        20           300        (14,222)
Issuance of common stock in
  connection with the acquisition
  of VeriTest, Inc................                               66,668         1           343
Issuance of common stock in
  connection with the acquisition
  of Japanese Language Services,
  Inc.............................                               24,268        --            35
Issuance of warrants in connection
  with debt financing.............                                                        5,967
Deferred compensation.............                                                        3,803                        $(3,803)
Amortization of deferred
  compensation....................                                                                                         730
Reversal of deferred compensation
  due to option forfeitures.......                                                         (236)                           236
Stock options exercised...........                              626,456         6           111
Accrual of dividends on preferred
  stock...........................                    687                                                 (687)
Accretion of common stock to
  redemption value................                                                          120
Warrants exercised................                            1,533,050        16             5
Issuance of common stock in
  connection with initial public
  offering........................                            3,500,000        35        31,725
Redemption and conversion of
  preferred stock.................  (13,271,454)  (16,105)    8,847,649        88           (88)
Comprehensive loss:
    Net loss......................                                                                     (17,586)
    Other comprehensive income:
      Translation adjustment......
    Comprehensive loss............
                                    -----------   -------    ----------      ----       -------       --------         -------
Balance at December 31, 1999......           --   $    --    16,561,705      $166       $42,085       $(32,495)        $(2,837)
                                    ===========   =======    ==========      ====       =======       ========         =======


                                      ACCUMULATED
                                         OTHER             TOTAL
                                     COMPREHENSIVE     STOCKHOLDERS'      COMPREHENSIVE
                                        INCOME        EQUITY (DEFICIT)        LOSS
                                    ---------------   ----------------   ---------------
Balance at December 31, 1996......                        $  (167)
Stock options exercised...........                             56
Issuance of Series A convertible
  preferred stock.................
Repurchase of Series A convertible
  preferred stock to be retired...
Accrual of dividends on preferred
  stock...........................                         (1,062)
Comprehensive loss:
    Net loss......................                         (7,654)          $ (7,654)
    Other comprehensive income:
      Translation adjustment......       $741                 741                741
                                                                            --------
    Comprehensive loss............                                          $ (6,913)
                                         ----             -------           ========
Balance at December 31, 1997......        741              (8,086)
Issuance of common stock in
  connection with the Acquisition
  of Japanese Language Services,
  Inc.............................                             86
Stock options exercised...........                             42
Accrual of dividends on preferred
  stock...........................                         (1,062)
Accretion of common stock to
  redemption value................                            121
Comprehensive loss:
    Net loss......................                         (4,262)          $ (4,262)
    Other comprehensive loss:
      Translation adjustment......       (360)               (360)              (360)
                                                                            --------
    Comprehensive loss............                                          $ (4,622)
                                         ----             -------           ========
Balance at December 31, 1998......        381             (13,521)
Issuance of common stock in
  connection with the acquisition
  of VeriTest, Inc................                            344
Issuance of common stock in
  connection with the acquisition
  of Japanese Language Services,
  Inc.............................                             35
Issuance of warrants in connection
  with debt financing.............                          5,967
Deferred compensation.............                             --
Amortization of deferred
  compensation....................                            730
Reversal of deferred compensation
  due to option forfeitures.......                             --
Stock options exercised...........                            117
Accrual of dividends on preferred
  stock...........................                           (687)
Accretion of common stock to
  redemption value................                            120
Warrants exercised................                             21
Issuance of common stock in
  connection with initial public
  offering........................                         31,760
Redemption and conversion of
  preferred stock.................                             --
Comprehensive loss:
    Net loss......................                        (17,586)          $(17,586)
    Other comprehensive income:
      Translation adjustment......        103                 103                103
                                                                            --------
    Comprehensive loss............                                          $(17,483)
                                         ----             -------           ========
Balance at December 31, 1999......       $484             $ 7,403
                                         ====             =======

   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(17,586)  $(4,262)   $(7,654)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Amortization of acquisition-related intangible assets...     3,170     2,145      4,400
    Compensation expense for stock options granted..........       730        --         --
    Accretion of discount on subordinated notes payable.....     5,967        --         --
    Depreciation and amortization of property and
     equipment..............................................     1,581     1,187      1,164
    Provision for doubtful accounts.........................       218       182        380
    Deferred income taxes...................................       519       206        112
    Foreign currency (gain) loss on intercompany
     transactions...........................................       759       (67)       353
    Changes in operating assets and liabilities, net of
     effects of acquisitions:
      Accounts receivable...................................    (2,309)      214        187
      Work in process.......................................       (74)     (828)      (592)
      Other current assets..................................       157      (295)       690
      Other assets..........................................        52      (193)       (78)
      Accounts payable......................................     1,000      (401)      (426)
      Accrued compensation and benefits.....................       629       341        781
      Other accrued expenses................................      (492)      478        184
      Deferred revenue......................................     2,169      (440)      (943)
                                                              --------   -------    -------
        Net cash used in operating activities...............    (3,510)   (1,733)    (1,442)
                                                              --------   -------    -------

Cash flows from investing activities:
  Purchases of property and equipment.......................    (1,904)   (1,363)      (923)
  Payments for businesses acquired, net of cash acquired....    (3,740)   (3,141)       (18)
  Payments for Asian asset purchase, net of cash acquired...        --        --        (85)
  Transfer of funds from escrow.............................        --        --        600
                                                              --------   -------    -------
        Net cash used in investing activities...............    (5,644)   (4,504)      (426)
                                                              --------   -------    -------

Cash flows from financing activities:
  Net increase (decrease) in amounts owed to banks..........      (348)      328       (522)
  Net increase (decrease) in short-term debt................    (1,148)    5,551      1,197
  Proceeds from issuance of long-term debt..................    12,000        --         --
  Repayment of long-term debt...............................    (6,000)       --         --
  Proceeds from issuance of preferred stock.................        --        --        570
  Redemption of preferred stock.............................   (16,105)       --         --
  Proceeds from exercise of stock options...................       117        42         56
  Net proceeds from initial public offering of common
    stock...................................................    31,760        --         --
                                                              --------   -------    -------
        Net cash provided by financing activities...........    20,276     5,921      1,301
                                                              --------   -------    -------

Net increase (decrease) in cash and cash equivalents........    11,122      (316)      (567)
Effects of exchange rate changes on cash and cash
  equivalents...............................................      (317)      (50)      (130)
Cash and cash equivalents at beginning of year..............       732     1,098      1,795
                                                              --------   -------    -------

Cash and cash equivalents at end of year....................  $ 11,537   $   732    $ 1,098
                                                              ========   =======    =======

   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

NATURE OF THE BUSINESS

    Lionbridge Technologies, Inc. and its subsidiaries (collectively, "Lionbridge" or the "Company") is a provider of globalization services, primarily to software publishers, computer hardware manufacturers and telecommunications companies. Globalization services, including localization, internationalization and testing, enable simultaneous worldwide release and ongoing maintenance of products and product-related technical support, training materials, and sales and marketing information in multiple languages. Lionbridge has its head office in the United States, with operations in France, Ireland, The Netherlands, China, Japan, South Korea and the United States.

FORMATION OF LIONBRIDGE AND BASIS OF PRESENTATION

    Lionbridge was incorporated on September 11, 1996 in order to effect the acquisition of certain elements of the localization businesses of Stream International Holdings, Inc. ("Stream"). Funding for the acquisition was provided through the issuance of common and preferred stock in Lionbridge and in a majority-owned subsidiary of Lionbridge.

    On December 23, 1996, Lionbridge entered into an agreement with Stream to acquire its localization businesses in Ireland, The Netherlands and France (see
Note 4). The purchase accounting for the acquisition of the businesses was recorded as though the purchase had occurred on December 31, 1996, as the results of operations and changes in financial position between December 23, 1996 and this date were immaterial.

    The December 23, 1996 agreement with Stream also contemplated the acquisition of certain businesses in Asia. However, Lionbridge did not acquire such businesses as planned, and renegotiated the agreement in July 1997. As a result, a note payable for $840,000 issued to Stream in contemplation of the December 23, 1996 agreement was canceled, and restricted cash of $600,000, which was held in escrow at December 31, 1996 and was to be paid to Stream on completion of the Asian acquisition, was returned to Lionbridge, net of certain payments otherwise due.

    On July 3, 1997, Lionbridge entered into a new agreement with Stream to purchase work in process and certain other assets of Stream's Japanese, Chinese and Taiwanese localization businesses as of April 1, 1997, and of the South Korean localization business as of July 3, 1997, in exchange for approximately $100,000 of cash plus the assumption of liabilities of $317,000 for the completion of work under existing customer contracts. As these assets did not comprise businesses, the Company allocated the purchase price based on their fair values.

    On August 25, 1999, Lionbridge consummated an initial public offering of its common stock. In connection with this offering, Lionbridge sold 3,500,000 shares of its common stock and received net proceeds of approximately $31,760,000.

2. SIGNIFICANT ACCOUNTING POLICIES:

    The accompanying consolidated financial statements of Lionbridge reflect the application of certain significant accounting policies as described below:

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Lionbridge and its wholly owned subsidiaries from the effective date of their acquisition or formation. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

REVENUE RECOGNITION

    Lionbridge recognizes revenue from the provision of services to its customers on the percentage-of-completion method of accounting, based on all costs incurred to date as a percentage of management's estimates of total costs of individual contracts. Anticipated losses by project, if any, are recognized in the period in which determined.

ADVERTISING COSTS

    Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs were approximately $224,000, $120,000 and $0 for the years ended December 31, 1999, 1998 and 1997, respectively.

FOREIGN CURRENCY TRANSLATION

    The functional currency for each of Lionbridge's foreign operations is the local currency of the country in which those operations are based. Revenues and expenses of foreign operations are translated into U.S. dollars at the average rates of exchange during the year. Assets and liabilities of foreign operations are translated into U.S. dollars at year-end rates of exchange. Resulting cumulative translation adjustments are reflected as a separate component of accumulated other comprehensive income in stockholders' equity (deficit). Foreign currency transaction gains or losses, arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies, are included in other income (expense), net in the consolidated statements of operations and were $332,000, $49,000 and $(472,000) for the years ended December 31, 1999, 1998 and 1997, respectively.

    For the purpose of the disclosure of comprehensive loss, Lionbridge does not record tax provisions or benefits for the net changes in foreign currency translation adjustments, as Lionbridge intends to permanently reinvest undistributed earnings in its foreign subsidiaries.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash primarily in money market accounts.

WORK IN PROCESS

    Work in process represents the value of work performed but not billed. Work in process is calculated using the percentage-of-completion method based on total anticipated costs and is stated at cost plus estimated profit, but not in excess of net realizable value. Billing of amounts in work in process occurs according to customer-agreed payment schedules or upon completion of specified

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) project milestones. All of Lionbridge's projects in work in process are expected to be billed and collected within one year.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

Computer software and equipment                1 to 5 years
Furniture and office equipment                 3 to 5 years
Leasehold improvements                         Shorter of lease term or useful life of asset

    Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in the determination of net income or loss. Expenditures for maintenance and repairs are expensed as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired. Goodwill is amortized using the straight-line method over five years. Other intangible assets consist of the value of acquired workforce and the VeriTest trade name, both which are being amortized on a straight-line basis over five years.

LONG-LIVED ASSETS

    Lionbridge periodically evaluates the net realizable value of long-lived assets, including goodwill and property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is assessed when the undiscounted, expected future operating cash flows derived from the asset are less than its carrying value.

INCOME TAXES

    Deferred income taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

    Basic and diluted earnings per share are computed in accordance with SFAS No. 128, "Earnings per Share." Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. There is no difference between basic and diluted earnings per share since potential common shares from the conversion of preferred stock and exercises of stock options and warrants are anti-dilutive for all periods presented.

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
ACCOUNTING FOR STOCK-BASED COMPENSATION

    Lionbridge accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Lionbridge's common stock at the date of grant. When the exercise price of stock options granted to employees is less than the fair market value of common stock at the date of grant, Lionbridge records that difference multiplied by the number of shares under option as deferred compensation, which is then amortized over the vesting period of the options. Lionbridge has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (see Note 8). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and related guidance.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for the collectibility of receivables, calculating revenue using the percentage-of-completion method, and valuing intangible assets, deferred tax assets and net assets of businesses acquired.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially subject Lionbridge to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivables. The Company places its cash and cash equivalents with financial institutions with high credit standing. Concentrations of credit risk with respect to trade accounts receivable are limited due to the dispersion of customers across different geographic regions, although globally some customers constitute a significant percentage of total revenue (see Note 12). Lionbridge does not require collateral or other security against trade receivable balances; however, it maintains reserves for potential credit losses and such losses have been within management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, redeemable preferred stock and debt, are carried in the consolidated financial statements at amounts that approximate fair values at December 31, 1999, 1998 and 1997. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 was amended on July 7, 1999 by the issuance of

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
Statement of Accounting Standards No. 13 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133." SFAS 137 defers the implementation of SFAS 133 by one year. SFAS 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for the Company and its adoption is not expected to have a material impact on the Company's financial position or results of operations.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." This bulletin summarizes certain views of the staff on applying generally accepted accounting principals to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company believes that its current revenue recognition policy complies with the Commission's guidelines.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following at December 31:

                                                                 1999          1998
                                                              -----------   -----------
Computer software and equipment.............................  $ 4,360,000   $ 2,035,000
Furniture and office equipment..............................      857,000       708,000
Leasehold improvements......................................      431,000       327,000
                                                              -----------   -----------
                                                                5,648,000     3,070,000
Less: Accumulated depreciation and amortization.............   (3,477,000)   (1,230,000)
                                                              -----------   -----------
Total.......................................................  $ 2,171,000   $ 1,840,000
                                                              ===========   ===========

4. BUSINESS COMBINATIONS:

LOCALIZATION BUSINESS OF STREAM

    On December 23, 1996, Lionbridge acquired the localization businesses of Stream in Ireland, The Netherlands and France (see Note 1). In accordance with the acquisition agreement, Lionbridge paid Stream aggregate cash consideration of $11,300,000 in exchange for all of the outstanding common stock of R.R. Donnelley Language Solutions International B.V. and Stream International Language Solutions as well as the assumption of tax liabilities of $100,000 incurred in connection with the transaction. Goodwill of $9,224,000 was initially recognized in connection with this acquisition.

    In 1997, Lionbridge submitted a claim to Stream for the reimbursement of a portion of the purchase consideration under the indemnity terms of the December 23, 1996 agreement. This claim was ultimately resolved through a settlement agreement with Stream, effective December 31, 1997 (see Note 6). Under the terms of this agreement, the purchase price for the European businesses was reduced by $531,000. This amount was deducted from goodwill at December 31, 1997.

    During 1999, 1998 and 1997, acquired net operating loss carryforwards of approximately $1,540,000, $1,291,000 and $1,120,000, respectively, were utilized to offset taxable income in Ireland,

                         LIONBRIDGE TECHNOLOGIES, INC.

4. BUSINESS COMBINATIONS: (CONTINUED)
France and The Netherlands. As the deferred tax assets associated with these losses had been fully reserved at the time of the Stream acquisition, the benefits were recorded as reductions to goodwill of $519,000, $207,000, and $112,000 in 1999, 1998 and 1997, respectively.

JAPANESE LANGUAGE SERVICES

    On February 27, 1998, Lionbridge entered into an agreement to acquire all of the outstanding stock of Japanese Language Services, Inc., a company based in Massachusetts with additional operations in Japan, for total initial consideration of $2,323,000 consisting of cash of $2,237,000 and 286,959 shares of common stock valued at $86,000. The shares of common stock may be redeemed, at the option of the holder, at a price of $1.35 per share at any time from July 2001 to September 2001. The carrying amount of the redeemable common stock will be increased to the redemption amount of $387,000 over the 30-month period ending July 2001. The agreement also required certain contingent stock issuances, limited to 24,268 shares of common stock, and cash payments, limited to $625,000, dependent on future operating results of Japanese Language Services, Inc. through December 31, 1999. This agreement was effective
January 2, 1998, when operating control of Japanese Language Services, Inc. was assumed by Lionbridge. The acquisition was accounted for using the purchase method of accounting, and the results of Japanese Language Services, Inc. have been included in Lionbridge's financial statements as of the effective date. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and assumed liabilities as follows:

Current assets..............................................  $  935,000
Current liabilities.........................................    (789,000)
Property and equipment......................................     247,000
Goodwill....................................................   1,999,000
                                                              ----------
                                                              $2,392,000
                                                              ==========

    The initial calculation of goodwill did not include any anticipated contingent consideration. Additional goodwill of $484,000 was subsequently recorded through December 31, 1999 in connection with incremental payments and stock issuances being made under the terms of the original agreement. Goodwill was also increased by $120,000 during each of the years ended December 31, 1999 and 1998, respectively, related to the accretion to the redemption amount of the redeemable common stock. Pro forma statements of operations for the year ended December 31, 1997 would not differ materially from reported results.

ILT SOLUTIONS GROUP

    On April 1, 1998, Lionbridge acquired certain assets and operations of the ILT Solutions Group of Lucent Technologies, Inc. for cash of $1,000,000. The acquisition was accounted for using the purchase method of accounting. The purchase price, including direct costs of the acquisition, was allocated to current assets of $244,000, property and equipment of $299,000 and goodwill of $470,000 based on their fair values at the acquisition date. The results of the ILT Solutions Group are included in these financial statements from the date of the acquisition. Pro forma statements of operations would not differ materially from reported results.

                         LIONBRIDGE TECHNOLOGIES, INC.

4. BUSINESS COMBINATIONS: (CONTINUED)
VERITEST, INC.

    On January 11, 1999, Lionbridge entered into an agreement to acquire all of the stock of VeriTest, Inc., a company based in California, for total initial consideration of $4,354,000 consisting of cash of $3,260,000, 66,668 shares of common stock valued at $344,000, and notes payable for $750,000. The agreement also requires certain contingent cash payments, limited to $1,000,000, dependent on future operating performance through December 31, 2000. The acquisition was accounted for using the purchase method of accounting. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and assumed liabilities as follows:

Current assets..............................................  $  522,000
Current liabilities.........................................    (616,000)
Property and equipment......................................     175,000
Intangible assets...........................................   1,181,000
Goodwill....................................................   3,157,000
                                                              ----------
                                                              $4,419,000
                                                              ==========

    Intangible assets consist of the value of the acquired workforce of $676,000 and the VertiTest trade name of $505,000, both of which are being amortized on a straight-line basis over a five-year period.

    The initial calculation of goodwill did not include any contingent consideration. Future payments, if any, under the contingent payment arrangement will increase goodwill. The results of VeriTest, Inc. are included in these financial statements from the date of acquisition.

    The following unaudited pro forma consolidated results of operations for the years ended December 31, 1999 and 1998 assume that the acquisition of VeriTest, Inc. occurred as of January 1, 1998:

                                                                  1999           1998
                                                              ------------   ------------
Revenue.....................................................  $ 49,508,000   $ 42,147,000
Net loss....................................................   (17,803,000)    (6,615,000)
Basic and diluted net loss per share attributable to common
  stockholders..............................................         (2.48)         (4.08)

    For each period presented, the pro forma results include estimates of the interest expense on debt used to finance the purchase and the amortization of intangible assets based on the purchase price allocation. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1998 or that may be obtained in the future.

    The expense of amortizing goodwill related to all acquisitions was $2,934,000, $2,145,000, and $1,841,000 in 1999, 1998 and 1997, respectively.
Additionally, amortization of $236,000 was recorded in 1999 in connection with intangible assets acquired as part of the VeriTest transaction and $2,559,000 was recorded in 1997 in connection with a noncompete agreement between Lionbridge and Stream.

                         LIONBRIDGE TECHNOLOGIES, INC.

5. AMOUNTS OWED TO BANKS:

    Amounts owed to banks represent temporary, unsecured overdraft facilities utilized by Lionbridge's operations in Ireland, France, Holland and the United States as of December 31, 1998.

6. DEBT:

SETTLEMENT AGREEMENT

    On June 10, 1998, Lionbridge entered into an agreement with certain companies that had previously been part of the Stream organization to settle various outstanding amounts due between Lionbridge and Stream, including the indemnity claim submitted by Lionbridge (see Note 4); a note payable to Stream of $569,000, together with accrued interest of $39,000; and the amount due to Stream on the exercise of its put option to sell 971,654 shares of Series A convertible preferred stock to Lionbridge (see Note 8). In settlement of all amounts due to and from Stream (or successor companies), Lionbridge agreed to pay an interest-free amount of $700,000 in seven equal monthly installments beginning February 1998. This note was recorded in current liabilities at December 31, 1997 and was paid during 1998. The net effect of the settlement agreement was to reduce by $531,000 the Company's purchase price for the European business acquired from Stream. The effective date of this agreement was December 31, 1997, and its impact was reflected in the consolidated financial statements as of that date.

LINE OF CREDIT

    On September 26, 1997, Lionbridge entered into a line of credit agreement with a commercial bank. The agreement was subsequently amended on May 21, 1998 and December 20, 1999, and expires on March 20, 2000. At the time of the May 1998 amendment, Lionbridge issued a warrant for the purchase of 83,334 shares of common stock at an exercise price of $2.40 per share. This warrant was exercisable immediately and expires on May 21, 2003. The value ascribed to this warrant was immaterial. Under the amended terms of the agreement, Lionbridge may borrow up to $8,000,000, based on the value of certain eligible current assets worldwide.

    The interest rate payable on any outstanding borrowings is prime plus 1% per year (9.5%, 8.8%, and 9.5% at December 31, 1999, 1998 and 1997, respectively), and Lionbridge was required to pay a facility fee of $50,000 on the signing of the agreement. This fee and other direct arrangement expenses were amortized over the initial term of the agreement, which expired on May 22, 1998. Borrowings outstanding under the line of credit agreement are collateralized by certain assets of Lionbridge. The amounts outstanding on the line of credit at December 31, 1999 and 1998 were $6,593,000 and $7,693,000, respectively.

    The agreement requires Lionbridge to maintain certain financial ratios and restricts the payment of dividends. As of December 31, 1999, 1998 and 1997, Lionbridge was in compliance with the financial covenants as amended by the bank.

ADDITIONAL FINANCING

    On January 11, 1999, Lionbridge entered into two substantially identical promissory note agreements with the former owners of VeriTest, Inc. in connection with the acquisition of this business (see Note 4). The notes are for an aggregate amount of $750,000 and are payable in one installment on January 11, 2001. Interest on the notes is due annually at a rate of 8%.

                         LIONBRIDGE TECHNOLOGIES, INC.

6. DEBT: (CONTINUED)
    On January 8, 1999, Lionbridge entered into a bridge loan agreement with a third party. Under the terms of the agreement, Lionbridge issued a $4,000,000, 12% senior subordinated note. On February 26, 1999, Lionbridge entered into a new subordinated debt agreement with the same party and terminated the bridge loan agreement and the $4,000,000 senior subordinated note. Under the terms of the new agreement, Lionbridge issued $10,000,000, 12% senior subordinated notes. The notes are subject to certain covenant restrictions, including the maintenance of a defined minimum current asset to current liability ratio and a minimum profitability measure, and are collateralized by certain assets of Lionbridge. The terms of the subordinated debt agreement prohibits Lionbridge from paying dividends to its stockholders. In connection with the issuance of these notes, Lionbridge issued detachable warrants to purchase 1,277,716 shares of common stock at a price of $0.015 per share, valued at $4,972,000. These warrants were exercised in full in August 1999.

    On March 9, 1999, Lionbridge entered into a subordinated debt agreement with a stockholder. Under the terms of the agreement, Lionbridge issued $2,000,000, 12% senior subordinated notes. The notes are collateralized by certain assets of Lionbridge and are subject to certain covenant restrictions, including the maintenance of a defined minimum current asset to current liability ratio and a minimum profitability measure. The terms of the subordinated debt agreement prohibits Lionbridge from paying dividends to its stockholders. In connection with the issuance of these notes, Lionbridge issued detachable warrants to purchase 255,544 shares of common stock at a price $0.015 per share, valued at $995,000. These warrants were exercised in full in November 1999.

    The aggregate value of the warrants issued in connection with these financings was recorded as a discount on subordinated notes payable and was amortized as additional interest expense using the straight-line method over the period from issuance until August 1999, based on the initially expected repayment of the debt upon the initial public offering of securities by Lionbridge.

    On August 19, 1999, Lionbridge entered into amendments to the subordinated debt agreements pursuant to which the 12% senior subordinated notes were issued. As a result, Lionbridge was required to repay one-half of the aggregate principal amount of each of the notes, together with all accrued and unpaid interest thereon, upon the closing of its initial public offering. The remaining aggregate principal amount of such notes, together with all accrued and unpaid interest thereon, is required to be repaid upon the earlier of August 25, 2001 or an underwritten public offering by Lionbridge subsequent to the initial public offering of securities with aggregate proceeds of at least $10,000,000. These notes had previously required that all of the principal amount be paid upon a closing of an initial public offering of securities with aggregate proceeds of at least $25,000,000. As of December 31, 1999, $5,981,000 was outstanding under these subordinated notes.

                         LIONBRIDGE TECHNOLOGIES, INC.

7. COMMITMENTS:

LEASE COMMITMENTS

    The Company leases certain equipment and office space under noncancelable agreements and leases which expire at various dates through 2026. Future minimum lease payments under noncancelable operating leases at December 31, 1999 were as follows:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $1,671,000
2001........................................................   1,121,000
2002........................................................     847,000
2002........................................................     596,000
2004........................................................     541,000
Thereafter..................................................   4,112,000
                                                              ----------
                                                              $8,888,000
                                                              ==========

    Total rental expenses charged to operations were $1,443,000, $952,000 and $697,000 in 1999, 1998 and 1997, respectively.

8. CAPITAL STOCK:

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of preferred stock in one or more series, each with such terms and rights as adopted by the Company in creating such series. No preferred stock was issued or outstanding as of December 31, 1999.

CONVERSION AND REDEMPTION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Upon the closing of the Company's initial public offering of common stock on August 25, 1999, all 13,271,314 shares and 140 shares of its Series A convertible preferred stock and Series D nonvoting convertible preferred stock, respectively, were converted into 132.7145 shares of Series B redeemable preferred stock and 8,847,649 shares of Series C convertible preferred stock. The Series B redeemable preferred stock was redeemed for $100,000 per share plus an 8% annual premium for a total payment of approximately $16,105,000. At the same time, the Series C convertible preferred stock was converted into 8,847,649 shares of common stock.

STOCK OPTION PLANS

    Lionbridge maintains a stock option plan (the "Plan") for the issuance of incentive and nonqualified stock options. The initial number of shares of common stock available for issuance under the Plan was 2,855,365 shares, an amount that was increased to 5,522,032 shares in June 1999. Options to purchase common stock are granted at the discretion of the Board of Directors. Generally, stock options vest over a four-year period as follows: 25% on the first anniversary of the date of grant and semi-annually thereafter in equal installments over the remaining three-year period. Stock options generally expire ten years (five years in certain cases) from the date of grant.

                         LIONBRIDGE TECHNOLOGIES, INC.

8. CAPITAL STOCK: (CONTINUED)

    Under the terms of the Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors, but in no case may the exercise price be less than the statutory minimum. Prior to the Company's initial public offering of securities, the Board of Directors, in assessing the fair market value of Lionbridge's common stock, considered factors relevant at the time, including recent third-party transactions, significant new customers, composition of the management team, recent hiring results, Lionbridge's financial condition and operating results and the lack of a public market for Lionbridge's common stock.

    Transactions involving the Plan for the period from January 1, 1997 to December 31, 1999 are summarized as follows:

                                                                          WEIGHTED-
                                                                           AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES       PRICE
                                                              ---------   ---------
Outstanding at January 1, 1997..............................  1,501,529    $0.165
Granted.....................................................  1,472,555     0.150
Exercised...................................................   (375,385)    0.150
Canceled....................................................   (382,363)    0.150
                                                              ---------
Outstanding at December 31, 1997............................  2,216,336     0.165
Granted.....................................................    407,573     0.525
Exercised...................................................   (316,662)    0.135
Canceled....................................................   (115,025)    0.195
                                                              ---------
Outstanding at December 31, 1998............................  2,192,222     0.225
Granted.....................................................    925,901     6.069
Exercised...................................................   (626,456)    0.188
Canceled....................................................   (161,211)    2.691
                                                              ---------
Outstanding at December 31, 1999............................  2,330,456     2.385
                                                              =========

    Options for 529,960, 421,380 and 0 shares were exercisable at December 31, 1999, 1998 and 1997, respectively. There were 1,872,274, 636,843 and 263,644 shares available for future grant under the Plan at December 31, 1999, 1998 and 1997, respectively.

                         LIONBRIDGE TECHNOLOGIES, INC.

8. CAPITAL STOCK: (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1999:

                                        OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
                                      -----------------------   -----------------------
                                       WEIGHTED-
                                        AVERAGE     WEIGHTED-                 WEIGHTED-
                                       REMAINING     AVERAGE                   AVERAGE
  RANGE OF EXERCISE       NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
       PRICES           OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
---------------------   -----------   -----------   ---------   -----------   ---------
$       0.150 - 0.165    1,217,494     7.1 years     $ 0.160      476,669      $0.160
                0.300      168,004     8.1 years       0.300       39,960       0.300
                0.450        7,095     8.3 years       0.450        1,059       0.450
                0.900       47,423     8.6 years       0.900       10,068       0.900
        1.500 - 1.800      482,775     9.2 years       1.520        2,204       1.500
                6.000       36,667     9.4 years       6.000           --
                9.750      286,298     9.4 years       9.750           --
      18.000 - 18.310       84,700     9.8 years      18.010           --
                         ---------                                -------
                         2,330,456                                529,960
                         =========                                =======

    Had compensation cost for stock options granted to employees been determined based on the fair value at the date of grant for awards in the period from inception (September 11, 1996) to December 31, 1999, consistent with the provisions of SFAS No. 123, Lionbridge's net loss for 1999, 1998 and 1997 would have been increased to $18,002,000, $4,283,000 and $7,668,000, respectively, and the net loss per common share attributable to common stockholders for 1999, 1998 and 1997 would have been increased to $2.51, $3.00 and $8.87, respectively. The weighted average fair value of options granted during 1999, 1998 and 1997 was $3.04, $0.06, and $0.02 per share, respectively. Stock options granted with an exercise price in the range from $1.50 through $9.75 per share have an exercise price which exceeded the fair value of the underlying common stock on the date of grant. The weighted average fair value of these options, which were all granted in 1999, was $2.18 per share.

    For these pro forma calculations, the fair value of each option granted prior to the Company's initial public offering of securities on August 20, 1999 was estimated on the date of grant using the minimum value option pricing model, utilizing the following weighted-average assumptions: (1) weighted-average risk free interest rates of 5.30%, 5.40% and 6.11% for 1999, 1998 and 1997, respectively, (2) weighted-average expected option life of 4.0 years, and
(3) expected dividend yield of $0. The fair value of options granted after the initial public offering of securities has been calculated using the Black-Scholes option pricing model with the same weighted average assumptions as above for 1999, but with an additional expected volatility factor of 85%.

EMPLOYEE STOCK PURCHASE PLAN

    On June 15, 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), effective upon the consummation of the Company's initial public offering. The Purchase Plan allows for the issuance of 1,000,000 shares of Lionbridge's common stock to eligible employees. Under the Purchase Plan, Lionbridge is authorized to make a series of offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair

                         LIONBRIDGE TECHNOLOGIES, INC.

8. CAPITAL STOCK: (CONTINUED)
market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. The first offering period of the Purchase Plan commenced on November 1, 1999 and will end on April 30, 2000.

DEFERRED COMPENSATION

    During the year ended December 31, 1999, Lionbridge recorded deferred compensation in connection with options granted at exercise prices below the then fair market value of Lionbridge's common stock totaling $3,803,000, representing the aggregate difference between the estimated fair market value of Lionbridge's common stock on the date of grant and the exercise price of each option. This deferred compensation is being amortized over the four-year vesting period of the related options, resulting in amortization of $730,000 in the year ended December 31, 1999.

TREASURY STOCK

    In connection with the December 23, 1996 financing of Lionbridge, Stream was granted a put option to sell its 971,654 shares of Series A preferred stock to Lionbridge.

    On September 25, 1997, Stream exercised its put option and Lionbridge acquired 971,654 shares of its Series A preferred stock at a cost of $971,654. Settlement of this amount due to Stream was resolved through a subsequent agreement (see Note 6). In 1998, Lionbridge retired all of the shares acquired.

REVERSE STOCK SPLIT

    Effective August 13, 1999, the Company's Board of Directors declared a 2-for-3 reverse common stock split. All references in these consolidated financial statements to shares of common stock have been retroactively adjusted to reflect this reverse stock split.

9. INCOME TAXES:

    The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 is due to taxable income generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain.

    The components of the provision for income taxes are as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
Current:
  State.....................................................  $ 20,000   $     --   $     --
  Foreign...................................................   160,000     52,000         --
                                                              --------   --------   --------
Total current provision.....................................  $180,000   $ 52,000   $     --
                                                              ========   ========   ========
Deferred:
  Foreign...................................................  $519,000   $207,000   $112,000
                                                              --------   --------   --------
Total deferred provision....................................  $519,000   $207,000   $112,000
                                                              ========   ========   ========

                         LIONBRIDGE TECHNOLOGIES, INC.

9. INCOME TAXES: (CONTINUED)
    The benefit from the utilization of net operating loss carryforwards in Europe during the years ended December 31, 1999, 1998 and 1997 was recorded as a reduction of goodwill of $519,000, $207,000 and $112,000, respectively, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time of the acquisition of the businesses from Stream (see Note 4). Lionbridge recorded no tax benefit for losses generated during these periods due to the uncertainty of realizing such benefits.

    The components of the loss before income taxes were as follows for the years ended December 31:

                                                            1999          1998          1997
                                                        ------------   -----------   -----------
United States.........................................  $(12,723,000)  $(4,636,000)  $(6,115,000)
Foreign...............................................    (4,164,000)      633,000    (1,427,000)
                                                        ------------   -----------   -----------
Loss before income taxes..............................  $(16,887,000)  $(4,003,000)  $(7,542,000)
                                                        ============   ===========   ===========

    The consolidated deferred tax assets of the Company were as follows at December 31:

                                                                 1999          1998
                                                              -----------   -----------
U.S. net operating loss carryforwards.......................  $ 4,473,000   $ 1,309,000
Foreign net operating loss carryforwards....................    3,745,000     1,696,000
Difference in accounting for amortization and
  depreciation..............................................    1,243,000     1,113,000
Research and development tax credits........................       50,000            --
Other.......................................................      254,000        32,000
Valuation allowance.........................................   (9,765,000)   (4,150,000)
                                                              -----------   -----------
Net deferred tax asset......................................           --            --
                                                              ===========   ===========

    Management of Lionbridge has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered Lionbridge's history of losses and concluded that it is not certain that Lionbridge will generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved. Management reevaluates the positive and negative evidence periodically.

    At December 31, 1999, Lionbridge had net operating loss carryforwards for U.S. federal and state income tax purposes of approximately $11,100,000 which may be used to offset future taxable income, which begin to expire in 2011. The Company has federal research and development tax credits which may be used to offset future income tax of approximately $43,000 which expire in 2019. Additionally, Lionbridge has net operating loss carryforwards in France of approximately $3,100,000 which begin to expire in 2002; net operating loss carryforwards in Japan of approximately $1,100,000 which begin to expire in 2003; and net operating loss carryforwards in The Netherlands of approximately $6,200,000 which may be carried forward indefinitely.

    Tax benefits recognized for the utilization of foreign net operating loss carryforwards acquired in the December 23, 1996 acquisition of businesses from Stream (see Note 4) are recorded as a reduction to goodwill, rather than as a tax provision benefit.

                         LIONBRIDGE TECHNOLOGIES, INC.

9. INCOME TAXES: (CONTINUED)
    Under the provisions of the Internal Revenue Code, certain substantial changes in Lionbridge's ownership may limit in the future the amount of net operating loss carryforwards which could be used annually to offset future taxable income and income tax liability.

10. RESTRUCTURING CHARGES:

    During the fourth quarter of 1998, the first quarter of 1998 and the fourth quarter of 1997, Lionbridge recorded restructuring charges of $50,000, $451,000 and $541,000, respectively, in operating expenses. These charges related to workforce reductions in France, consisting of nine technical staff in 1997 and five technical and administrative staff in 1998. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. Lionbridge had balances of $0, $0 and $541,000 remaining at December 31, 1999, 1998 and 1997, respectively, in other accrued expenses in relation to these charges. As of December 31, 1999, none of these employees remained with Lionbridge and management does not anticipate any future expenditures related to these actions.

11. EMPLOYEE BENEFIT PLANS:

    Lionbridge maintains an employee benefit plan qualified under Section 401(k) of the Internal Revenue Code. All U.S. employees may participate in the 401(k) plan subject to certain eligibility requirements. Under the 401(k) plan, a participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit--$10,000 in 1999) to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the Board of Directors, Lionbridge may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. To date, Lionbridge has made no profit-sharing contributions to the 401(k) plan. In addition, as of December 31, 1999, the Company maintained defined benefit pension plans for employees in The Netherlands and France, and a defined contribution scheme for employees in Ireland.

    Total pension contributions charged to operations were $294,000, $350,000 and $154,000 in 1999, 1998 and 1997, respectively.

12. SIGNIFICANT CUSTOMERS:

    Lionbridge's two largest customers accounted for the following percentages of total Localization and Testing revenues for the years ended:

                                                                      DECEMBER 31,
                                                             ------------------------------
                                                               1999       1998       1997
                                                             --------   --------   --------
Customer A.................................................     15%        14%        19%
Customer B.................................................      9%         6%        10%

                         LIONBRIDGE TECHNOLOGIES, INC.

13. OPERATING SEGMENT AND GEOGRAPHICAL INFORMATION:

    SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires that public business enterprises report certain information about operating segments in financial statements filed with the SEC and issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing their performance.

    Lionbridge has determined that its operating segments are those that are based on its method of internal reporting, which separately presents its business by the geographic site in which services are performed. Lionbridge has combined those segments which meet the aggregation criteria of SFAS No. 131 in determining its reportable segments.

    The Company's reportable segments are Localization and Testing. The Localization segment provides globalization services, including translation, software localization, internationalization engineering and multilingual technical publishing, that enable simultaneous worldwide release and ongoing maintenance of products and related technical support, training materials, and sales and marketing information in multiple languages. The Testing segment provides localization and internationalization testing of software, hardware and telecommunications equipment, as well as logo certification programs. All other unallocated enterprise costs are reflected in the "Corporate and Other" category.

    The table below presents information about the reported net loss of the Company for the years ended December 31, 1999, 1998 and 1997. For the year ended December 31, 1997, Lionbridge's only

                         LIONBRIDGE TECHNOLOGIES, INC.

13. OPERATING SEGMENT AND GEOGRAPHICAL INFORMATION: (CONTINUED) reportable segment was Localization. Asset information by reportable segment is not reported, since the Company does not produce such information internally.

                                                            CORPORATE AND
                                LOCALIZATION    TESTING         OTHER       ELIMINATIONS      TOTAL
                                ------------   ----------   -------------   ------------   ------------
1999
External revenue..............  $42,326,000    $7,182,000   $         --                   $ 49,508,000
                                ===========    ==========   ============                   ============
Inter-segment revenue.........  $        --    $  315,000   $         --     $(315,000)    $         --
                                ===========    ==========   ============     =========     ============
Depreciation and
  amortization................  $   982,000    $  402,000   $  3,367,000                   $  4,751,000
                                ===========    ==========   ============                   ============
Site contribution.............  $ 7,804,000    $1,384,000   $         --                   $  9,188,000
Interest income (expense),
  income tax expense and other
  items of income (expense)...   (4,104,000)   (1,120,000)   (21,550,000)                   (26,774,000)
                                -----------    ----------   ------------                   ------------
Net income (loss).............  $ 3,700,000    $  264,000   $(21,550,000)                  $(17,586,000)
                                ===========    ==========   ============                   ============
1998
External revenue..............  $36,226,000    $2,186,000   $         --                   $ 38,412,000
                                ===========    ==========   ============                   ============
Inter-segment revenue.........  $        --    $  144,000   $         --     $(144,000)    $         --
                                ===========    ==========   ============     =========     ============
Depreciation and
  amortization................  $ 1,038,000    $   90,000   $  2,204,000                   $  3,332,000
                                ===========    ==========   ============                   ============
Site contribution.............  $ 6,566,000    $  675,000   $         --                   $  7,241,000
Interest income (expense),
  income tax expense and other
  items of income (expense)...   (6,889,000)     (346,000)    (4,268,000)                   (11,503,000)
                                -----------    ----------   ------------                   ------------
Net income (loss).............  $  (323,000)   $  329,000   $ (4,268,000)                  $ (4,262,000)
                                ===========    ==========   ============                   ============
1997
External revenue..............  $26,462,000    $       --   $         --                   $ 26,462,000
                                ===========    ==========   ============                   ============
Inter-segment revenue.........  $        --    $       --   $         --                   $         --
                                ===========    ==========   ============                   ============
Depreciation and
  amortization................  $ 1,148,000    $       --   $  4,416,000                   $  5,564,000
                                ===========    ==========   ============                   ============
Site contribution.............  $ 2,888,000    $       --   $         --                   $  2,888,000
Interest income (expense),
  income tax expense and other
  items of income (expense)...   (2,496,000)           --     (8,046,000)                   (10,542,000)
                                -----------    ----------   ------------                   ------------
Net income (loss).............  $   392,000    $       --   $ (8,046,000)                  $ (7,654,000)
                                ===========    ==========   ============                   ============

                         LIONBRIDGE TECHNOLOGIES, INC.

13. OPERATING SEGMENT AND GEOGRAPHICAL INFORMATION: (CONTINUED)
    A summary of Lionbridge's operations and other financial information by geographical region follows:

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1999          1998          1997
                                                        -----------   -----------   -----------
Net revenues:
  United States.......................................  $12,951,000   $ 4,683,000   $        --
  Asia................................................    7,567,000     4,801,000     1,510,000
  France..............................................   11,571,000     9,094,000    11,070,000
  Ireland.............................................   14,398,000    14,296,000    11,157,000
  The Netherlands.....................................    6,006,000     6,799,000     3,724,000
  Eliminations........................................   (2,985,000)   (1,261,000)     (999,000)
                                                        -----------   -----------   -----------
                                                        $49,508,000   $38,412,000   $26,462,000
                                                        ===========   ===========   ===========

                                                                      DECEMBER 31,
                                                          -------------------------------------
                                                             1999          1998         1997
                                                          -----------   ----------   ----------
Long-lived assets:
United States...........................................  $ 9,013,000   $7,990,000   $6,776,000
Asia....................................................      366,000      320,000      146,000
France..................................................      837,000      207,000      121,000
Ireland.................................................      552,000      989,000      595,000
The Netherlands.........................................       50,000      109,000      108,000
                                                          -----------   ----------   ----------
                                                          $10,818,000   $9,615,000   $7,746,000
                                                          ===========   ==========   ==========

    Foreign revenue is presented based on the country in which projects are managed. Long-lived assets in the United States as of December 31, 1999, 1998 and 1997 include goodwill and other intangible assets from acquisitions of $8,288,000, $7,370,000 and $6,710,000, respectively.

    Lionbridge has an agreement with the Irish Industrial Development Agency regarding financial grants to its Irish subsidiary from this agency. Under the agreement, the Irish subsidiary may not pay dividends or otherwise distribute its cash, including any distributions to Lionbridge.

                         LIONBRIDGE TECHNOLOGIES, INC.

14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1999          1998          1997
                                                          -----------   -----------   ----------
Interest paid...........................................  $ 1,511,000   $   648,000   $  127,000
Noncash investing and financing activities:
Cancellation of note payable (Note 1)...................                              $  840,000
Issuance of warrants for common stock in connection with
  debt (Note 6).........................................  $ 5,967,000
Lionbridge entered into an agreement to settle various
  outstanding amounts due between Lionbridge and Stream
  (Note 6) which reduced goodwill as follows:
  Cancellation of note payable, including interest......                              $  608,000
  Repurchase of Series A preferred stock from Stream....                                 972,000
  Settlement of operating accounts......................                                (349,000)
  Amount payable by Lionbridge under agreement..........                                (700,000)
                                                                                      ----------
Reduction to goodwill...................................                              $  531,000
                                                                                      ==========
Lionbridge purchased all of the outstanding capital
  stock of Japanese Language Services, Inc. for
  $2,323,000, effective January 2, 1998. In conjunction
  with the acquisition, liabilities were assumed as
  follows:
  Fair value of assets acquired and goodwill............                $ 3,181,000
  Cash paid for capital stock...........................                 (2,237,000)
  Common stock issued...................................                    (86,000)
                                                                        -----------
  Liabilities assumed...................................                $   858,000
                                                                        -----------
Lionbridge purchased all of the outstanding capital
  stock of VeriTest, Inc. for $4,354,000, effective
  January 11, 1999. In conjunction with the acquisition,
  liabilities were assumed as follows:
  Fair value of assets acquired and goodwill............  $ 5,035,000
  Cash paid for capital stock...........................   (3,260,000)
  Common stock issued...................................     (344,000)
  Notes issued..........................................     (750,000)
                                                          -----------
  Liabilities assumed...................................  $   681,000
                                                          ===========

                         LIONBRIDGE TECHNOLOGIES, INC.

15. VALUATION AND QUALIFYING ACCOUNTS:

    The following table sets forth activity in Lionbridge's accounts receivable reserve:

                                                    BALANCE AT                             BALANCE AT
                                                    BEGINNING    CHARGES TO                  END OF
                                                     OF YEAR     OPERATIONS   DEDUCTIONS      YEAR
                                                    ----------   ----------   ----------   ----------
Year Ended:
December 31, 1997.................................   $     --     $450,000    $  (84,000)   $366,000
December 31, 1998.................................    366,000      220,000       (13,000)    573,000
December 31, 1999.................................    573,000      280,000      (155,000)    698,000

16. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:

    Diluted net loss per share attributable to common stockholders does not differ from basic net loss per share attributable to common stockholders since potential common shares from the conversion of preferred stock and the exercise of stock options and warrants are anti-dilutive for all years presented and are therefore excluded from the calculation. Preferred stock convertible into 0, 8,847,649 and 8,847,649 shares of common stock, options to purchase 2,330,456, 2,192,222 and 2,216,336 shares of common stock, and warrants to purchase 83,334, 83,334 and 0 shares of common stock, were outstanding as of December 31, 1999, 1998 and 1997, respectively, but were not included in the calculation of diluted net loss per share attributable to common shareholders because the effect of their inclusion would have been anti-dilutive.

17. SUBSEQUENT EVENTS:

    In January 2000, Lionbridge acquired certain assets and operations of the Language Services Operation of Nortel Networks Corporation in Montreal and Ottawa, Canada; Beijing, China; Sao Paulo, Brazil; and Bogota, Columbia for total initial consideration of approximately $2,476,000. In connection with the acquisition, Nortel Networks awarded a preferred vendor designation to Lionbridge as part of a three-year services agreement. The purchase agreement provides for certain contingent payments to be made by Lionbridge during the first three years of the agreement, dependent on the level of revenues generated under the services agreement during those periods. The transaction will be accounted for using the purchase method of accounting.

    In January 2000, the Company entered into an agreement to acquire INT'L.com, Inc., a company based in Framingham, Massachusetts, with operations in the United States, France, The Netherlands, Germany and China. The transaction is intended to be a tax-free, stock-for-stock transaction, accounted for as a pooling of interests. The Company will issue approximately 9,000,000 shares of its common stock in exchange for all of the capital stock of INT'L.com. The acquisition is expected to be consummated in the second quarter of 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
INT'L.com, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of INT'L.com, Inc. and Subsidiaries (a Delaware corporation formerly known as IC Global Services, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive loss and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INT'L.com, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                             /s/ Arthur Andersen

Boston, Massachusetts
March 3, 2000

                        INT'L.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  1999          1998
                                                              ------------   -----------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $    740,775   $   310,497
  Marketable securities.....................................            --     2,194,000
  Accounts receivable, net of allowance for doubtful
    accounts of $424,000 and $149,000 at December 31, 1999
    and 1998, respectively..................................     5,368,030     3,265,833
  Unbilled revenues.........................................     1,371,555       470,565
  Refundable and prepaid income taxes.......................       264,707       149,114
  Prepaid expenses and other current assets.................       467,235       422,685
                                                              ------------   -----------
    Total current assets....................................     8,212,302     6,812,694
Property and Equipment, net.................................     3,874,128     1,612,924
Goodwill, net...............................................    11,950,871     2,571,239
Other Intangible Assets, net................................     2,880,000            --
Other Long-Term Assets......................................        58,500       116,273
                                                              ------------   -----------
                                                              $ 26,975,801   $11,113,130
                                                              ============   ===========
           LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Line of credit............................................  $  2,992,951   $ 1,261,436
  Current portion of capital lease obligation...............       696,837        72,582
  Accounts payable..........................................     4,736,538     1,666,353
  Accrued expenses..........................................     3,947,260     1,382,500
  Deferred revenue..........................................     1,084,675            --
  Deferred income taxes.....................................       223,816            --
                                                              ------------   -----------
    Total current liabilities...............................    13,682,077     4,382,871
Notes Payable to Stockholders...............................     6,750,000     3,500,000
Convertible Promissory Notes to Stockholders................     1,788,333            --
Capital Lease Obligations, net of current portion...........       182,993        77,057
Other Long-Term Liabilities.................................       269,270       187,637
Commitments and Contingencies (Note 10)
Redeemable Preferred Stock (aggregate redemption value upon
  maturity of approximately $20,985,000 at December 31,
  1999)(Note 7(c))..........................................    17,975,585     6,535,586
Stockholders' Deficit:
  Convertible preferred stock (liquidation preference of
    $1,073,000) (Note 7(b)).................................     1,810,600     1,810,600
  Series A common stock, $.01 par
    value--Authorized--11,077,953 shares; Issued and
    outstanding--5,796,185 and 3,129,034 shares at December
    31, 1999 and December 31, 1998, respectively............        57,962        31,291
  Series B common stock, $.01 par
    value--Authorized--3,450,000 shares; Issued and
    outstanding--137,530 shares at December 31, 1999........         1,375            --
  Additional paid-in capital................................     8,312,155     1,309,082
  Accumulated deficit.......................................   (23,489,207)   (6,272,554)
  Subscriptions receivable..................................      (152,344)     (445,715)
  Treasury stock, at cost...................................      (166,687)           --
  Accumulated other comprehensive loss......................       (46,311)       (2,725)
                                                              ------------   -----------
    Total stockholders' deficit.............................   (13,672,457)   (3,570,021)
                                                              ------------   -----------
                                                              $ 26,975,801   $11,113,130
                                                              ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        INT'L.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                             1999          1998          1997
                                                         ------------   -----------   ----------
Revenues...............................................  $ 34,901,615   $17,316,764   $9,407,210

Cost of Revenues.......................................    31,738,417    13,979,521    6,964,539
                                                         ------------   -----------   ----------

  Gross profit.........................................     3,163,198     3,337,243    2,442,671
                                                         ------------   -----------   ----------

Operating Expenses:
  General and administrative...........................     7,513,735     2,144,517    1,796,809
  Selling and marketing................................     4,962,494     2,130,246    1,052,780
  Research and development.............................       900,316       321,322      242,269
  Amortization of goodwill and other intangibles.......     2,943,235       300,219           --
  Reorganization.......................................     1,196,585            --           --
  Acquired in-process research and development.........       300,000            --           --
                                                         ------------   -----------   ----------

    Total operating expenses...........................    17,816,365     4,896,304    3,091,858
                                                         ------------   -----------   ----------

    Loss from operations...............................   (14,653,167)   (1,559,061)    (649,187)
                                                         ------------   -----------   ----------

Interest and Other Income (Expense), net:
  Interest expense, net................................      (840,606)     (160,754)     (13,427)
  Other income (expense), net..........................       (14,238)       20,017       30,873
                                                         ------------   -----------   ----------

    Total interest and other income (expense), net.....      (854,844)     (140,737)      17,446
                                                         ------------   -----------   ----------

    Loss before benefit from income taxes..............   (15,508,011)   (1,699,798)    (631,741)

Benefit from Income Taxes..............................            --      (565,000)    (151,000)
                                                         ------------   -----------   ----------

    Net loss...........................................   (15,508,011)   (1,134,798)    (480,741)

Accretion of Dividends on Preferred Stock..............    (1,708,642)     (185,586)          --
                                                         ------------   -----------   ----------

    Net loss applicable to common stockholders.........  $(17,216,653)  $(1,320,384)  $ (480,741)
                                                         ============   ===========   ==========

Weighted Average Shares Outstanding:
  Basic and diluted....................................     5,071,941     2,489,235    2,000,000
                                                         ============   ===========   ==========

Net Loss per Share:
  Basic and diluted....................................  $      (3.39)  $     (0.53)  $    (0.24)
                                                         ============   ===========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        INT'L.COM, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK, STOCKHOLDERS' EQUITY
                        (DEFICIT) AND COMPREHENSIVE LOSS

                            REDEEMABLE PREFERRED   SERIES A CONVERTIBLE     SERIES A COMMON      SERIES B COMMON
                                   STOCK              PREFERRED STOCK            STOCK                STOCK
                           ----------------------  ---------------------  -------------------  --------------------
                           NUMBER OF               NUMBER OF              NUMBER OF  $.01 PAR  NUMBER OF   $.01 PAR
                            SHARES       VALUE      SHARES      VALUE      SHARES     VALUE      SHARES     VALUE
                           ---------  -----------  ---------  ----------  ---------  --------  ----------  --------
Balance, December 31,
  1996...................        --   $        --        --   $       --  2,000,000  $20,000           --  $     --
Realized loss on
  available-for-sale
  marketable
  securities.............        --            --        --           --        --        --           --        --
Net loss.................        --            --        --           --        --        --           --        --
                           ---------  -----------   -------   ----------  ---------  -------   ----------  --------
Comprehensive
  loss--1997.............
Balance, December 31,
  1997...................        --            --        --           --  2,000,000   20,000           --        --
Issuance of Series A
  common stock in
  exchange for
  subscription
  receivable.............        --            --        --           --   152,768     1,528           --        --
Issuance of Series A
  common stock to acquire
  Sprache und
  Dokumentation GmbH.....        --            --        --           --    95,910       959           --        --
Dividend distribution....     5,000       500,000        --           --        --        --           --        --
Issuance of Series B
  redeemable preferred
  stock..................  1,344,258    5,000,000        --           --        --        --           --        --
Issuance of Series A and
  B preferred stock and
  Series A common stock
  to acquire Direct
  Language
  Communications, Inc....   228,467       850,000   867,047    1,810,600   880,356     8,804           --        --
Repayment of
  subscriptions
  receivable.............        --            --        --           --        --        --           --        --
Accretion of preferred
  stock..................        --       185,586        --           --        --        --           --        --
Effect of foreign
  currency translation...        --            --        --           --        --        --           --        --
Net loss.................        --            --        --           --        --        --           --        --
                           ---------  -----------   -------   ----------  ---------  -------   ----------  --------
Comprehensive
  loss--1998.............
Balance, December 31,
  1998...................  1,577,725    6,535,586   867,047    1,810,600  3,129,034   31,291           --        --
Issuance of Series D
  redeemable preferred
  stock and Series B
  common stock to acquire
  International Language
  Engineering Corp.......   936,991     5,830,000        --           --        --        --    2,620,612    26,206
Conversion of Series B
  common stock to Series
  A common stock.........        --            --        --           --  2,620,612   26,206   (2,620,612)  (26,206)
Issuance of Series B
  redeemable preferred
  stock..................  1,048,752    3,901,357        --           --        --        --           --        --
Exercise of Series A and
  Series B common stock
  options................        --            --        --           --    46,539       465      137,530     1,375
Issuance of warrants in
  conjunction with
  convertible promissory
  notes..................        --            --        --           --        --        --           --        --
Accretion of preferred
  stock..................        --     1,708,642        --           --        --        --           --        --
Effect of foreign
  currency translation...        --            --        --           --        --        --           --        --
Repayment of
  subscriptions
  receivable.............        --            --        --           --        --        --           --        --
Purchase of treasury
  stock..................        --            --        --           --        --        --           --        --
Issuance of options to
  acquire Motus..........        --            --        --           --        --        --           --        --
Increase in fair value of
  warrants...............        --            --        --           --        --        --           --        --
Net loss.................        --            --        --           --        --        --           --        --
                           ---------  -----------   -------   ----------  ---------  -------   ----------  --------
Comprehensive
  loss--1999.............
Balance, December 31,
  1999...................  3,563,468  $17,975,585   867,047   $1,810,600  5,796,185  $57,962      137,530  $  1,375
                           =========  ===========   =======   ==========  =========  =======   ==========  ========

                                                                                          ACCUMULATED
                                                                       TREASURY STOCK        OTHER         TOTAL
                           ADDITIONAL                               --------------------    COMPRE-    STOCKHOLDERS'
                            PAID-IN    ACCUMULATED   SUBSCRIPTIONS  NUMBER OF               HENSIVE       EQUITY      COMPREHENSIVE
                            CAPITAL      DEFICIT      RECEIVABLE     SHARES      COST        LOSS        (DEFICIT)        LOSS
                           ----------  ------------  -------------  ---------  ---------  -----------  -------------  -------------
Balance, December 31,
  1996...................  $       --  $  1,516,955    $      --         --    $      --   $     --    $  1,536,955   $         --
Realized loss on
  available-for-sale
  marketable
  securities.............          --        11,616           --         --           --         --          11,616             --
Net loss.................          --      (480,741)          --         --           --         --        (480,741)      (480,741)
                           ----------  ------------    ---------     ------    ---------   --------    ------------   ------------
Comprehensive
  loss--1997.............                                                --           --                              $   (480,741)
                                                                                                                      ============
Balance, December 31,
  1997...................          --     1,047,830           --         --           --         --       1,067,830   $         --
Issuance of Series A
  common stock in
  exchange for
  subscription
  receivable.............     494,968            --     (496,496)        --           --         --              --             --
Issuance of Series A
  common stock to acquire
  Sprache und
  Dokumentation GmbH.....     310,749            --           --         --           --         --         311,708             --
Dividend distribution....          --    (6,000,000)          --         --           --         --      (6,000,000)            --
Issuance of Series B
  redeemable preferred
  stock..................          --            --           --         --           --         --              --             --
Issuance of Series A and
  B preferred stock and
  Series A common stock
  to acquire Direct
  Language
  Communications, Inc....     503,365            --           --         --           --         --       2,322,769             --
Repayment of
  subscriptions
  receivable.............          --            --       50,781         --           --         --          50,781             --
Accretion of preferred
  stock..................          --      (185,586)          --         --           --         --        (185,586)            --
Effect of foreign
  currency translation...          --            --           --         --           --     (2,725)         (2,725)        (2,725)
Net loss.................          --    (1,134,798)          --         --           --         --      (1,134,798)    (1,134,798)
                           ----------  ------------    ---------     ------    ---------   --------    ------------   ------------
Comprehensive
  loss--1998.............                                                                                             $ (1,137,523)
                                                                                                                      ============
Balance, December 31,
  1998...................   1,309,082    (6,272,554)    (445,715)        --           --     (2,725)     (3,570,021)  $         --
Issuance of Series D
  redeemable preferred
  stock and Series B
  common stock to acquire
  International Language
  Engineering Corp.......   3,380,597            --           --         --           --         --       3,406,803             --
Conversion of Series B
  common stock to Series
  A common stock.........          --            --           --         --           --         --              --             --
Issuance of Series B
  redeemable preferred
  stock..................          --            --           --         --           --         --              --             --
Exercise of Series A and
  Series B common stock
  options................     177,470            --           --         --           --         --         179,310             --
Issuance of warrants in
  conjunction with
  convertible promissory
  notes..................     254,000            --           --         --           --         --         254,000             --
Accretion of preferred
  stock..................          --    (1,708,642)          --         --           --         --      (1,708,642)            --
Effect of foreign
  currency translation...          --            --           --         --           --    (43,586)        (43,586)       (43,586)
Repayment of
  subscriptions
  receivable.............          --            --      146,698         --           --         --         146,698             --
Purchase of treasury
  stock..................          --            --      146,673     54,444     (166,687)        --         (20,014)            --
Issuance of options to
  acquire Motus..........      20,216            --           --         --           --         --          20,216             --
Increase in fair value of
  warrants...............   3,170,790            --           --         --           --         --       3,170,790             --
Net loss.................          --   (15,508,011)          --         --           --         --     (15,508,011)   (15,508,011)
                           ----------  ------------    ---------     ------    ---------   --------    ------------   ------------
Comprehensive
  loss--1999.............                                                                                             $(15,551,597)
                                                                                                                      ============
Balance, December 31,
  1999...................  $8,312,155  $(23,489,207)   $(152,344)    54,444    $(166,687)  $(46,311)   $(13,672,457)
                           ==========  ============    =========     ======    =========   ========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        INT'L.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                  1999          1998         1997
                                                              ------------   -----------   ---------
Cash Flows from Operating Activities:
  Net loss..................................................  $(15,508,011)  $(1,134,798)  $(480,741)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities--
    Noncash interest expense................................        42,333            --          --
    Depreciation and amortization...........................     4,510,829       806,952     416,668
    Acquired in-process research and development............       300,000            --          --
    Deferred executive compensation expense.................            --            --    (232,253)
    Deferred rent...........................................       (36,374)      (22,326)     23,257
    Deferred income taxes...................................            --      (518,595)   (140,500)
    Equity investment (gain) loss...........................        21,010       (56,713)         --
    Changes in current assets and liabilities--
      Accounts receivable...................................      (479,346)     (924,250)    655,245
      Refundable and prepaid income taxes...................       149,114        84,387    (233,501)
      Prepaid expenses and other current assets.............       136,118      (279,267)    (61,304)
      Accounts payable......................................     1,153,649     1,155,331     153,194
      Accrued expenses......................................     2,109,246       339,412       3,892
      Deferred revenue......................................       757,844       (97,498)     97,498
                                                              ------------   -----------   ---------
        Net cash (used in) provided by operating
          activities........................................    (6,843,588)     (647,365)    201,455
                                                              ------------   -----------   ---------
Cash Flows from Investing Activities:
  Purchases of property and equipment.......................    (1,344,826)     (658,033)   (607,209)
  Cash paid for acquisitions, net of cash acquired..........      (410,339)     (199,322)         --
  Increase in other assets..................................            --            --     (57,056)
  Maturities (purchases) of investments, net................     2,194,000    (2,194,000)     48,815
                                                              ------------   -----------   ---------
        Net cash provided by (used in) investing
          activities........................................       438,835    (3,051,355)   (615,450)
                                                              ------------   -----------   ---------
Cash Flows from Financing Activities:
  Dividends paid............................................      (400,000)   (1,600,000)         --
  Proceeds from issuance of Series B preferred stock........     3,901,357     5,000,000          --
  Proceeds from issuance of convertible promissory notes and
    warrants................................................     2,000,000            --          --
  Proceeds from option exercises............................       179,311            --          --
  Payments on long-term debt................................            --            --    (216,836)
  Purchase of treasury stock................................       (20,014)           --          --
  Payments on capital lease obligations.....................      (178,256)          322          --
  Proceeds from payment of subscription receivable..........       146,698        50,781          --
  Net borrowings under line of credit.......................     1,131,514       502,911     638,492
  Increase in other long-term liabilities...................       118,007        25,659          --
                                                              ------------   -----------   ---------
        Net cash provided by financing activities...........     6,878,617     3,979,673     421,656
                                                              ------------   -----------   ---------
Net Effect of Foreign Currency Translation..................       (43,586)       (2,725)         --
                                                              ------------   -----------   ---------
Net Increase in Cash and Cash Equivalents...................       430,278       278,228       7,661
Cash and Cash Equivalents, beginning of year................       310,497        32,269      24,608
                                                              ------------   -----------   ---------
Cash and Cash Equivalents, end of year......................  $    740,775   $   310,497   $  32,269
                                                              ============   ===========   =========
Supplemental Disclosure of Cash Flow Information:
  Interest paid.............................................  $    555,250   $   141,357   $  20,198
                                                              ============   ===========   =========
  Income taxes paid.........................................  $         --   $        --   $ 213,801
                                                              ============   ===========   =========
Supplemental Disclosure of Noncash Investing and Financing
  Activities:
  Accretion of preferred stock..............................  $  1,708,642   $   185,586   $      --
                                                              ============   ===========   =========
  Increase in fair value of warrants........................  $  3,170,790   $        --   $      --
                                                              ============   ===========   =========
  Noncash dividend distribution (Note 8(c)).................  $         --   $ 4,400,000   $      --
                                                              ============   ===========   =========
  Issuance of stock in exchange for note receivable.........  $         --   $   496,496   $      --
                                                              ============   ===========   =========
Cash Paid for Acquisitions, net of cash acquired:
  Fair value of assets acquired, excluding cash.............  $ 17,748,502   $ 4,612,757   $      --
  Liabilities assumed.......................................    (8,081,144)     (928,959)         --
  Common and preferred stock issued.........................    (9,257,019)   (3,484,476)         --
                                                              ------------   -----------   ---------
    Cash paid, net of cash acquired.........................  $   (410,339)  $  (199,322)  $      --
                                                              ============   ===========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        INT'L.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    INT'L.com, Inc. and Subsidiaries (the Company, formerly IC Global
Services, Inc.) provides its clients with globalization and multilingual communication services by deploying a global presence, advanced technologies and systems, and a comprehensive and customizable array of services. The Company services clients primarily in four market sectors: information technology and telecommunications; medical and life sciences; enterprise solutions; and consumer direct media. The Company assists its clients in selling products and services globally, and also will act as a systems integrator in developing multilingual Web architectures and technical solutions when language is a key barrier to deploying a global information system. The Company was incorporated on January 1, 1988 as a Massachusetts corporation, and reincorporated in the state of Delaware on August 14, 1998.

    On January 19, 2000, the Company entered into a definitive agreement of merger (the Merger Agreement) with Lionbridge Technologies, Inc. (Lionbridge). The transaction is intended to be a tax-free, stock-for-stock transaction to be accounted for as a pooling-of-interests in accordance with Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS. Lionbridge will issue approximately 9 million shares of its common stock in exchange for all of the outstanding capital stock of the Company. In addition, under the terms of the Merger Agreement, the Series A, B, C and D preferred stock of the Company and $2,000,000 of convertible promissory notes issued in August 1999 to stockholders will be converted to or exchanged for common stock of Lionbridge based upon the conversion ratio defined in the Merger Agreement. The closing of this transaction is subject to shareholder approval of Lionbridge and is expected to occur in June 2000.

    The Company is subject to a number of risks associated with emerging, growth-oriented companies. Principal among these is the need to obtain adequate financing to fund future operations and development. During 1999, the Company incurred a significant net loss, and had a working capital deficit and a stockholders' deficit at December 31, 1999. Given these factors, in the event that the merger discussed above is not consummated, the Company intends to explore financing alternatives. The Company has obtained a commitment from certain of its investors to provide financing sufficient to fund the operations for 2000.

    (A) PRINCIPLES OF CONSOLIDATION

    These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

    (B) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    (C) FOREIGN CURRENCY TRANSACTION

    The accounts of the Company's subsidiaries are translated in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, FOREIGN CURRENCY TRANSLATION. Accordingly, assets and

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date. Income and expense accounts are translated using an average rate of exchange during the period. Cumulative translation gains or losses are reflected as a separate component of consolidated stockholders' equity (deficit).

    (D) CASH EQUIVALENTS AND MARKETABLE SECURITIES

    The Company considers all highly liquid investments with maturities of 90 days or less at the time of acquisition to be cash equivalents. Included in cash equivalents at December 31, 1999 and 1998 are funds held in money market accounts.

    In accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, the Company has classified all investments at December 31, 1998 as held-to-maturity. Held-to-maturity securities are reported at amortized cost, which approximates fair market value. The Company's held-to-maturity securities consisted of certificates of deposit with an average maturity date of 30 days.

    (E) REVENUE RECOGNITION

    The Company derives the majority of its revenues from fixed fee consulting and service arrangements with its customers. Revenue is recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date as compared to the estimated total costs of a contract, and by the achievement of certain contract milestones. The costs incurred primarily include internal labor, outsourced labor and an allocation of overhead. When a loss is anticipated on a contract, the full amount thereof is provided currently. Unbilled revenues represent revenues recognized on a percentage-of-completion basis on fixed fee arrangements in advance of billing. Deferred revenue represents advance payments received from customers.

    (F) PROPERTY AND EQUIPMENT

    The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts that allocate the cost of depreciable assets over their estimated useful lives as noted below. Depreciation and amortization expense charged to operations was $3,553,374, $653,233 and $416,668 for the years ended December 31, 1999, 1998 and 1997, respectively.

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                          -------------
Computers and software......................................      1-5 years
Furniture and fixtures......................................        7 years
Office equipment............................................        7 years
Leasehold improvements......................................  Life of lease

    (G) OTHER LONG-TERM ASSETS

    Other long-term assets at December 31, 1999 and 1998 consist of minority investments accounted for under the equity method. At December 31, 1999 and 1998, the Company had a 25% minority equity investment in the capital stock of Language Partners, Inc., headquartered in Chicago, Illinois. At

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) December 31, 1998, the Company also had a 32.8% minority equity investment in the capital stock of Motus!, headquartered in Paris, France. The Company purchased the remaining equity interest in Motus! on September 30, 1999, subsequent to which the operations of Motus! have been fully consolidated in the accompanying consolidated statement of operations. The Company accounted for its acquisition of the remaining equity interest in Motus! as a purchase transaction (see Note 3(d)). The Company's proportionate share of the income (loss) of its equity investments is included in other income (expense) in the accompanying consolidated statements of operations.

    (H) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The financial instruments of the Company, including cash and cash equivalents, accounts receivable, accounts payable, line-of-credit obligations, notes payable to stockholders and convertible promissory notes to stockholders are carried at cost, which approximates their fair value due to the short-term nature of these instruments.

    (I) CONCENTRATIONS OF CREDIT RISK

    SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist of accounts receivable. At December 31, 1999 and 1998, the Company did not have any customers that individually comprised greater than 10% of total accounts receivable.

    During 1999, the Company conducted a major portion of its business with two customers, who accounted for approximately $8,243,000, or 24% of total revenues. During 1998, the Company conducted a major portion of its business with one customer, who accounted for approximately $2,800,000, or 16% of total revenues.

    (J) LONG-LIVED ASSETS

    The Company reviews its long-lived assets, including goodwill and other intangible assets, for impairment as events and circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset or group of assets. Management believes that, as of December 31, 1999, none of the Company's long-lived assets was impaired.

    (K) STOCK-BASED COMPENSATION

    The Company accounts for employee stock compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and complies with the disclosure provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of the stock and the exercise price.

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (L) NET LOSS PER SHARE

    In accordance with SFAS No. 128, EARNINGS PER SHARE, basic and diluted net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of shares of Series A and B common stock outstanding during the period. For periods in which a net loss has been incurred, the calculation of diluted net loss per share excludes potential common stock as their effect is antidilutive. Potential common stock is composed of (i) incremental shares of Series A and B common stock issuable upon the exercise of outstanding stock options and warrants and
(ii) incremental shares of Series A and B common stock issuable upon the exchange or conversion of preferred stock.

    The Company's calculation of diluted net loss per share excludes the following potential common stock as their effect would be antidilutive:

                                                     1999        1998        1997
                                                   ---------   ---------   --------
Stock options....................................  1,078,340     496,265         --
Warrants.........................................    348,553     273,553         --
Series A convertible, redeemable preferred
  stock..........................................    867,047     867,047         --
Series B convertible, redeemable preferred
  stock..........................................  2,621,477   1,572,725         --
                                                   ---------   ---------   --------
                                                   4,915,417   3,209,590         --
                                                   =========   =========   ========

    (M) COMPREHENSIVE LOSS

    Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only difference between comprehensive loss and net loss relates to foreign currency translation adjustments. Comprehensive loss is disclosed in the accompanying statement of stockholders' equity (deficit).

    (N) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

    Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker is the chief executive officer. Based on the criteria established by SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, the Company has one reportable operating segment, the results of which are disclosed in the accompanying consolidated financial statements.

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenues by country as a percentage of total revenues are approximately as follows:

                                                 YEARS ENDED DECEMBER 31,
                       -----------------------------------------------------------------------------
                                 1999                       1998                      1997
                       ------------------------   ------------------------   -----------------------
                                     PERCENT OF                 PERCENT OF                PERCENT OF
COUNTRY                  REVENUE      REVENUE       REVENUE      REVENUE      REVENUE      REVENUE
-------                -----------   ----------   -----------   ----------   ----------   ----------
United States........  $29,875,000        86%     $13,246,000        77%     $8,701,000        92%
Germany..............    2,459,000         7        2,160,000        12              --        --
Other................    2,568,000         7        1,911,000        11         706,000         8
                       -----------       ---      -----------       ---      ----------       ---
                       $34,902,000       100%     $17,317,000       100%     $9,407,000       100%
                       ===========       ===      ===========       ===      ==========       ===

    (O) RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses are charged to operations as incurred.

    (P) COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

    The Company accounts for internal-use software in accordance with Statement of Position (SOP) No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. In accordance with this statement, costs incurred during the preliminary project stage and costs incurred for data conversion, training and maintenance are expensed as incurred. Once the preliminary project stage is completed, direct costs incurred during the application development stage are capitalized and amortized over the period of economic benefit.

    (Q) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters beginning with the quarter ending September 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its quarter ending September 30, 2000 and does not expect such adoption to have an impact on the Company's consolidated results of operations, financial position or cash flows.

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(2) DETAILS OF FINANCIAL STATEMENT COMPONENTS

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1999          1998
                                                     -----------   -----------
Property and Equipment--
  Computers and software...........................  $ 5,219,863   $ 2,631,483
  Furniture and fixtures...........................    1,099,245       331,668
  Office equipment.................................      360,136       114,857
  Leasehold improvements...........................      460,048       139,398
                                                     -----------   -----------
                                                       7,139,292     3,217,406

  Less--Accumulated depreciation...................   (3,265,164)   (1,604,482)
                                                     -----------   -----------
                                                     $ 3,874,128   $ 1,612,924
                                                     ===========   ===========

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1999          1998
                                                     -----------   -----------
Accrued Expenses--
  Accrued payroll and benefits.....................  $ 1,713,521   $   827,467
  Accrued subcontractors...........................      708,446       181,715
  Accrued interest.................................      407,645        86,593
  Accrued reorganization costs.....................      356,644            --
  Accrued professional fees........................      189,258        28,775
  Accrued other....................................      571,746       257,950
                                                     -----------   -----------
                                                     $ 3,947,260   $ 1,382,500
                                                     ===========   ===========

(3) MERGERS AND ACQUISITIONS

(A) SPRACHE UND DOKUMENTATION GMBH

    On May 19, 1998, the Company acquired all of the assets and assumed certain liabilities of Sprache und Dokumentation GmbH (S&D), a German-based company that provides localization, translation, workflow and project management services. Upon its acquisition, S&D was merged into IC Europe GmbH, a wholly-owned subsidiary of the Company. The purchase price included $200,000 of cash and 95,910 shares of Series A common stock valued at $3.25 per share for total consideration of approximately $512,000. The transaction has been accounted for as a purchase business combination in accordance with APB No. 16; and as such the operations of S&D have been included in the accompanying consolidated statements of operations as of the date of acquisition. The resulting goodwill is being amortized on a straight-line basis over its estimated useful life of 5 years. The

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(3) MERGERS AND ACQUISITIONS (CONTINUED)
Company has allocated the purchase price, including transaction costs of approximately $87,000, to the fair value of the assets acquired and liabilities assumed approximately as follows:

Property and equipment......................................  $ 99,000
Goodwill....................................................   589,000
Current liabilities.........................................   (89,000)
                                                              --------
      Total purchase price..................................  $599,000
                                                              ========

(B) DIRECT LANGUAGE COMMUNICATIONS

    On August 14, 1998, several transactions were consummated to effectuate a recapitalization of the Company and a merger between the Company and Direct Language Communications, Inc. (DLC), a San Francisco-based provider of localization, translation, workflow and project management services. The transactions included the following: (1) International Communications, Inc., a Massachusetts corporation, was merged with and into IC Global Services, Inc. (the Company), a newly created Delaware corporation, and all outstanding common stock and stock options of International Communications, Inc. were exchanged for Series A common stock and stock options of the Company on a one-for-one basis;
(2) prior to the merger with DLC, the Company issued to the shareholders of IC Global Services, Inc. a dividend in the aggregate amount of $6,000,000 consisting of cash, promissory notes and Series C preferred stock, as described in Note 8(c) to the consolidated financial statements; (3) the Company issued 1,344,258 shares of Series B redeemable convertible preferred stock to new investors for gross proceeds of approximately $5,000,000; and (4) DLC was merged with and into the Company and 100% of the outstanding capital stock of DLC was exchanged for (i) 880,356 shares of the Company's Series A common stock valued at $0.58 per share (ii) 867,047 shares of Series A convertible preferred stock valued at $2.09 per share and (iii) 228,467 shares of Series B redeemable convertible preferred stock valued at $3.72 per share for total consideration of approximately $3,173,000. All outstanding options to purchase common stock of DLC were exchanged for options to purchase Series A common stock of the Company under similar terms. In addition, warrants to purchase a total of 157,750 shares of DLC common stock were exchanged for warrants to purchase 273,553 shares of the Company's Series A common stock under similar terms. (See Note 8(d)).

    The transaction has been accounted for as a purchase business combination in accordance with APB No. 16; as such the operations of DLC have been included in the accompanying consolidated statements of operations as of the date of acquisition. In order to allocate the purchase price to the fair value of the assets acquired and liabilities assumed, the Company had an independent appraisal performed. Based on such appraisal, the Company has allocated the purchase price, including transaction costs of approximately $544,000, to the fair value of the assets acquired and liabilities

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(3) MERGERS AND ACQUISITIONS (CONTINUED) assumed. The resulting goodwill and other intangible assets are being amortized on a straight-line basis over their estimated useful lives of 2 to 5 years. The purchase price was allocated as follows:

Current assets..............................................  $1,843,000
Property and equipment......................................     484,000
Goodwill and other intangible assets........................   2,230,000
Current liabilities.........................................    (691,000)
Noncurrent liabilities......................................    (149,000)
                                                              ----------
      Total purchase price..................................  $3,717,000
                                                              ==========

(C) INTERNATIONAL LANGUAGE ENGINEERING

    On April 9, 1999, the Company acquired International Language
Engineering, Inc. (ILE), a Colorado-based provider of localization and translation services. Upon the acquisition, 100% of the outstanding capital stock of ILE was exchanged for the following capital stock of the Company:
(i) 2,620,612 shares of Series B common stock valued at $1.30 per share and
(ii) 936,991 shares of Series D non-convertible, redeemable preferred stock valued at $6.22 per share. The value of the Series B common stock was determined by an independent appraisal. The value of the Series D preferred stock was also determined by an independent appraisal and was based upon discounting the redemption price of $10.00 per share at its redemption date in 2004. In addition, the Company assumed long-term debt from ILE in the amount of $3,250,000. Upon the acquisition, all outstanding options to purchase common stock of ILE were exchanged for options to purchase Series B common stock of the Company under similar terms. The transaction has been accounted for as a purchase business combination in accordance with APB No. 16; as such the operations of ILE have been included in the accompanying consolidated statements of operations as of the date of acquisition.

    The Company has allocated the purchase price, including transaction costs of approximately $336,000, to the fair value of the assets acquired and liabilities assumed approximately as follows:

Current assets..............................................  $ 3,020,000
Property and equipment......................................    1,922,000
Goodwill and other intangible assets........................   11,992,000
Current liabilities.........................................   (4,111,000)
                                                              -----------
      Total purchase price..................................  $12,823,000
                                                              ===========

    The Company had an independent appraisal performed in order to value the intangible assets resulting from the ILE acquisition. Based on such independent appraisal, goodwill and other intangible

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(3) MERGERS AND ACQUISITIONS (CONTINUED) assets acquired from ILE include the following assets, which are being amortized on a straight-line basis over the following estimated useful lives:

                                                                      ESTIMATED
                                                         AMOUNT      USEFUL LIFE
                                                       -----------   -----------
Goodwill.............................................  $ 7,892,000   5 years
Other intangible assets:
  Installed customer base............................    1,800,000   5 years
  Assembled workforce................................    1,200,000   2 years
  Developed technology...............................      800,000   3 years
  Acquired in-process research and development.......      300,000   N/A
                                                       -----------
                                                       $11,992,000
                                                       ===========

(D) MOTUS!

    At December 31, 1998, the Company had a 32.8% equity investment in Motus!, a French-based provider of localization and translation services. The Company accounted for this investment using the equity method, under which the Company recorded their proportionate share of the income (loss) of Motus! as other income (expense) in the accompanying consolidated statements of operations (see Note l(g)). On September 30, 1999, the Company acquired the remaining equity interest in Motus! for $124,000 in cash and 6,000 options to purchase Series A common stock of the Company. The transaction has been accounted for as a purchase business combination in accordance with APB No. 16; as such the operations of Motus! have been included in the accompanying consolidated statements of operations as of the date of acquisition.

    The Company has allocated the purchase price, including transaction costs of approximately $6,000, to the fair value of the assets acquired and liabilities assumed approximately as follows:

Property, equipment and long-term receivables...............  $ 15,000
Goodwill....................................................   217,000
Current liabilities.........................................   (87,000)
                                                              --------
      Total purchase price..................................  $145,000
                                                              ========

(E) PRO FORMA DISCLOSURES (UNAUDITED)

    The following unaudited pro forma summary information presents the combined results of operations of the Company, S&D, DLC, ILE and Motus! as if the acquisitions had occurred on January 1, 1998. This unaudited pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if the Company, S&D, DLC, ILE and Motus! had been a single entity, nor is it necessarily indicative of the

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(3) MERGERS AND ACQUISITIONS (CONTINUED) results of operations that may be expected in the future. Anticipated efficiencies from the consolidation of the Company, S&D, DLC, ILE and Motus! have been excluded from the amounts presented below.

                                                     YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------   -----------
                                                           (UNAUDITED)
Pro forma revenues................................  $ 39,147,206   $44,411,454
Pro forma net loss................................   (18,045,860)   (2,133,472)
Pro forma net loss per share......................         (3.50)        (1.23)

(4) REORGANIZATION EXPENSE

    During 1999, the Company recorded approximately $1,197,000 of reorganization expense related to two separate workforce reductions, of which approximately $357,000 is included in accrued expenses at December 31, 1999. Reorganization expense includes severance and outplacement costs.

(5) INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The principal items resulting in the differences are the use of the accrual method for reporting income for financial purposes, and the cash basis method for income tax purposes through the year ended December 31, 1998. A valuation allowance is recorded if it is more likely than not that all or a portion of any deferred tax assets will not be realized. At December 31, 1999, the Company had approximately $12,300,000 of net operating loss (NOL) carryforwards that are available to offset future taxable income through 2019. In the event of a change of ownership of the Company, as defined, the Company's ability to utilize these NOL's may be limited under certain circumstances. Due to current and anticipated future operating losses, the Company has placed a full valuation allowance against its otherwise recognizable deferred tax assets.

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(5) INCOME TAXES (CONTINUED)
    The benefit from income taxes consists of the following:

                                                   YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                 1999       1998        1997
                                               --------   ---------   ---------
Current--
  Federal....................................  $     --   $ (70,000)  $ (10,000)
  State......................................        --          --          --
                                               --------   ---------   ---------
                                                     --     (70,000)    (10,000)

Deferred--
  Federal....................................        --    (372,000)   (102,000)
  State......................................        --    (123,000)    (39,000)
                                               --------   ---------   ---------
                                                     --    (495,000)   (141,000)
                                               --------   ---------   ---------
                                               $     --   $(565,000)  $(151,000)
                                               ========   =========   =========

    The components of the net deferred income tax asset (liability) in the accompanying consolidated financial statements are approximately as follows:

                                                             DECEMBER 31,
                                                        ----------------------
                                                           1999        1998
                                                        ----------   ---------
Federal and state net operating loss carryforwards....  $4,900,000   $ 330,000
Cash to accrual adjustment............................    (180,000)   (385,000)
Nondeductible reserves and accruals...................     453,000      61,000
Nondeductible goodwill and other intangible assets....    (720,000)         --
Other.................................................     102,000      68,000
Valuation allowance...................................  (4,331,000)    (74,000)
                                                        ----------   ---------
      Net deferred tax asset (liability)..............  $ (224,000)  $      --
                                                        ==========   =========

(6) DEBT

(A) LINE OF CREDIT

    On September 18, 1997, the Company entered into a demand line of credit and equipment loan with a bank (the Line of Credit and Equipment Loan, respectively). At December 31, 1998, the Company had $1,261,436 outstanding under the Line of Credit and no amounts outstanding under the Equipment Loan.

    On April 23, 1999, the Company terminated its existing Line of Credit and entered into a new revolving line-of-credit agreement with a bank, as amended on August 20, 1999, (the Revolving Line). Borrowings under the Revolving Line were limited to the lesser of (i) $4,000,000 or (ii) 75% of eligible accounts receivable, as defined, and bore interest at the bank's prime rate (8.5% at December 31, 1999) plus 2.0% through February 28, 2000 and at the bank's prime rate plus 1.25% thereafter. During the term of the agreement, the Company must maintain certain financial covenants, including minimum

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(6) DEBT (CONTINUED)
levels of current assets, tangible net worth and quarterly revenue, as defined. At December 31, 1999, the Company was either in compliance with its financial covenants or was in receipt of a waiver from the bank. Borrowings under the Revolving Line are secured by substantially all assets of the Company. At December 31, 1999, the Company had $2,992,951 outstanding under the Revolving Line.

    On January 19, 2000, the Company amended the Revolving Line. Borrowings under the amended line are on a formula basis and are limited to the lesser of
(i) $5,000,000 or (ii) 85% of eligible accounts receivable, as defined, and bear interest at the bank's prime rate plus 2.5%. The Revolving Line, as amended, expires in January 2001 and for its term requires the Company to maintain a minimum level of tangible net worth. At January 31, 2000, the Company was not in compliance with the tangible net worth covenant and was in receipt of a waiver from the bank.

(B) NOTES PAYABLE TO STOCKHOLDERS

    On August 13, 1998, as part of a cash and stock dividend to the shareholders of record as of that date, the Company issued promissory notes to shareholders in the aggregate amount of $3,500,000 (see Note 8(c)). The notes bear interest at 6% per annum for the first year of the term of the notes, and the interest rate increases by 1% for each successive year of the term of the notes. One half of the interest accruing in each semi-annual period is payable semi-annually on January 1 and June 30 during the term of the notes and the remaining interest is payable upon the maturity of the notes. The principal amount of the notes, together with any accrued but unpaid interest, is payable in April 2005. At December 31, 1999 and 1998, $3,500,000 was outstanding under these notes.

    As part of the acquisition of ILE, the Company assumed ILE's obligation under a promissory note to an ILE stockholder in the amount of $3,250,000. The promissory note accrues interest at 8.5% per annum and matures June 27, 2002. The promissory note is subordinate to all indebtedness owed by the Company to any bank, pension fund, insurance company or other financial institution.

    In January 2000 and March 2000, the Company received $2,000,000 and $1,000,000, respectively, from the issuance of subordinated promissory notes to existing investors. The notes accrues interest at 8.5% per annum and mature one year from the date of issuance. The notes are subordinate to the Revolving Line described in Note 6(a).

(C) CONVERTIBLE PROMISSORY NOTES TO STOCKHOLDERS

    In August 1999, the Company received $2,000,000 through the issuance of convertible promissory notes to existing investors. The convertible notes accrue interest at 10% per annum and mature in August 2001. The convertible promissory notes are subordinate to the Revolving Line described in Note 6(a). The outstanding principal and accrued interest on the notes shall convert, at the option of the lenders, into shares of the Company's equity securities sold in the next equity financing, provided such financing occurs prior to August 2001. Due to the issuance of warrants in conjunction with the convertible notes, the notes are shown on the consolidated balance sheet at a discount, which is being amortized over the term of the notes as additional interest expense.

    As additional consideration to the lenders, the Company issued warrants to purchase 75,000 shares of Series A common stock at an exercise price of $1.10 per share. The warrants are immediately

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(6) DEBT (CONTINUED)
exercisable and expire 10 years from the date of grant. The Company calculated the value of the warrants, using the Black-Scholes option pricing model, as $254,000.

(7) PREFERRED STOCK

(A) AUTHORIZED PREFERRED STOCK

    As of December 31, 1999, the Company has authorized the following classes of preferred stock: (i) 867,047 shares of Series A convertible preferred stock (Series A Preferred), (ii) 3,500,000 shares of Series B redeemable convertible preferred stock (Series B Preferred), (iii) 5,000 shares of Series C redeemable preferred stock (Series C Preferred) and (iv) 1,100,000 shares of Series D redeemable preferred stock (Series D Preferred). The Series A Preferred is convertible into Series A common stock and has therefore been included as a component of stockholder's deficit in the accompanying consolidated balance sheets. The Series B Preferred, Series C Preferred and Series D Preferred are redeemable and have therefore been classified as redeemable preferred stock and excluded from stockholders' deficit in the accompanying consolidated balance sheets.

(B) CONVERTIBLE PREFERRED STOCK

    The Company had the following series of convertible preferred stock issued and outstanding:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1999         1998
                                                       ----------   ----------
Series A convertible preferred stock--
  Issued and outstanding--867,047 shares at December
    31, 1999 and 1998................................  $1,810,600   $1,810,600
                                                       ----------   ----------
      Total convertible preferred stock..............  $1,810,600   $1,810,600
                                                       ==========   ==========

(C) REDEEMABLE PREFERRED STOCK

    The Company had the following series of redeemable preferred stock issued and outstanding:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      -----------   ----------
Series B redeemable convertible preferred stock--
  Issued and outstanding--2,621,477 and 1,572,725
    shares at December 31, 1999 and 1998,
    respectively....................................  $10,585,915   $6,025,500

Series C redeemable preferred stock--
  Issued and outstanding--5,000 shares at
    December 31, 1999 and 1998......................      536,763      510,086

Series D redeemable preferred stock--
  Issued and outstanding--936,991 shares at December
    31, 1999 (aggregate redemption value in April
    2004 of approximately $9,862,000)...............    6,852,907           --
                                                      -----------   ----------
      Total redeemable preferred stock..............  $17,975,585   $6,535,586
                                                      ===========   ==========

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(7) PREFERRED STOCK (CONTINUED)
(D) RIGHTS AND PREFERENCES

    The Company's convertible and redeemable preferred stock is subject to the following rights and preferences:

    VOTING

    Holders of Series A Preferred and Series B Preferred will be entitled to the number of votes equal to the number of shares of Series A common stock into which the preferred stock is then convertible. Each share of Series D Preferred is entitled to one vote on all corporate matters. The Series C Preferred is non-voting.

    DIVIDENDS

    In the event that dividends are declared with respect to the Series A or B common stock, the holders of Series A Preferred Stock and Series B Preferred Stock will be entitled to such dividend based on the number of shares of Series A common stock into which the preferred stock is then convertible. In no event are dividends payable to the holders of Series C Preferred. The Series D Preferred is entitled to cumulative dividends of $0.70 per share per annum. The Company shall not make any distributions to the holders of common stock that would leave the Company with net assets of less than 150% of the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Liquidation Preference, as defined.

    LIQUIDATION

    In the event of the liquidation, dissolution or winding up of the Company, as defined, the holders of preferred stock will be entitled to the following liquidation amounts, in order of preference: (i) the Series B Preferred is entitled to its original purchase price per share ($3.72) plus 8% per annum, compounded annually, (ii) the Series C Preferred is entitled to $100 per share plus all accrued but unpaid interest thereon, (iii) the Series A Preferred is entitled to $0.92 per share plus 5% per annum, compounded annually from November 24, 1993 and (iv) the Series D Preferred is entitled to $10.00 per share plus cumulative dividends.

    CONVERSION

    The Series A and Series B preferred stock is convertible at any time at the option of the holder into one share of Series A voting common stock. Such conversion ratio is adjustable in the event of a stock split, subdivision or recapitalization. The Series C Preferred and Series D Preferred are not convertible.

    In the event of a qualified public offering having a pre-offering valuation of at least $25.0 million and resulting in net proceeds to the Company in excess of $5.0 million, the Series A Preferred will be automatically converted into Series A common stock. In the event of a qualified public offering having a pre-offering valuation of at least $125.0 million and resulting in net proceeds to the Company in excess of $20.0 million, the Series B Preferred will be automatically converted into Series A common stock.

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(7) PREFERRED STOCK (CONTINUED)

REDEMPTION

    On August 10, 2006, the Company shall mandatorily redeem all outstanding shares of Series B preferred stock in an amount equal to the original purchase price ($3.72 per share) plus interest thereon at 8% per annum, compounded annually from the date of issuance. During the year ended December 31, 1999, the Company recorded accretion of $659,000 on the Series B preferred stock.

    On April 9, 2005, the Company shall mandatorily redeem all outstanding shares of Series C preferred stock in an amount equal to (i) $100 per share plus
(ii) interest thereon at 6% per annum, compounded annually, for the first
12 month period and increasing by 1% for each 12 month period thereafter, less
(iii) any interest periodically paid prior to April 9, 2005. One half of the interest accruing in each semi-annual period shall be payable in arrears semi-annually on June 30 and January 1 and the balance of the interest shall be payable upon redemption. The Series C Preferred shall be automatically redeemed in the event of a qualified public offering in which net proceeds are greater than $20.0 million. In the event of a qualified public offering in which net proceeds are less than $20.0 million but greater than $2.0 million and given certain other circumstances, as defined, the Company shall redeem 17.5% of the then outstanding shares of Series C Preferred. During the year ended
December 31, 1999, the Company recorded accretion of $26,642 on the Series C Preferred.

    The Series D Preferred is redeemable upon the earliest of (i) April 9, 2004,
(ii) within 30 days of a qualified initial public offering, as defined, or
(iii) upon a greater than 50% change in control of the Company, as defined. The Series D redemption amount is $10.00 per share plus cumulative unpaid dividends. During the year ended December 31, 1999, the Company recorded accretion of $1,023,000 on the Series D preferred stock.

    The Series A Preferred is not redeemable.

(8) COMMON STOCK

(A) AUTHORIZED COMMON STOCK

    As of December 31, 1999, the Company has authorized the following classes of common stock: (i) 11,077,953 shares of Series A common stock, $.01 par value and
(ii) 3,450,000 shares of Series B common stock, $.01 par value. On August 19, 1999, 2,620,612 shares of Series B common stock then outstanding were converted to Series A common stock on a one-for-one basis.

    Each share of Series A common stock is entitled to one vote on all corporate matters. Each share of Series B common stock is entitled to 0.6774 votes on all corporate matters. All outstanding shares of Series B common stock shall automatically be converted into an equal number of shares of Series A common stock in the event the Company fully redeems all outstanding shares of Series D redeemable preferred stock. At December 31, 1999, the Company has the following shares of Series A common stock reserved for future issuance under the Company's stock option plans, warrants to purchase

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(8) COMMON STOCK (CONTINUED)
common stock and upon conversion of authorized convertible preferred stock and Series B common stock:

Exercise of stock options...................................  2,042,545
Exercise of warrants........................................    348,553
Conversion of preferred stock...............................  3,488,524
Conversion of Series B common stock.........................    829,388
                                                              ---------
                                                              6,709,010
                                                              =========

(B) RESTRICTED STOCK SALE

    In May 1998, the Company issued a total of 90,268 shares of restricted Series A common stock and 62,500 shares of unrestricted Series A common stock to two employees for $3.25 per share. The aggregate purchase price of $496,496 was evidenced by full recourse notes payable to the Company which are classified as subscriptions receivable in the accompanying consolidated balance sheets. The notes bear interest at 6% per annum and are payable in four annual installments commencing September 30, 1998. The restricted common stock vests over a period of 27 months. The Company has the right to repurchase all unvested shares in the event of the employee's termination at a purchase price of $3.25 per share. The unrestricted common stock vests immediately.

    On April 9, 1999, the holder of the 90,268 shares of restricted Series A common stock terminated his employment. At that date, 45,138 shares of restricted Series A common stock were vested and retained by the employee. The remaining 45,130 shares were repurchased by the Company for $3.25 per share. The related notes were paid in full.

(C) DIVIDEND

    On August 13, 1998, prior to the business combination with DLC, the Company declared a dividend to all Series A common stockholders of record as of that date in the form of cash, promissory notes and Series C Preferred Stock. The dividend consisted of (i) $2,000,000 in cash, of which $1,600,000 was paid in 1998 and $400,000 was paid in 1999, (ii) promissory notes in the amount of $3,500,000 (See Note 5(b)) and (iii) 5,000 shares of Series C Preferred stock valued at $100 per share, for a total dividend amount of $6,000,000.

(D) WARRANTS

    In conjunction with the issuance of convertible promissory notes (see
Note 5(c)), the Company issued warrants to purchase 75,000 shares of Series A common stock at an exercise price of $1.10 per share. The warrants are immediately exercisable and expire 10 years from the date of grant. The Company calculated the value of the warrants, using the Black-Scholes option pricing model, as $254,000, which has been recorded as an original issuance discount on the convertible promissory notes and will be amortized as additional interest expense over the term of the notes.

    In connection with the 1998 acquisition of DLC (see Note 3(b)), warrants to purchase a total of 157,750 shares of DLC common stock were exchanged for warrants to purchase 273,553 shares of the

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(8) COMMON STOCK (CONTINUED)
Company's Series A common stock. A total of 13,439 warrants to purchase
Series A common stock were issued at an exercise price of $3.72 per share. Such warrants are exercisable through August 1, 2007. A total of 260,114 warrants to purchase Series A common stock were issued with an exercise price of $1.08 per share. Unless certain conditions are met, the exercise price of $1.08 per share increases at a rate of 20% per annum, compounded annually. These warrants may be exercised at any time prior to November 24, 2003. Due to the fact that the exercise price of these warrants is not fixed, the Company uses variable accounting to measure the fair value of the warrants. During the year ended December 31, 1999, the Company recorded the increase in the fair value of the warrants of $3,170,790 as additional goodwill related to the DLC acquisition. The Company will amortize this additional goodwill over its remaining economic life.

(9) STOCK OPTION PLAN

    On January 1, 1998, the Board of Directors approved the 1998 Stock Plan (the 1998 Plan). The Board of Directors has reserved 1,899,729 shares of Series A common stock for issuance under the 1998 Plan. Options issued under the 1998 Plan may be either incentive stock options or nonqualified stock options at the discretion of the Board. Options may be granted to key employees, officers, consultants and advisers of the Company at fair market value on the date of grant. Options expire 10 years from date of grant and generally vest over 5 years, except for certain options that have acceleration clauses effective upon certain circumstances, such as change of ownership or control or upon completion of milestone.

    As part of the acquisition of International Language Engineering, Inc. (ILE) (see Note 3(c)), the Company assumed ILE's stock option plan (the Assumed Plan) and converted all outstanding options to purchase ILE common stock into options to purchase the Company's Series B common stock. The Board of Directors reserved 317,571 shares of Series B common stock for issuance under the Assumed Plan. The Company intends to grant no additional options under the Assumed Plan. Options expire 10 years from date of grant and generally vest over four years, except for certain options that have acceleration clauses effective upon certain circumstances, such as change of ownership or control or upon completion of milestones.

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(9) STOCK OPTION PLAN (CONTINUED)
    The following table summarizes stock option activity under the 1998 Plan and the Assumed Plan:

                                                                                    SERIES B COMMON STOCK
                                            SERIES A COMMON STOCK OPTIONS                  OPTIONS
                                          ----------------------------------   -------------------------------
                                                                    WEIGHTED                          WEIGHTED
                                                       RANGE OF     AVERAGE                RANGE OF   AVERAGE
                                          NUMBER OF    EXERCISE     EXERCISE   NUMBER OF   EXERCISE   EXERCISE
                                           SHARES       PRICES       PRICE      SHARES      PRICES     PRICE
                                          ---------   -----------   --------   ---------   --------   --------
Outstanding, December 31, 1997..........        --    $        --    $  --           --    $     --     $ --
  Granted...............................   501,899           1.30     1.30           --          --       --
  Exercised.............................        --             --       --           --          --       --
  Terminated............................    (5,634)          1.30     1.30           --          --       --
                                           -------    -----------    -----     --------    --------     ----
Outstanding, December 31, 1998..........   496,265           1.30     1.39           --          --       --
  Granted...............................   552,150     1.30-13.30     4.41      319,389     .82-.99      .88
  Exercised.............................   (46,539)     1.30-3.72     1.30     (128,216)    .82-.99      .86
  Terminated............................   (60,234)     1.30-3.72     1.75      (54,475)    .82-.99      .93
                                           -------    -----------    -----     --------    --------     ----
Outstanding, December 31, 1999..........   941,642    $1.30-13.30    $2.95      136,698    $.82-.92     $.89
                                           =======    ===========    =====     ========    ========     ====
Exercisable, December 31, 1998..........   171,860    $      1.30    $1.30           --    $     --     $ --
                                           =======    ===========    =====     ========    ========     ====
Exercisable, December 31, 1999..........   338,657    $ 1.30-3.72    $2.37       70,292    $.82-.92     $.86
                                           =======    ===========    =====     ========    ========     ====

    The following table summarizes certain information regarding outstanding and exercisable stock options to purchase both Series A common stock and Series B common stock at December 31, 1999:

                                            OPTIONS       OPTIONS     WEIGHTED AVERAGE
EXERCISE PRICE                            OUTSTANDING   EXERCISABLE      REMAINING
--------------                            -----------   -----------   CONTRACTUAL LIFE
$ 0.82..................................      81,573       52,321     7.54 years
$ 0.99..................................      55,125       17,971     8.66 years
$ 1.30..................................     478,142      188,657     8.10 years
$ 3.72..................................     400,000      150,000     9.27 years
$13.30..................................      63,500           --     9.75 years
                                           ---------      -------        ----------
                                           1,078,340      408,949      8.43 years
                                           =========      =======        ==========

    SFAS No. 123 requires the measurement of the fair value of stock options to be included in the consolidated statement of operations or disclosed in the notes to financial statements. Had

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(9) STOCK OPTION PLAN (CONTINUED)
compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net loss would have been as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------   -----------
Net loss--
  As reported.....................................  $(15,508,011)   (1,134,798)
  Pro forma.......................................   (15,684,066)   (1,301,624)
Basic and diluted net loss per share--
  As reported.....................................  $      (3.39)  $     (0.53)
  Pro forma.......................................         (3.43)        (0.60)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                           1999         1998
                                                        -----------  -----------
Dividend yield........................................      0%           0%
Volatility............................................      0%           0%
Risk-free interest rate...............................     5.4%         5.1%
Weighted average expected option term.................   7 years      7 years
Weighted average fair value per share of options
  granted.............................................    $0.63        $0.41
Weighted average remaining contractual life...........  8.43 years   8.87 years

(10) COMMITMENTS AND CONTINGENCIES

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the Company.

    The Company leases its facilities and certain equipment under operating lease agreements that expire through fiscal 2005. Total rent expense under these agreements included in the accompanying consolidated statements of operations, was approximately $1,452,000, $927,000 and $556,000 for the years ended
December 31, 1999, 1998 and 1997, respectively. The Company also leases certain equipment under capital lease agreements which expire through fiscal 2002.

                        INT'L.COM, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(10) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum rental payments required under these agreements are approximately as follows:

                                                       OPERATING     CAPITAL
                                                         LEASES       LEASES
                                                       ----------   ----------
Year Ending December 31,
  2000...............................................  $1,656,000   $  786,553
  2001...............................................   1,662,000      204,806
  2002...............................................     640,000       25,324
  2003...............................................     223,000        6,032
  2004...............................................      57,000           --
  Thereafter.........................................      33,000           --
                                                       ----------   ----------
                                                       $4,271,000    1,022,715
                                                       ==========
  Less--Amounts representing interest................                 (142,885)
                                                                    ----------
                                                                    $  879,830
                                                                    ==========

    The Company accounts for escalating rents in accordance with SFAS No. 13, ACCOUNTING FOR LEASES. Deferred rent is included in other long-term liabilities in the accompanying balance sheets as of December 31, 1999 and 1998 and represents the difference between rent expense on a straight-line basis and rent expense on a cash basis.

(11) RETIREMENT PLAN

    The Company maintains a 401(k) retirement plan for the benefit of all employees who have attained certain age and service requirements. The plan provides for voluntary employee contributions as a deduction from wages with a specified matching contribution by the Company determined annually by the Board. For the years ended December 31, 1999, 1998 and 1997, the Company's matching contributions totaled approximately $72,000, $32,000 and $29,000, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
International Language Engineering Corporation:

    We have audited the accompanying consolidated balance sheets of International Language Engineering Corporation and subsidiaries as of December 27, 1998 and December 28, 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements, based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Language Engineering Corporation and subsidiaries as of December 27, 1998 and December 28, 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Boulder, Colorado
March 4, 1999

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

                                                                 1998          1997
                                                              -----------   -----------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   704,739   $ 1,943,530
  Trade accounts receivable, net (note 2)...................    2,258,162     2,813,156
  Costs and estimated earnings in excess of billings on
    uncompleted contracts (Note 3)..........................      643,608       331,620
  Deferred income taxes (Note 7)............................      317,031            --
  Income taxes receivable...................................      106,872       465,501
  Prepaid expenses and other assets.........................      130,886        48,078
                                                              -----------   -----------
    Total current assets....................................    4,161,298     5,601,885
Equipment and leasehold improvements:
  Computer hardware and software............................    3,362,686     2,299,100
  Office furniture and fixtures.............................      362,805       374,404
  Leasehold improvements....................................      365,621       176,848
                                                              -----------   -----------
    Total equipment and leasehold improvements..............    4,091,112     2,850,352
  Less--accumulated depreciation and amortization...........   (1,920,835)   (1,783,640)
                                                              -----------   -----------
    Net equipment and leasehold improvements................    2,170,277     1,066,712
Deposits and other assets...................................       60,786        49,071
Deferred income taxes (Note 7)..............................       14,112            --
                                                              -----------   -----------
    Total assets............................................  $ 6,406,473   $ 6,717,668
                                                              ===========   ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current Liabilities:
  Trade accounts payable....................................  $ 1,439,192   $   700,998
  Billings in excess of costs and estimated earnings on
    uncompleted contracts (Note 3)..........................       89,207       466,618
  Accrued compensation payable..............................      684,279       525,847
  Other accrued expenses and liabilities (Note 6)...........      337,134       336,064
  Current portion of capital lease obligation (Note 10).....      191,535            --
  Deferred income taxes (Note 7)............................           --        43,621
                                                              -----------   -----------
    Total current liabilities...............................    2,741,347     2,073,148
Long-term Liabilities:
  Capital lease obligation, less current portion (Note
    10).....................................................      119,238            --
  Deferred income taxes (Note 7)............................           --       152,464
  Subordinated note payable to stockholder (Note 6).........    3,250,000     3,250,000
                                                              -----------   -----------
    Total long-term liabilities.............................    3,369,238     3,402,464
Redeemable preferred stock; $1,000 par value--
  Authorized and outstanding--9,920 shares (liquidation
  preference of $11,008,247)................................   10,804,422    10,066,413
Stockholders' Deficit (Note 5):
  Common stock; no par value--
    Authorized--25,000,000 shares; issued and
    outstanding--4,200,777 and 4,197,712 shares in 1998 and
    1997, respectively......................................   (9,560,480)   (8,892,861)
  Accumulated other comprehensive loss......................         (595)           --
  Retained earnings (deficit)...............................     (947,459)       68,504
                                                              -----------   -----------
    Total stockholders' deficit.............................  (10,508,534)   (8,824,357)
                                                              -----------   -----------
Commitments and Contingencies (Note 10)
    Total liabilities, redeemable preferred stock and
     stockholders' deficit..................................  $ 6,406,473   $ 6,717,668
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              YEARS ENDED DECEMBER 27, 1998 AND DECEMBER 28, 1997

                                                                 1998          1997
                                                              -----------   -----------
Revenue (Note 8):
  Localization and production...............................  $22,685,454   $17,967,301
  Consulting and other services.............................      205,129       212,069
                                                              -----------   -----------
      Total revenue.........................................   22,890,583    18,179,370

Cost of revenue.............................................    9,277,445     7,146,647
                                                              -----------   -----------

      Gross profit..........................................   13,613,138    11,032,723
Operating Expenses:
  Selling, general and administrative.......................   14,133,168     9,891,273
  Depreciation and amortization.............................      667,627       605,903
                                                              -----------   -----------

      Total operating expenses..............................   14,800,795    10,497,176
                                                              -----------   -----------

      Earnings (loss) from operations.......................   (1,187,657)      535,547
Other income (expense):
  Interest and other income.................................       20,392        60,853
  Interest expense (Note 6).................................     (295,066)     (223,664)
  Loss on disposal of property and equipment................      (10,056)      (19,566)
                                                              -----------   -----------

      Other expense, net....................................     (284,730)     (182,377)
                                                              -----------   -----------

      Earnings (loss) before income taxes...................   (1,472,387)      353,170

Income tax (expense) benefit (Note 7).......................      524,928      (186,177)
                                                              -----------   -----------

      Net earnings (loss)...................................     (947,459)      166,993

Redeemable preferred stock dividend requirement.............     (738,009)     (350,238)
                                                              -----------   -----------

      Net loss available to common shareholders.............  $(1,685,468)  $  (183,245)
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

              YEARS ENDED DECEMBER 27, 1998 AND DECEMBER 28, 1997

                                                              COMMON STOCK                        ACCUMULATED         TOTAL
                                                        -------------------------                    OTHER        STOCKHOLDERS'
                                                          NUMBER                    RETAINED     COMPREHENSIVE       EQUITY
                                                         OF SHARES     PAR VALUE    EARNINGS         LOSS           (DEFICIT)
                                                        -----------   -----------   ---------   ---------------   -------------
Balance at December 29, 1996..........................   19,250,000   $        77   $ 251,749        $  --        $    251,826

  Conversion of common stock to redeemable preferred
    stock (Note 5)....................................   (2,708,201)   (1,600,000)         --           --          (1,600,000)

  Conversion of common stock to subordinated note
    payable (Note 5)..................................   (5,501,034)   (3,250,000)         --           --          (3,250,000)

  Repurchase of common stock (Note 5).................  (10,363,715)   (6,122,938)         --           --          (6,122,938)

  Redeemable preferred stock dividend requirement.....           --            --    (350,238)          --            (350,238)

  Issuance of common stock............................    3,520,662     2,080,000          --           --           2,080,000

  Net earnings........................................           --            --     166,993           --             166,993
                                                        -----------   -----------   ---------        -----        ------------

Balance at December 28, 1997..........................    4,197,712    (8,892,861)     68,504           --          (8,824,357)

  Exercise of stock options...........................        3,065         1,886          --           --               1,886

  Redeemable preferred stock dividend requirement.....           --      (669,505)    (68,504)          --            (738,009)

  Change in foreign currency translation adjustment...           --            --          --         (595)               (595)

  Net loss............................................           --            --    (947,459)          --            (947,459)
                                                        -----------   -----------   ---------        -----        ------------

Balance at December 27, 1998..........................    4,200,777   $(9,560,480)  $(947,459)       $(595)       $(10,508,534)
                                                        ===========   ===========   =========        =====        ============

          See accompanying notes to consolidated financial statements.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              YEARS ENDED DECEMBER 27, 1998 AND DECEMBER 28, 1997

                                                                 1998          1997
                                                              -----------   -----------
Cash flows from Operating Activities:
  Net earnings (loss).......................................  $  (947,459)  $   166,993
  Adjustments to reconcile net earnings (loss) to net cash
    provided (used) by operating activities--
    Depreciation and amortization...........................      667,627       605,903
    Loss on disposal of property and equipment..............       10,056        19,566
    Provision for bad debts.................................       32,019        13,000
    Deferred income tax benefit.............................     (527,228)      (98,449)
    Changes in operating assets and liabilities--
      Trade accounts receivable.............................      522,975       (89,330)
      Costs and estimated earnings in excess of billings on
        uncompleted contracts...............................     (311,988)     (166,146)
      Prepaid expenses and other assets.....................      (82,808)       (2,897)
      Deposits and other assets.............................      (11,715)      (17,498)
      Trade accounts payable................................      738,194       335,014
      Income taxes receivable or payable....................      358,629      (738,544)
      Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................     (377,411)     (453,203)
      Accrued compensation payable..........................      158,432       215,773
      Other accrued expenses and liabilities................        1,070       148,093
                                                              -----------   -----------
        Net cash provided by (used) operating activities....      230,393       (61,725)
Cash Flows from Investing Activities:
  Purchase of equipment and leasehold improvements..........   (1,393,950)     (407,168)
                                                              -----------   -----------
Cash Flows from Financing Activities:
  Proceeds from the issuance of redeemable preferred stock,
    net of issuance costs...................................           --     8,116,175
  Proceeds from the issuance of common stock................        1,886     2,080,000
  Repurchase of common stock from related parties...........           --    (6,122,938)
  Payments on capital lease obligation......................      (76,525)           --
  Repayments of line of credit..............................           --      (330,000)
  Repayments of advances from related parties...............           --    (1,401,903)
                                                              -----------   -----------
        Net cash provided by financing activities...........      (74,639)    2,341,334
Effect of exchange rate changes on cash.....................         (595)           --
                                                              -----------   -----------
        Net increase (decrease) in cash and cash
          equivalents.......................................   (1,238,791)    1,872,441
Cash and cash equivalents, beginning of year................    1,943,530        71,089
                                                              -----------   -----------
Cash and cash equivalents, end of year......................  $   704,739   $ 1,943,530
                                                              ===========   ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest....................................  $   289,067   $   163,240
                                                              ===========   ===========
  Computer software acquired under capital lease............  $   387,298   $        --
                                                              ===========   ===========
  Conversion of common stock to redeemable preferred
    stock...................................................  $        --   $ 1,600,000
                                                              ===========   ===========
  Conversion of common stock to a subordinated note
    payable.................................................  $        --   $ 3,250,000
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) ORGANIZATION AND BASIS OF PRESENTATION

    International Language Engineering Corporation (ILE or the Company) provides localization services including technical translations and technical communications services primarily to computer hardware and software manufacturers and to the medical products and telecommunications industries from its offices in Colorado, Idaho, California and the Netherlands. Localization is the process by which a product is adapted for use in a target location taking into consideration cultural, linguistic and conventional features. ILE's services include localizing hardware and software applications, on-line help, technical documentation, user manuals and marketing materials.

    The Company's fiscal year ends on the last Sunday of the year.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include investments in highly liquid debt securities with maturities of three months or less at the time of purchase.

    (C) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Amortization of leasehold improvements is provided using a straight-line method over the lesser of the terms of the leases or the lives of the assets.

    (D) CAPITALIZED SOFTWARE COSTS

    Certain costs of internally developed internal use software are capitalized and amortized over the economic useful life of the software, which is generally five years. Total capitalized software costs were $650,917 and $692,434 at December 27, 1998 and December 28, 1997, respectively. Such amounts are included in computer hardware and software in the accompanying consolidated financial statements. Accumulated amortization of capitalized software costs totaled $157,969 and $365,154 at December 27, 1998 and December 28, 1997, respectively.

    (E) REVENUE RECOGNITION

    Revenue from service contracts, which are short-term in nature, is recognized on the percentage-of-completion method of accounting measured by the ratio of costs incurred to date to total estimated costs at completion. Provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined. Contract costs include direct labor and subcontractor costs related to contract performance. Selling, general and administrative expenses are charged to operations as incurred and are not allocated to service contracts. Costs and estimated earnings in excess of billings

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on uncompleted contracts are recognized as current assets, and billings in excess of costs and estimated earnings on uncompleted contracts are recorded as current liabilities as of the balance sheet date.

    (F) LONG-LIVED ASSETS

    The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, (SFAS 121) which requires that long-lived assets and certain identifiable intangibles held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is generally recognized when estimated undiscounted future cash flows expected to be generated by the asset is less than its carrying value. Measurement of impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as the discounted present value of expected future cash flows.

    (G) INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES(SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109 the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

    (H) STOCK-BASED COMPENSATION

    The Company accounts for its stock-based employee compensation plan using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price of the option. The Company has provided pro forma disclosures of net earnings (loss) as if the fair value based method of accounting for this plan, as prescribed by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the years ended December 27, 1998 and December 28, 1997.

    (I) RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year's presentation.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(2) CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject ILE to concentrations of credit risk consist principally of trade accounts receivable. Trade accounts receivable are primarily short-term receivables which arise in the normal course of business and are generally not collateralized. As of December 27, 1998 and December 28, 1997, approximately 77% and 96%, respectively, of the outstanding receivable balance relates to sales made to computer hardware and software manufacturers.

(3) ACCOUNTS RECEIVABLE, REVENUE IN EXCESS OF BILLINGS AND BILLINGS IN EXCESS OF REVENUE

    At December 27, 1998, the estimated period to complete contracts in process ranges from one to eight months, and the Company expects to collect substantially all related accounts receivable and revenue in excess of billings within one year.

    The following summarizes contracts in process at December 27, 1998 and December 28, 1997:

                                                          1998         1997
                                                       ----------   ----------
Revenue recognized...................................  $4,623,471   $7,734,464
Less--billings to date...............................   4,069,070    7,869,462
                                                       ----------   ----------
                                                       $  554,401   $ (134,998)
                                                       ==========   ==========

Included in the accompanying consolidated balance
  sheets as follows:
  Costs and estimated earnings in excess of billings
    on uncompleted contracts.........................  $  643,608   $  331,620
                                                       ==========   ==========
  Billings in excess of costs and estimated earnings
    on uncompleted contracts.........................  $  (89,207)  $ (466,618)
                                                       ==========   ==========

(4) LINE OF CREDIT

    On June 27, 1997, the Company entered into a line of credit arrangement with a bank. Under the terms of this agreement, the Company may borrow up to $2,000,000 at the prime lending rate plus .5% (8.25% at December 27, 1998). The Company had no borrowings outstanding under the line of credit at either December 27, 1998 or December 28, 1997.

    The Company's credit arrangement contains certain restrictive covenants, including the maintenance of various financial ratios.

(5) STOCKHOLDERS' EQUITY

    (A) RECAPITALIZATION

    On June 27, 1997, the Company completed a leveraged recapitalization transaction (the Recapitalization) with a financial investor in which the sole shareholder sold or exchanged 18,572,950 shares of outstanding common stock for 1,600 shares of redeemable preferred stock with a liquidation

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(5) STOCKHOLDERS' EQUITY (CONTINUED)
value of $1,600,000, a subordinated note of $3,250,000 (Note 6) and cash proceeds of approximately $6,100,000.

    Concurrent with the share repurchase, the Company issued an additional 8,320 shares of redeemable preferred stock with a liquidation value of $8,320,000, for net proceeds of $8,116,175 and 3,520,662 shares of common stock for proceeds of $2,080,000 to the financial investor and to certain members of the Company's management.

    As a result of the Recapitalization, the Company has outstanding 9,920 shares of redeemable preferred stock that bear a cumulative dividend at a rate of 7% per annum on the liquidation value, plus all accumulated but unpaid dividends. Accrued but unpaid dividends at December 27, 1998 were $1,088,247. The redeemable preferred stock is subject to redemption upon the Company completing an initial public offering or upon a change of ownership.

    Immediately after the Recapitalization, the former sole majority shareholder owned approximately 16% of the outstanding common stock and 16% of the outstanding redeemable preferred stock of the Company.

    (B) STOCK OPTION PLAN

    In March 1997, the Company established the ILE 1997 Stock Option Plan (the
Plan) which allows for the issuance of incentive and non-qualified stock options. The Plan authorizes grants of options to purchase up to 840,678 shares of authorized but unissued common stock. Options issued under the Plan shall not be priced at less than fair market value and expire 10 years from the date of grant. Options vest over periods ranging from 4 to 5 years. Such vesting may be accelerated upon achieving performance milestones. The following table summarizes stock option activity since the inception of the Plan.

                                                                        WEIGHTED
                                                         SHARES UNDER   EXERCISE
                                                            OPTION       PRICE
                                                         ------------   --------
Outstanding at December 28, 1996.......................          --      $  --
  Granted..............................................     424,175       0.59
  Canceled.............................................     (12,650)      0.59
                                                           --------      -----

Outstanding at December 27, 1998.......................     411,525       0.59
  Granted..............................................     195,950       0.72
  Canceled.............................................    (119,863)      0.62
  Exercised............................................      (3,065)      0.59
                                                           --------      -----

Outstanding at December 27, 1998.......................     484,547      $0.64
                                                           ========      =====

Options available for grant at December 27,1998........     353,066
                                                           ========

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(5) STOCKHOLDERS' EQUITY (CONTINUED)
    The following summarizes information about options outstanding at December 27, 1998:

                                       WEIGHTED
                                        AVERAGE
                                       REMAINING      NUMBER
      EXERCISE            NUMBER      CONTRACTUAL   VESTED AND
        PRICE           OUTSTANDING      LIFE       EXERCISABLE
---------------------   -----------   -----------   -----------
0.59....$.....            320,397     8.5 years        127,997
0.79.........             164,150     9.5 years          6,875

    As discussed in note I, the Company applies the intrinsic value method prescribed by APB Opinion No 25 in accounting for its Plan. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's pro forma net earnings (loss) would have been as follows:

                                                           1998        1997
                                                         ---------   --------
Net earnings (loss):
  As reported..........................................  $(947,459)  $166,993
  Pro forma............................................   (965,288)   149,318

    The fair value of stock options granted in 1998 and 1997 was $.16 and $.14 using the Black-Scholes option pricing method. The fair value, estimated as of the grant date, does not take into account the expected volatility of the underlying stock as is permitted by SFAS No. 123 for privately held companies. Variables used in the calculation of fair value included an interest free rate of 5.75% and 6.25% for 1998 and 1997, respectively, no expected dividend yields, and an estimated option life of 4.5 years for both years. The pro forma impact on earnings or loss assumes no options will be forfeited.

(6) RELATED PARTY TRANSACTIONS

    In connection with the Recapitalization in June 1997, the Company issued a subordinated note (the Note) with a principal amount of $3,250,000 to the former sole shareholder of ILE. The Note bears interest at 8.5%, which is payable in four installments annually, with the entire principle balance due on June 27, 2002.

    Amounts due to the former shareholder as of December 27, 1998 and December 28, 1997 are as follows:

                                                          1998         1997
                                                       ----------   ----------
Subordinated note payable............................  $3,250,000   $3,250,000
Accrued interest.....................................      92,083       88,306
                                                       ----------   ----------
Total................................................  $3,342,083   $3,338,306
                                                       ==========   ==========

    During 1997, prior to the Recapitalization, the Company's co-CEOs (the CEOs) were retained by the former sole shareholder as outside consultants to participate in the management of the Company and to assist in the Recapitalization transaction. For these services, the CEOs received management

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(6) RELATED PARTY TRANSACTIONS (CONTINUED) fees totaling $73,810. Upon the consummation of the Recapitalization transaction, the CEOs became employees of the Company and all consulting arrangements were terminated.

    Interest expense related to the amounts due to the former shareholder was $295,066 and $194,369 in 1998 and 1997, respectively.

(7) INCOME TAXES

    Income tax expense (benefit) consists of the following components for the years ended December 27, 1998 and December 28, 1997:

                                                           1998        1997
                                                         ---------   --------
Current................................................  $   2,300   $243,280
Deferred...............................................   (527,228)   (57,103)
                                                         ---------   --------
Income tax expense (benefit)...........................  $(524,928)  $186,177
                                                         =========   ========

    On January 1, 1996, ILE changed its tax status from an S Corporation to a C Corporation. Subsequent to conversion to C Corporation status, ILE was required to change from the cash basis to the accrual basis of accounting for income tax purposes.

    The tax effects of temporary differences which give rise to the deferred tax assets and liabilities as of December 27, 1998 and December 28, 1997 are as follows:

                                                          1998        1997
                                                        ---------   ---------
Deferred tax assets:
  Net operating loss carryforward.....................  $ 550,316   $      --
  Accrued vacation....................................    105,472      81,168
  Covenant not to compete.............................     35,807      37,881
  Other...............................................      7,689          --
                                                        ---------   ---------

        Total deferred income tax assets..............    699,284     119,049

Deferred tax liabilities:
  Costs and estimated earnings in excess of billings
    on uncompleted contracts..........................   (248,719)   (124,789)
  Cash to accrual conversion..........................    (97,727)   (190,345)
  Equipment due to differences in depreciation........    (21,724)         --
                                                        ---------   ---------

        Total deferred tax liabilities................   (368,170)   (315,134)
                                                        ---------   ---------

        Net deferred tax assets (liabilities).........  $ 331,143   $(196,085)
                                                        =========   =========

    No valuation allowance is necessary for deferred taxes at December 27, 1998 due to the Company's ability to carryback losses to recover previously paid income taxes.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(7) INCOME TAXES (CONTINUED)
    A reconciliation of the provision for income taxes to the amount computed using the statutory Federal tax rate of 34% on earnings before income taxes is as follows:

                                                           1998        1997
                                                         ---------   --------
Expected income tax expense (benefit)..................  $(501,026)  $120,077
State income taxes, net of federal tax benefit.........    (45,128)    12,820
Cash to accrual conversion.............................         --     45,364
Other..................................................     21,226      7,916
                                                         ---------   --------
Actual income tax expense (benefit)....................  $(524,928)  $186,177
                                                         =========   ========

(8) MAJOR CUSTOMERS

    In both 1998 and 1997, five customers accounted for approximately 58% and 56% of total revenue, respectively.

(9) EMPLOYEE BENEFIT PLANS

    (A) 401(K) PLAN

    ILE has a 401(k) plan which is available to all employees who are at least 18 years of age. Participants may contribute up to 19% of total compensation to the plan, subject to limitations set forth in the Internal Revenue Code. ILE may contribute to the plan annually as it chooses. Participant contributions vest immediately, while ILE contributions vest ratably over a five-year period. ILE contributed $71,118 and $38,858 to the plan in 1998 and 1997, respectively. Under the terms of the plan, distributions upon termination are permitted to be made in lump sum cash payments only, and loans and hardship withdrawals are permitted up to 50% of participants' vested contributions.

    (B) PROFIT SHARING PLAN

    ILE also has a profit sharing plan which covers substantially all full-time employees who have enrolled in the plan. ILE makes a discretionary contribution that is based on its profitability. ILE contributed $41,971 to the plan in 1997. Due to the Company's net loss, no contribution was made in 1998.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                    DECEMBER 27, 1998 AND DECEMBER 28, 1997

(10) COMMITMENTS

    (A) LEASES

    The Company leases certain computer software under a capital lease and leases office space and certain equipment under operating leases. Future minimum lease payments under these lease agreements for each of the next five years are summarized as follows:

                                                                      OPERATING
                                                      CAPITAL LEASE     LEASES
                                                      -------------   ----------
Year Ending:
  1999..............................................    $ 211,747     $1,528,969
  2000..............................................      133,979      1,254,219
  2001..............................................           --        823,895
  2002..............................................           --        325,538
  Thereafter........................................           --         65,123
                                                        ---------     ----------

        Total minimum lease payments................      345,726     $3,997,744
                                                                      ==========

Less--Amount representing interest..................      (34,953)
                                                        =========

        Present value of net minimum lease..........      310,773

Less--Current portion...............................     (191,535)
                                                        =========
                                                        $ 119,238
                                                        =========

    As operating leases expire, it is expected that they will be replaced with similar leases. Rent expense under operating leases totaled $883,581 and $562,834 for the years ended December 27, 1998 and December 28, 1997, respectively.

    (B) YEAR 2000 ISSUES

    The Company has initiated a plan ("Plan") to identify, assess and remediate "Year 2000"'issues within each of its significant computer systems and applications. The Plan is addressing the issue of computer systems being unable to distinguish between the year 1900 and the year 2000, if a program uses only two digits rather than four to define the applicable year. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The Plan anticipates compliance by December 1999.

    The Company is in the process of identifying and contacting critical suppliers whose computerized systems are used by the Company, regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance.

    The failure to correct a material Year 2000 problem could result in an interruption in. or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a materiel impact on the Company's operations, liquidity or financial condition.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                  (Unaudited)

                                                               MARCH 31,
ASSETS                                                            1999
------                                                        ------------
Current Assets:
  Cash and cash equivalents.................................  $     50,394
  Trade accounts receivable, net of allowance for doubtful
    accounts of $18,000.....................................     2,353,757
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................       333,651
  Refundable and prepaid income taxes.......................       211,957
  Prepaid expenses and other assets.........................       180,668
                                                              ------------
        Total current assets................................     3,130,427
Property and Equipment, net.................................     2,422,242
                                                              ------------
          Total assets......................................  $  5,552,669
                                                              ============

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Line of credit............................................  $    600,000
  Trade accounts payable....................................     1,866,102
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................       326,881
  Accrued expenses..........................................       819,431
  Current portion of capital lease obligation...............       238,613
                                                              ------------
        Total current liabilities...........................     3,851,027

Subordinated note payable to stockholder....................     3,250,000

Redeemable Preferred Stock; $1,000 par value--
  Authorized and outstanding--9,920 shares (liquidation
  preference of $11,008,247)................................    10,997,066

Stockholders' Deficit:
  Common stock; no par value--
    Authorized--25,000,000 shares--issued and outstanding--
    4,252,771 shares........................................    (9,719,725)
  Accumulated other comprehensive loss......................          (595)
  Accumulated deficit.......................................    (2,825,104)
                                                              ------------
        Total stockholders' deficit.........................   (12,545,424)
                                                              ------------
          Total liabilities, redeemable preferred stock and
            stockholders' deficit...........................  $  5,552,669
                                                              ============

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                      Consolidated Statement of Operations

                                  (Unaudited)

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 1999
                                                              ------------------
Revenues....................................................     $ 4,245,591
Cost of revenues............................................       2,139,968
                                                                 -----------
  Gross profit..............................................       2,105,623
                                                                 -----------

Operating Expenses:
  Selling, general and administrative.......................       3,501,239
  Research and development..................................         210,505
                                                                 -----------
  Total operating expenses..................................       3,711,744
                                                                 -----------
    Loss from operations....................................      (1,606,121)
                                                                 -----------

Other Income (Expense):
  Interest expense, net.....................................         (83,412)
  Other expense, net........................................        (188,112)
                                                                 -----------
  Total other expense, net..................................        (271,524)
                                                                 -----------
    Net loss................................................      (1,877,645)
Redeemable preferred stock dividend requirement.............        (192,644)
                                                                 -----------
    Net loss attributable to common shareholders............     $(2,070,289)
                                                                 ===========

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                                  (Unaudited)

                                                               PERIOD ENDED
                                                              MARCH 31, 1999
                                                              ---------------
Cash Flows from Operating Activities:
  Net loss..................................................    $(1,877,645)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
  Depreciation and amortization.............................        223,769
  Provision for bad debts...................................         18,000
Changes in current assets and liabilities--
  Trade accounts receivable.................................       (113,595)
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................        309,957
  Prepaid expenses and other current assets.................        210,517
  Trade accounts payable....................................        426,910
  Accrued expenses..........................................       (201,982)
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................        237,674
                                                                -----------
    Net cash used in operating activities...................       (766,395)

Cash Flows from Investing Activities:
  Purchases of property and equipment.......................       (475,734)
                                                                -----------
    Net cash used in investing activities...................       (475,734)
                                                                -----------
Cash Flows from Financing Activities:
  Proceeds from option exercises............................         33,399
  Net payments on capital lease obligations.................        (72,160)
  Net borrowings under line of credit.......................        600,000
                                                                -----------
    Net cash provided by financing activities...............        561,239
                                                                -----------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................         26,545
                                                                -----------
Net Decrease in Cash and Cash Equivalents...................       (654,345)
Cash and Cash Equivalents, beginning of period..............        704,739
                                                                -----------
Cash and Cash Equivalents, end of period....................    $    50,394
                                                                ===========

Supplemental Disclosure of Cash Flow Information:
    Noncash Financing Activities:
        Accretion of preferred stock........................    $   192,644

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

        INTERNATIONAL LANGUAGE ENGINEERING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

(1) INTERIM FINANCIAL STATEMENTS

    The accompanying balance sheet as of March 31, 1999 and the statements of operations and cash flows for the period from December 28, 1998 to March 31, 1999 are unaudited, but in the opinion of management, have been prepared on the same basis as the Company's audited consolidated financial statements for the year ended December 31, 1998, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for this interim period. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the period from December 28, 1998 to March 31, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

    The Company's preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

(2) LINE OF CREDIT

    On June 27, 1997, the Company entered into a line of credit arrangement with a bank. Under the terms of this agreement, the Company may borrow up to $2,000,000 at the prime lending rate plus 0.5%. At March 31, 1999, the Company had $600,000 outstanding under the line of credit.

(3) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 was amended on
July 7, 1999 by the issuance of Statement of Financial Accounting Standards
No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133--an amendment of FASB Statement No. 133." SFAS 137 defers the implementation of SFAS 133 by one year. SFAS 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for the Company, and its adoption is not expected to have a material impact on the Company's financial position or results of operations.

    In August 1998, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The Statement requires comprehensive income to be reported with the same prominence as other financial statements. Comprehensive income would include any foreign currency translation adjustments. The effect of SFAS 130 is immaterial to the Company's financial results.

(4) SUBSEQUENT EVENT

    On April 9, 1999, the Company entered into a definitive merger agreement with INT'L.com. Upon the merger, 100% of the outstanding capital stock of the Company was exchanged for the following authorized capital stock of INT'L.com:
(i) 2,620,618 shares of Series B common stock and (ii) 986,996 shares of Series D non-convertible, redeemable preferred stock. In addition, all outstanding options to purchase common stock of the Company were exchanged for options to purchase Series B common stock of INT'L.com under similar terms.

                        INT'L.COM, INC. AND SUBSIDIARIES

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

OVERVIEW

    INT'L.com, Inc. and Subsidiaries (the Company, formerly IC Global
Services, Inc.) provides its clients with globalization and multilingual services by deploying a global presence, advanced technologies and systems, and a comprehensive and customizable array of services. On April 9, 1999, the Company acquired International Language Engineering Corporation (ILE), a Colorado-based provider of localization and translation services. Upon the acquisition, 100% of the outstanding capital stock of ILE was exchanged for the following capital stock of the Company: (i) 2,620,612 shares of Series B common stock valued at $1.30 per share and (ii) 936,991 shares of Series D non-convertible, redeemable preferred stock valued at $6.22 per share. In addition, the Company assumed long-term debt from ILE in the amount of $3,250,000. The transaction has been accounted for as a purchase business combination and as such the operations of ILE have been included in the Company's audited consolidated financial statements as of the date of acquisition.

    The Company has allocated the purchase price, including transaction costs of approximately $336,000, to the fair value of the assets acquired and liabilities assumed approximately as follows:

Current assets..............................................  $ 3,020,000
Property and equipment......................................    1,922,000
Goodwill and other intangible assets........................   11,992,000
Current liabilities.........................................   (4,111,000)
                                                              -----------
                                                              $12,823,000
                                                              ===========

    The Company had an independent appraisal performed in order to value its intangible assets resulting from the ILE acquisition. Based on such independent appraisal, goodwill and other intangible assets acquired from ILE include the following assets, which are being amortized on a straight-line basis over the following estimated useful lives:

                                                                      ESTIMATED
                                                         AMOUNT      USEFUL LIFE
                                                       -----------   -----------
Goodwill.............................................  $ 7,892,000   5 years

Other intangible assets:
  Installed customer base............................    1,800,000   5 years
  Assembled workforce................................    1,200,000   2 years
  Developed technology...............................      800,000   3 years
  Acquired in-process research and development.......      300,000      N/A
                                                       -----------
                                                       $11,992,000
                                                       ===========

    The following unaudited pro forma combined condensed financial statements have been prepared in accordance with generally accepted accounting principles and give effect to the acquisition of ILE. The unaudited pro forma combined condensed statement of operations combines the historical statement of operations of the Company for the year ended December 31, 1999 and the unaudited historical statement of operations of ILE for the period from December 28, 1998 through April 9, 1999, its date of acquisition. The results of operations of ILE for the period subsequent to April 9, 1999 have

                        INT'L.COM, INC. AND SUBSIDIARIES

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

been included in the results of operations of the Company for the year ended December 31, 1999. The unaudited pro forma combined condensed statement of operations assumes that the acquisition of ILE occurred on January 1, 1999 and includes pro forma adjustments to reflect annual amounts of amortization and accretion of preferred stock dividends, as described in the notes to pro forma combined condensed financial statements. The unaudited pro forma combined condensed statement of operations does not purport to be indicative of the results which would have been reported had the acquisition been consummated at that date, nor do they purport to be indicative of the results of operations which may be expected in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company as of and for the year ended December 31, 1999.

                        INT'L.COM, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                  (UNAUDITED)

                                          HISTORICAL     HISTORICAL ILE
                                          INT'L.COM,        FOR THE                        PRO FORMA
                                         INC. FOR THE     PERIOD FROM                       COMBINED
                                          YEAR ENDED      DECEMBER 28,                     YEAR ENDED
                                         DECEMBER 31,         1998          PRO FORMA     DECEMBER 31,
                                             1999       TO APRIL 9, 1999   ADJUSTMENTS        1999
                                         ------------   ----------------   -----------    ------------
Revenues...............................  $ 34,901,615       $ 4,245,591    $        --    $ 39,147,206
Cost of Revenues.......................    31,738,417         3,787,501             --      35,525,918
                                         ------------       -----------    -----------    ------------
    Gross profit.......................     3,163,198           458,090             --       3,621,288
Operating Expenses:
  General and administrative...........     7,513,735         1,556,154             --       9,069,889
  Selling and marketing................     4,962,494           423,381             --       5,385,875
  Research and development.............       900,316            84,676             --         984,992
  Amortization of goodwill and other
    intangibles........................     2,943,235                --        700,895 (1)    3,644,130
  Reorganization expense...............     1,196,585                --             --       1,196,585
  Acquired in-process research and
    development........................       300,000                --             --         300,000
                                         ------------       -----------    -----------    ------------
    Total operating expenses...........    17,816,365         2,064,211        700,895      20,581,471
                                         ------------       -----------    -----------    ------------
    Loss from operations...............   (14,653,167)       (1,606,121)      (700,895)    (16,960,183)
Interest and Other Income (Expense),
  net:
  Interest expense, net................      (840,606)          (83,412)            --        (924,018)
  Other income (expense), net..........       (14,238)         (188,112)            --        (202,350)
                                         ------------       -----------    -----------    ------------
    Total interest and other income
      (expense), net...................      (854,844)         (271,524)            --      (1,126,368)
                                         ------------       -----------    -----------    ------------
Net loss...............................   (15,508,011)       (1,877,645)      (700,895)    (18,086,551)
Accretion of Dividends on Preferred
  Stock................................    (1,708,642)               --       (340,969)(2)   (2,049,611)
                                         ------------       -----------    -----------    ------------
Net loss applicable to common
  stockholders.........................  $(17,216,653)      $(1,877,645)   $(1,041,864)   $(20,136,162)
                                         ============       ===========    ===========    ============
Basic and Diluted Weighted Average
  Shares Outstanding...................     5,071,941                          674,897 (3)    5,746,838
                                         ============                      ===========    ============
Basic and Diluted Net Loss per Share...  $      (3.39)                                    $      (3.50)
                                         ============                                     ============

         The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                        INT'L.COM, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

    The accompanying pro forma combined condensed statement of operations has been prepared by combining the historical results of operations of the Company and ILE for the year ended December 31, 1999 and reflects the following pro forma adjustments:

        1. To record annual amortization of goodwill and other intangible assets related to the ILE acquisition, assuming amortization periods from two to five years. The estimated useful lives are based on periods of economic benefit.

        2. To record annual accretion of dividends on Series D preferred stock issued to ILE as part of the purchase consideration. The Series D preferred stock is entitled to cumulative dividends of $0.70 per share per annum.

        3. Pro forma weighted average common shares outstanding for the year ended December 31, 1999 reflects the incremental effect of the 2,620,612 shares of Series B common stock issued in connection with the acquisition of ILE as if these shares had been issued on January 1, 1999, as follows:

Historical weighted average shares outstanding..............  5,071,941
Incremental effect of common stock issued to acquire ILE....    674,897
                                                              ---------
Pro forma weighted average shares outstanding...............  5,746,838
                                                              =========

    Basic and diluted pro forma net loss per share is computed by dividing the pro forma net loss applicable to common stockholders for the period by the pro forma weighted average number of shares of Series A and B common stock outstanding during the period. For periods in which a pro forma net loss has been incurred, the calculation of diluted pro forma net loss per share excludes potential common stock as their effect is antidilutive. The calculation of diluted pro forma net loss per share excludes the following potential common stock:

Stock options...............................................  1,078,340
Warrants....................................................    348,553
Series A convertible preferred stock........................    867,047
Series B redeemable preferred stock.........................  2,621,477
                                                              ---------
                                                              4,915,417
                                                              =========

                                                                         ANNEX A

                           LIONBRIDGE TECHNOLOGIES, INC.,
                             LTI ACQUISITION CORP.
                                      AND
                                INT'L.COM, INC.

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                           Dated as of March 30, 2000

                               TABLE OF CONTENTS

ARTICLE I. THE MERGER...............................................       1

1.1     The Merger..................................................       1

1.2     Effects of the Merger.......................................       1

1.3     Closing.....................................................       1

1.4     Approval by the Stockholders of INT'L.com...................       1

1.5     Approval by the Stockholders of Parent......................       2

ARTICLE II. CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES....       2

2.1     Conversion of Shares of INT'L.com Stock.....................       2

2.2     Escrow Shares...............................................       4

2.3     Dissenting Shares...........................................       5

2.4     Delivery of Evidence of Ownership...........................       5

2.5     No Further Ownership Rights in INT'L.com Stock..............       6

2.6     No Fractional Shares........................................       6

2.7     Assumption of Stock Options.................................       6

2.8     Notes.......................................................       6

2.9     Bridge Notes................................................       6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF INT'L.COM............       7

3.1     Organization, Standing and Power; Subsidiaries..............       7

3.2     Capital Structure...........................................       8

3.3     Authority...................................................       9

        Compliance with Laws and Other Instruments;
3.4     Non-Contravention...........................................       9

3.5     Technology and Intellectual Property Rights.................      10

3.6     Financial Statements; Business Information..................      12

3.7     Taxes.......................................................      13

3.8     Absence of Certain Changes and Events.......................      14

3.9     Leases in Effect............................................      15

3.10    Personal Property; Real Estate..............................      16

3.11    Certain Transactions........................................      16

3.12    Litigation and Other Proceedings............................      17

3.13    No Defaults.................................................      17

3.14    Major Contracts.............................................      17

3.15    Material Reductions.........................................      18

3.16    Insurance and Banking Facilities............................      18

3.17    Employees...................................................      18

3.18    Employee Benefit Plans......................................      19

3.19    Certain Agreements..........................................      20

3.20    Guarantees and Suretyships..................................      20

3.21    Brokers and Finders.........................................      20

3.22    Certain Payments............................................      20

3.23    Environmental Matters.......................................      20

3.24    Enforceability of Contracts, etc............................      21

3.25    Accounting Matters..........................................      21

3.26    Year 2000...................................................      21

3.27    Disclosure..................................................      21

3.28    Reliance....................................................      22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
SUB.................................................................      22

4.1     Organization and Qualification..............................      22

4.2     Capitalization..............................................      22

4.3     Authority Relative to this Agreement........................      23

4.4     Non-Contravention...........................................      23

4.5     Reports and Financial Statements............................      23

4.6     Validity of Parent Merger Shares............................      24

4.7     Consents and Approvals of Governmental Authorities..........      24

4.8     Absence of Certain Changes or Events........................      24

4.9     Litigation and Other Proceedings............................      24

4.10    Disclosure..................................................      24

4.11    Reliance....................................................      24

4.12    Brokers and Finders.........................................      24

4.13    Accounting Matters..........................................      24

ARTICLE V. COVENANTS OF INT'L.COM...................................      25

5.1     Conduct of Business in Ordinary Course......................      25

5.2     Dividends, Issuance of, or Changes in Securities............      25

5.3     Governing Documents.........................................      26

5.4     No Acquisitions.............................................      26

5.5     No Dispositions.............................................      26

5.6     Indebtedness................................................      26

5.7     Compensation................................................      26

5.8     Claims......................................................      26

5.9     Access to Properties and Records............................      26

5.10    Breach of Representations and Warranties....................      26

5.11    Consents....................................................      27

5.12    Tax Returns.................................................      27

5.13    Exclusivity; Acquisition Proposals..........................      27

5.14    Notice of Events............................................      27

5.15    Reasonable Best Efforts.....................................      27

5.16    Insurance...................................................      28

5.17    Financial Statements........................................      28

5.18    Confidentiality and Assignment of Inventions Agreements.....      28

ARTICLE VI. COVENANTS OF PARENT.....................................      28

6.1     Breach of Representations and Warranties....................      28

6.2     Additional Information; Access..............................      28

6.3     Consents....................................................      28

6.4     Reasonable Best Efforts.....................................      28

6.5     Officers and Directors......................................      29

6.6     Nasdaq National Market Listing..............................      29

6.7     Notice of Events............................................      29

6.8     Third Party Beneficiaries...................................      29

6.9     Directors of Parent.........................................      29

ARTICLE VII. ADDITIONAL AGREEMENTS..................................      29

        Preparation of the Form S-4 and the Proxy Statement;
7.1     Stockholders Meeting........................................      29

7.2     Legal Conditions to the Merger..............................      31

7.3     Employee Benefits...........................................      31

7.4     Expenses....................................................      32

7.5     Additional Agreements.......................................      32

7.6     Public Announcements........................................      32

7.7     Confidentiality.............................................      32

7.8     Pooling.....................................................      32

7.9     INT'L.com Voting Agreement..................................      33

7.10    Parent Voting Agreement.....................................      33

7.11    Hart-Scott-Rodino Filing....................................      33

7.12    Board of Directors Meetings.................................      33

7.13    Employment and Noncompetition Agreements....................      34

7.14    INT'L.com Conversion........................................      34

7.15    Debt Adjustments............................................      34

ARTICLE VIII. CONDITIONS PRECEDENT..................................      34

        Conditions to Each Party's Obligation to Effect the
8.1     Merger......................................................      34

8.2     Conditions of Obligations of Parent and Merger Sub..........      35

8.3     Conditions of Obligation of INT'L.com.......................      37

ARTICLE IX. INDEMNIFICATION.........................................      38

9.1     Indemnification Relating to Agreement.......................      38

9.2     Third Party Claims..........................................      38

9.3     Limitations.................................................      39

9.4     Binding Effect..............................................      39

9.5     Time Limit..................................................      39

9.6     Sole Remedy.................................................      39

ARTICLE X. TERMINATION..............................................      40

10.1    Mutual Agreement............................................      40

10.2    Termination by Parent.......................................      40

10.3    Termination by INT'L.com....................................      40

10.4    Outside Date................................................      40

10.5    Effect of Termination.......................................      40

ARTICLE XI. MISCELLANEOUS...........................................      40

11.1    Entire Agreement............................................      40

11.2    Governing Law; Consent to Jurisdiction......................      41

11.3    Notices.....................................................      41

11.4    Severability................................................      42

11.5    Survival of Representations and Warranties..................      42

11.6    Assignment..................................................      42

11.7    Counterparts................................................      42

11.8    Amendment...................................................      42

11.9    Extension, Waiver...........................................      42

11.10   Interpretation..............................................      43

11.11   Knowledge...................................................      43

        Transfer, Sales, Documentary, Stamp and Other Similar
11.12   Taxes.......................................................      43

11.13   Acknowledgement.............................................      43

EXHIBITS

EXHIBIT 1.1            --  Merger Documents
EXHIBIT 2.2            --  Escrow Agreement
EXHIBIT 2.4            --  Letter of Transmittal
EXHIBIT 7.1            --  Registration Rights Agreement
EXHIBIT 7.8(b)         --  INT'L.com Affiliate Agreement
EXHIBIT 7.8(c)         --  Parent Affiliate Agreement
EXHIBIT 7.9            --  INT'L.com Voting Agreement
EXHIBIT 7.10           --  Parent Voting Agreement
EXHIBIT 7.14           --  Conversion Notice
EXHIBIT 8.2            --  Opinion of Neal, Gerber & Eisenberg
EXHIBIT 8.3            --  Opinion of Testa, Hurwitz & Thibeault, LLP

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

    AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, dated as of
March 30, 2000 (this "AGREEMENT"), by and among Lionbridge Technologies, Inc., a Delaware corporation ("PARENT"); LTI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"); and INT'L.com, Inc., a Delaware corporation ("INT'L.COM"). This Agreement amends and restates in its entirety the Agreement and Plan of Reorganization dated as of January 19, 2000 (the "PRIOR AGREEMENT") by and among Parent, Merger Sub and INT'L.com. All Exhibits and Schedules delivered with or attached to the Prior Agreement shall be deemed to be delivered herewith or attached hereto, as the case may be.

    Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and INT'L.com agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into INT'L.com (the "MERGER"). A Certificate of Merger and any other required documents (collectively, the "MERGER DOCUMENTS"), substantially in the form attached as EXHIBIT 1.1, will be duly prepared, executed and acknowledged by INT'L.com and Merger Sub and thereafter delivered to the Secretary of State of Delaware for filing in accordance with the DGCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware (the "EFFECTIVE TIME"). Following the Merger, INT'L.com will continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION") under the laws of the State of Delaware, and the separate corporate existence of Merger Sub will cease.

    1.2 EFFECTS OF THE MERGER. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Certificate of Merger and applicable law, (ii) the Certificate of Incorporation of INT'L.com will be amended in the form attached as APPENDIX A to EXHIBIT 1.1 until duly further amended, (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of INT'L.com will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under
Section 368 of the Code.

    1.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place as soon as practicable (but no more than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VIII that by their terms are not to occur at the Closing (the "CLOSING DATE"), but in no event later than June 30, 2000, at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts, unless another date or place is agreed to in writing by Parent and INT'L.com. If all of the conditions set forth in Article VIII hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

    1.4 APPROVAL BY THE STOCKHOLDERS OF INT'L.COM. INT'L.com will take all action necessary in accordance with the DGCL, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of INT'L.com by means of a duly convened meeting of stockholders. INT'L.com will use its reasonable best efforts to obtain such stockholder approval. INT'L.com represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the DGCL and
(ii) resolved to recommend to the stockholders of INT'L.com that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

    1.5 APPROVAL BY THE STOCKHOLDERS OF PARENT. Parent will take all action necessary to obtain the approval of the issuance of its shares in connection with the Merger by the stockholders of Parent by means of a duly convened meeting of the stockholders of Parent, as required by the rules of the Nasdaq Stock Market, in accordance with the applicable requirements of the DGCL, its Charter Documents and any agreements to which it is a party. Parent will use its reasonable best efforts to obtain such stockholder approval. Parent represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of Parent that they approve the issuance of its shares in connection with the Merger.

                                   ARTICLE II
              CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES

    2.1 CONVERSION OF SHARES OF INT'L.COM STOCK. (a) Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, all of (i) the shares of Series A common stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES A COMMON STOCK"), Series B common stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES B COMMON STOCK" and along with the Int'l Series A Common Stock, the "INT'L.COM COMMON STOCK"), Series A preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES A PREFERRED STOCK"), and Series B preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES B PREFERRED STOCK" and along with the INT'L.com Series A Common Stock, the INT'L.com Series B Common Stock and the INT'L.com Series A Preferred Stock, "INT'L.COM CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time excluding any INT'L.com Capital Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by INT'L.com or any subsidiary of INT'L.com, which shares ("EXCLUDED SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)) will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, $0.01 par value per share, of Parent ("PARENT COMMON STOCK") in accordance with Section 2.1(e), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section 2.6 below. Shares of INT'L.com Capital Stock that are actually issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares) are sometimes referred to herein as the "OUTSTANDING INT'L.COM CAPITAL STOCK SHARES." All rights, warrants or options to acquire INT'L.com Common Stock and securities convertible into INT'L.com Common Stock (except for the INT'L.com Series A Preferred Stock, the INT'L.com
Series B Preferred Stock, the Series C preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES C PREFERRED STOCK") and the Series D preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES D PREFERRED STOCK") and the INT'L.com Notes (as defined in Section 2.8 below)) that are outstanding immediately prior to the Effective Time and do not expire pursuant to their terms on or before the Closing (each of which is specifically identified in Section 3.2 of the INT'L.com Disclosure Schedule (as defined below)) are sometimes referred to herein as the "OUTSTANDING INT'L.COM OPTIONS."

        (b) The aggregate number of shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding INT'L.com Capital Stock Shares and the assumption of all Outstanding INT'L.com Options will be equal to the Modified Share Amount (as defined in (d) below). Such shares are herein referred to as the "PARENT STOCK MERGER SHARES".

        (c) Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, all of the shares of INT'L.com Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any INT'L.com Series C Preferred Stock held by Parent or

    Merger Sub or any other subsidiary of Parent, or by INT'L.com or any subsidiary of INT'L.com, which shares ("EXCLUDED SERIES C SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of Parent Common Stock in accordance with Section 2.1(f), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to
    Section 2.6 below. Shares of INT'L.com Series C Preferred Stock that are actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Series C Shares, are sometimes referred to herein as the "OUTSTANDING INT'L.COM SERIES C SHARES." Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, all of the shares of INT'L.com Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any INT'L.com Series D Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by INT'L.com or any subsidiary of INT'L.com, which shares ("EXCLUDED SERIES D SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of Parent Common Stock in accordance with
    Section 2.1(g), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section 2.6 below. Shares of INT'L.com Series D Preferred Stock that are actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Series D Shares, are sometimes referred to herein as the "OUTSTANDING INT'L.COM SERIES D SHARES" and along with the Outstanding INT'L.com Capital Stock Shares and the Outstanding INT'L.com Series C Shares, collectively the "OUTSTANDING INT'L.COM SHARES."

        (d) The aggregate number of shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding INT'L.com Series C Shares will be equal to the INT'L.com Series C Base Amount divided by the Parent Average Closing Price. Such shares are herein referred to as the "PARENT SERIES C MERGER SHARES". The aggregate number of shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding INT'L.com Series D Shares will be equal to the INT'L.com Series D Base Amount divided by the Parent Average Closing Price. Such shares are herein referred to as the "PARENT SERIES D MERGER SHARES" and along with the Parent Stock Merger Shares, the Note Payment Shares (as defined in Section 2.9 below) and the Parent Series C Merger Shares, collectively the "PARENT MERGER SHARES".

        The following definitions will be used in making the foregoing calculations and for all other purposes of this Agreement:

        "INT'L.COM SERIES C BASE AMOUNT" will mean the aggregate accrued liquidation preference of INT'L.com Series C Preferred Stock calculated as of the Closing Date in accordance with the terms of the Charter Documents of INT'L.com.

        "INT'L.COM SERIES D BASE AMOUNT" will mean the aggregate accrued liquidation preference of INT'L.com Series D Preferred Stock calculated as of the Closing Date in accordance with the terms of the Charter Documents of INT'L.com.

        "PARENT AVERAGE CLOSING PRICE" will be equal to the weighted average closing price of the Parent Common Stock as publicly reported by the Wall Street Journal over the twenty Trading Days ending two Trading Days prior to the Prior Agreement Date (as defined below).

        "MODIFIED SHARE AMOUNT" will mean the Share Amount LESS (i) the number of Convertible Note Payment Shares (as defined in Section 2.8 below) (ii) the number of Debt Payment Shares (as defined in Section 7.15 below) and
    (iii) such number of shares of Parent Common Stock having a value (as determined using the Parent Average Closing Price) equal to any expenses to be borne by the stockholders of INT'L.com pursuant to Section 7.4.

        "SHARE AMOUNT" will mean 8,150,000 shares of Parent Common Stock (appropriately adjusted for any stock split, stock dividend, recapitalization or similar event).

        "TRADING DAY" will mean days on which closing prices for purchases and sales of Parent Common Stock are reported by the Nasdaq National Market.

        (e) The ratio at which one Outstanding INT'L.com Capital Stock Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "CONVERSION RATIO" and will be calculated as set forth in this Section 2.1(e). Subject to Section 2.3, at the Effective Time, each Outstanding INT'L.com Capital Stock Share will be converted into the right to receive that number (which may be a fraction) of shares of Parent Common Stock that equals the quotient obtained by DIVIDING the number of Parent Stock Merger Shares by the sum of the number of Outstanding INT'L.com Capital Stock Shares PLUS the number of shares of INT'L.com Common Stock issuable upon the exercise or conversion of all Outstanding INT'L.com Options. Each holder of Outstanding INT'L.com Capital Stock Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Conversion Ratio multiplied by the number of Outstanding INT'L.com Capital Stock Shares held by such holder immediately prior to the Effective Time, subject to Section 2.3 herein.

        (f) The ratio at which one Outstanding INT'L.com Series C Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "SERIES C CONVERSION RATIO" and will be calculated as set forth in this Section 2.1(f). Subject to Section 2.3, at the Effective Time, each Outstanding INT'L.com Series C Share will be converted into the right to receive that number (which may be a fraction) of shares of Parent Common Stock that equals the quotient obtained by DIVIDING the number of Parent Series C Merger Shares by the number of Outstanding INT'L.com Series C Shares. Each holder of Outstanding INT'L.com Series C Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Series C Conversion Ratio multiplied by the number of Outstanding INT'L.com Series C Shares held by such holder immediately prior to the Effective Time, subject to Section 2.3 herein.

        (g) The ratio at which one Outstanding INT'L.com Series D Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "SERIES D CONVERSION RATIO" and will be calculated as set forth in this Section 2.1(g). Subject to Section 2.3, at the Effective Time, each Outstanding INT'L.com Series D Share will be converted into the right to receive that number (which may be a fraction) of shares of Parent Common Stock that equals the quotient obtained by DIVIDING the number of Parent Series D Merger Shares by the number of Outstanding INT'L.com Series D Shares. Each holder of Outstanding INT'L.com Series D Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Series D Conversion Ratio multiplied by the number of Outstanding INT'L.com Series D Shares held by such holder immediately prior to the Effective Time, subject to Section 2.3 herein.

        (h) At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

    2.2 ESCROW SHARES. Ten percent (10%) of the Parent Merger Shares issuable at Closing (excluding any Parent Merger Shares issuable after the Closing with respect to Outstanding INT'L.com Options, the Excluded Shares, the Series C Excluded Shares and the Series D Excluded Shares), rounded up to the nearest whole share (the "ESCROW SHARES") will be deposited and held in escrow in accordance with the Escrow Agreement attached as EXHIBIT 2.2 (the "ESCROW AGREEMENT") as the sole source of indemnification payments that may become due to Parent pursuant to Article IX or otherwise prior to the release of the Escrow Shares pursuant to Section 3.1 of the Escrow Agreement; provided that the aggregate liability of any single stockholder for indemnification obligations pursuant to

Article IX of this Agreement shall be equal to a dollar amount equal to the Parent Average Closing Price multiplied by the aggregate number of Escrow Shares deposited in escrow by or on behalf of such stockholder; and provided, further, that each INT'L.com stockholder shall be severally (and not jointly) liable beyond such holder's allocable portion of the Escrow Shares solely in respect of any breach by such stockholder of any representation or warranty contained in a Letter of Transmittal (as defined in Section 2.4 below) delivered by such stockholder. The Escrow Shares will be withheld on a pro rata basis among the holders of the Outstanding INT'L.com Shares based on the number of Parent Merger Shares issuable at the closing to such holders. The exact number of Escrow Shares held for the account of each INT'L.com stockholder will be determined at the Closing by the agreement in writing of Parent and INT'L.com. The delivery of the Escrow Shares will be made on behalf of the holders of the Outstanding INT'L.com Shares in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Parent directly to such holders and subsequently delivered by such holders to the Escrow Agent. The adoption of this Agreement by stockholders of INT'L.com will also constitute their approval of the terms and provisions of the Escrow Agreement, including, without limitation, the appointment of Steven Fingerhood as the Indemnification Representative (as defined in the Escrow Agreement), which is an integral term of the Merger.

    2.3 DISSENTING SHARES. Any holder of shares of INT'L.com Capital Stock, INT'L.com Series C Preferred Stock and INT'L.com Series D Preferred Stock (collectively, the "INT'L.COM STOCK") that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who objects to the Merger and complies with all of the provisions of the DGCL concerning the rights of holders to dissent from the Merger and require appraisal (such shares are referred to as "DISSENTING SHARES") will be entitled to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to such Dissenting Shares PROVIDED THAT such holder meets all of the requirements of the DGCL with respect to such Dissenting Shares, and will not be entitled to receive Parent Merger Shares, unless otherwise provided by the DGCL or agreed in writing by Parent. INT'L.com will, after consultation with Parent, give such notices with respect to appraisal rights as may be required by the DGCL as soon as practicable.

    2.4 DELIVERY OF EVIDENCE OF OWNERSHIP. Prior to the Closing, Parent shall send a notice and transmittal form in substantially the form of EXHIBIT 2.4 hereto (individually, a "LETTER OF TRANSMITTAL" and collectively, the "LETTERS OF TRANSMITTAL") to each holder of a certificate or other documentation representing Outstanding INT'L.com Shares, other than Dissenting Shares, each holder of a certificate or other documentation representing Outstanding INT'L.com Shares, other than Dissenting Shares, will surrender such certificates or other documentation to Parent or its designee, and, if not previously delivered, (i) a duly executed counterpart of the Escrow Agreement, (ii) a duly executed Letter of Transmittal and (iii) such other duly executed documentation as may be reasonably required by Parent to effect a transfer of such shares, and upon such surrender and after the Effective Time each such holder will be entitled to receive promptly from Parent or its transfer agent certificates registered in the name of such holder representing the applicable number of Parent Merger Shares, and the cash (calculated pursuant to Section 2.6, which will be paid by check), to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2. The adoption of this Agreement by stockholders of INT'L.com will also constitute their approval of the terms and provisions of the Letter of Transmittal. In the event any certificates or instruments representing Outstanding INT'L.com Shares or Outstanding INT'L.com Options shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming same to have been lost, stolen or destroyed and the posting by such person of a bonding such reasonable amount as Parent may direct as indemnity against any claim that would be made against Parent with respect to such certificate or instrument, Parent will issue in exchange for such lost, stolen or destroyed certificate or instrument the Parent Merger Shares and cash deliverable in respect thereof pursuant to this Agreement.

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    2.5  NO FURTHER OWNERSHIP RIGHTS IN INT'L.COM STOCK.  The Merger and its
approval by the stockholders of INT'L.com and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to INT'L.com Stock pursuant to the DGCL, by contract or otherwise, except for any rights pertaining to this Agreement. After the Effective Time, there will be no transfers on the stock transfer books of INT'L.com of INT'L.com Stock or exercises of any options, warrants or other rights to acquire INT'L.com Stock. Prior to or upon Closing, INT'L.com will cause rights to purchase or acquire INT'L.com Stock other than the Outstanding INT'L.com Options assumed pursuant to Section 2.7 below to either be exercised or canceled. Until surrendered to Parent, each certificate for INT'L.com Stock will, after the Effective Time, represent only the right to receive the right to receive cash and Parent Merger Shares into which the shares of INT'L.com Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to Parent Common Stock will be paid to the holder of any certificate for shares of INT'L.com Stock when the holder thereof is entitled to receive a certificate for such holder's Parent Merger Shares in accordance with this Agreement.

    2.6 NO FRACTIONAL SHARES. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Outstanding INT'L.com Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction (rounded down to the nearest whole cent), which will be equal to such fraction MULTIPLIED BY the Parent Average Closing Price.

    2.7 ASSUMPTION OF STOCK OPTIONS. At the Effective Time, Parent shall assume each Outstanding INT'L.com Option and each holder thereof (each an "OPTION HOLDER") shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of the Option Holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, including vesting, as such Outstanding INT'L.com Option, the number of shares of Parent Common Stock determined by MULTIPLYING the number of shares of INT'L.com Common Stock for which such Outstanding INT'L.com Option is then exercisable in accordance with its terms immediately prior to the Effective Time by the Conversion Ratio (rounded down to the nearest whole share), at an exercise or conversion price per share of Parent Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of INT'L.com Common Stock of such Outstanding INT'L.com Option immediately prior to the Effective Time by the Conversion Ratio.

    2.8  NOTES.  The $2,000,000 in convertible promissory notes dated
August 20, 1999 of INT'L.com and any interest accrued thereon (the "INT'L.COM NOTES") shall be paid in full and cancelled by delivery of the Convertible Note Payment Shares to the holders thereof in proportion to their respective interests in the INT'L.com Notes. "CONVERTIBLE NOTE PAYMENT SHARES" shall mean a number of shares of Parent Common Stock determined by dividing the aggregate principal amount payable under the INT'L.com Notes plus any interest accrued on the INT'L.com Notes as of the Closing by the Parent Average Closing Price. In lieu of any fractional shares, any holder of an INT'L.com Note who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction (rounded down to the nearest whole cent), which will be equal to such fraction MULTIPLIED BY the Parent Average Closing Price.

    2.9 BRIDGE NOTES. The (i) $2,000,000 in subordinated promissory notes of INT'L.com dated January 14, 2000, (ii) $1,000,000 in subordinated promissory notes of INT'L.com dated March 8, 2000 and (iii) up to an additional $2,000,000 in subordinated promissory notes of INT'L.com issued to existing investors of INT'L.com on terms identical to the promissory notes described in clause (ii) and any interest accrued thereon (collectively, the "INT'L.COM BRIDGE NOTES") shall be paid in full and cancelled by delivery of the Bridge Note Payment Shares to the holders thereof in proportion to their respective interests in the INT'L.com Bridge Notes. "BRIDGE NOTE PAYMENT SHARES" shall mean a number of shares of Parent Common Stock determined by dividing the aggregate principal amount payable under the INT'L.com Bridge Notes plus any interest accrued on the INT'L.com Bridge Notes as of the Closing by the Parent Average Closing Price. The Bridge Note Payment Shares along with the Convertible Note Payment Shares herein referred to as the "NOTE PAYMENT SHARES." In lieu of any fractional shares, any holder of an INT'L.com Bridge Note who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction (rounded down to the nearest whole cent), which will be equal to such fraction MULTIPLIED BY the Parent Average Closing Price.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF INT'L.COM

    Except as set forth in the disclosure schedule of INT'L.com dated as of January 19, 2000 (the "PRIOR AGREEMENT DATE") and delivered herewith to Parent (the "INT'L.COM DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates (PROVIDED, HOWEVER, that INT'L.com will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is apparent), and whether or not the INT'L.com Disclosure
Schedule is referred to in a specific section or subsection, INT'L.com represents and warrants to Parent and Merger Sub as follows:

    3.1  ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

        (a) INT'L.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of INT'L.com.

        As used in this Agreement, "BUSINESS CONDITION" with respect to any Person (as defined below) means the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement and the announcement thereof, and other than any changes arising out of conditions affecting the economy or industry of the Person in general which does not affect the Person in a materially disproportionate manner relative to other participants in the economy or such industry, respectively) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "SUBSIDIARY" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. In this Agreement, the "MATERIAL INT'L.COM SUBSIDIARIES" shall mean the following Subsidiaries of INT'L.com: International Communications Europe GmbH; International Language Engineering Corporation; International Communications Asia; and ILE Netherlands BV. In this Agreement, "PROSPECTS" means events, conditions, facts or developments that are known to INT'L.com or any Subsidiary and that in the reasonable course of events are expected to have an effect on future operations of the business as presently conducted by INT'L.com and its Subsidiaries, but will exclude the results of any changes that are made at the specific written direction of Parent, that are specifically contemplated herein, or that directly result from this transaction or the announcement hereof. In this Agreement, "PERSON" means any natural person, corporation, partnership, limited liability company, joint venture or other entity. In this

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
    Agreement, "ordinary course of business" means in the ordinary course of business and consistent with past practices.

        All Subsidiaries of INT'L.com and their jurisdiction of incorporation are completely and correctly listed in Section 3.1 of the INT'L.com Disclosure Schedule. Each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. INT'L.com has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of INT'L.com and the Material INT'L.com Subsidiaries, in each case, as amended to the Prior Agreement Date. The minute books and stock records of INT'L.com and its Subsidiaries are complete. Section 3.1 of the INT'L.com Disclosure Schedule contains a complete and correct list of the officers and directors of INT'L.com and any stockholders who beneficially own (as defined in Rule 13d of the Securities Act) 5% or more of the outstanding capital stock of INT'L.com.

        (b) INT'L.com does not currently own, and has not owned since
    January 1, 1998, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each Subsidiary of INT'L.com are owned beneficially and of record by INT'L.com, one of its other Subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("LIENS"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than INT'L.com or one of the other Subsidiaries.

    3.2  CAPITAL STRUCTURE.

        (a) As of January 17, 2000, the authorized capital stock of INT'L.com consisted of (i) 5,472,047 shares of preferred stock, $0.01 par value per share ("INT'L.COM PREFERRED STOCK"), of which 867,047 shares had been designated INT'L.com Series A Preferred Stock, 867,047 of which were issued and outstanding, of which 3,500,000 shares had been designated INT'L.com Series B Preferred Stock, 2,621,477 of which were issued and outstanding, of which 5,000 had been designated INT'L.com Series C Preferred Stock, 5,000 of which were issued and outstanding, and of which 1,100,000 shares had been designated INT'L.com Series D Preferred Stock, 936,991 of which were issued and outstanding; and (ii) 14,527,953 shares of INT'L.com Common Stock, $0.01 par value per share, of which 11,077,953 shares had been designated INT'L.com Series A Common Stock, and 3,450,000 shares had been designated INT'L.com Series B Common Stock, and 5,879,271 shares of Common Stock were issued and outstanding and no shares of INT'L.com Common Stock were issued and held as treasury shares by INT'L.com. The INT'L.com Disclosure Schedule sets forth all holders of INT'L.com Common Stock and INT'L.com Preferred Stock and the number of shares owned. The INT'L.com Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an "INT'L.COM OPTION") to which INT'L.com is a party or by which INT'L.com may be bound obligating INT'L.com to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of INT'L.com Common Stock, or obligating INT'L.com to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. INT'L.com does not have any outstanding options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which INT'L.com is a party or by which INT'L.com may be bound obligating INT'L.com to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of INT'L.com Preferred Stock.

        (b) All outstanding shares of INT'L.com Common Stock and INT'L.com Preferred Stock are, and any shares of INT'L.com Common Stock issued upon exercise of any Outstanding INT'L.com Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which INT'L.com is a party or by which INT'L.com may be bound. Except for the INT'L.com Notes, INT'L.com does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of INT'L.com Common Stock on any matter ("INT'L.COM VOTING DEBT") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

    3.3 AUTHORITY. The execution, delivery and performance of this Agreement, the Prior Agreement and all other agreements contemplated hereby by INT'L.com have been duly authorized by all necessary action of the Board of Directors of INT'L.com, and if the Closing shall occur, shall have been duly authorized by all necessary action of the stockholders of INT'L.com (the "INT'L.COM REQUISITE STOCKHOLDER APPROVAL"). Certified copies of the resolutions adopted by the Board of Directors of INT'L.com and its stockholders approving this Agreement, the Prior Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. INT'L.com has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by INT'L.com, and each of this Agreement and such other agreements constitutes or upon execution and delivery at or prior to the Closing will constitute a valid, binding and enforceable obligation of INT'L.com in accordance with its terms.

    3.4  COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS;
NON-CONTRAVENTION. INT'L.com and its Subsidiaries hold, and at all times have held or subsequently obtained, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of their respective businesses pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over them or any part of their operations. There are no material violations or claimed violations known by INT'L.com or any Subsidiary of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by INT'L.com, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of INT'L.com or any Material INT'L.com Subsidiary or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which INT'L.com or any Material INT'L.com Subsidiary is a party, or under which INT'L.com or any Material INT'L.com Subsidiary is obligated, or by which INT'L.com or any Material INT'L.com Subsidiary or any of the rights, properties or assets of INT'L.com are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of INT'L.com or any Material INT'L.com Subsidiary; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which INT'L.com or any Material INT'L.com Subsidiary is a party, or under which INT'L.com or any Material INT'L.com Subsidiary is obligated, or by which INT'L.com or any of the rights, properties or assets of INT'L.com or any Material INT'L.com Subsidiary are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which INT'L.com or any Material INT'L.com Subsidiary is a party, or under which INT'L.com or any Material INT'L.com Subsidiary may be obligated, or by which INT'L.com or any Material INT'L.com Subsidiary or any of the rights, properties or assets of INT'L.com or any Material INT'L.com Subsidiary are subject or bound. Section 3.4 of the INT'L.com Disclosure Schedule sets forth each agreement, contract or other instrument binding upon INT'L.com requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the INT'L.com Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by INT'L.com or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "CONSENT"). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "CONSENT") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or on behalf of INT'L.com or any Material INT'L.com Subsidiary in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by INT'L.com or the consummation of the Merger or any other transaction described herein, except for the filing by INT'L.com and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware.

    3.5  TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

        (a) For the purposes of this Agreement, "INT'L.COM INTELLECTUAL PROPERTY" consists of the following intellectual property:

        (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

        (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

        (iii) all other tangible or intangible proprietary information and materials; and

        (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of INT'L.com or any Material INT'L.com Subsidiary or that are being used, and/or have been used since January 1, 1999, or are currently under development by or for INT'L.com or any Material INT'L.com Subsidiary for use, in the business of INT'L.com or any Material INT'L.com subsidiary as it has been, is currently or is currently planned to be conducted in 2000; PROVIDED, HOWEVER, that the term INT'L.com Intellectual Property does not include any commercially available third party software or related intellectual property.

        (b) Section 3.5 of the INT'L.com Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in INT'L.com Intellectual Property and owned by or on behalf of INT'L.com or any Material INT'L.com Subsidiary; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by INT'L.com or any Material INT'L.com Subsidiary; and (iii) all licenses, sublicenses and other agreements to which INT'L.com is a party and pursuant to which INT'L.com or any Material INT'L.com Subsidiary or any other person is authorized to use any INT'L.com Intellectual Property or exercise any other right with regard thereto.

        (c) INT'L.com Intellectual Property consists solely of items and rights that are either: (i) owned solely by INT'L.com; (ii) in the public domain; or (iii) rightfully used and authorized for use by INT'L.com pursuant to a valid license. All INT'L.com Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the INT'L.com Disclosure Schedule. INT'L.com has all rights in INT'L.com Intellectual Property necessary to carry out INT'L.com's, and each of its Subsidiaries', current activities, their activities conducted by them since January 1, 1999 and their future activities planned for 2000, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell INT'L.com Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

        (d) Assuming the receipt of all Consents, INT'L.com is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of INT'L.com's obligations hereunder or the consummation of the Merger, will INT'L.com be, in violation of any license, sublicense or other agreement relating to any INT'L.com Intellectual Property to which INT'L.com is a party or otherwise bound. INT'L.com is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by INT'L.com or the Surviving Corporation, as successor to INT'L.com, in INT'L.com Intellectual Property.

        (e) To the knowledge of INT'L.com or any of the Material INT'L.com Subsidiaries, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by INT'L.com or any Material INT'L.com Subsidiary does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by INT'L.com or any Material INT'L.com Subsidiary of any INT'L.com Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by INT'L.com or any Material INT'L.com Subsidiary infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to INT'L.com or any Material INT'L.com Subsidiary in writing by any Person. Neither INT'L.com nor any Subsidiary has received notice of any legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any INT'L.com Intellectual Property, other than any review of pending applications for patent. Neither INT'L.com nor any Subsidiary is aware of any information indicating that any such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by INT'L.com are valid, enforceable and subsisting. To the knowledge of INT'L.com, there is no unauthorized use, infringement, or misappropriation of any INT'L.com Intellectual Property by any third party, employee or former employee.

        (f) INT'L.com and its Subsidiaries has secured from all parties who have created any portion of, or otherwise have any rights in or to, INT'L.com Intellectual Property, valid and enforceable written assignments of any such work or other rights to INT'L.com.

        (g) Each consultant and subcontractor of INT'L.com and its Subsidiaries has entered into a confidentiality and assignment of inventions agreement substantially in the form attached to Section 3.5 of the INT'L.com Disclosure Schedule.

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    3.6  FINANCIAL STATEMENTS; BUSINESS INFORMATION.

        (a) INT'L.com has delivered to Parent audited consolidated balance sheets (the "BALANCE SHEETS") as of December 31, 1999 (the "BALANCE SHEET DATE") and December 31, 1998, and audited consolidated statements of income and cash flows for the years ended December 31, 1999, December 31, 1998 and December 31, 1997 (all of such balance sheets and statements of income and cash flows are collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements: (i) are in accordance with the books and records of INT'L.com; (ii) present fairly, in all material respects, the financial position of INT'L.com as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in the Section 3.6 of the INT'L.com Disclosure Schedule). As of the Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Balance Sheets or Section 3.6 of the INT'L.com Disclosure Schedule, and since the Balance Sheet Date, INT'L.com has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by INT'L.com in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

        (b) All of the accounts, notes and other receivables which are reflected in the Balance Sheets were acquired in the ordinary course of business; and, except to the extent reserved against in the Balance Sheets, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or, to the knowledge of INT'L.com or any Subsidiary, are valid, binding and enforceable in accordance with their terms in the ordinary course of business, and arise from bona fide transactions, and neither INT'L.com nor any Subsidiary has received notice that the same are subject to counterclaims, refusals to pay or other rights of setoff. All of the accounts, notes and other receivables which have been acquired by INT'L.com or any Subsidiary since the Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or to the knowledge of INT'L.com or any Subsidiary, are valid, binding and enforceable in accordance with their terms in the ordinary course of business, and arise from bona fide transactions, and neither INT'L.com nor any Subsidiary has received notice that the same are subject to counterclaims, refusals to pay or other rights of setoff, subject to an appropriate reserve. No accounts, notes or other receivables are contingent upon the performance by INT'L.com or any Subsidiary of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

        (c) The business information previously prepared by INT'L.com and delivered to Parent was prepared in good faith, based on assumptions INT'L.com deemed, as of the date such information was delivered to Parent, to be reasonable, and was prepared for planning purposes, although no assurances are given that INT'L.com can or will engage in the activities described therein or achieve the results projected therein.

    3.7  TAXES.

        (a) The term "TAXEs" as used herein means all federal, state, local and foreign income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. The term "TAX RETURNS" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "TAX RETURN" means any one of the foregoing Tax Returns.

        (b) INT'L.com and each of its Subsidiaries has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which INT'L.com or such Subsidiary is obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by INT'L.com and each of its Subsidiaries were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of INT'L.com and each of its Subsidiaries and any other information required to be shown thereon. None of the Tax Returns filed by INT'L.com or any of its Subsidiaries or Taxes payable by INT'L.com or any of its Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of INT'L.com or any of its Subsidiaries, threatened. Neither INT'L.com nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither INT'L.com nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting INT'L.com or any Subsidiary, as of the Prior Agreement Date, are set forth in the Financial Statements or in Section 3.7 of the INT'L.com Disclosure Schedule. None of the Tax Returns filed by INT'L.com or any Subsidiary contain a disclosure statement under former
    Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Neither INT'L.com nor any Subsidiary is a party to any Tax sharing agreement or similar arrangement. Neither INT'L.com nor any Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was INT'L.com), and neither INT'L.com nor any Subsidiary has any liability for the Taxes of any Person (other than INT'L.com) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

        (c) Neither INT'L.com nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or
    (ii) any amount for which a deduction would be disallowed or deferred under
    Section 162 or Section 404 of the Code. Neither INT'L.com nor any Subsidiary has agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and INT'L.com will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. Neither INT'L.com nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the Parent Merger Shares is subject to the Tax withholding provisions of

    Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. None of the assets of INT'L.com or any Subsidiary is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of INT'L.com or any Subsidiary directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of INT'L.com or any Subsidiary is "tax-exempt use property" within the meaning of
    Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where INT'L.com or any Subsidiary does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Neither INT'L.com nor any Subsidiary has participated in an international boycott as defined in Section 999 of the Code. None of the shares of outstanding capital stock of INT'L.com or any Subsidiary are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

        (d) There are no liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of INT'L.com or any Subsidiary. The unpaid Taxes of INT'L.com and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheets, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of INT'L.com and its Subsidiaries in filing their Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement).
    Section 3.7 of the INT'L.com Disclosure Schedule sets forth INT'L.com's and each Subsidiary's Tax basis in each of their respective assets. Neither INT'L.com nor any Subsidiary is a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

    3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, from the Balance Sheet Date, there has not been:

        (a) Any transaction involving more than $50,000 entered into by INT'L.com or any Subsidiary other than in the ordinary course of business; any change (or any development or combination of developments of which INT'L.com or any Subsidiary has knowledge which is reasonably likely to result in such a change) in INT'L.com's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to INT'L.com's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of INT'L.com or any Subsidiary due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

        (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of INT'L.com or any Subsidiary, or any repurchase, redemption, retirement or other acquisition by INT'L.com or any Subsidiary of any outstanding shares of capital stock, any INT'L.com Option, or other securities of, or other equity or ownership interests in, INT'L.com or any Subsidiary;

        (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Balance Sheets and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

        (d) Any amendment of any term of any outstanding security of INT'L.com;

        (e) Any incurrence, assumption or guarantee by INT'L.com or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $50,000;

        (f) Any creation or assumption by INT'L.com or any Subsidiary of any Lien on any asset in an aggregate amount exceeding $20,000;

        (g) Any making of any loan, advance or capital contributions to, or investment in, any Person by INT'L.com or any Subsidiary;

        (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

        (i) Any material transaction or commitment made, or any material contract or agreement entered into, by INT'L.com or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) with a value of $100,000 or more or any relinquishment by INT'L.com or any Subsidiary of any contract or other right with a value of $100,000 or more;

        (j) Any (A) grant of any severance or termination pay to any director, officer or employee of INT'L.com or any Subsidiary, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of INT'L.com or any Subsidiary,
    (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of INT'L.com or any Subsidiary in excess of 7% or (E) change in the payment or accrual policy with respect to any of the foregoing;

        (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of INT'L.com or any Material INT'L.com Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of INT'L.com or any Material INT'L.com Subsidiary;

        (l) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which INT'L.com or any Subsidiary is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of INT'L.com or any Subsidiary or phantom stock interest in INT'L.com or any Subsidiary other than issuances of common stock in connection with exercises of employee stock options;

        (m) Any cancellation of any debts or claims or waiver of any rights in an aggregate amount exceeding reserves in the Financial Statements by $50,000 or more;

        (n) Any sale, assignment or transfer of any INT'L.com Intellectual Property, including licenses therefor;

        (o) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000; or

        (p) Any agreement undertaking or commitment to do any of the foregoing.

    3.9 LEASES IN EFFECT. All real property leases and subleases as to which INT'L.com or any Subsidiary is a party and any amendments or modifications thereof are listed in Section 3.9 of the INT'L.com Disclosure Schedule (each a "LEASE" and collectively, the "LEASES") and are valid, in full force and effect and enforceable, and there are no existing defaults on the part of INT'L.com or any Subsidiary, and neither INT'L.com nor any Subsidiary has received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of INT'L.com or any Subsidiary, or, to the knowledge of INT'L.com and its Subsidiaries, any other party thereunder.

    3.10 PERSONAL PROPERTY; REAL ESTATE. (a) INT'L.com has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Balance Sheets or used in INT'L.com's business, except for acquisitions and dispositions since the Balance Sheet Date in the ordinary course of business. The INT'L.com Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by INT'L.com or any Subsidiary in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by INT'L.com in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

        (b) Section 3.10 of the INT'L.com Disclosure Schedule contains a schedule setting forth all real property which is owned or leased by INT'L.com or any Subsidiary, or in which INT'L.com or any Subsidiary has any other right, title or interest. Neither INT'L.com nor any Subsidiary owns any real property. True and complete copies of each lease have been provided to Parent, and such leases constitute the entire understanding relating to INT'L.com's or any Subsidiary's use and occupancy of the leased premises.

        (c) INT'L.com and each Subsidiary has obtained consents for all alterations made as of the Prior Agreement Date to each leased premise described in Section 3.10 of the INT'L Disclosure Schedule and, upon the expiration or earlier termination of the lease or sublease with respect thereto, shall not be obligated to remove any such alterations or restore the premises to the condition they were in prior to the time such alterations were undertaken, except for removal or restoration obligations which individually or in the aggregate do not exceed $25,000. To the knowledge of INT'L.com and its Subsidiaries, the improvements located on the real property described in Section 3.10 of the INT'L.com Disclosure Schedule are not the subject of and neither INT'L.com nor any Subsidiary has received written notice of any official complaint or of a violation of any applicable zoning ordinance or building code. There is no condemnation proceeding pending or, to the knowledge of INT'L.com and its Subsidiaries, threatened against INT'L.com or any Subsidiary and to the knowledge of INT'L.com and its Subsidiaries there are no use or occupancy restrictions on the real property described in Section 3.10 of the INT'L.com Disclosure Schedule.

    3.11 CERTAIN TRANSACTIONS. Except for (a) relationships with INT'L.com or any Subsidiary as an officer, director, or employee thereof (and compensation by INT'L.com or any Subsidiary in consideration of such services) and
(b) relationships with INT'L.com as security holders therein, none of the directors, officers, or stockholders of INT'L.com, or any member of any of their families, is presently a party to, or was a party to during the year preceding the Prior Agreement Date, any transaction, or series of similar transactions, with INT'L.com or any Subsidiary, in which the amount involved exceeds $60,000, including, without limitation, any contract, agreement, or other arrangement
(i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee, but excluding any transaction pursuant to existing employee benefit plans. None of INT'L.com's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of INT'L.com or the Material INT'L.com Subsidiaries, or, to the knowledge of INT'L.com, any material supplier, distributor, or customer of INT'L.com or the Material INT'L.com Subsidiaries, except for the normal rights of a securityholder, and except for rights under existing employee benefit plans.

    3.12 LITIGATION AND OTHER PROCEEDINGS. There is no action, suit, claim, proceeding, or to the knowledge of INT'L.com or any Subsidiary, investigation pending against or, to the knowledge of INT'L.com or any Subsidiary, threatened against INT'L.com or any Subsidiary or any of their respective properties and assets before any court or arbitrator or any Governmental Entity. Neither INT'L.com nor any Subsidiary is subject to any order, writ, judgment, decree, or injunction.

    3.13 NO DEFAULTS. INT'L.com and the Material INT'L.com Subsidiaries are not, nor has INT'L.com or any Material INT'L.com Subsidiary received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Charter Documents; (ii) any judgment, decree, or order applicable to INT'L.com or any Material INT'L.com Subsidiary; or
(iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which INT'L.com or any Material INT'L.com Subsidiary is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which have been validly waived, or which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of INT'L.com.

    3.14 MAJOR CONTRACTS. Neither INT'L.com nor any Material INT'L.com Subsidiary is a party to or subject to:

        (a) Any union contract, or any employment contract or arrangement in effect (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

        (b) Any plan or contract or arrangement, written or oral, providing for non-standard bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

        (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

        (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which INT'L.com has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

        (e) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

        (f) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

        (g) Any license agreement in effect, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

        (h) Any contract or agreement containing covenants purporting to limit INT'L.com's or the Material INT'L.com Subsidiaries' freedom to compete in any line of business in any geographic area; or

        (i) Any contract or agreement not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by INT'L.com of more than $250,000 in the aggregate.

    For purposes of this Section 3.14, a contract, agreement or arrangement shall be considered "in effect" if INT'L.com or any Material Subsidiary shall have any obligations or liabilities pursuant to such contract, agreement or arrangement.

    All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the INT'L.com Disclosure Schedule pursuant to this Section 3.14 are valid and in full force and effect and neither INT'L.com nor any Material INT'L.com Subsidiary has, nor, to the knowledge of INT'L.com and the Material INT'L.com Subsidiaries, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. INT'L.com has delivered to Parent copies of the contracts or agreements, and descriptions of any verbal agreements or arrangements, referred to in this Section 3.14 as in effect on the Prior Agreement Date.

    3.15 MATERIAL REDUCTIONS. None of the parties to any of the contracts identified in the INT'L.com Disclosure Schedule pursuant to Section 3.14 have terminated, or in any way expressed in writing to INT'L.com or any Subsidiary an intent to reduce or terminate the amount of its business with INT'L.com or any Subsidiary in the future.

    3.16 INSURANCE AND BANKING FACILITIES. Section 3.16 of the INT'L.com Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of INT'L.com in force at the Prior Agreement Date (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which INT'L.com has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from INT'L.com with respect to any such contracts of insurance or indemnity have been paid, and neither INT'L.com nor any Material INT'L.com Subsidiary knows of any fact, act, or failure to act which has or could reasonably be expected to cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented or are described in Section 3.16 of the INT'L.com Disclosure Schedule.

    3.17 EMPLOYEES. The INT'L.com Disclosure Schedule sets forth a list as of January 12, 2000 of (a) the names, titles, annual salaries and all bonuses of all salaried employees of INT'L.com and its Subsidiaries (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried employees of INT'L.com and its Subsidiaries. Any persons engaged by INT'L.com as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee that INT'L.com or any Material INT'L.com Subsidiary wishes to retain has stated to INT'L.com or any Material INT'L.com Subsidiary that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of INT'L.com and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Neither INT'L.com nor any Subsidiary is engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. Neither INT'L.com nor any Subsidiary, to the knowledge of INT'L.com and its Subsidiaries, is subject to a union organizing effort. Neither INT'L.com nor any Subsidiary has any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Neither INT'L.com nor any Subsidiary is a party to any pending, or to the knowledge of INT'L.com and its Subsidiaries, threatened, labor dispute. INT'L.com and its Subsidiaries have complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment. There are no claims pending, or, to the knowledge of

INT'L.com and its Subsidiaries, threatened to be brought, in any court or administrative agency by any former or current employees of INT'L.com and its Subsidiaries for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending, or, to the knowledge of INT'L.com and its Subsidiaries, threatened in any court or administrative agency from any current or former employee or any other Person arising out of INT'L.com's or its Subsidiary's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

    3.18 EMPLOYEE BENEFIT PLANS. Each Plan (as defined below) covering active, former, or retired employees of INT'L.com or any Subsidiary is listed in
Section 3.18 of the INT'L.com Disclosure Schedule. "PLAN" means any employee benefit plan as defined in ERISA (as defined below), maintained or contributed to by INT'L.com or any of its Subsidiaries within the past six years, and also includes any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits in existence within the past three years or for which there is an unsatisfied liability. INT'L.com has made available to Parent a copy (or description if no document exists) of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and INT'L.com has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or, if no such determination letter has been received, the form of such Plan complies with the Code's requirements for qualification, except those requirements for which the remedial amendment period has not expired, and no event has occurred which is reasonably likely to threaten the tax-exempt status of such Plan or any trust for such Plan. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules or would not give rise to a material tax or penalty. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or, to the knowledge of INT'L.com and its Subsidiaries, anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) is currently pending against or with respect to any Plan for which there is an unsatisfied liability. All contributions, reserves, or premium payments to the Plan accrued to the Prior Agreement Date have been made or provided for in accordance with prior funding and accrual practices. Within the six year period preceding the Closing Date, neither INT'L.com nor any Subsidiary, nor any entity which is considered one employer with INT'L.com or any Subsidiary under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA, and neither INT'L.com nor any Subsidiary expects to incur any such liability. There are no restrictions on the rights of INT'L.com or any Subsidiary to amend or terminate any Plan, subject to any applicable notice requirements without incurring any liability thereunder other than for benefits accrued prior to the date of termination or amendment. Neither INT'L.com nor any Subsidiary has engaged in and, to the knowledge of INT'L.com and its Subsidiaries, it is not a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no written interpretations of, or announcements (whether or not written) by INT'L.com or any Subsidiary relating to, or change in employee participation or coverage under, any Plan that would increase the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year

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ended prior to the Prior Agreement Date. Neither INT'L.com nor any of its ERISA
affiliates has any liability in respect of post-employment or post-retirement welfare benefits for retired employees of INT'L.com or any Subsidiary. Neither INT'L.com nor any Material INT'L.com Subsidiary nor any of their ERISA Affiliates has any liability with respect to welfare benefits for former employees other than health care continuation benefits required to be provided under applicable law or which do not exceed three months in duration. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

    3.19 CERTAIN AGREEMENTS. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by INT'L.com or any Subsidiary (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of INT'L.com or any Subsidiary under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    3.20 GUARANTEES AND SURETYSHIPS. INT'L.com and its Subsidiaries have no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and INT'L.com and its Subsidiaries have no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

    3.21 BROKERS AND FINDERS. INT'L.com has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will INT'L.com or any Subsidiary owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

    3.22 CERTAIN PAYMENTS. Neither INT'L.com nor any Subsidiary, nor to the knowledge of INT'L.com and its Subsidiaries, any Person acting on behalf of INT'L.com or any Subsidiary has, directly or indirectly, on behalf of or with respect to INT'L.com or any Subsidiary: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of INT'L.com and its Subsidiaries, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

    3.23 ENVIRONMENTAL MATTERS. INT'L.com and its Subsidiaries have complied in all material respects with all applicable federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "ENVIRONMENTAL LAWS"); neither INT'L.com nor any Subsidiary has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("HAZARDOUS MATERIALS"), except for ordinary office and/or office-cleaning supplies, products, equipment, fluids and wastes customarily found, and in quantities customarily found, in a commercial office setting, which have been used in compliance with Environmental Laws; (iii) to the knowledge of INT'L.com and its Subsidiaries there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by INT'L.com; (iv) INT'L.com has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by INT'L.com; and (v) to the knowledge of INT'L.com and its Subsidiaries there are no "Environmental Liabilities". For purposes of this Agreement, "ENVIRONMENTAL LIABILITIES" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to INT'L.com's or its Subsidiary's operations or activities, or any real property at any time owned, operated or leased by INT'L.com or a Subsidiary, or any stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

    3.24  ENFORCEABILITY OF CONTRACTS, ETC.

    (a) No Person that is a party to any contract, agreement, commitment or plan to which INT'L.com or a Subsidiary is a party has a valid defense, on account of non-performance or malfeasance by INT'L.com or a Subsidiary, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

    (b) Neither INT'L.com, nor any Subsidiary, nor to the knowledge of INT'L.com and its Subsidiaries, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which INT'L.com or a Subsidiary is a party, and no event or action has occurred, is pending, or, to the knowledge of INT'L.com and its Subsidiaries, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by INT'L.com or a Subsidiary or, to the knowledge of INT'L.com and its Subsidiaries, any other Person, under any material contract, agreement, arrangement, commitment or plan to which INT'L.com or a Subsidiary is a party.

    3.25 ACCOUNTING MATTERS. To the knowledge of INT'L.com and its Subsidiaries, neither INT'L.com nor any of its Subsidiaries or affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Securities and Exchange Commission (the "Commission").

    3.26 YEAR 2000. All computer and other systems, software (whether embedded or otherwise), hardware and other products owned or licensed by INT'L.com or its Subsidiaries and used in connection with the services provided by INT'L.com or its Subsidiaries and, to the knowledge of INT'L.com and its Subsidiaries, all computer and other systems, software (whether embedded or otherwise), hardware and other products produced by any third party that are licensed by INT'L.com, in each case, have been written, manufactured and tested to be Year 2000 Ready. For purposes of this Agreement, "Year 2000 Ready" shall mean, with respect to any systems, software (whether embedded or otherwise), product, equipment or facility, that such system, product, equipment or facility is capable of correctly processing, providing, receiving and manufacturing the date data within and between the twentieth and twenty-first centuries, and its operations and functionality has not been adversely affected and will not be adversely affected in any material respect as a result of the advent of the Year 2000.

    3.27 DISCLOSURE. Neither the representations or warranties made by INT'L.com in this Agreement, nor the INT'L.com Disclosure Schedule or any other certificate executed and delivered by INT'L.com pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

    3.28 RELIANCE. The foregoing representations and warranties are made by INT'L.com with the knowledge and expectation that Parent and Merger Sub are placing reliance thereon.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Except as set forth in either the documents delivered pursuant to
Section 4.5 or in the disclosure schedule of Parent dated as of the Prior Agreement Date and delivered herewith to INT'L.com (the "PARENT DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates (PROVIDED, HOWEVER, that Parent will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is apparent, and whether or not the Parent Disclosure Schedule is) referred to in a specific section or subsection, Parent and Merger Sub jointly and severally represent and warrant to INT'L.com as follows:

    4.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent. Each Subsidiary of Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, and Merger Sub is recently organized, is in good standing, and has conducted no business activities, other than as contemplated by this Agreement. In this Agreement, "Material Parent Subsidiaries" shall mean the following: Lionbridge Technologies California, Inc., Lionbridge Technologies (Ireland), Inc., Lionbridge Technologies, B.V. and Lionbridge Technologies (France).

    4.2 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued or outstanding or held in Parent's treasury, and 100,000,000 shares of Parent Common Stock, of which, as of November 10, 1999:
(a) 16,287,827 shares were validly issued and outstanding, fully paid and nonassessable and (b) 5,221,201 shares were reserved for issuance pursuant to Parent's stock option and stock purchase plans for its employees and directors. Except for options and rights relating to shares described in clause (b) of the preceding sentence and except as set forth in Section 4.2 of the Parent Disclosure Schedule or the Reports (as defined in Section 4.5), there are no options, warrants or other rights, agreements or commitments or understandings or rights of any character (contingent or otherwise) obligating Parent to issue, deliver or sell or cause to be issued, delivered or sold shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock. All of the outstanding shares of capital stock of each Subsidiary of Parent are owned beneficially and of record by Parent, one of its other Subsidiaries, or any combination thereof, in each case, free and clear of any Liens; and there are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Parent or one of the other Subsidiaries.

        (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.

    4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of Parent and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Parent and Merger Sub and Parent as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to INT'L.com. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms.

    4.4 NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent is a party, or under which Parent or any Material Parent Subsidiary is obligated, or by which Parent or any Material Parent Subsidiary or any of the rights, properties or assets of Parent or any Material Parent Subsidiary are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent or any Material Parent Subsidiary; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent or any Material Parent Subsidiary is a party, or under which Parent or any Material Parent Subsidiary is obligated, or by which Parent or any Material Parent Subsidiary or any of the rights, properties or assets of Parent or any Material Parent Subsidiary are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent or any Material Parent Subsidiary is a party, or under which Parent or any Material Parent Subsidiary may be obligated, or by which Parent or any of the rights, properties or assets of Parent or any Material Parent Subsidiary are, subject or bound.

    4.5 REPORTS AND FINANCIAL STATEMENTS. (a) Parent has previously furnished to INT'L.com true and correct copies of its (i) Prospectus dated as of August 20, 1999 contained in Parent's Registration Statement on Form S-1,
(ii) Quarterly Report on Form 10-Q for the period ended September 30, 1999 (the "RECENT 10-Q") and (iii) all other reports filed by it with the Commission under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since August 20, 1999.

        (b) Parent hereby agrees to furnish to INT'L.com true and correct copies of all reports filed by it with the Commission after the Prior Agreement Date prior to the Closing all in the form (including exhibits) so filed (collectively, the "REPORTS"). As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Prior Agreement Date, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in Parent's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in
    Section 4.5 of the Parent Disclosure Schedule). As of the date of the Recent 10-Q, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Recent 10-Q or Section 4.5 of the Parent Disclosure Schedule, and since the date of the Recent 10-Q, Parent has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Parent in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

    4.6 VALIDITY OF PARENT MERGER SHARES. The Parent Merger Shares to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable.

    4.7  CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.  Except for
(a) the requirements of state securities (or "Blue Sky") laws, (b) the filing and recording of the Merger Documents as provided by the DGCL, (c) the filing of appropriate documents with the Nasdaq Stock Market, (d) the filing of the Proxy Statement, the Form S-4 and a Form 8-K with the Commission, if applicable, and
(e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since September 30, 1999, there has not been any material adverse change in the Business Condition of Parent.

    4.9 LITIGATION AND OTHER PROCEEDINGS. There is no action, suit, claim, proceeding, or to the knowledge of Parent or any Subsidiary investigation pending against or, to the knowledge of Parent or any Subsidiary, threatened against Parent or any Subsidiary or any of their respective properties and assets before any court or arbitrator or any Governmental Entity.

    4.10 DISCLOSURE. Neither the representations or warranties made by Parent in this Agreement, nor the Parent Disclosure Schedule or any other certificate executed and delivered by Parent pursuant to this Agreement, when taken together and with knowledge of the contents of the Reports, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. Prior to the Prior Agreement Date, Parent has disclosed to INT'L.com all material strategic and financing transactions which Parent has taken action in furtherance of and involving Parent or any Parent Subsidiary.

    4.11 RELIANCE. The foregoing representations and warranties are made by Parent with the knowledge and expectation that INT'L.com are placing reliance thereon.

    4.12 BROKERS AND FINDERS. Except for Prudential Securities, Inc., Parent has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement.

    4.13 ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interest" in accordance with generally accepted accounting principles, Accounting Principles board Opinion No. 16 and all published rules, regulations and policies of the Commission.

                                   ARTICLE V
                             COVENANTS OF INT'L.COM

    References in this Article V to INT'L.com shall be deemed to include all Subsidiaries of INT'L.com. During the period from the Prior Agreement Date (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, INT'L.com agrees (except as expressly set forth in Section 5 of the Parent Disclosure Schedule contemplated by this Agreement or otherwise permitted with Parent's prior written consent):

    5.1 CONDUCT OF BUSINESS IN ORDINARY COURSE. INT'L.com will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. INT'L.com will confer on a regular and frequent basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of INT'L.com. The foregoing notwithstanding, INT'L.com will not:

        (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $50,000;

        (b) grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of INT'L.com;

        (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of INT'L.com;

        (d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to INT'L.com;

        (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where INT'L.com in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of INT'L.com's business PROVIDED THAT INT'L.com consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

        (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of INT'L.com's products or services in a manner adverse to INT'L.com;

        (g) accelerate the vesting or otherwise modify any INT'L.com Option, restricted stock or other outstanding rights or other securities other than any acceleration or modification that results from the execution and performance of this Agreement or any of the transactions contemplated hereby;

        (h) take any action which would make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time; or

        (i) agree in writing or otherwise to take any of the foregoing actions.

    5.2  DIVIDENDS, ISSUANCE OF, OR CHANGES IN SECURITIES.  INT'L.com will not:
(i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property),

(ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any INT'L.com Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating INT'L.com to issue any such shares, INT'L.com Voting Debt or other convertible securities except as any of the foregoing is required by Outstanding INT'L.com Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of INT'L.com, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) take any action in furtherance of any of the foregoing.

    5.3  GOVERNING DOCUMENTS.  INT'L.com will not amend its Charter Documents.

    5.4 NO ACQUISITIONS. INT'L.com will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or achieve a comparable effect through any acquisition of assets or securities.

    5.5 NO DISPOSITIONS. INT'L.com will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

    5.6 INDEBTEDNESS. Except as contemplated in Section 2.9(iii), INT'L.com will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

    5.7 COMPENSATION. Except for the actions, adoptions, amendments, modifications, and payments described in Section 5.1(b) of the Parent Disclosure Schedule, INT'L.com will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. INT'L.com will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which INT'L.com is obligated under arrangements existing prior to the Balance Sheet Date to which INT'L.com is a party and which have been disclosed in the INT'L.com Disclosure Schedule.

    5.8 CLAIMS. INT'L.com will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

    5.9 ACCESS TO PROPERTIES AND RECORDS. Subject to contractual and other obligations, INT'L.com will give Parent and its representatives full access, at a place reasonably acceptable to INT'L.com, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of INT'L.com, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent with such financial, technical and operating data and other information pertaining to its business as Parent may request. With INT'L.com's prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with INT'L.com personnel to make appropriate inquiries of third parties in the course of its investigation.

    5.10 BREACH OF REPRESENTATIONS AND WARRANTIES. INT'L.com will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, INT'L.com will give detailed notice thereof to Parent and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

    5.11 CONSENTS. INT'L.com will promptly apply for or otherwise seek and use reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

    5.12 TAX RETURNS. INT'L.com will promptly provide or make available to Parent copies of all tax returns, reports and information statements that have been filed or are filed prior to the Closing Date.

    5.13 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement will have been terminated by either party pursuant to Article X hereof and thereafter subject to Section 10.5, INT'L.com will not (and will use its reasonable best efforts to ensure that none of its officers, directors, stockholders, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of INT'L.com's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION TRANSACTION"), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Parent or its representatives concerning INT'L.com's business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger PROVIDED, HOWEVER, that (a) INT'L.com may furnish or cause to be furnished information concerning INT'L.com and its businesses, properties or assets to a Person, (b) the Company may engage in discussions or negotiations with such Person, (c) following receipt of a proposal or offer for an Acquisition Transaction, may make disclosure to its stockholders and may recommend such proposal or offer to its stockholders and (d) following receipt of a proposal or offer for an Acquisition Transaction the Board of Directors of INT'L.com may enter into an agreement in principle or a definitive agreement with respect to such Acquisition Transaction, but in each case referred to in the foregoing clauses (a) through (d) only to the extent that the Board of Directors of INT'L.com shall conclude in good faith after consultation with outside legal counsel that such action is necessary or appropriate because failure to take such action would be inconsistent with the fiduciary duties owed by the Board of Directors to the stockholders of INT'L.com under applicable law; and PROVIDED, FURTHER, that the Board of Directors of INT'L.com shall not take any of the foregoing actions referred to in clauses (a) through (d) without prior written notice to Parent with respect to such action. In the event that INT'L.com is contacted by any third party expressing an interest in discussing an Acquisition Transaction, INT'L.com will promptly notify Parent of such contact and the identity of the party so contacting INT'L.com.

    5.14 NOTICE OF EVENTS. Throughout the period between the Prior Agreement Date and the Closing, INT'L.com will promptly advise and consult with Parent regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning INT'L.com covered by the representations, warranties and covenants of INT'L.com contained in this Agreement.

    5.15 REASONABLE BEST EFFORTS. INT'L.com will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

    5.16 INSURANCE. INT'L.com will use its reasonable best efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the

INT'L.com Disclosure Schedule, and INT'L.com will promptly notify Parent in writing of any changes in such insurance coverage occurring prior to the Effective Time.

    5.17 FINANCIAL STATEMENTS. INT'L.com will use its reasonable best efforts to deliver to Parent audited consolidated balance sheets as of December 31, 1997, December 31, 1998 and December 31, 1999 and audited consolidated statements of income and consolidated cash flows for the twelve months ended December 31, 1997, December 31, 1998 and December 31, 1999 no later than February 28, 2000.

    5.18 CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENTS. INT'L.com shall use its reasonable best efforts to cause each officer and employee of INT'L.com and its Subsidiaries to enter into a confidentiality and assignment of inventions agreement substantially in the form of such agreement used by Parent and its Subsidiaries in the country in which such officer or employee performs services for INT'L.com. Any officer or employee of INT'L.com or any Subsidiary who has not entered into such agreement shall have been terminated by INT'L.com or such Subsidiary prior to the Closing.

                                   ARTICLE VI
                              COVENANTS OF PARENT

    During the period from the Prior Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent and Merger Sub agree (except as expressly contemplated by this Agreement or with INT'L.com's prior written consent):

    6.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Parent nor Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article IV or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed notice thereof to INT'L.com and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

    6.2 ADDITIONAL INFORMATION; ACCESS. Parent will provide INT'L.com and its stockholders with the information relating to Parent referred to in Section 4.5 and the information relating to Parent to be included in the Form S-4. In addition, Parent will afford to INT'L.com and to its counsel and to the persons expected to become stockholders of Parent pursuant to the Merger access throughout the period prior to the Effective Time to its senior management and all other information concerning Parent as INT'L.com or such stockholder may reasonably request. Such stockholders will also be afforded the opportunity to ask questions and to receive accurate and complete answers from Parent concerning the terms and conditions of the Merger and the issuance of the Parent Merger Shares pursuant thereto.

    6.3 CONSENTS. Parent will promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals, and make all filings, required with respect to the consummation of the Merger.

    6.4 REASONABLE BEST EFFORTS. Each of Parent and Merger Sub will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

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
    6.5 OFFICERS AND DIRECTORS. Parent agrees that all rights to indemnification and all limitations on liability existing on the Prior Agreement Date in favor of, or for the benefit of, the present or former officers and directors of INT'L.com and its Subsidiaries with respect to actions taken in their capacities as directors or officers of INT'L.com or such INT'L.com Subsidiary prior to the Effective Time as provided in the Charter Documents of INT'L.com will survive the Merger and continue in full force and effect following the Effective Time and will not be modified by Parent. Notwithstanding the foregoing, the provisions of such Charter Documents will have no effect on the obligations of any stockholders of INT'L.com pursuant to Article IX of this Agreement or the Escrow Agreement.

    6.6 NASDAQ NATIONAL MARKET LISTING. Parent will promptly prepare and submit a NASDAQ listing application and will use its reasonable best efforts to cause the Parent Merger Shares to be authorized for trading on the Nasdaq National Market as soon as practicable.

    6.7 NOTICE OF EVENTS. Throughout the period between the Prior Agreement Date and the Closing, Parent will promptly advise and consult with INT'L.com regarding any and all material adverse change to the representations, warranties and covenants of Parent and Merger Sub contained in this Agreement and will disclose to INT'L.com all material strategic and financing transactions which Parent takes action in furtherance of which involve Parent or any Parent Subsidiary.

    6.8 THIRD PARTY BENEFICIARIES. Section 6.5 will survive the consummation of the Merger, is intended to benefit the stockholders of INT'L.com that receive Parent Merger Shares (the "NEW PARENT STOCKHOLDERS") and the present and former officers and directors of INT'L.com and its Subsidiaries, will be binding on Parent and its successors and assigns, and will be enforceable by the officers and directors of INT'L.com and the New Parent Stockholders.

    6.9 DIRECTORS OF PARENT. Prior to the date of the mailing of the Proxy Statement, Parent shall nominate Roger Jeanty to serve as a director of Parent in accordance with the policies for directors of Parent, and Parent shall take such action as is necessary to cause such person to become a director of Parent effective as of the Effective Time.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    In addition to the foregoing, Parent, Merger Sub, and INT'L.com each agree to take the following actions after the execution of this Agreement.

    7.1 PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS MEETING. (a) INT'L.com shall use its reasonable best efforts to hold one or more special meetings of stockholders in accordance with the applicable requirements of the DGCL and to obtain the INT'L.com Requisite Stockholder Approval to enable the Merger to be effective on the Closing Date (determined without regard to the condition to closing in Section 8.2(h)). Parent shall use its reasonable best efforts to hold one or more special meetings of stockholders to obtain the approval of the issuance of its shares in connection with the Merger by the stockholders of Parent as required by the rules of the Nasdaq Stock Market and in accordance with the applicable requirements of the DCGL. In connection with obtaining the approval of its stockholders, Parent shall prepare, with the assistance and cooperation of INT'L.com, a Registration Statement on Form S-4 (the "FORM S-4"). The Form S-4 shall constitute a joint proxy and a prospectus and shall be used for purposes of offering the Parent Merger Shares to the stockholders of INT'L.com, soliciting proxies from such stockholders for the purpose of obtaining the INT'L.com Requisite Stockholder Approval and soliciting proxies from stockholders of Parent for the purposes of obtaining approval of the issuance of its shares in connection with the Merger by the stockholders of Parent (such proxy/ prospectus statement, together with the accompanying letter to stockholders, notice of meeting and form of proxy shall be referred to herein as the "Proxy Statement"). INT'L.com agrees to fully cooperate with Parent in the preparation of the Form S-4, and shall, upon request, furnish

Parent with all information concerning it and its affiliates, directors, officers and stockholders as Parent may reasonably request in connection with the preparation of the Form S-4. INT'L.com shall prepare the portions of the Form S-4, relating to INT'L.com and its subsidiaries including but not limited to financial information, management of INT'L.com, description of INT'L.com's business, executive compensation of the INT'L.com, the recommendation of INT'L.com's Board of Directors, appraisal rights, risk factors relating to INT'L.com, and INT'L.com portions of background of the Merger, reasons for the Merger, interests of certain persons in the Merger and security ownership of certain beneficial owners and management. INT'L.com shall also prepare the disclosure concerning all payments which in the absence of stockholder approval would be "Parachute Payments" as defined in Code Section 280G(b)(2), which shall be in form and substance satisfactory to Parent and its counsel, to satisfy all requirements applicable to INT'L.com of applicable state and federal securities laws, the DGCL and Code Section 280G(b)(5)(B) and the regulations thereunder. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent and no amendment or supplement to the Proxy Statement will be made by Parent or INT'L.com without providing the other party the opportunity to review and comment thereon. Parent will advise INT'L.com, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Merger Shares for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information. If at any time prior to the Effective Time any information relating to Parent or INT'L.com or any of their respective affiliates, officers or directors, should be discovered by the Parent or INT'L.com which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission, and to the extent required by law, disseminated to the stockholders of Parent and INT'L.com. If the Commission requires a Tax opinion in connection with the filing of the Form S-4, INT'L.com shall cause Neal, Gerber & Eisenberg, counsel to INT'L.com, to provide such opinion in the form required by the Commission. The issuance of such opinion shall be conditioned upon the receipt by Neal, Gerber & Eisenberg of customary representation letters from each of INT'L.com and Parent in a form reasonably agreed to by the parties.

        (b) Parent shall file the Form S-4 with the Commission and shall, with the assistance of INT'L.com, promptly respond to any comments from the Commission on the Form S-4 and shall otherwise use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly practicable. Promptly following such time as the Form S-4 is declared effective, INT'L.com shall distribute the Proxy Statement to its stockholders and Parent shall distribute the Proxy Statement to its stockholders. Parent shall comply with all applicable provisions of and rules under the Securities Act and the Exchange Act and state securities laws in the preparation and filing of the S-4 Registration Statement, the offering and issuance of the Parent Merger Shares, the filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the special meeting of stockholders of Parent. Parent shall also ensure that any Form S-4 filed by Parent does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that Parent shall not be responsible for the accuracy and completeness of information relating to INT'L.com or any of its subsidiaries or any other information furnished by INT'L.com specifically for inclusion in the S-4 Registration Statement).

        (c) INT'L.com shall ensure that the Proxy Statement does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made, under the circumstances under which it is made, not misleading (provided that INT'L.com shall not be responsible for the accuracy or completeness of any information relating to Parent or any of its Subsidiaries or furnished by Parent specifically for inclusion in the Proxy Statement).

        (d) INT'L.com, acting through its Board of Directors, shall include in the Proxy Statement the unanimous recommendation of its Board of Directors eligible to vote on such matters that its stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors of INT'L.com concludes in good faith, after consultation with its outside legal counsel, that fulfilling the obligations in the foregoing sentence would violate the fiduciary duties of the Board of Directors under applicable law; PROVIDED, HOWEVER, that nothing shall limit the obligation of INT'L.com to otherwise use its reasonable best efforts to fulfill all of its obligations under this Agreement, including without limitation, INT'L.com's obligations under Section 7.1(a) and (c).

        (e) Parent, acting through its Board of Directors, shall include in the Proxy Statement the unanimous recommendation of its Board of Directors eligible to vote on such matters that the stockholders of Parent vote in favor of the issuance of its shares in connection with the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that fulfilling the obligations in the foregoing sentence would violate the fiduciary duties of the Board of Directors under applicable law; PROVIDED, HOWEVER, that nothing shall limit the obligation of the Parent to otherwise use its reasonable best efforts to fulfill all of its obligations under this Agreement, including without limitation, Parent's obligations under Section 7.1 (a) and (b).

        (f) All resales of shares of Parent Common Stock by each INT'L.com Affiliate (as defined in Section 7.8(b)) will be subject to the restrictions imposed by the third restated registration rights agreement of Parent (the "REGISTRATION RIGHTS AGREEMENT") in the form attached as Exhibit 7.1, which will be entered into by the INT'L.com Affiliates. Parent will be entitled to place the legends as referred to in the Registration Rights Agreement on each certificate evidencing any shares of Parent Common Stock to be received by the INT'L Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock consistent with the terms of the Registration Rights Agreement.

    7.2 LEGAL CONDITIONS TO THE MERGER. Each of Parent, Merger Sub, and INT'L.com will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, Merger Sub and INT'L.com will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by INT'L.com, Merger Sub, or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

    7.3  EMPLOYEE BENEFITS.  Nothing contained herein will, subject to
Section 6.5, be considered as requiring INT'L.com or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with INT'L.com or employment with Parent is not offered or implied for any other employees of INT'L.com

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and any continuation of employment with INT'L.com after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment. Parent agrees that it will cause Merger Sub to comply with the WARN Act, to the extent applicable to INT'l.com and its Subsidiaries in connection with actions taken at and after the Effective Time.

    7.4 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; PROVIDED, HOWEVER, that any such expenses incurred by INT'L.com in excess of $400,000 shall be borne by the stockholders of INT'L.com (without regard to Section 9.4) through the determination of the Modified Share Amount as set forth in
Section 2.1(d); PROVIDED, FURTHER, that INT'L.com will itemize any such investment banking, legal and accounting expenses of INT'L.com prior to Closing and provide Parent with an invoice and certification from all organizations providing such services at the Closing in a form reasonably acceptable to Parent; and PROVIDED, FURTHER, that the provisions of this Section 7.4 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement.

    7.5 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of INT'L.com, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, INT'L.com will deliver to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

    7.6 PUBLIC ANNOUNCEMENTS. Neither Parent nor INT'L.com will directly or indirectly disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Parent determines in good faith to be required by applicable law after consultation with INT'L.com) without the prior written agreement of the other parties.

    7.7 CONFIDENTIALITY. INT'L.com and Parent have entered into a Mutual Nondisclosure Agreement dated October 7, 1999 concerning each party's obligations to protect the confidential information of the other party. INT'L.com and Parent each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article X hereof, Parent will, and will cause its accountants, counsel and other representatives to deliver to INT'L.com all documents and other material, and all copies thereof, obtained by Parent or on its behalf from INT'L.com in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article X hereof, INT'L.com will, and will cause its accountants, counsel and other representatives to, deliver to Parent all documents and other material, and all copies thereof, obtained by INT'L.com or by an officer, director or representative of INT'L.com from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

    7.8  POOLING.

        (a) Parent, the Merger Sub and INT'L.com will use all reasonable best efforts, will cooperate fully and will take all actions as are reasonably necessary to allow the Merger and other transactions contemplated by this Agreement to be accounted for as a "pooling of interests" in accordance with United States generally accepted accounting principles and applicable rules and regulations of the Commission.

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
        (b) INT'L.com has delivered to Parent prior to the Prior Agreement Date a letter from INT'L.com, prepared after consultation with its counsel, that identifies all persons it believes may be "affiliates" of INT'L.com, as such term is used in Rule 145 under the Securities Act and applicable accounting pronouncements of the Commission (each such Person, an "INT'L.COM AFFILIATE"). Each such INT'L.com Affiliate has executed and delivered to Parent a written agreement (an "INT'L.COM AFFILIATE AGREEMENT") in the form of EXHIBIT 7.8(B) hereto to the effect that such INT'L.com Affiliate
    (i) has not made and will not make any disposition of any shares of INT'L.com Common Stock or INT'L.com Preferred Stock or other securities of INT'L.com in the 30-day period prior to the Effective Time, and (ii) will not make any disposition of any of the Parent Merger Shares to be received by such Person after the Effective Time until Parent shall have publicly released a report including the combined financial results of Parent and INT'L.com for a period of at least 30 days of combined operations of Parent and INT'L.com.

        (c) Section 7.8(c) of the Parent Disclosure Schedule identifies each executive officer and director of Parent (each such Person, a "PARENT AFFILIATE"). Each such Parent Affiliate has executed and delivered to INT'L.com a written agreement (a "PARENT AFFILIATE AGREEMENT") in the form of EXHIBIT 7.8(C) hereto to the effect that such Parent Affiliate (i) has not made and will not make any disposition of any shares of Parent Common Stock in the 30-day period prior to the Effective Time, and (ii) will not make any disposition of any shares of Parent Common Stock owned by such person until Parent shall have publicly released a report including the combined financial results of Parent and INT'L.com for a period of at least 30 days of combined operations of Parent and INT'L.com.

    7.9 INT'L.COM VOTING AGREEMENT. Simultaneous with the execution of the Prior Agreement, INT'L.com caused the voting agreement in the form attached as
EXHIBIT 7.9 (the "INT'L.COM VOTING AGREEMENT") to be executed by all directors, officers, affiliates and holders of 5% of the capital stock of INT'L.com and their affiliates holding in the aggregate at least 60% of the Outstanding INT'L.com Shares and at least 80% of each of the Outstanding INT'L.com Series C Shares and the Outstanding INT'L.com Series D Shares, and to be delivered to Parent.

    7.10 PARENT VOTING AGREEMENT. Simultaneous with the execution of the Prior Agreement, Parent caused the voting agreement in the form attached as
EXHIBIT 7.10 (the "PARENT VOTING AGREEMENT") to be executed by all directors and officers of Parent and their affiliates holding in the aggregate at least 60% of the Parent shares of Parent Common Stock outstanding on the Prior Agreement Date, and to be delivered to INT'L.com.

    7.11 HART-SCOTT-RODINO FILING. If and to the extent applicable, Parent and INT'L.com agree to file, and to cause any other Person obligated to do so as a result of such person's stock holdings in Parent or INT'L.com, a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (collectively, the "HSR ACT") with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and to use its and their reasonable best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein.

    7.12 BOARD OF DIRECTORS MEETINGS. After the Closing of the Merger, for as long as Cornerstone Equity Investors IV, L.P. holds at least one-half of the Parent Merger Shares issued to them in connection with the Merger, Parent shall permit one (1) representative of Cornerstone Equity Investors IV, L.P. (the "CORNERSTONE OBSERVER") to attend, in a non-voting observer capacity, each meeting of the Board of Directors of Parent and each meeting of any committee thereof and to participate in all discussions during each such meeting. Parent shall send to the Cornerstone Observer notice of the time and place of any such meeting, in the same manner and at the same time as notice is sent to its directors. Parent shall also provide to the Cornerstone Observer copies of all notices, reports, minutes,

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
contracts and other documents, at the time and in the same manner as such documents are provided to the Board of Directors of Parent, unless the Board of Directors or management of Parent shall determine that delivery of such notice and/or materials to the Cornerstone Observer may be detrimental to Parent. Upon the request of the Board of Directors of the Company, the Cornerstone Observer will excuse himself from any portion of Board or committee meetings if the Board of Directors shall determine that the Cornerstone Observer's presence may violate the attorney-client privilege or may create a conflict of interest or may be otherwise detrimental to Parent. Any materials furnished to the Cornerstone Observer and the discussions and presentations in connection with or at any meeting shall be considered confidential information and the Cornerstone Observer will keep such materials and discussions confidential and will not disclose or divulge such materials and discussions to any third party.

    7.13 EMPLOYMENT, CONSULTING AND NONCOMPETITION AGREEMENTS. Simultaneous with the execution of the Prior Agreement, INT'L.com will cause each of Roger Jeanty, [Steven Fingerhood] and Jonathan Clark to execute employment or consulting and/or non-competition agreements with Parent to become effective at the Effective Time in the form provided by Parent to INT'L.com.

    7.14 INT'L.COM CONVERSION. Simultaneous with the execution of the Prior Agreement, INT'L.com caused the conversion notice in the form attached as
EXHIBIT 7.14 to be executed by the holders of INT'L.com Series A Preferred Stock who, together with the parties executing an INT'L.com Voting Agreement, hold at least 51% of the outstanding shares of INT'L.com Series A Preferred Stock and by the holders of INT'L.com Series B Preferred Stock who, together with the parties executing an INT'L.com Voting Agreement, hold at least 51% of the outstanding shares of INT'L.com Series B Preferred Stock, INT'L.com shall cause such notices to be delivered to Parent. INT'L.com hereby elects that all outstanding shares of INT'L.com Series A Preferred Stock and all of the outstanding shares of INT'L.com Series B Preferred Stock be converted to shares of INT'L.com Series A Common Stock immediately prior to the Effective Time.

    7.15 DEBT ADJUSTMENTS. In the event INT'L.com or its Subsidiaries shall breach the covenants in Section 5.6 hereof, the aggregate amount of all breaches of such Section 5.6 shall be deemed to be the "Debt Adjustment Amount" for purposes of this Agreement. "Debt Payment Shares" shall mean a number of shares of Parent Common Stock determined by dividing the Debt Adjustment Amount plus any accrued interest on such amount as of the Closing by the Parent Average Closing Price.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

    8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions unless waived:

        (a) GOVERNMENTAL APPROVALS. Other than the filing of the Merger Documents with the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or INT'L.com. If and to the extent applicable, the filing and waiting period requirements under the HSR Act will have been complied with and will have expired or terminated.

        (b) NO RESTRAINTS. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or

    Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

        (c) PARENT STOCKHOLDER APPROVAL. The issuances of the shares of Parent Common Stock in connection with the Merger will have been approved by the requisite vote of the stockholders of Parent.

        (d) QUOTATION. The shares of Parent Common Stock issuable to INT'L.com's stockholders as contemplated by this Agreement shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

        (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (f) PARENT POOLING LETTER. Parent will have received a letter dated immediately prior to the Closing Date from PricewaterhouseCoopers LLP, Parent's independent accountants, to the effect that such firm concurs with Parent's management that no conditions exist that would preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with United States generally accepted accounting principles and applicable rules and regulations of the Commission and Parent shall have delivered a copy of such letter to INT'L.com.

        (g) INT'L.COM POOLING LETTER. Arthur Andersen LLP shall have delivered to INT'L.com a letter dated immediately prior to the Closing Date to the effect that INT'L.com is "poolable" for accounting purposes under Accounting Principles Board Opinion No. 16, United States generally accepted accounting principles and applicable rules and regulations of the Commission and INT'L.com shall have delivered a copy of such letter to Parent.

    8.2 CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

        (a) REPRESENTATIONS AND WARRANTIES OF INT'L.COM. The representations and warranties of INT'L.com set forth in this Agreement will be true and correct in all material respects as of the Prior Agreement Date and as of the Closing Date as though made on and as of the Closing Date, except
    (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken pursuant to this Agreement or at the direction of or after consultation with and written concurrence of Parent, (iii) for representations and warranties specifically limited to an earlier date(s) and (iv) for breaches which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of INT'L.com. Parent will have received a certificate signed by the chief executive officer and the chief financial officer of INT'L.com to such effect on the Closing Date.

        (b) PERFORMANCE OF OBLIGATIONS OF INT'L.COM. INT'L.com will have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent and (iii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of INT'L.com; provided, that INT'L.com hereby acknowledges and agrees that any breaches of the covenants set forth in
    Section 5.6 hereof which individually or in the aggregate exceed $1,000,000 will be deemed for purposes of this Section 8.2(b) to have a material adverse effect on the Business Condition of INT'L.com. Parent will have received a certificate signed by the chief executive officer and the chief financial officer of INT'L.com to such effect on the Closing Date.

        (c) ESCROW AGREEMENTS. Parent will have received from INT'L.com and the Indemnification Representative a duly executed Escrow Agreement.

        (d) LEGAL ACTION. There will not be pending or threatened in writing any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to prohibit the consummation of the transactions contemplated by this Agreement; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of INT'L.com's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or INT'L.com's business or assets as a result of the transactions contemplated by the Agreement which, in any such case described in this clause (ii), if successful would have a material adverse effect on the Business Condition of INT'L.com.

        (e) OPINION OF COUNSEL. Parent will have received an opinion dated as of the Closing Date of Neal, Gerber & Eisenberg, counsel to INT'L.com, covering the matters set forth in EXHIBIT 8.2.

        (f) CONSENTS. Parent will have received duly executed copies of all Consents specified in Section 3.4 of the INT'L.com Disclosure Schedule except where the failure to receive any such Consent either individually or together with all other failures to receive a Consent would not have a material adverse effect on the Business Condition of INT'L.com, and there will not be any Consents which are required to be disclosed in INT'L.com Disclosure Schedule which have not been so disclosed, and have not been received, if the failure to receive such Consents would have a material adverse effect on the Business Condition of INT'L.com, in each case except for such thereof as Parent and INT'L.com will have agreed in writing will not be obtained.

        (g) TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of INT'L.com will have been terminated or waived or satisfied as of the Closing.

        (h) STOCKHOLDER APPROVALS. This Agreement and the Merger will have been approved by stockholders of INT'L.com holding at least ninety percent (90%) of the voting power of the Outstanding INT'L.com Shares.

        (i) TERMINATION OF 401K PLAN. The INT'L.com Board of Directors will have passed and not rescinded resolutions satisfactory to Parent's counsel effectively terminating INT'L.com's 401(k) Plan immediately prior to the Closing.

        (j) CORPORATE PROCEEDINGS SATISFACTORY. All corporate and other proceedings to be taken by INT'L.com in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Parent and its counsel, and Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

        (k) LETTER FROM ARTHUR ANDERSEN. The Parent shall have received a letter dated as of a date not more than two days prior to the date that the Form S-4 is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Arthur Andersen LLP, auditors for INT'L.com, addressed to Parent in a customary form reasonably satisfactory to Parent, containing statements and information of the type ordinarily included in an accountants' "comfort letters" with respect to the financial statements and financial information of INT'L.com included in the Form S-4.

        (l) INT'L.COM NOTES AND INT'L.COM BRIDGE NOTES. The INT'L.com Notes and INT'L.com Bridge Notes will have been cancelled and be of no further force and effect.

        (m) REGISTRATION RIGHTS AGREEMENT. Parent will have received an executed Registration Rights Agreement from the INT'L.com Affiliates.

        (n) TERMINATION OF CERTAIN AGREEMENT AND ARRANGEMENTS. The agreements and arrangements described in Section 8.2(n) of the INT'L.com Disclosure Schedule will have been terminated with no liability to INT'L.com and evidence of such termination will have been delivered to Parent.

    8.3 CONDITIONS OF OBLIGATION OF INT'L.COM. The obligation of INT'L.com to effect the Merger is subject to the satisfaction of the following conditions unless waived by INT'L.com:

        (a) REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the Prior Agreement Date and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement,
    (ii) as a result of actions taken or not taken pursuant to this Agreement,
    (iii) for representations and warranties specifically limited to an earlier date(s) and (iv) for breaches which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Parent. INT'L.com will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect on the Closing Date.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub will have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except
    (i) as otherwise contemplated or permitted by this Agreement, and (ii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Parent. INT'L.com will have received a certificate signed on behalf of Parent by officers of Parent to such effect on the Closing Date.

        (c) OPINION OF PARENT'S COUNSEL. INT'L.com have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, substantially in the form attached as EXHIBIT 8.3.

        (d) STOCKHOLDER APPROVAL. This Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of Merger Sub, as required by the DGCL and Merger Sub's Certificate of Incorporation (the "REQUISITE STOCKHOLDER APPROVAL").

        (e) ESCROW AGREEMENT. Parent shall have duly executed and delivered the Escrow Agreement.

        (f) TAX-FREE REORGANIZATION. INT'L.com shall have received a written opinion from Neal, Gerber & Eisenberg to the effect that the Merger should constitute a reorganization within the meaning of Section 368 of the Code. In preparing such tax opinion, counsel may rely on reasonable assumptions and reasonable written representations from Parent and INT'L.com and their respective officers relating thereto.

        (g) LEGAL ACTION. There will not be pending or threatened in writing any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to prohibit the consummation of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of INT'L.com in the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that INT'L.com will automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

        (h) BOARD OF DIRECTORS. Roger Jeanty shall have been elected as a member of the Board of Directors of Parent.

        (i) REGISTRATION RIGHTS AGREEMENT. Parent and any other party required to execute the Registration Rights Agreement shall have duly executed and delivered the Registration Rights Agreement to Cornerstone and Dakota.

                                   ARTICLE IX

                                INDEMNIFICATION

    9.1 INDEMNIFICATION RELATING TO AGREEMENT. Subject to Sections 9.3 and 9.5, as an integral term of the Merger, all stockholders of INT'L.com who accept the Parent Merger Shares and execute the Escrow Agreement (which is a condition to receiving such consideration), severally and not jointly, hereby agree to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in Section 9.3 ("INDEMNIFIABLE AMOUNTS"), of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that constitutes a breach, by INT'L.com of any representation or warranty of INT'L.com contained in this Agreement or in any certificate or other document delivered to Parent pursuant to this Agreement, other than any breach or related claim in respect of actions taken or not taken pursuant to this Agreement or at the written direction of or after consultation with and written concurrence of Parent and (ii) the failure, partial or total, of INT'L.com or any Subsidiary to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim in respect of actions taken or not taken pursuant to this Agreement or at the written direction of or after consultation with and written concurrence of Parent. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of INT'L.com or any Subsidiary, and no stockholder of INT'L.com will be entitled to any indemnification from INT'L.com or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Parent or the Surviving Corporation for indemnification payments made by or for the account of the stockholders of INT'L.com. Notwithstanding any provision in this Agreement to the contrary, Indemnifiable Amounts shall not include (i) any lost profits, lost revenues or lost business opportunities, or (ii) any amounts which shall have been recovered by Parent under any insurance policies.

    9.2 THIRD PARTY CLAIMS. With respect to any claims or demands by third parties as to which Parent may seek indemnification hereunder whenever Parent will have received a written notice that such a claim or demand has been asserted or threatened, Parent will promptly notify the "Indemnification Representative" (as designated in the Escrow Agreement) of such claim or demand and of the facts within Parent's knowledge that relate thereto. The Indemnification Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, reasonably satisfactory to Parent, and solely at the Indemnification Representative's own cost and expense, which costs and expenses will be reimbursed pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Indemnification Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld. Without limiting Parent's rights to object for other reasons, Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. If the Indemnification Representative gives notice to Parent within thirty (30) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, that the Indemnification Representative elects to have Parent defend, contest, negotiate, or settle any such claim or demand, then Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article IX as to any Indemnifiable Amounts; PROVIDED, HOWEVER, that Parent will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld. If the Indemnification Representative fails to give written notice to Parent of his intention to contest or settle any such claim or demand within thirty (30) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representative within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article IX as to any Indemnifiable Amounts. The adoption of this Agreement by the stockholders of INT'L.com will also constitute their approval of the Indemnification Representative.

    9.3 LIMITATIONS. Notwithstanding any other provision in this Article IX, Parent will be entitled to indemnification pursuant to this Article IX only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article IX disregarding any qualification in any representation or warranty as to "materially" or "material" or "material adverse effect") exceed Five Hundred Thousand Dollars ($500,000) (the "THRESHOLD AMOUNT") PROVIDED THAT at such time as the amount to which Parent is entitled to be indemnified exceeds the Threshold Amount, Parent shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount. For purposes of indemnification under this Agreement, each Parent Merger Share shall at all times be valued at the Parent Average Closing Price. The aggregate amount to which Parent will be entitled to be indemnified pursuant to this
Article IX will not exceed a dollar amount equal to the value of the aggregate number of Escrow Shares held in escrow pursuant to the terms of the Escrow Agreement valued at the Parent Average Closing Price per share, and the liability of any single stockholder for indemnification obligations pursuant to this Article IX shall be limited to such stockholder's PRO RATA share of any Indemnifiable Amounts based on the number of Escrow Shares deposited in escrow by such stockholder relative to the aggregate number of Escrow Shares and the aggregate liability of any single stockholder for indemnification obligations pursuant to this Article IX shall be equal to a dollar amount equal to the Parent Average Closing Price multiplied by the aggregate number of Escrow Shares deposited in escrow by such stockholder; PROVIDED, HOWEVER, that there will be no limitation on the obligations of any person for Indemnifiable Amounts arising out of criminal activity or fraud by such person, including, without limitation, any actions in such person's capacity as an employee, officer or director of INT'L.com or its Subsidiaries, or for any stockholder of INT'L.com for breaches of any representation or warranty contained in the Letter of Transmittal delivered by such stockholder.

    9.4  BINDING EFFECT.  The indemnification obligations contained in this
Article IX are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

    9.5 TIME LIMIT. The representations, warranties, covenants and agreements of INT'L.com set forth in this Agreement and the certificates and schedules executed or delivered pursuant to this Agreement will survive the Closing for one year; PROVIDED, HOWEVER, that claims relating to the representations and warranties in Sections 3.6(a) and (b) may be made only on or before the date that Parent publishes audited financial results for the year ended December 31, 2000 covering combined operations of Parent and INT'L.com.

    9.6 SOLE REMEDY. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article IX and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any stockholder of INT'L.com, in such stockholder's capacity as such, to) Parent, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to any breach of representations, warranties, covenants and agreements of INT'L.com set forth in this Agreement and the certificates and schedules executed or delivered by it pursuant to this Agreement.

                                   ARTICLE X

                                  TERMINATION

    10.1 MUTUAL AGREEMENT. THIS AGREEMENT MAY BE TERMINATED AT ANY TIME PRIOR TO THE EFFECTIVE TIME BY THE WRITTEN CONSENT OF PARENT AND INT'L.COM.

    10.2 TERMINATION BY PARENT. This Agreement may be terminated by Parent (PROVIDED THAT it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to INT'L.com, if there has been a material breach by INT'L.com or any Subsidiary of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would in Parent's reasonable opinion render it impossible for INT'L.com to satisfy the closing conditions contained in Section 8.2 and has not been cured within twenty
(20) business days following receipt by INT'L.com of notice of such breach.

    10.3 TERMINATION BY INT'L.COM. (a) This Agreement may be terminated by INT'L.com by means of written notice to Parent and payment of the Termination Fee (as defined below) if it has fulfilled its obligations under Section 7.1(a) and (c) hereof but has failed to obtain the INT'L.com Requisite Stockholder Approval. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent and any termination pursuant to this Section 10.3(a) shall only be effective upon receipt of the Termination Fee in such account. The "Termination Fee" shall be a dollar amount equal to 5% of the result of multiplying (i) the Parent Average Closing Price by (ii) the number of Parent Merger Shares that would have been issuable by Parent if the Closing had occurred on the date of such termination, assuming that there were no Excluded Shares, no Series C Excluded Shares and no Series D Excluded Shares and that all Outstanding INT'L.com Options were exercised immediately prior to such date.

    (b) This Agreement may also be terminated by INT'L.com (PROVIDED THAT it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Parent, if there has been a material breach by Parent or any Subsidiary of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would in INT'L.com's reasonable opinion render it impossible for INT'L.com to satisfy the closing conditions contained in Section 8.3 and has not been cured within twenty (20) business days following receipt by Parent of notice of such breach,

    10.4 OUTSIDE DATE. This Agreement may be terminated by Parent alone or by INT'L.com alone by means of written notice if the Effective Time does not occur on or prior to June 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

    10.5 EFFECT OF TERMINATION. In the event of termination of this Agreement by either INT'L.com or Parent as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, INT'L.com, Merger Sub or their respective officers or directors, except that (i) the provisions of Sections 7.4, 7.6, 7.7 and 11.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

    11.1 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

    11.2 GOVERNING LAW; CONSENT TO JURISDICTION. The Merger and this Agreement will be governed by the internal laws of the State of Delaware. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby may be commenced only in the state or federal courts in the State of Delaware. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

    11.3 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

IF TO PARENT OR MERGER SUB:                    Lionbridge Technologies, Inc.
                                               950 Winter Street
                                               Waltham, Massachusetts 02451
                                               Attention: Rory J. Cowan
                                               Telephone No.: (781) 434-6000
                                               Fax No.: (781) 434-6034

                                               WITH COPIES TO:
                                               Testa, Hurwitz & Thibeault, LLP
                                               125 High Street
                                               Boston, Massachusetts 02110
                                               Attention: George W. Lloyd, Esq. &
                                                        Kathy A. Fields, Esq.
                                               Telephone No.: (617) 248-7000
                                               Fax No.: (617) 248-7100

IF TO INT'L.COM:                               INT'L.com, Inc.
                                               492 Old Connecticut Path
                                               Framingham, Massachusetts 01701
                                               Attention: Chief Executive Officer
                                               Telephone No.: (508) 620-3900
                                               Fax No.: (508) 620-3999

                                               WITH COPIES TO:
                                               INT'L.com, Inc.
                                               301 Mission Street, Suite 350
                                               San Francisco, CA 94105
                                               Attention: Steven L. Fingerhood
                                               Telephone No.: (415) 546-6895
                                               Fax No.: (415) 495-4926

                                               Cornerstone Equity IV, L.P.
                                               717 Fifth Avenue, Suite 1100
                                               New York, NY 10022
                                               Attention: Michael Najjar
                                               Telephone: (212) 207-2372
                                               Fax No.: (212) 826-6798
                                               Dakota/EGI, LLC
                                               c/o Equity Group Investments
                                               Two N. Riverside Plaza
                                               Suite 700
                                               Chicago, IL 60606
                                               Attn: Alisa Singer, Esq.
                                               Telephone: (312) 466-3196
                                               Fax No: (312) 454-0335
                                               Neal, Gerber & Eisenberg
                                               Two North LaSalle Street, Suite 2200
                                               Chicago, IL 60602
                                               Attn: Jon Wasserman
                                               Telephone No.: (312) 269-8000
                                               Fax No.: (312) 269-1747

    Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.3.

    11.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

    11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Parent contained in this Agreement and schedules and certificates executed or delivered pursuant to this Agreement, will survive the Effective Time, but any claims for breach thereof may only be made on or before the first yearly anniversary of the Closing.

    11.6 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of INT'L.com, Merger Sub and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment by Merger Sub or Parent, on the one hand, or by INT'L.com, on the other hand, in violation of this Section 11.6 will be voidable and will entitle INT'L.com or Parent, respectively, to terminate this Agreement at its option.

    11.7 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to this Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

    11.8 AMENDMENT. This Agreement may not be amended except by an instrument in writing executed by INT'L.com, Merger Sub and Parent.

    11.9 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed and without prejudice to the rights of any other party: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

    11.10 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

    11.11 KNOWLEDGE. For purposes of this Agreement, the term "KNOWLEDGE" (including any derivation thereof such as "know" or "knowing", and similar such as "aware" and regardless of whether such word starts with an initial capital) in reference to INT'L.com or any Subsidiary will mean the knowledge of the directors and executive officers of INT'L.com or such Subsidiary as the case may be, and in reference to Parent or any Subsidiary will mean the knowledge of the directors and executive officers of Parent or such Subsidiary as the case may be.

    11.12 TRANSFER, SALES, DOCUMENTARY, STAMP AND OTHER SIMILAR TAXES. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of INT'L.com with respect to which such Tax relates. At Parent's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this
Section 11.12. Any amounts so withheld will be promptly remitted to the appropriate taxing authority.

    11.13 ACKNOWLEDGEMENT. Parent and INT'L.com hereby acknowledge and agree that: (i) the promissory notes described in Section 2.9(ii) were issued pursuant to Section 5.6 of the Parent Disclosure Schedule and Section 3.8(a) of the INT'L.com Disclosure Schedule, (ii) Parent has received the INT'L.com financial projections dated as of March 25, 2000 and (iii) the promissory notes described in Section 2.9(iii) will count as $2 million of the $3 million of additional indebtedness permitted to be incurred by INT'L.com pursuant to Section 5.6 of the Parent Disclosure Schedule without resulting in a material adverse effect on the Business Condition of INT'L.com. Parent hereby acknowledges that pursuant to
Section 8.2(b) INT'L.com may incur additional indebtedness of up to $1 million and, in accordance with Section 5.6 of the Parent Disclosure Schedule, such $1 million of additional indebtedness shall not result in a material adverse effect on the Business Condition of INT'L.com if such additional indebtedness is treated as a Debt Adjustment Amount.

          (THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                               SIGNATURE PAGE TO
                      AGREEMENT AND PLAN OF REORGANIZATION

    IN WITNESS WHEREOF, Parent, Merger Sub and, INT'L.com have executed this Agreement as of the date first written above.

LIONBRIDGE TECHNOLOGIES, INC.                   INT'L.COM, INC.

By:              /s/ RORY J. COWAN              By:             /s/ ROGER O. JEANTY
     ----------------------------------------        ----------------------------------------
                   Rory J. Cowan                                  Roger O. Jeanty
        CHIEF EXECUTIVE OFFICER & PRESIDENT                   CHIEF EXECUTIVE OFFICER

LTI ACQUISITION CORP.

By:              /s/ RORY J. COWAN
     ----------------------------------------
                   Rory J. Cowan
        CHIEF EXECUTIVE OFFICER & PRESIDENT

                                                                         ANNEX B

STRICTLY CONFIDENTIAL

                                              January 19, 2000

The Board of Directors
Lionbridge Technologies, Inc.
950 Winter Street
Waltham, MA 02451

Members of the Board of Directors:

    We understand that INT'L.com, Inc. ("INT'L.com"), Lionbridge
Technologies, Inc. (the "Company") and LTI Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, Merger Sub shall merge with and into INT'L.com and INT'L.com shall be the surviving corporation (the "Merger"). In the Merger, each outstanding share of INT'L.com's Series A common stock, par value $0.01 per share ("Series A common stock"), Series B common stock, par value $0.01 per share ("Series B common stock", and together with the Series A common stock, "INT'L.com common stock"), Series A preferred stock ("Series A Preferred Stock"), Series B preferred stock ("Series B Preferred Stock", and together with the Series A common stock, Series B common stock and Series A Preferred Stock, the "INT'L.com Capital Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive that number of shares of the Company's common stock, par value $0.01 per share ("Company common stock") that equals the quotient obtained by dividing (i) the Modified Share Amount by (ii) the sum of (a) the number of outstanding shares of INT'L.com Capital Stock outstanding immediately prior to the effective time of the Merger plus (b) the number of shares of INT'L.com common stock issuable upon the exercise or conversion of all the rights, warrants or options to acquire INT'L.com Capital Stock other than the convertible notes described below (the "Conversion Ratio"). The "Modified Share Amount" means 8,500,000 less (i) the number of Note Payment Shares, (ii) the number of Debt Payment Shares and (iii) such number of shares of Company common stock having a value equal to any expenses in connection with the Merger borne by the stockholders of INT'L.com pursuant to Section 7.4 of the Agreement using the Company Average Closing Price (as defined below). "Note Payment Shares" means the quotient determined by dividing (i) $2,000,000 plus any interest accrued on INT'L.com's outstanding convertible notes dated August 20, 1999 as of the closing of the Merger by (ii) the average closing price of the Company common stock over the twenty trading days ending two days prior to the date of the Agreement (the "Company's Average Closing Price"). "Debt Payment Shares" means the quotient determined by dividing (i) the aggregate amount of any indebtedness incurred by INT'L.com in contravention of Section 5.6 of the Agreement plus any accrued interest thereon as of the Closing of the Merger by
(ii) the Company's Average Closing Price. As of January 19, 2000, the Conversion Ratio was calculated to be 0.7672.

    In addition, each share of INT'L.com's Series C preferred stock, par value $0.01 per share ("Series C Preferred Stock"), outstanding immediately prior to the effective time of the Merger will be converted into the right to receive that number of shares of Company common stock that equals the quotient obtained by dividing (i) the quotient determined by dividing the Series C Base Amount by the Company's Average Closing Price by (ii) the number of shares of Series C Preferred Stock outstanding immediately prior to the effective time of the Merger. The "Series C Base Amount" means the aggregate accrued liquidation preference of the Series C Preferred Stock as of the closing of the Merger. Each share of INT'L.com's Series D preferred stock, par value $0.01 per share ("Series D Preferred Stock"), outstanding immediately prior to the effective time of the Merger will be converted into the right to receive that number of shares of Company common stock that equals the quotient obtained by dividing
(i) the quotient determined by dividing the Series D Base Amount by the

Company's Average Closing Price by (ii) the number of shares of Series D Preferred Stock outstanding immediately prior to the effective time of the Merger. The "Series D Base Amount" means the aggregate accrued liquidation preference of the Series D Preferred Stock as of the closing of the Merger.

    You have requested our opinion as to the fairness from a financial point of view of the Conversion Ratio to the Company.

    In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors we deemed relevant under the circumstances, including:

 (i) a draft, dated January 18, 2000, of the Agreement;

 (ii) certain publicly available historical financial and operating data for the Company including, but not limited to (i) the Registration Statement, as amended, filed on August 20, 1999 and (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;

 (iii) certain information relating to the Company, including projected balance sheets, income statements and statements of cash flow for the fiscal years ending December 31, 1998 through December 31, 2002, prepared by the management of the Company;

 (iv) historical stock market prices and trading volumes for Company common stock;

 (v) certain information relating to INT'L.com, including a projected income statement for the fiscal year ending December 31, 2000, prepared by the management of INT'L.com and adjusted by the management of the Company;

 (vi) certain information relating to INT'L.com, including projected balance sheets, income statements and statements of cash flow for the fiscal years ending December 31, 2001 and December 31, 2002, prepared by the management of INT'L.com;

 (vii) certain historical pro forma financial statements relating to INT'L.com and its subsidiaries for the calendar years ended December 31, 1997 through December 31, 1999 and for the nine month periods ended
       September 30, 1998 and September 30, 1999, prepared by the management of INT'L.com;

(viii) audited consolidated balance sheets, income statements and statements of cash flow for IC Global Services, Inc. and its subsidiaries as of December 31, 1997 and February 28, 1999;

 (ix) audited consolidated balance sheets, income statements and statements of cash flow for International Language Engineering Corporation and its subsidiaries as of December 28, 1997 and December 27, 1998;

 (x) audited and compiled balance sheets, income statements and statements of cash flow for Direct Language Communications, Inc. for the years ended February 28, 1997 and February 28, 1998, respectively;

 (xi) publicly available financial, operating, and stock market data concerning certain companies engaged in business we deemed reasonably similar to INT'L.com and the Company;

 (xii) the financial terms of certain recent transactions we deemed relevant to our inquiry; and

(xiii) the pro forma financial impact of the Merger on the Company's earnings for the calendar year ending December 31, 2000.

    We have assumed, with your consent, that the draft of the Agreement which we reviewed (and referred to above) will conform in all material respects to that document when in final form.

    We have met with senior management of the Company and INT'L.com to discuss
(i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies and (iv) such other matters that we deemed relevant.

    In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the Company and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or INT'L.com. With respect to certain financial forecasts provided to us by the Company, we have assumed that such information represents the Company's management's best currently available estimate as to the future financial performance of the Company and INT'L.com. Our opinion is predicated on the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion does not address nor should it be construed to address the conversion of the Series C Preferred Stock, Series D Preferred Stock and the Convertible Promissory Notes. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

    Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which the Company's common stock will trade following consummation of the Merger.

    As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive an advisory fee for such services, which part of the fee is contingent upon the consummation of the Merger. In the past, we have provided financing services to the Company and have received fees for such services. In the ordinary course of business we may actively trade the shares of the Company's common stock for our own account and for the accounts of customers accordingly, may at any time hold a long or short position in such securities. We also provide equity research coverage regarding the Company.

    This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Conversion Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Prudential Securities Incorporated

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW

SEC. 262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the work "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Lionbridge's second amended and restated charter and amended and restated by-laws provide for indemnification of Lionbridge's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Lionbridge and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Lionbridge's second amended and restated charter and amended and restated by-laws filed as Exhibits 3.1 and
3.2 hereto, respectively.

    In addition, Lionbridge has an existing directors and officers liability insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (A) EXHIBITS.


EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
           2.1              Stock Purchase Agreement dated as of January 2, 1998 by and among Lionbridge, Japanese Language Services, Inc., Carl J.
                            Kay and Yoko I. Kay (filed as Exhibit 2.1 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
           2.2              Stock Purchase Agreement dated as of January 6, 1999 among
                            VeriTest, Inc., the shareholders of VeriTest listed on the signature pages thereto and Lionbridge (filed as Exhibit 2.2 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
     3.1, 4.1               Second Amended and Restated Certificate of Incorporation of
                            Lionbridge (filed as Exhibit 3.2 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
     3.2, 4.2               Form of Amended and Restated By-laws of Lionbridge (filed as
                            Exhibit 3.4 to the Registration Statement on Form S-1 (File
                            No. 333-81233) and incorporated herein by reference).
           4.3              Specimen Certificate for shares of Lionbridge's Common Stock
                            (filed as Exhibit 4.3 to the Registration Statement on Form
                            S-1 (File No. 333-81233) and incorporated herein by
                            reference).
           5.1+             Opinion of Testa, Hurwitz & Thibeault, LLP regarding the
                            legality of the securities being issued.
           8.1+             Opinion of Neal, Gerber & Eisenberg regarding certain tax
                            matters.
          10.1**            1998 Stock Plan (filed as Exhibit 10.1 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.2**            1999 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Registration Statement on Form S-1 (File No. 333-81233)
                            and incorporated herein by reference).
          10.3              Lease dated as of February 13, 1997 between Shorenstein
                            Management, Inc., as Trustee of SRI Two Realty Trust, and
                            Lionbridge Technologies, Inc. (filed as Exhibit 10.3 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
          10.4**            Employment Agreement dated as of December 23, 1996 between
                            Lionbridge Technologies, Inc. and Rory J. Cowan (filed as
                            Exhibit 10.4 to the Registration Statement on Form S-1 (File
                            No. 333-81233) and incorporated herein by reference).

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
          10.5**            Employment Agreement dated as of February 24, 1997 between
                            Lionbridge Technologies, Inc. and Myriam Martin-Kail (filed as Exhibit 10.5 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.6**            Employment Agreement dated as of February 11, 1997 between
                            Lionbridge Technologies, Inc. and Stephen J. Lifshatz (filed as Exhibit 10.6 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.7**            Employment Agreement dated as of February 28, 1997 between
                            Lionbridge Technologies, Inc. and Peter Wright (filed as
                            Exhibit 10.7 to the Registration Statement on Form S-1 (File
                            No. 333-81233) and incorporated herein by reference).
          10.8              Second Restated Registration Rights Agreement dated as of
                            February 26, 1999 by and among Lionbridge, Capital Resource
                            Lenders III, L.P., Morgan Stanley Venture Capital Fund II
                            Annex, L.P., Morgan Stanley Venture Investors Annex, L.P and
                            each of the other parties listed on the signature pages
                            thereto (filed as Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.9              Loan Agreement dated as of September 26, 1997 by and between
                            Silicon Valley Bank and Lionbridge Technologies Holdings
                            B.V. and Lionbridge Technologies B.V. (filed as Exhibit 10.9 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
          10.10             Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies, Inc. of Shares in the Capital of Lionbridge
                            Technologies Holdings B.V. in favor of Silicon Valley Bank
                            (filed as Exhibit 10.10 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
          10.11             Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies Holdings B.V. of Shares in the Capital of
                            Lionbridge Technologies B.V. in favor of Silicon Valley Bank
                            (filed as Exhibit 10.11 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
          10.12             Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies B.V. of Accounts Receivable of Lionbridge
                            Technologies B.V. in favor of Silicon Valley Bank (filed as
                            Exhibit 10.12 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.13             Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies Holdings B.V. of Accounts Receivable of
                            Lionbridge Technologies Holdings B.V. in favor of Silicon
                            Valley Bank (filed as Exhibit 10.13 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.14             Letter of Deposit dated as of September 26, 1997 of
                            Lionbridge Technologies Holdings B.V. and Rory Cowan to
                            Silicon Valley Bank (filed as Exhibit 10.14 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
          10.15             Security Agreement dated as of September 26, 1997 between
                            Lionbridge Technologies, Inc. and Silicon Valley Bank (filed as Exhibit 10.15 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.16             Guarantee dated as of September 26, 1997 made by Lionbridge
                            Technologies Ireland in favor of Silicon Valley Bank (filed as Exhibit 10.16 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.17             Debenture dated as of September 26, 1997 between Lionbridge
                            Technologies Ireland and Silicon Valley Bank (filed as
                            Exhibit 10.17 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.18             Loan Document Modification Agreement Number 1 dated as of
                            May 21, 1998 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V. and Silicon Valley Bank
                            (filed as Exhibit 10.18 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
          10.19             Pledge Agreement dated as of May 21, 1998 between Lionbridge
                            Technologies Holdings B.V. and Silicon Valley Bank regarding capital stock of Lionbridge Technologies (France) (filed as
                            Exhibit 10.19 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.20             Warrant to Purchase Common Stock of Lionbridge dated as of
                            May 21, 1998 issued to Silicon Valley Bancshares (filed as
                            Exhibit 10.20 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.21             Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley Bank regarding capital stock of
                            Lionbridge Technologies California, Inc. (filed as Exhibit
                            10.21 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
          10.22             Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley Bank regarding capital stock of Japanese
                            Language Services, Inc. (filed as Exhibit 10.22 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
          10.23             Amended and Restated Guarantee dated as of May 21, 1998 made by Lionbridge Technologies, Inc. in favor of Silicon Valley
                            Bank (filed as Exhibit 10.23 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.24             Guarantee dated as of May 21, 1998 made by Japanese Language
                            Services, Inc. in favor of Silicon Valley Bank (filed as
                            Exhibit 10.24 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.25             Pledge Agreement dated as of May 21, 1998 between Japanese
                            Language Services, Inc. and Silicon Valley Bank regarding
                            capital stock of Lionbridge Japan K.K. (filed as Exhibit
                            10.25 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
          10.26             Security Agreement dated as of May 21, 1998 between Japanese
                            Language Services, Inc. and Silicon Valley Bank (filed as
                            Exhibit 10.26 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.27             Guarantee dated as of May 21, 1998 made by Lionbridge Japan
                            K.K. in favor of Silicon Valley Bank (filed as Exhibit 10.27 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
          10.28             Guarantee dated as of May 21, 1998 made by Lionbridge
                            Technologies California, Inc. in favor of Silicon Valley
                            Bank (filed as Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.29             Security Agreement dated as of May 21, 1998 between
                            Lionbridge Technologies California, Inc. and Silicon Valley
                            Bank (filed as Exhibit 10.29 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.30             First Demand Guarantee dated as of May 21, 1998 made by
                            Lionbridge Technologies (France) in favor of Silicon Valley
                            Bank (filed as Exhibit 10.30 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.31             Loan Document Modification Agreement Number 2 dated as of
                            February 25, 1999 by and among Lionbridge Technologies
                            Holdings B.V., Lionbridge Technologies B.V., Lionbridge
                            Technologies, Inc. and Silicon Valley Bank (filed as Exhibit
                            10.31 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
          10.32             Lease dated as of January 1, 1998 between Corke Abbey
                            Investments Limited and Lionbridge Technologies Ireland
                            (filed as Exhibit 10.36 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
          10.33             Lease dated as of March 1, 1991 between Corke Abbey
                            Investments and Andrews Travel Consultants Limited;
                            Assignment to European Language Translations Limited as of
                            March 12, 1993 (filed as Exhibit 10.37 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.34             Lease dated as of September 14, 1990 between Corke Abbey
                            Investments Limited and European Language Translations
                            Limited (filed as Exhibit 10.38 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.35             Agreement dated as of December 4, 1998 between the
                            Industrial Development Agency (Ireland) and Lionbridge
                            (filed as Exhibit 10.39 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
          10.36             Loan Document Modification Agreement Number 3 dated as of
                            May 20, 1999 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V. and Silicon Valley Bank
                            (filed as Exhibit 10.40 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
          10.37**           Form of Non-Competition Agreement as entered into between
                            Lionbridge and each of Rory J. Cowan, Stephen J. Lifshatz, and Peter Wright (filed as Exhibit 10.41 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
          10.38             Loan Document Modification Agreement Number 4 dated as of
                            July 16, 1999 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V., Lionbridge America,
                            Inc., and Silicon Valley Bank (filed as Exhibit 10.43 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
          10.39             Senior Subordinated Note Purchase Agreement by and among
                            Lionbridge, Morgan Stanley Venture Capital Fund II Annex,
                            L.P. and Morgan Stanley Venture Investors Annex, L.P. dated as of March 9, 1999 (filed as Exhibit 10.44 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
          10.40             Senior Subordinated Note Purchase Agreement by and among
                            Lionbridge Technologies Holdings B.V., Morgan Stanley
                            Venture Capital Fund II Annex, L.P. and Morgan Stanley
                            Venture Investors Annex, L.P. dated as of March 9, 1999
                            (filed as Exhibit 10.45 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
          10.41             First Amended and Restated Senior Subordinated Note Purchase
                            Agreement by and between Lionbridge and Capital Resource
                            Lenders III, L.P. dated as of February 26, 1999 (filed as
                            Exhibit 10.46 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.42             Senior Subordinated Note Purchase Agreement by and between
                            Lionbridge Technologies Holdings B.V. and Capital Resource
                            Lenders III, L.P. dated as of February 26, 1999 (filed as
                            Exhibit 10.47 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.43             Form of Senior Subordinated Promissory Notes issued pursuant to Senior Subordinated Note Purchase Agreements (filed as
                            Exhibit 10.48 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
          10.44             Letter Agreements amending each of the Senior Subordinated
                            Note Purchase Agreements (filed as Exhibit 10.49 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
          10.45             Loan Document Modification Agreement Number 5 dated as of
                            September 20, 1999 by and among Lionbridge Technologies
                            Holdings B.V., Lionbridge Technologies B.V., Lionbridge and
                            Silicon Valley Bank (filed as Exhibit 10.1 to the Quarterly
                            Report on Form 10-Q (File No. 000-26933) for the quarter
                            ended September 30, 1999 and incorporated herein by
                            reference).

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
          10.46             Loan Document Modification Agreement Number 6 dated as of
                            December 20, 1999 by and among Lionbridge Technologies
                            Holdings B.V., Lionbridge Technologies B.V., Lionbridge and
                            Silicon Valley Bank (filed as Exhibit 10.46 to the Annual
                            Report on Form 10-K (File No. 000-26933) for the year ended
                            December 31, 1999 and incorporated herein by reference).
          10.47             First Amendment to lease dated as of June 29, 1999 between
                            Bay Colony Corporate Center LLC and Lionbridge (filed as
                            Exhibit 10.48 to the Annual Report on Form 10-K (File No.
                            000-26933) for the year ended December 31, 1999 and
                            incorporated herein by reference).
          10.48             Second Amendment to lease dated as of December 10, 1999
                            between Bay Colony Corporate Center LLC and Lionbridge
                            (filed as Exhibit 10.49 to the Annual Report on Form 10-K
                            (File No. 000-26933) for the year ended December 31, 1999
                            and incorporated herein by reference).
          10.49*            Loan Document Modification Agreement Number 7 dated as of
                            March 20, 2000 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V., Lionbridge and Silicon
                            Valley Bank.
          10.50*            Amended and Restated Promissory Note dated as of March 20,
                            2000 payable to Silicon Valley Bank.
          10.51*,**         Employment Agreement dated March 29, 2000 between Lionbridge and Roger O. Jeanty.
          10.52*,**         Non-Competition Agreement dated March 28, 2000 between
                            Lionbridge and Roger O. Jeanty.
          10.53*            Amended and Restated Agreement and Plan of Reorganization
                            dated March 30, 2000 by and among Lionbridge, LTI
                            Acquisition Corp. and INT'L.com, Inc.
          10.54*            Agreement and Plan of Reorganization dated March 30, 2000 by and among Lionbridge, HT Acquisition Corp. and Harvard
                            Translations, Inc.
          21.1              Subsidiaries of Lionbridge (filed as Exhibit 21.1 to the
                            Annual Report on Form 10-K (File No. 000-26933) for the year ended December 31, 1999 and incorporated herein by
                            reference).
          23.1+             Consent of PricewaterhouseCoopers LLP.
          23.2+             Consent of Arthur Andersen LLP.
          23.3+             Consent of Testa, Hurwitz & Thibeault, LLP (included in
                            Exhibit 5.1).
          23.4+             Consent of Neal, Gerber & Eisenberg (included in Exhibit
                            8.1).
          23.5+             Consent of KPMG LLP.
          24.1*             Power of Attorney (included in signature page).
          99.1*             Form of Lionbridge Proxy.
          99.2*             Form of INT'L.com Proxy.


------------------------


*   Previously filed.


** Indicates a management contract or compensatory plan, contract or arrangement required to be filed as an Exhibit pursuant to Item 14(c).


+   Filed herewith.


        (b)  FINANCIAL STATEMENT SCHEDULES.

    None.

        (c)  ITEM 4(B) INFORMATION.

    The opinion of Prudential Securities Incorporated is included as Annex to the joint proxy statement/prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

(1) The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on the 19th day of April 2000.



                                                               LIONBRIDGE TECHNOLOGIES, INC.
                                                                        (Registrant)
Date: April 19, 2000
                                                       By:           /s/ STEPHEN J. LIFSHATZ
                                                            -----------------------------------------
                                                                       Stephen J. Lifshatz
                                                                      SENIOR VICE PRESIDENT,
                                                                     CHIEF FINANCIAL OFFICER
                                                                   (DULY AUTHORIZED OFFICER AND
                                                                   PRINCIPAL FINANCIAL OFFICER)



                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE(S)                    DATE
                      ---------                                   --------                    ----
                                                       President, Chief Executive
                          *                              Officer and Chairman of the
     -------------------------------------------         Board (Principal Executive    April 19, 2000
                    Rory J. Cowan                        Officer)

                                                       Senior Vice President, Chief
               /s/ STEPHEN J. LIFSHATZ                   Financial Officer, Treasurer
     -------------------------------------------         and Secretary (Principal      April 19, 2000
                 Stephen J. Lifshatz                     Financial and Accounting
                                                         Officer)

                          *                            Director
     -------------------------------------------                                       April 19, 2000
                  Marcia J. Hooper

                          *                            Director
     -------------------------------------------                                       April 19, 2000
                  Guy L. De Chazal

                          *                            Director
     -------------------------------------------                                       April 19, 2000
                   Claude P. Sheer

                          *                            Director
     -------------------------------------------                                       April 19, 2000
                    Paul Kavanagh



*By:                 /s/ STEPHEN J. LIFSHATZ
             --------------------------------------
                       Stephen J. Lifshatz
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
          2.1               Stock Purchase Agreement dated as of January 2, 1998 by and among Lionbridge, Japanese Language Services, Inc., Carl J.
                            Kay and Yoko I. Kay (filed as Exhibit 2.1 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
          2.2               Stock Purchase Agreement dated as of January 6, 1999 among
                            VeriTest, Inc., the shareholders of VeriTest listed on the signature pages thereto and Lionbridge (filed as Exhibit 2.2 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
     3.1, 4.1               Second Amended and Restated Certificate of Incorporation of
                            Lionbridge (filed as Exhibit 3.2 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
     3.2, 4.2               Form of Amended and Restated By-laws of Lionbridge (filed as
                            Exhibit 3.4 to the Registration Statement on Form S-1 (File
                            No. 333-81233) and incorporated herein by reference).
          4.3               Specimen Certificate for shares of Lionbridge's Common Stock
                            (filed as Exhibit 4.3 to the Registration Statement on Form
                            S-1 (File No. 333-81233) and incorporated herein by
                            reference).
          5.1+              Opinion of Testa, Hurwitz & Thibeault, LLP regarding the
                            legality of the securities being issued.
          8.1+              Opinion of Neal, Gerber & Eisenberg regarding certain tax
                            matters.
         10.1**             1998 Stock Plan (filed as Exhibit 10.1 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.2**             1999 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Registration Statement on Form S-1 (File No. 333-81233)
                            and incorporated herein by reference).
         10.3               Lease dated as of February 13, 1997 between Shorenstein
                            Management, Inc., as Trustee of SRI Two Realty Trust, and
                            Lionbridge Technologies, Inc. (filed as Exhibit 10.3 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
         10.4**             Employment Agreement dated as of December 23, 1996 between
                            Lionbridge Technologies, Inc. and Rory J. Cowan (filed as
                            Exhibit 10.4 to the Registration Statement on Form S-1 (File
                            No. 333-81233) and incorporated herein by reference).
         10.5**             Employment Agreement dated as of February 24, 1997 between
                            Lionbridge Technologies, Inc. and Myriam Martin-Kail (filed as Exhibit 10.5 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.6**             Employment Agreement dated as of February 11, 1997 between
                            Lionbridge Technologies, Inc. and Stephen J. Lifshatz (filed as Exhibit 10.6 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.7**             Employment Agreement dated as of February 28, 1997 between
                            Lionbridge Technologies, Inc. and Peter Wright (filed as
                            Exhibit 10.7 to the Registration Statement on Form S-1 (File
                            No. 333-81233) and incorporated herein by reference).
         10.8               Second Restated Registration Rights Agreement dated as of
                            February 26, 1999 by and among Lionbridge, Capital Resource
                            Lenders III, L.P., Morgan Stanley Venture Capital Fund II
                            Annex, L.P., Morgan Stanley Venture Investors Annex, L.P and
                            each of the other parties listed on the signature pages
                            thereto (filed as Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.9               Loan Agreement dated as of September 26, 1997 by and between
                            Silicon Valley Bank and Lionbridge Technologies Holdings
                            B.V. and Lionbridge Technologies B.V. (filed as Exhibit 10.9 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
         10.10              Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies, Inc. of Shares in the Capital of Lionbridge
                            Technologies Holdings B.V. in favor of Silicon Valley Bank
                            (filed as Exhibit 10.10 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
         10.11              Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies Holdings B.V. of Shares in the Capital of
                            Lionbridge Technologies B.V. in favor of Silicon Valley Bank
                            (filed as Exhibit 10.11 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
         10.12              Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies B.V. of Accounts Receivable of Lionbridge
                            Technologies B.V. in favor of Silicon Valley Bank (filed as
                            Exhibit 10.12 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.13              Deed of Pledge dated as of September 26, 1997 by Lionbridge
                            Technologies Holdings B.V. of Accounts Receivable of
                            Lionbridge Technologies Holdings B.V. in favor of Silicon
                            Valley Bank (filed as Exhibit 10.13 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.14              Letter of Deposit dated as of September 26, 1997 of
                            Lionbridge Technologies Holdings B.V. and Rory Cowan to
                            Silicon Valley Bank (filed as Exhibit 10.14 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
         10.15              Security Agreement dated as of September 26, 1997 between
                            Lionbridge Technologies, Inc. and Silicon Valley Bank (filed as Exhibit 10.15 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.16              Guarantee dated as of September 26, 1997 made by Lionbridge
                            Technologies Ireland in favor of Silicon Valley Bank (filed as Exhibit 10.16 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.17              Debenture dated as of September 26, 1997 between Lionbridge
                            Technologies Ireland and Silicon Valley Bank (filed as
                            Exhibit 10.17 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.18              Loan Document Modification Agreement Number 1 dated as of
                            May 21, 1998 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V. and Silicon Valley Bank
                            (filed as Exhibit 10.18 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
         10.19              Pledge Agreement dated as of May 21, 1998 between Lionbridge
                            Technologies Holdings B.V. and Silicon Valley Bank regarding capital stock of Lionbridge Technologies (France) (filed as
                            Exhibit 10.19 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.20              Warrant to Purchase Common Stock of Lionbridge dated as of
                            May 21, 1998 issued to Silicon Valley Bancshares (filed as
                            Exhibit 10.20 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.21              Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley Bank regarding capital stock of
                            Lionbridge Technologies California, Inc. (filed as Exhibit
                            10.21 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
         10.22              Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley Bank regarding capital stock of Japanese
                            Language Services, Inc. (filed as Exhibit 10.22 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
         10.23              Amended and Restated Guarantee dated as of May 21, 1998 made by Lionbridge Technologies, Inc. in favor of Silicon Valley
                            Bank (filed as Exhibit 10.23 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
         10.24              Guarantee dated as of May 21, 1998 made by Japanese Language
                            Services, Inc. in favor of Silicon Valley Bank (filed as
                            Exhibit 10.24 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.25              Pledge Agreement dated as of May 21, 1998 between Japanese
                            Language Services, Inc. and Silicon Valley Bank regarding
                            capital stock of Lionbridge Japan K.K. (filed as Exhibit
                            10.25 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
         10.26              Security Agreement dated as of May 21, 1998 between Japanese
                            Language Services, Inc. and Silicon Valley Bank (filed as
                            Exhibit 10.26 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.27              Guarantee dated as of May 21, 1998 made by Lionbridge Japan
                            K.K. in favor of Silicon Valley Bank (filed as Exhibit 10.27 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
         10.28              Guarantee dated as of May 21, 1998 made by Lionbridge
                            Technologies California, Inc. in favor of Silicon Valley
                            Bank (filed as Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.29              Security Agreement dated as of May 21, 1998 between
                            Lionbridge Technologies California, Inc. and Silicon Valley
                            Bank (filed as Exhibit 10.29 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.30              First Demand Guarantee dated as of May 21, 1998 made by
                            Lionbridge Technologies (France) in favor of Silicon Valley
                            Bank (filed as Exhibit 10.30 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.31              Loan Document Modification Agreement Number 2 dated as of
                            February 25, 1999 by and among Lionbridge Technologies
                            Holdings B.V., Lionbridge Technologies B.V., Lionbridge
                            Technologies, Inc. and Silicon Valley Bank (filed as Exhibit
                            10.31 to the Registration Statement on Form S-1 (File No.
                            333-81233) and incorporated herein by reference).
         10.32              Lease dated as of January 1, 1998 between Corke Abbey
                            Investments Limited and Lionbridge Technologies Ireland
                            (filed as Exhibit 10.36 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
         10.33              Lease dated as of March 1, 1991 between Corke Abbey
                            Investments and Andrews Travel Consultants Limited;
                            Assignment to European Language Translations Limited as of
                            March 12, 1993 (filed as Exhibit 10.37 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.34              Lease dated as of September 14, 1990 between Corke Abbey
                            Investments Limited and European Language Translations
                            Limited (filed as Exhibit 10.38 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.35              Agreement dated as of December 4, 1998 between the
                            Industrial Development Agency (Ireland) and Lionbridge
                            (filed as Exhibit 10.39 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
         10.36              Loan Document Modification Agreement Number 3 dated as of
                            May 20, 1999 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V. and Silicon Valley Bank
                            (filed as Exhibit 10.40 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
         10.37**            Form of Non-Competition Agreement as entered into between
                            Lionbridge and each of Rory J. Cowan, Stephen J. Lifshatz, and Peter Wright (filed as Exhibit 10.41 to the Registration
                            Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).
         10.38              Loan Document Modification Agreement Number 4 dated as of
                            July 16, 1999 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V., Lionbridge America,
                            Inc., and Silicon Valley Bank (filed as Exhibit 10.43 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
         10.39              Senior Subordinated Note Purchase Agreement by and among
                            Lionbridge, Morgan Stanley Venture Capital Fund II Annex,
                            L.P. and Morgan Stanley Venture Investors Annex, L.P. dated as of March 9, 1999 (filed as Exhibit 10.44 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
         10.40              Senior Subordinated Note Purchase Agreement by and among
                            Lionbridge Technologies Holdings B.V., Morgan Stanley
                            Venture Capital Fund II Annex, L.P. and Morgan Stanley
                            Venture Investors Annex, L.P. dated as of March 9, 1999
                            (filed as Exhibit 10.45 to the Registration Statement on
                            Form S-1 (File No. 333-81233) and incorporated herein by
                            reference).
         10.41              First Amended and Restated Senior Subordinated Note Purchase
                            Agreement by and between Lionbridge and Capital Resource
                            Lenders III, L.P. dated as of February 26, 1999 (filed as
                            Exhibit 10.46 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.42              Senior Subordinated Note Purchase Agreement by and between
                            Lionbridge Technologies Holdings B.V. and Capital Resource
                            Lenders III, L.P. dated as of February 26, 1999 (filed as
                            Exhibit 10.47 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.43              Form of Senior Subordinated Promissory Notes issued pursuant to Senior Subordinated Note Purchase Agreements (filed as
                            Exhibit 10.48 to the Registration Statement on Form S-1
                            (File No. 333-81233) and incorporated herein by reference).
         10.44              Letter Agreements amending each of the Senior Subordinated
                            Note Purchase Agreements (filed as Exhibit 10.49 to the
                            Registration Statement on Form S-1 (File No. 333-81233) and
                            incorporated herein by reference).
         10.45              Loan Document Modification Agreement Number 5 dated as of
                            September 20, 1999 by and among Lionbridge Technologies
                            Holdings B.V., Lionbridge Technologies B.V., Lionbridge and
                            Silicon Valley Bank (filed as Exhibit 10.1 to the Quarterly
                            Report on Form 10-Q (File No. 000-26933) for the quarter
                            ended September 30, 1999 and incorporated herein by
                            reference).
         10.46              Loan Document Modification Agreement Number 6 dated as of
                            December 20, 1999 by and among Lionbridge Technologies
                            Holdings B.V., Lionbridge Technologies B.V., Lionbridge and
                            Silicon Valley Bank (filed as Exhibit 10.46 to the Annual
                            Report on Form 10-K (File No. 000-26933) for the year ended
                            December 31, 1999 and incorporated herein by reference).
         10.47              First Amendment to lease dated as of June 29, 1999 between
                            Bay Colony Corporate Center LLC and Lionbridge (filed as
                            Exhibit 10.48 to the Annual Report on Form 10-K (File No.
                            000-26933) for the year ended December 31, 1999 and
                            incorporated herein by reference).
         10.48              Second Amendment to lease dated as of December 10, 1999
                            between Bay Colony Corporate Center LLC and Lionbridge
                            (filed as Exhibit 10.49 to the Annual Report on Form 10-K
                            (File No. 000-26933) for the year ended December 31, 1999
                            and incorporated herein by reference).
         10.49*             Loan Document Modification Agreement Number 7 dated as of
                            March 20, 2000 by and among Lionbridge Technologies Holdings
                            B.V., Lionbridge Technologies B.V., Lionbridge and Silicon
                            Valley Bank.
         10.50*             Amended and Restated Promissory Note dated as of March 20,
                            2000 payable to Silicon Valley Bank.
         10.51*,**          Employment Agreement dated March 29, 2000 between Lionbridge and Roger O. Jeanty.
         10.52*,**          Non-Competition Agreement dated March 28, 2000 between
                            Lionbridge and Roger O. Jeanty.
         10.53*             Amended and Restated Agreement and Plan of Reorganization
                            dated March 30, 2000 by and among Lionbridge, LTI
                            Acquisition Corp. and INT'L.com, Inc.

EXHIBIT NO.                                           EXHIBIT
-----------                                           -------
         10.54*             Agreement and Plan of Reorganization dated March 30, 2000 by and among Lionbridge, HT Acquisition Corp. and Harvard
                            Translations, Inc.
         21.1               Subsidiaries of Lionbridge (filed as Exhibit 21.1 to the
                            Annual Report on Form 10-K (File No. 000-26933) for the year ended December 31, 1999 and incorporated herein by
                            reference).
         23.1+              Consent of PricewaterhouseCoopers LLP.
         23.2+              Consent of Arthur Andersen LLP.
         23.3+              Consent of Testa, Hurwitz & Thibeault, LLP (included in
                            Exhibit 5.1).
         23.4+              Consent of Neal, Gerber & Eisenberg (included in Exhibit
                            8.1).
         23.5+              Consent of KPMG LLP.
         24.1*              Power of Attorney (included in signature page).
         99.1*              Form of Lionbridge Proxy.
         99.2*              Form of INT'L.com Proxy.


------------------------


*   Previously filed.


** Indicates a management contract or compensatory plan, contract or arrangement required to be filed as an Exhibit pursuant to Item 14(c).


+   Filed herewith.